Exhibit 10.1

Execution Version

SYNDICATED FACILITY AGREEMENT

Dated as of May 12, 2021

among

CORONADO GLOBAL RESOURCES INC.,
as Holdings,

CORONADO AUSTRALIA HOLDINGS PTY LTD,
as Australian Parent

CORONADO FINANCE PTY LTD,
as Australian Borrower

CORONADO COAL CORPORATION,
as U.S. Borrower

THE GUARANTORS PARTY HERETO

CITIBANK, N.A.,
as Administrative Agent

and

BMO HARRIS BANK N.A.,
as Co-Collateral Agent and

The Other Lenders Party Hereto

CITIBANK, N.A.,
CREDIT SUISSE SECURITIES (USA) LLC,
as Joint Lead Arrangers and Joint Bookrunners

 i

(continued)

(continued)

(continued)

SCHEDULES

1.01(a)	Guarantors
1.01(b)	Commitments and L/C Sublimit
5.06	Litigation
5.08(a)	Material Leased Real Property
5.08(b)	Material Owned Real Property
5.08(c)	Subsidiaries
5.09	Environmental Matters
5.10	Mining
5.14	Subsidiaries and Other Equity Investments; Loan Parties
5.18	Intellectual Property Matters
5.21	Labor Matters
6.20	Post-Closing Obligations
7.01	Existing Liens
7.02	Existing Indebtedness
7.03	Existing Investments
7.08	Transactions with Affiliates
11.02	Agents’ Offices, Certain Addresses for Notices

EXHIBITS
Form of
A	Borrowing Notice
B	Notice of Conversion or Continuation
C	Note
D	Swingline Loan Notice
E	Compliance Certificate
F	Assignment and Acceptance
G	Borrowing Base Certificate
H-1	Security Agreement
H-2	Australian Collateral Documents
I	Perfection Certificate
J	Perfection Certificate Supplement
K	Assumption Agreement
L	Solvency Certificate
M	U.S. Tax Compliance Certificate

 v

SYNDICATED FACILITY AGREEMENT

This SYNDICATED FACILITY AGREEMENT (this “Agreement”) is entered into as of May 12, 2021, among CORONADO GLOBAL RESOURCES INC., a Delaware corporation (“Holdings”), CORONADO COAL CORPORATION, a Delaware corporation (“U.S. Borrower”), CORONADO AUSTRALIA HOLDINGS PTY LTD (ACN 623 524 989), an Australian proprietary limited company (“Australian Parent”) and CORONADO FINANCE PTY LTD (ACN 628 668 235), an Australian proprietary limited company (“Australian Borrower” and, together with U.S. Borrower, the “Borrowers”), each Guarantor party hereto, each lender from time to time party hereto, CITIBANK, N.A. (acting through such of its Affiliates, offices or branches as it deems appropriate), as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), BMO HARRIS BANK N.A., as co-collateral agent (the “Co-Collateral Agent”), CITIBANK, N.A., as Swingline Lender, and CITIBANK, N.A., CREDIT SUISSE AG and BMO HARRIS BANK N.A., as L/C Issuers.

INTRODUCTORY STATEMENT

WHEREAS, in connection with the Transactions, the Australian Borrower will issue senior secured notes in an aggregate principal amount of $350,000,000 (the “Senior Secured Notes”);

WHEREAS, the Borrowers have requested that the Lenders extend credit in the form of a senior secured asset-based revolving credit facility consisting of Commitments in an aggregate principal amount of $100,000,000 (the “Facility”), and the Lenders and Administrative Agent are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein;

WHEREAS, Holdings will consummate an offering of an aggregate amount of $100,000,000 of shares of common stock of the Australian Borrower, of which $87,000,000 will be issued substantially concurrently with the Closing Date and the balance will be funded on or about May 31, 2021 (the “Equity Offering”); and

WHEREAS, the proceeds from the Senior Secured Notes, the Equity Offering and the Facility will be used to refinance the Australian Borrower’s existing credit facilities (the “Closing Date Refinancing”).

Accordingly, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article 1.
Definitions and Accounting Terms

Section 1.01.      Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Debt” means Funded Debt and letter of credit, bank guarantee and reimbursement obligations with respect thereto incurred by the Borrowers or any of the Guarantors hereunder.

“ABL Intercreditor Agreement” means that certain New York law governed Intercreditor Agreement, dated as of the date hereof, between the Administrative Agent and the Senior Secured Notes Trustee and acknowledged by each Loan Party.

“ABL Priority Collateral” means all rights, title and interests of each Loan Party in the following Collateral, in each case, whether now owned or existing or hereafter acquired or arising and wherever located, including, without duplication,

(a)          all rights of each Loan Party to receive moneys due and to become due under or pursuant to the following,

(b)          all rights of each Loan Party to receive return of any premiums for or Proceeds of any insurance, indemnity, warranty or guaranty with respect to the following or to receive condemnation Proceeds with respect to the following,

(c)          all claims of each Loan Party for damages arising out of or for breach of or default under any of the following, and

(d)         all rights of each Loan Party to terminate, amend, supplement, modify or waive performance under any of the following, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder:

(i)         all Accounts, but solely for purposes of this clause (i), excluding identifiable rights to payment for any property which specifically constitutes Non-ABL Priority Collateral that has been sold, leased, licensed, assigned or otherwise disposed of; provided, however, that, for the avoidance of doubt, all rights to payment arising from any sale, lease, license, assignment or other disposition of Inventory or Goods (other than Fixtures or Equipment) or the provision of services shall constitute ABL Priority Collateral;

(ii)          all Chattel Paper;

(iii)         all intercompany indebtedness of Holdings and the other Loan Parties owed to any other Loan Party;

(iv)         all Deposit Accounts, Securities Accounts and all other demand, deposit, time, savings, cash management, passbook and similar accounts maintained with any bank or other financial institution (other than to the extent any such Deposit Accounts, Securities Accounts or other accounts solely contain identifiable Proceeds of any Non-ABL Priority Collateral) and all cash, money, securities, Instruments and other investments deposited or required to be deposited in any of the foregoing;

(v)          all Inventory and all rights to receive payments, indebtedness and other obligations which arise as a result of the sale, lease or other disposition of Inventory or Goods (in each case other than Fixtures or Equipment) or provision of services, including the right to payment of interest or finance charges and all As-Extracted Collateral;

(vi)         all cash, Money and Cash Equivalents ((A) other than identifiable Proceeds of any Non-ABL Priority Collateral and (B) including, for the avoidance of doubt, Proceeds of Credit Extensions under this Agreement);

(vii)        to the extent evidencing or governing any of the items referred to in the preceding clauses (i) through (vi), all General Intangibles (excluding Equity Interests and any Intellectual Property to the extent such Intellectual Property is not attached to or necessary to sell any item of Inventory), letters of credit and bank guarantees (whether or not the respective letter of credit or bank guarantee is evidenced by a writing), Letter-of-Credit Rights, Instruments and Documents; provided that to the extent any of the foregoing also relates to any Non-ABL Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (vi) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;

(viii)        to the extent relating to any of the items referred to in the preceding clauses (i) through (vii), all insurance; provided that to the extent any of the foregoing also relates to Non-ABL Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (vii) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;

(ix)          to the extent relating to any of the items referred to in the preceding clauses (i) through (viii), all Supporting Obligations; provided that to the extent any of the foregoing also relates to Non-ABL Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (viii) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral; provided, further, that any business interruption insurance shall be ABL Priority Collateral;

(x)           to the extent relating to any of the items referred to in the preceding clauses (i) through (ix), all Commercial Tort Claims; provided that to the extent any of the foregoing also relates to Non-ABL Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (ix) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;

(xi)          all Books and records, including all books, databases, customer lists and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing; and

(xii)         all cash Proceeds and, solely to the extent not constituting Non-ABL Priority Collateral, non-cash Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing (including all insurance Proceeds) and all collateral security, guarantees and other collateral support given by any Person with respect to any of the foregoing;

provided, however, that

(x)           if Collateral of any type is received in exchange for ABL Priority Collateral pursuant to an enforcement action or during an Insolvency Proceeding, such Collateral will be treated as ABL Priority Collateral and

(y)          if Collateral of any type is received in exchange for Non-ABL Priority Collateral pursuant to an enforcement action or during an Insolvency Proceeding, such Collateral will be treated as Non-ABL Priority Collateral.

For the avoidance of doubt, no Excluded Asset of a U.S. Loan Party and no Foreign Excluded Asset of any Loan Party that is a Foreign Subsidiary shall constitute ABL Priority Collateral.

“Acceptable Credit Support” means

(a)          a credit insurance policy satisfactory to the Administrative Agent in its Reasonable Credit Judgment (including, without limitation, as to the creditworthiness of the insurance company issuing such policy, the scope and amount of coverage, any deductibles and any other terms and conditions applicable thereto), so long as the limits and terms of such credit insurance policy are being complied with and for which the Administrative Agent is named as the beneficiary, loss payee or additional insured so as to insure that the Administrative Agent has the right to receive payments thereunder; or

(b)          an irrevocable letter of credit or bank guarantee satisfactory to the Administrative Agent in its Reasonable Credit Judgment (including, without limitation, as to the issuer or domestic confirming bank with respect thereto, and the form and substance thereof (it being understood that, at the request of the Administrative Agent, the Borrower shall cause a commercial letter of credit to be confirmed to the extent not otherwise confirmed in the ordinary course of business)), that has been delivered to the Administrative Agent and, in the case of standby letters of credit and subject to Section 6.20, is directly drawable by the Administrative Agent and, in the case of other letters of credit (together with any bills of lading or other shipping documents), remains in the possession and control of the Loan Parties free and clear of any Liens senior to those securing the Obligations.

“Accommodation Payment” has the meaning specified in Section 11.19.

“Account” has the meaning specified in the UCC and the Australian PPS Act.

“Account Debtor” has the meaning given to such term in the UCC and the Australian PPS Act.

“Accounting Change” means a change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Activities” has the meaning specified in Section 9.09(b).

“Additional Lender” has the meaning specified in Section 2.15(b).

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account of the Administrative Agent as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form reasonably acceptable to the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under direct or indirect common Control with the Person specified or any other Person that directly or indirectly owns 10% or more of any class of equity interests of the Person specified.

“Agent Affiliate” has the meaning specified in Section 9.16(c).

“Agent’s Group” has the meaning specified in Section 9.09(b).

“Agent Parties” has the meaning specified in Section 11.02(c).

“Agreement” has the meaning assigned in the preamble hereto.

“Alternate Currency” shall mean Australian Dollars or any other foreign currency reasonably acceptable to the Administrative Agent in accordance with Section 1.12.

“Alternate Currency Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternate Currency as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternate Currency with Dollars.

“Alternate Currency L/C Obligations” shall mean L/C Obligations related to Alternate Currency Letters of Credit.

“Alternate Currency Letter of Credit” shall mean any Letter of Credit denominated in an Alternate Currency.

“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to Holdings or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including without limitation the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq.

“Anti-Money Laundering Laws” means all Laws of any jurisdiction applicable to Holdings or any of its Subsidiaries from time to time concerning or relating to money laundering, including, without limitation, the Patriot Act and the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth) of Australia.

“Anti-Terrorism Laws” means Title III of the USA Patriot Act, the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth) of Australia.

“Applicable Percentage” means, with respect to any Lender, the percentage (carried out to the ninth decimal place) of the Facility represented by such Lender’s Commitment at such time (or, if the Commitment of each Lender shall have been terminated or expired, then the percentage of Total Outstandings represented by the aggregate Outstanding Amount of such Lender’s Loans and L/C Obligations). The initial Applicable Percentage of each Lender in respect of the Facility is set forth on Schedule 1.01(b) or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, as of any date of determination, a per annum rate equal to the rate set forth below under the applicable Type of Loan and opposite the applicable Availability, based on the average daily Availability during the fiscal quarter most recently ended immediately preceding such date, as a percentage of the Maximum Revolving Credit:

Category	Average Quarterly Availability (% of Maximum Revolving Credit)	Eurocurrency Loans	Base Rate Loans	BBSY Loans
I	Greater than or equal to 66%	2.00%	1.00%	2.00%
II	Less than 66% and greater than or equal to 33%	2.25%	1.25%	2.25%
III	Less than 33%	2.50%	1.50%	2.50%

Changes in the Applicable Rate resulting from a change in Availability shall become effective as to all Loans, Swingline Loans, L/C Obligations and Protective Advances upon delivery by the Borrowers to the Administrative Agent of a new Borrowing Base Certificate pursuant to Section 6.02(i) in respect of the calendar month ending on the last day of such fiscal quarter. Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Availability), if the Borrowers shall fail to deliver such Borrowing Base Certificate within any of the time periods specified in Section 6.02(i), the Applicable Rate from and including the 20th day after the end of the applicable month or, during a Liquidity Period, the 3rd Business Day after the end of the applicable week, as the case may be, to but not including the date the Borrowers deliver to the Administrative Agent such Borrowing Base Certificate shall equal the highest possible Applicable Rate provided for by this definition.

“Appraisal” means, as applicable, (a) the appraisal delivered to the Administrative Agent on or prior to the Closing Date, or (b) any appraisal in form and substance reasonably satisfactory to the Administrative Agent delivered to the Administrative Agent pursuant to Section 6.10(b).

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including

(a)          any supplement to this Agreement, any joinder to any Collateral Document (including any Australian Collateral Document) and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein; and

(b)          any Financial Statement, financial and other report, notice, request, certificate and other information material;

provided, however, that, “Approved Electronic Communication” shall exclude

(i)           any notice of Borrowing, conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing,

(ii)          any notice pursuant to Section 2.06 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor,

(iii)         all notices of any Default or Event of Default, and

(iv)         any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article 4 or any other condition to any Borrowing hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 9.16(a).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, in each case, in its respective capacity as joint lead arranger and joint bookrunner.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit F or any other form approved by the Administrative Agent.

“Associate” has the meaning given to it in Section 128F(9) of the ITAA 1936.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in such transaction) of the obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Australia” means the Commonwealth of Australia.

“Australian Account Bank” means Westpac Banking Corporation (ABN 33 007 457 141) or any other bank or financial institution approved by the Administrative Agent.

“Australian Borrower” has the meaning specified in the preamble hereto.

“Australian Collateral Account” means the account maintained by the Australian Security Trustee in the name of the Australian Borrower at the Australian Account Bank or a bank affiliate of the Australian Account Bank or any other bank reasonably acceptable to the Administrative Agent and designated by the Australian Borrower as the “Australian Collateral Account”.

“Australian Collateral Documents” means, collectively, the Australian General Security Deed, the Australian Mortgages and each of the mortgages, collateral assignments, security agreements, pledge agreements, account control agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Australian Security Trustee for the benefit of the Secured Parties as security for the Obligations.

“Australian Controller” has the meaning given to the term “controller” in section 9 of the Australian Corporations Act.

“Australian Corporations Act” means the Corporations Act 2001 (Cth) of Australia.

“Australian Deed of Undertaking (Winged Horse)” means the deed of undertaking and consent, dated as of the date hereof, by and among the Australian Security Trustee and Winged Horse Pty Ltd (ACN 146 638 262) as trustee for the Pegasus Royalty Unit Trust in respect of a royalty deed dated 31 August 2010.

“Australian Dollars” and “A$” mean the lawful currency of Australia.

“Australian General Security Deed” means the general security deed, dated as of the date hereof, by and among the Australian Security Trustee and each of the Loan Parties party thereto, substantially in the form of Exhibit H-2, as amended, restated, amended and restated supplemented or otherwise modified from time to time.

“Australian Guarantor” means each Guarantor listed on Schedule 1.01(a) incorporated in Australia, and each of the existing and future, direct or indirect, Foreign Subsidiaries (other than any Excluded Subsidiary) incorporated in Australia that guarantees the Obligations pursuant to Section 6.12.

“Australian Insolvency Proceeding” means in respect of a Loan Party or any of its Restricted Subsidiaries, the happening of any of the following:

(a)          an order is made that it be wound up;

(b)          the appointment of a liquidator to it;

(c)          the appointment of a provisional liquidator to it and the provisional liquidator is required to admit all debts to proof or pay all debts capable of being admitted to proof proportionately;

(d)          it is under administration or wound up or has had a Controller appointed to its property;

(e)          it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute, or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the Administrative Agent); or

(f)           entry by it into a scheme of arrangement or deed of company arrangement, composition with, or assignment for the benefits of, all or any class of, its creditors.

“Australian Loan Party” means the Australian Borrower and each Australian Guarantor.

“Australian Mining Tenements” means Mining Lease Numbers 1878, 1990, 80010, 80011, 80012, 80086, 80110, 80112, 80123, 80171, 700006, 700007, 700008 and 700009 and Mineral Development Licence Numbers 162, 328 and 329 and any renewals, extensions and amendments thereof and any tenements issued to CCPL.

“Australian Mortgages” means (i) each real property mortgage to be granted by a Loan Party over its interests in freehold property in Australia, (ii) each real property mortgage to be granted by a Loan Party over its interests in leasehold property in Australia and (iii) each mining tenement mortgage to be granted by a Loan Party over its interest in the Australian Mining Tenements.

“Australian Parent” has the meaning specified in the preamble hereto.

“Australian Pension Plan” means the Australian Superannuation Guarantee Scheme (established under the Superannuation Guarantee (Administration) Act 1992 (Cth)), a defined benefit scheme (whether established by deed or under statute of Australia or any state or territory of Australia) and any other superannuation or pension plan maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Loan Party in respect of its Australian employees and officers or former employees and officers.

“Australian PPS Act” means the Personal Property Securities Act 2009 (Cth) of Australia.

“Australian PPS Law” means: (a) the Australian PPS Act; (b) regulations made under the Australian PPS Act as amended from time to time; or (c) any amendment made at any time to any other legislation as a consequence of an Australian PPS Law referred to in clauses (a) and (b) of this definition, including, amendments to the Australian Corporations Act.

“Australian Prime Bank” means a bank determined by ASX Benchmarks Pty Limited (or any other person which takes over the administration of the Screen Rate for Australian dollars) as being a “Prime Bank” or an acceptor or issuer of bills of exchange or negotiable certificates of deposit for the purposes of calculating that Screen Rate. If ASX Benchmarks Pty Limited or such other person ceases to make such determination, the Australian Prime Banks shall be the Australian Prime Banks last so appointed.

“Australian Priority Payables Reserve” means on any date of determination, a reserve in such amount as the Administrative Agent (or, during a Co-Collateral Agent Period, the Administrative Agent and the Co-Collateral Agent) may determine in its Reasonable Credit Judgment which reflects amounts secured by any rights (whether imposed under a statute of Australia or any state or territory of Australia), Liens, choate or inchoate, which rank or are capable of ranking in priority to the Administrative Agent’s or the Australian Security Trustee’s Liens and/or for amounts which represent costs relating to the enforcement of the Administrative Agent’s Liens or the Australian Security Trustee’s Liens including to the extent applicable by operation of law, any such amounts due and not paid for wages, long service leave or vacation pay (including amounts protected by the Fair Work Act 2009 (Cth)), any preferential claims as set out in the Australian Corporations Act, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the TAA (but excluding Pay as You Go installment amounts) and amounts currently or past due and not contributed, remitted or paid in respect of any Australian Pension Plan, together with any charges which may be levied by a Governmental Authority as a result of any default in payment obligations in respect of any Australian Pension Plan.

“Australian Security Trust Deed” means the security trust deed dated as of the date hereof, by and among the Australian Security Trustee and each of the Loan Parties party thereto, substantially in the form of Exhibit H-2, as amended, restated, amended and restated supplemented or otherwise modified from time to time.

“Australian Security Trustee” means Citibank, N.A., in its capacity as security trustee for the Secured Parties or any successor security trustee appointed in accordance with this Agreement.

“Australian Subordination Deed” means the subordination deed dated as of the date hereof, by and among the Administrative Agent and each of the Loan Parties party thereto, as amended, restated, amended and restated supplemented or otherwise modified from time to time.

“Australian Subsidiary” means any Subsidiary of Holdings that is incorporated under the laws of Australia.

“Australian Tax Agreement” means the Tax Sharing and Funding Agreement dated 20 December 2018 between the Australian Parent, each other Australian Loan Party and Coronado Curragh LLC.

“Australian Tax Consolidated Group” means a ‘Consolidated Group’ or a ‘MEC Group’, each as defined in the ITAA 1997.

“Australian TFA” mans a tax funding agreement between each member of the Australian Tax Consolidated Group which includes

(a)          reasonably appropriate arrangements for the funding of income tax (and certain related Taxes) payments by the Head Company of the Australian Tax Consolidated Group, having regard to the position of each member of the Australian Tax Consolidated Group;

(b)          an undertaking from each member of the Australian Tax Consolidated Group to compensate each other member adequately for loss of income tax attributes (including tax losses and tax offsets) as a result of being a member of the Australian Tax Consolidated Group; and

(c)          an undertaking from the Head Company of the Australian Tax Consolidated Group to pay all group liabilities (as described in section 721-10 of the ITAA 1997) of the Australian Tax Consolidated Group before the members of the Australian Tax Consolidated Group make any payments to the Head Company of the Australian Tax Consolidated Group under the agreement.

“Australian TSA” means any tax sharing agreement in relation to the sharing of income tax (and certain related Taxes) liabilities in a jurisdiction between one or more Loan Parties in that jurisdiction, including an agreement between each member of the Australian Tax Consolidated Group which takes effect as a tax sharing agreement under section 721-25 of the ITAA 1997 and which complies with the ITAA 1997 and any law, official directive, request, guideline or policy (whether or not having the force or law issued in connection with the ITAA 1936, ITAA 1997 or TAA).

“Australian Withholding Tax” means any Australian Tax required to be withheld or deducted from any interest or other payment under Division 11A of Part III of the ITAA 1936 or Subdivision 12-F of Schedule 1 to the TAA.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.04(c)(iii).

“Auto-Reinstatement Letter of Credit” has the meaning specified in Section 2.04(c)(iv).

“Availability” means, at any time of determination, the Maximum Revolving Credit at such time minus the Total Outstandings at such time.

“Availability Period” means the period from and including the Closing Date to but not including the Termination Date.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark for any currency, as applicable, (x) if any then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means

(a)          with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; and

(b)          with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code.

“Base Rate” means, for any day, in relation to a Loan in Dollars, a rate per annum equal to, the highest of

(a)          the rate of interest in effect for such day publicly announced from time to time by the Administrative Agent as its “prime rate” in effect in New York, New York; each change in such prime rate shall be effective on the date such change is publicly announced as effective,

(b)          the Federal Funds Rate for such day plus 0.50%; and

(c)          the Eurocurrency Rate applicable for an Interest Period of one month plus 1.00%.

provided that if the Base Rate is being used as an alternate rate of interest pursuant to Section 3.02 or Section 3.03 hereof, then the Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above and if Base Rate as otherwise determined pursuant to this definition shall be less than 1.25% per annum, Base Rate shall be 1.25% per annum.

“Base Rate Loan” means a Loan denominated in Dollars that bears interest based on the Base Rate.

“BBSY” means, for any Interest Period:

(a)          the rate published at or about 10:30 a.m., Sydney local time, two (2) Business Days prior to the first day of such Interest Period on the applicable Bloomberg screen (or on any successor or substitute page of such service, or any successor to such service as determined by Administrative Agent) under the heading “BBSY” for bills of exchange having a tenor approximating as closely as possible the length of such Interest Period, or

(b)          if the rate described under clause (a) above is not published at the relevant time, or the basis on which that rate is displayed is changed and in the opinion of the Administrative Agent it ceases to reflect the applicable Lenders’ cost of funding, then the applicable rate will be determined by the Administrative Agent to be the average of the buying rates quoted to the Administrative Agent by three (3) Australian banks at or about 10:30 a.m., Sydney local time, on the date of determination for bills of exchange with a tenor approximating the length of such Interest Period;

provided that if BBSY as otherwise determined pursuant to this definition shall be less than 0.25% per annum, BBSY shall be 0.25% per annum.

“BBSY Loan” means a Loan denominated in Australian Dollars that bears interest at a rate based on the definition of “BBSY”.

“Benchmark” means, initially,

(a)          with respect to amounts denominated in Dollars, Dollar LIBOR;

(b)          with respect to amounts denominated in Australian Dollars, BBSY; and

(c)          with respect to amounts denominated in an Alternate Currency, the applicable Screen Rate;

provided that if a replacement of an initial or subsequent Benchmark has occurred pursuant to Section 3.03, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:

(a)          For purposes of clause (a) of Section 3.03, the first alternative set forth below that can be determined by the Administrative Agent:

(i)           the sum of:

(A)          Term SOFR and

(B)          0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration and 0.71513% (71.513 basis points) for an Available Tenor of twelve-months’ duration;

provided, that if any Available Tenor of Dollar LIBOR does not correspond to an Available Tenor of Term SOFR, the Benchmark Replacement for such Available Tenor of Dollar LIBOR shall be the closest corresponding Available Tenor (based on tenor) for Term SOFR and if such Available Tenor of Dollar LIBOR corresponds equally to two Available Tenors of Term SOFR, the corresponding tenor of Term SOFR with the shorter duration shall be applied, or

(ii)          the sum of:

(A)          Daily Simple SOFR and

(B)          the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of Dollar LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (a) of Section 3.03 which spread adjustment, for the avoidance of doubt, shall be 0.26161% (26.161 basis points); and

(b)          For purposes of clause (b) of Section 3.03, the sum of

(i)           the alternate benchmark rate and

(ii)          an adjustment (which may be a positive or negative value or zero),

in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for syndicated credit facilities at such time denominated in the applicable currency in the U.S. syndicated loan market;

provided that, if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement”, the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than Dollar LIBOR, the occurrence of one or more of the following events: a public statement or publication of information by or on behalf of the administrator of any then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that

(a)          such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or

(b)          all Available Tenors of such Benchmark are or will no longer be representative and that representativeness will not be restored.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficiary” means the Administrative Agent and each Arranger, Lender and L/C Issuer.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bi-lateral L/C Agreement” means one or more credit support facility agreements dated on or about the Closing Date by and between a Loan Party and a Bi-lateral L/C Issuer.

“Bi-lateral L/C Issuer” means a financial institution that issues bank guarantees or letters of credit for the account of a Loan Party.

“Black Lung Act” means the Black Lung Benefits Act of 1972, 30 U.S.C. §§ 901, et seq., the Federal Mine Safety and Health Act of 1977, 30 U.S.C. §§ 801, et seq., the Black Lung Benefits Reform Act of 1977, Pub. L. No. 95-239, 92 Stat. 95 (1978), and the Black Lung Benefits Amendments of 1981, Pub. L. No. 97-119, Title 11, 95 Stat. 1643, in each case as amended.

“Black Lung Liability” means any liability or benefit obligations related to black lung claims and benefits under the Black Lung Act, and liabilities and benefits related to pneumoconiosis, silicosis, exposure to isocyanates or other lung disease arising under any federal or state law.

“Blocked Account Agreement” means, with respect to any Deposit Account, Securities Account, Commodities Contract or Commodities Account of any Loan Party, an agreement among the Administrative Agent, such Loan Party and such depository bank, securities intermediary or commodity intermediary, as applicable, sufficient to grant “control” to the Administrative Agent (a) under 9-104 of the UCC with respect to any Deposit Account, (b) under 9-106 of the UCC with respect to any Commodities Contract or Commodities Account or (c) under 8-106 of the UCC with respect to any Securities Account.

“Books” means books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence, indicate, summarize or contain information relating to any assets (including the Collateral) or liabilities of any Loan Party or any Loan Party’s business operations or financial condition.

“Borrower Materials” has the meaning specified in Section 9.16(e).

“Borrower Obligations” means the Obligations of the Borrowers.

“Borrower Representative” has the meaning specified in Section 11.20.

“Borrowers” has the meaning specified in the preamble hereto.

“Borrowing” means any (a) borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders, (b) Swingline Loan or (c) Protective Advance.

“Borrowing Base” means, at any time:

(a)          the sum of:

(i)         eighty-five percent (85%) of the Eligible Billed Accounts of the Loan Parties (or, to the extent any such Eligible Billed Accounts are supported by Acceptable Credit Support, 90% of such Eligible Billed Accounts), plus

(ii)        seventy-five percent (75%) of the Eligible Unbilled Accounts of the Loan Parties; provided, in no event shall the aggregate amount included in the Borrowing Base under this clause (ii) exceed the lesser of either (A) $30,000,000 or (B) an amount equal to 50.0% of the aggregate amount of Eligible Billed Accounts and Eligible Unbilled Accounts included in the Borrowing Base under clauses (i) and (ii), respectively, at such time, plus

(iii)        the lesser of

(A)          eighty-five percent (85%) of the remainder of (x) Inventory Value of the Eligible Coal Inventory of the Loan Parties minus (y) the Lower of Cost or Market Reserve and any other Reserves established or maintained by the Administrative Agent (or, during a Co-Collateral Agent Period, the Administrative Agent and the Co-Collateral Agent) in its Reasonable Credit Judgment in respect of any Eligible Coal Inventory of the Loan Parties; and

(B)          eighty-five percent (85%) of the Net Orderly Liquidation Value of the Eligible Coal Inventory of the Loan Parties;

provided, in no event shall the aggregate amount included in the Borrowing Base under this clause (iii) exceed 50.0% of the aggregate amount of the Borrowing Base in effect at such time, plus

(iv)        eighty-five percent (85%) of the Net Orderly Liquidation Value of any Eligible Supplies Inventory of the Loan Parties; provided, in no event shall the aggregate amount included in the Borrowing Base under this clause (iv) exceed 7.5% of the aggregate amount of the Borrowing Base in effect at such time, plus

(v)          one hundred percent (100%) of Qualified Cash of the Loan Parties, minus

(b)          to the extent not included in the calculation of clauses (a)(i) through (a)(v) above, inclusive, any Reserves then in effect.

For the avoidance of doubt, each specified percentage set forth in this definition of “Borrowing Base” will not be reduced without the consent of the Loan Parties.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit G (with such changes therein as may be required by the Administrative Agent, in its Reasonable Credit Judgment, to reflect the components of, and Reserves against, the Borrowing Base from time to time), executed and certified as accurate and complete by a Responsible Officer of Holdings, which shall include detailed calculations as to the Borrowing Base as reasonably requested by the Administrative Agent.

“Borrowing Base Collateral” means the Collateral of the Loan Parties of the type included in clauses (a)(i) through (a)(v), inclusive, of the definition of “Borrowing Base”.

“Borrowing Notice” means a notice of a Borrowing, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Buchanan Mine” means the underground mine located near the town of Oakwood in Buchanan County, in the State of Virginia, in the United States of America.

“Business” has the meaning specified in Section 5.09(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state of New York, United States, the states of New South Wales and Queensland, Australia or the state where the Administrative Agent’s Office is located and provided that, if such day relates to any (i) Eurocurrency Rate Loan, the term “Business Day” means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market or (ii) any BBSY Loan, the term “Business Day” shall exclude any day that is not a business day in Australia.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations). For purposes of this definition, the purchase price of equipment that is purchased substantially concurrently with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time, the proceeds of such asset sale or the amount of such insurance proceeds, as the case may be.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; provided that, notwithstanding the foregoing, any obligation that would have been categorized as an operating lease in accordance with GAAP prior to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)” (collectively, the “Capital Lease Accounting Policies”) shall be accounted for as an operating leases for all purposes hereunder (including for purposes of all financial definitions and calculations) and not as a finance lease. For purposes of Section 7.01, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” means:

(a)          in the case of a corporation, corporate stock, including, in the case of Holdings, shares of common stock of Holdings publicly traded on the Australian Securities Exchange in the form of CHESS Depositary Interests convertible at the option of the holders into shares of Holdings’ common stock on a 10-for-1 basis;

(b)          in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)          in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d)          any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Collateralize” or “Cash Collateralization” has the meaning specified in Section 2.04(h).

“Cash Equivalents” means any of the following:

(a)          Dollars, Australian Dollars, English pounds or Euros;

(b)          securities issued or directly and fully guaranteed or insured by the government of the United States, Australia, the United Kingdom or a Specified Member of the European Union (collectively, the “Specified Countries”) or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition;

(c)          readily marketable direct obligations issued by any state of the United States or any political subdivision thereof, or any state of Australia, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P;

(d)          certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any bank organized under the laws of any Specified Country or any state thereof (or, in the case of the United States, the District of Columbia) or a branch of a foreign bank located in a Specified Country, in each case, having at the date of acquisition thereof combined net capital and surplus in excess of $500,000,000;

(e)         repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (b), (c) and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f)          commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(g)          money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition; and

(h)          (i)           Investments consisting of purchases of local currencies of those countries in which Holdings or any of its Restricted Subsidiaries transacts business from time to time in the ordinary course of business,

(ii)          Investments of comparable tenor and credit quality to those described in clauses (a) through (g) customarily utilized in countries in which Holdings or such Restricted Subsidiaries operate for short-term cash management purposes and

(iii)        overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits with maturities (and similar instruments) of 12 months or less from the date of acquisition issued by a bank or trust company which is organized under, or authorized to operate as a bank or trust company under, the laws of any jurisdiction (other than Specified Countries) in which Holdings or any of its Restricted Subsidiaries transacts business from time to time in the ordinary course of business; provided, however, that, in the case of clause (iii), such deposits do not exceed $10,000,000 in the aggregate, at any date of determination thereafter.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, investment, depository, clearing house, wire transfer, cash management or automated clearing house transfers of funds services or any related services.

“Cash Management Bank” means (a) a Lender or an Affiliate of a Lender that is a party to a Cash Management Agreement on the Closing Date or (b) any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in each case, in its capacity as a party to such Secured Cash Management Agreement.

“CCPL” means Coronado Curragh Pty Ltd (ACN 009 362 565).

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:

(a)          the enactment, adoption or taking effect of any law, rule, regulation or treaty,

(b)          any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or

(c)          the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority required to be complied with by any Lender (including the Swingline Lender) or any L/C Issuer, or by any office of such Lender or such L/C Issuer or by such Lender’s or such L/C Issuer’s holding company, if any;

provided that notwithstanding anything herein to the contrary,

(x)           the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.r. 4173) and all requests, rules, guidelines or directives thereunder or issued in connection therewith; and

(y)          all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) (other than the Permitted Holders) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 35.0% of the total voting power of the equity securities of Holdings entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of Holdings; or

(b)          (i)            Australian Parent or U.S. Borrower ceases to be a wholly-owned direct Subsidiary of Holdings; or

(ii)          Australian Borrower ceases to be a wholly-owned direct Subsidiary of Australian Parent or indirect Subsidiary of Holdings; or

(c)          a “change of control” (or an equivalent term) occurs under the Senior Secured Notes or other Indebtedness in excess of the Threshold Amount.

“Chattel Paper” has the meaning specified in the UCC and the Australian PPS Act.

“Closing Date” means May 12, 2021.

“Closing Date Refinancing” has the meaning specified in the Introductory Statement.

“Coal” means coal owned by Holdings or any of its Subsidiaries, or coal that Holdings or any of its Subsidiaries has the right to extract, in each case located on, under or within, or produced or severed from Real Property owned by, or leased or licensed to, Holdings or any of its Subsidiaries.

“Coal Act” means the Coal Industry Retiree Health Benefit Act of 1992, 26 U.S.C. §§ 9701, et seq., as amended.

“Coal Inventory” means any Inventory consisting of coal; provided, that in the case of any such Inventory that constitutes raw coal, such raw coal Inventory shall be converted to the “clean coal equivalent” quantity thereof.

“Co-Collateral Agent” has the meaning specified in the preamble hereto.

“Co-Collateral Agent Period” means any period so long as the Co-Collateral Agent (or its Affiliate) is a Lender hereunder holding at least 10% of the aggregate Commitments and is not a Defaulting Lender. During a Co-Collateral Agent Period, determinations made by the Administrative Agent and the Co-Collateral Agent may be made jointly by the Administrative Agent and the Co-Collateral Agent; provided, that, in the event that the Administrative Agent and the Co-Collateral Agent cannot agree on any matter to be determined by them, the determination shall be made by the Administrative Agent or Co-Collateral Agent asserting the more conservative Reasonable Credit Judgment.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the property and assets of the Loan Parties, whether real, personal or mixed (other than Excluded Assets of a U.S. Loan Party or Foreign Excluded Assets of a Foreign Subsidiary that is a Loan Party) that is, under the terms of the Collateral Documents (including the Australian Collateral Documents), subject to Liens in favor of the Collateral Agent (including in its capacity as the Australian Security Trustee (as applicable)) for the benefit of the Secured Parties as security for the Obligations, including all proceeds and products thereof (it being understood and agreed that the Collateral shall include both the ABL Priority Collateral and the Non-ABL Priority Collateral).

“Collateral Account” means the account established by, and under the sole dominion and control of, the Administrative Agent maintained with the Administrative Agent or a bank affiliate of the Administrative Agent or any other bank reasonably acceptable to the Administrative Agent and designated by the Borrowers as the “Coronado Collateral Account”.

“Collateral Agent” means Citibank, N.A. (acting through such of its Affiliates, offices or branches as it deems appropriate) and in its capacity as the collateral agent and, in respect of the Australian Collateral Documents, as Australian Security Trustee.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages and each of the mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent and/or the Australian Security Trustee for the benefit of the Secured Parties as security for the Obligations (including the Australian Collateral Documents).

“Commercial Tort Claim” has the meaning specified in the UCC.

“Commitment” means, as to each Lender, the amount set forth under the caption “Commitment” opposite such Lender’s name on Schedule 1.01(b), or, as the case may be, opposite such caption in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Commitments as of the Closing Date is $100,000,000.

“Commitment Fee” has the meaning specified in Section 2.10(a).

“Commodities Account” has the meaning specified in the UCC.

“Commodities Contract” has the meaning specified in the UCC.

“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement with respect to commodity prices.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Consolidated Net Income:

(a)          Consolidated Interest Expense;

(b)          income taxes (other than income taxes attributable to extraordinary and non-recurring gains (or losses) or sales of assets out of the ordinary course of business);

(c)          depreciation, depletion and amortization expense;

(d)          business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of facility closures, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges), start-up or initial costs for any project or other business optimization expenses or reserves including, without limitation, costs or reserves associated with improvements to information technology and accounting functions, integration costs, or any one-time costs incurred in connection with acquisitions and Investments (including travel and out-of-pocket costs, professional fees for legal, accounting and other services, human resources costs (including relocation bonuses), restructuring costs (including recruiting costs and employee severance), management transaction costs, losses associated with temporary decreases in work volume and expenses related to maintaining underutilized personnel) and costs related to the closure and/or consolidation of facilities and the portion of any earn-out, non-compete payments relating to such period or other contingent purchase price obligations and adjustments thereof and purchase price adjustments to the extent such payment is permitted to be paid pursuant to this Agreement and is deducted from Consolidated Net Income;

(e)         all other non-cash items reducing Consolidated Net Income (other than non-cash items in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Consolidated Net Income (other than accrual of revenue in the ordinary course of business);

(f)          commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Securitization Financing which are payable to Persons other than Holdings and the Restricted Subsidiaries; and

(g)          the amount of loss or discount in connection with a Permitted Securitization Financing, including amortization of loan origination costs and amortization of portfolio discounts,

all as determined on a consolidated basis for Holdings and its Restricted Subsidiaries in conformity with GAAP; provided that if any Restricted Subsidiary is not a Wholly Owned Subsidiary, Consolidated EBITDA will be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Consolidated EBITDA attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by Holdings or any Restricted Subsidiary.

“Consolidated Interest Expense” means, for any period, the amount that would be included in gross interest expense on a consolidated income statement prepared in accordance with GAAP for such period of Holdings and its Restricted Subsidiaries, plus, to the extent not included in such gross interest expense, and to the extent incurred, accrued or payable during such period by Holdings and its Restricted Subsidiaries, without duplication,

(i)           interest expense attributable to Capital Lease Obligations and imputed interest with respect to Attributable Debt,

(ii)          amortization of debt issuance costs and original issue discount expense and non-cash interest payments in respect of any Indebtedness,

(iii)         the interest portion of any deferred payment obligation,

(iv)         all commissions, discounts and other fees and charges with respect to letters of credit, bank guarantees or similar instruments issued for financing purposes or in respect of any Indebtedness but not establishment, arrangement and other fees payable once only on the initial incurrence of Indebtedness,

(v)          the net costs associated with Hedging Obligations (including the amortization of fees) to the extent, but only to the extent in respect of interest rate or currency protection in respect of Indebtedness (net of payments received under such Hedging Obligations),

(vi)         any capitalized interest,

(vii)        all other non-cash interest expense and

(viii)       commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Securitization Financing which are payable to Persons other than Holdings, the Australian Borrower and the Restricted Subsidiaries;

provided that the following items shall be excluded from Consolidated Interest Expense: (a) all interest, accretion, amortization or unwinding of discounts with respect to Reclamation Obligations and (b) any non-cash unwinding of the effects of discounting on provisions or any other non-cash interest expense that is not associated with Indebtedness which is shown as interest expense on a consolidated income statement of Holdings and its Restricted Subsidiaries for the relevant period.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in conformity with GAAP; provided that the following items will be excluded in computing Consolidated Net Income (without duplication):

(a)          the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except to the extent of the amount of net income actually paid in cash to, or the amount of loss actually funded in cash by, the specified Person or a Restricted Subsidiary of the Person during such period;

(b)          the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Holdings or any Restricted Subsidiary or all or substantially all of the property and assets of such Person are acquired by Holdings or any Restricted Subsidiary;

(c)          the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter, articles of association or other similar constitutive documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(d)          the cumulative effect of a change in accounting principles;

(e)          any net after tax gains or losses realized on the sale or other disposition of

(i)           any property or assets of Holdings or any Restricted Subsidiary which is not sold in the ordinary course of business or

(ii)          any Capital Stock of any Person (including any gains or losses by Holdings realized on sales of Capital Stock of Holdings or any Restricted Subsidiary);

(f)           any translation gains or losses due solely to fluctuations in currency values and related tax effects;

(g)         any income or loss from the early extinguishment of Indebtedness or early termination of Hedging Obligations or other derivative instruments or any gains or losses from the effect of mark-to-market adjustments relating to Hedging Obligations until realized in cash;

(h)          any non-cash compensation expenses or charges in connection with stock option plans, employee benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock or other rights;

(i)         any gains or losses on discontinued operations or disposal of discontinued operations or costs and expenses associated with the closure of any mines (including any reclamation or disposal obligations);

(j)           any net after-tax extraordinary, non-recurring or unusual gains or losses;

(k)         any severance expenses, relocation expenses, restructuring expenses, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, or charges related to the Transactions; and

(l)           solely for the purposes of calculating Consolidated EBITDA,

(x)          the effect of any non-cash impairment charge affecting goodwill or intangibles or any reversal of such impairment charge;

(y)         non-cash unwind of the below market contract in the Stanwell Agreements; and

(z)         non-cash impact of the unwind of the discounts related to the deferred purchase price of the Stanwell Reserved Area and the Stanwell Rebate,

provided that Consolidated Net Income shall without duplication (x) exclude interest, accretion, depreciation, amortization or unwinding of discounts with respect to Reclamation Obligations to the extent otherwise included therein and (y) subject to the exclusions set forth in clauses (a) to (l) above and only to the extent the following items would have been included in the calculation of Consolidated Net Income under GAAP as in effect on the Closing Date, include expenses (including related provision) (net of any reversals or credits thereto) for Reclamation Obligations, relating to such period.

“Consolidated Tangible Assets” means the consolidated assets of Holdings and the Restricted Subsidiaries as of the end of the most recent fiscal quarter for which consolidated financial statements of Holdings are available after deducting intangible assets.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, document, mortgage, deed of trust, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Account” has the meaning specified in Section 6.19.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Extension” means each of the following: (a) a Borrowing or (b) an L/C Credit Extension.

“Cure Amount” has the meaning specified in Section 8.04.

“Cure Right” has the meaning specified in Section 8.04.

“Curragh Mine” means Holdings’ open-pit mines located in Queensland’s Bowen Basin, in Australia and the subject of the Amended Coal Supply Agreement Australian Mining Tenements and the New Coal Supply Australian Mining Tenements.

“Curragh Transaction” means one or more Dispositions of, or Sale/Leaseback Transactions involving, freehold or leasehold interests in accommodation facilities held for employees and contractors at the Curragh Mine; provided that the Attributable Debt in respect thereof shall not exceed $60,000,000 at any one time outstanding.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement with respect to currency exchange rates or values.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Fixed Charge Coverage Ratio” means, with respect to any period, the ratio of

(a)          Consolidated EBITDA of Holdings and its Subsidiaries for such period to

(b)          the Debt Fixed Charges of Holdings and its Subsidiaries during such period.

“Debt Fixed Charges” means, for any period, the sum (without duplication) of

(a)          Consolidated Interest Expense for such period and

(b)          all cash and non-cash dividends paid, declared, accrued or accumulated during such period on any Disqualified Stock of Holdings or Preferred Stock of any Restricted Subsidiary held by Persons other than Holdings or any Restricted Subsidiary, except for dividends payable in Holding’s Capital Stock (other than Disqualified Stock); provided that dividends declared, accrued or accounted for in one period shall not be included in “Debt Fixed Charges” of a later period when subsequently paid in such later period.

“Debtor Relief Laws” means the Bankruptcy Code, the Australian Corporations Act and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Australia or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, at any time:

(a)          when used with respect to any of the Obligations (other than Eurocurrency Rate Loans and Letter of Credit Fees), an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans (whether or not any Base Rate Loans are outstanding at such time) plus (iii) 2.00% per annum;

(b)          when used with respect to any BBSY Loan, an interest rate equal to (i) BBSY plus (ii) the Applicable Rate applicable to BBSY Loans (whether or not any BBSY Loans are outstanding at such time) plus (iii) 2.00% per annum;

(c)          when used with respect to any Eurocurrency Rate Loan, an interest rate equal to (i) the interest rate (including any Applicable Rate) otherwise applicable to such Eurocurrency Rate Loan plus (ii) 2.00% per annum; and

(d)          when used with respect to Letter of Credit Fees, a rate equal to (i) the Applicable Rate applicable to Base Rate Loans (whether or not any Base Rate Loans are outstanding at such time) plus (ii) 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that

(a)          has failed to

(i)          fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or

(ii)          pay to the Administrative Agent, any L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due,

(b)          has notified any of the Borrowers, the Administrative Agent, any L/C Issuer or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied),

(c)          has failed, within three (3) Business Days after written request by the Administrative Agent or any of the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or

(d)          has, or has a direct or indirect parent company that has,

(i)          become the subject of a proceeding under any Debtor Relief Law,

(ii)         had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or

(iii)        become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrowers, each L/C Issuer, the Swingline Lender and each Lender.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Deposit Account” has the meaning specified in the UCC.

“Designated Amount” has the meaning specified Section 11.16(a).

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by Holdings or one of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Designation Notice” has the meaning specified in Section 11.16(a).

“Disposition” or “Dispose” means the sale, transfer, license, lease, allocation or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other similar right), including any sale, assignment, transfer or other disposal, with or without recourse, of any Real Property Leases, notes or accounts receivable or any rights and claims associated therewith or entering into an agreement to do the same and including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division.

“Disqualified Stock” means, with respect to any Person, any Equity Interest which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(a)          matures or is mandatorily redeemable (other than redeemable only for Equity Interests of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(b)          is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(c)          is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case, on or prior to the date that is 91 days after the then-latest Maturity Date.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Agreement; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Disregarded Domestic Person” means any direct or indirect Domestic Subsidiary (i) substantially all of the assets of which consist of the Equity Interests (or Equity Interests and Indebtedness) of one or more Foreign Subsidiaries that are CFCs or (ii) that is treated as a disregarded entity for U.S. federal income tax purposes that holds no material assets other than Equity Interests (or Equity Interests and Indebtedness) of one or more Foreign Subsidiaries that are CFCs.

“Distribution Conditions” mean, at any time of determination, with respect to any Restricted Payment, the satisfaction of each of the following conditions:

(a)          no Default or Event of Default has occurred and is continuing, or was continuing, for the 30 consecutive day period immediately preceding the making of such Restricted Payment (assuming such Restricted Payment (and any Credit Extensions made to finance such Restricted Payment) shall have occurred on the first day of such period) or would immediately result from the consummation of such Restricted Payment;

(b)          a Liquidity Period is not in effect at such time; and

(c)          the Borrowers shall have demonstrated compliance at the time of making such Restricted Payment with either clause (i) or clause (ii) below:

(i)          (x)            pro forma Availability immediately after giving effect to such Restricted Payment (taking into account any Credit Extensions made to finance such Restricted Payment), and

(y)         pro forma Availability for the 30 consecutive day period immediately preceding the making of such Restricted Payment (assuming such Restricted Payment (and any Credit Extensions made to finance such Restricted Payment) shall have occurred on the first day of such period), shall be, in each case, greater than the greater of $25,000,000 and 25% of Maximum Revolving Credit, or

(ii)         both

(x)         (1)        pro forma Availability immediately after giving effect to such Restricted Payment (taking into account any Credit Extensions made to finance such Restricted Payment), and

(2)        pro forma Availability for the 30 consecutive day period immediately preceding the making of such Restricted Payment (assuming such Restricted Payment (and any Credit Extensions made to finance such Restricted Payment) shall have occurred on the first day of such period), shall be, in each case, greater than the greater of $20,000,000 and 20% of Maximum Revolving Credit, and

(y)         the Fixed Charge Coverage Ratio, on a pro forma basis, as of the last day of the most recently ended Test Period (after giving pro forma effect to such Restricted Payment and each other Restricted Payment that has occurred since the beginning of such Test Period) shall not be less than 1.00 to 1.00.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means

(a)          with respect to any amount denominated in an Alternate Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of Dollars with such currency and

(b)          with respect to any other monetary amount in a currency other than Dollars, at any time for determination thereof, the amount of Dollars obtained by converting such foreign currency involved in such computation into Dollars at the spot rate for the purchase of Dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“Dollar LIBOR” means the London interbank offered rate for Dollars.

“Domestic Subsidiary” means any Subsidiary of Holdings that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” means the occurrence of the following:

(a)          (i)           with respect to Dollars, a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar denominated syndicated credit facilities in the U.S. syndicated loan market at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review); or

(ii)          with respect to a Non-Hardwired Currency, a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding syndicated credit facilities which include such Non-Hardwired Currency at such time in the U.S. syndicated loan market contain or are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the then current Benchmark with respect to such Non-Hardwired Currency as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b)          in each case, the joint election by the Administrative Agent and the Borrower to trigger a fallback from BBSY or the applicable Screen Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution” means

(a)          any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority,

(b)          any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or

(c)          any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means, at any time of determination, the aggregate amount of all Accounts due to any of the Loan Parties; provided, that unless otherwise approved from time to time in writing by the Administrative Agent in its sole discretion, no Account shall constitute an Eligible Account if, without duplication:

(a)          except as provided in clause (w) of this definition, such Account does not arise from the sale of goods or the performance of services by any of the Loan Parties in the ordinary course of its business;

(b)          (i)           such Account is contingent in any respect or for any reason, or the applicable Loan Party’s right to receive payment with respect to such Account is subject to or contingent upon the satisfaction of any condition whatsoever (other than the preparation and delivery of an invoice); or

(ii)          as to which the applicable Loan Party is prohibited by applicable Law from bringing and maintaining an action in the courts of the state or other jurisdiction where the Account Debtor is located;

(c)          the Account Debtor with respect to such Account

(i)           has or has asserted a right of set-off, offset, deduction, defense, dispute, or counterclaim against any of the Loan Parties (unless such Account Debtor has entered into a written agreement reasonably satisfactory to the Administrative Agent to waive such set-off, offset, deduction, defense, dispute, or counterclaim rights),

(ii)          has disputed its liability (whether by chargeback or otherwise) or made any claim with respect to the Account or any other Account of any of the Loan Parties which has not been resolved, in each case of clause (i) and (ii), without duplication, only to the extent of the amount of such actual or asserted right of set-off, or the amount of such dispute or claim, as the case may be, or

(iii)         is also a creditor or supplier of any of the Loan Parties or any of its respective Subsidiaries (but only to the extent of such Loan Party’s or such Subsidiary’s obligations to such Account Debtor from time to time), in each case, unless such Account Debtor has executed any non-offset agreement in form and substance reasonably satisfactory to the Administrative Agent;

(d)          such Account is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for the sale of goods to or services rendered for the applicable Account Debtor;

(e)          except in the case of any Unbilled Accounts, an invoice, in form and substance consistent with such Loan Party’s credit and collection policies, or otherwise reasonably acceptable to the Administrative Agent, has not been sent to the applicable Account Debtor in respect of such Account within 30 days of such preparation or otherwise reported to the Administrative Agent as Collateral (including Accounts identified as inactive, warranty or otherwise not attributable to an Account Debtor);

(f)           such Account

(i)          is not owned by a Loan Party; or

(ii)         is subject to any Lien (other than Permitted Liens (and, to the extent such Permitted Lien is senior to the Liens securing the Obligations, a Reserve has been established in respect thereof));

(g)          such Account is the obligation of an Account Debtor that is

(i)           a Loan Party or any of its Affiliates, or any of their respective directors, officers, employees or agents; provided, until the earlier of (A) X-Coal ceasing to be an Affiliate of Holdings and (B) May 27, 2021, X-Coal shall be deemed not to be an Affiliate of Holdings;

(ii)          Stanwell; or

(iii)         a natural Person.

(h)          such Account

(i)           is subject to a partial payment plan;

(ii)          was not paid in full, and any Loan Party created a new receivable for the unpaid portion of such Account; or

(iii)         constitutes or is subject to chargebacks, debit memos and other adjustments for unauthorized deductions;

(i)          such Account is created on cash on delivery terms, or on extended terms and is due and payable more than 90 days from the invoice date thereof;

(j)          such Account

(i)           is not paid within 60 days following the original due date or 90 days following the original invoice date; or

(ii)          has been written off the books of any of the Loan Parties or has otherwise been designated on such books as uncollectible;

(k)          the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due;

(l)          any Account Debtor obligated upon such Account is a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign (including any provincial or territorial) receivership, insolvency relief or any other Debtor Relief Law, unless the payment with respect to such Account is supported by Acceptable Credit Support;

(m)         (i)           with respect to such Account (or any other Account due from the applicable Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance, or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason; or

(ii)          such Account is otherwise classified as a note receivable and the obligation with respect thereto is evidenced by a promissory note or other debt instrument or agreement;

(n)          such Account is the obligation of an Account Debtor from whom 50% or more of the face amount of all Accounts owing by such Account Debtor are ineligible under clause (j) of this definition, unless the payment with respect to such Account pertains to X-Coal and is supported by Acceptable Credit Support;

(o)          such Account is one as to which the Collateral Agent’s Lien (and/or the Australian Security Trustee’s Lien (as applicable)) attached thereon, for the benefit of itself and the other Secured Parties, is not a valid first priority perfected Lien (subject to Permitted Liens for which a Reserve has been established);

(p)          Accounts as to which any of the representations or warranties in the Loan Documents with respect to such Accounts are untrue or inaccurate in any material respect (or, with respect to representations or warranties that are qualified by materiality, any of such representations and warranties are untrue or inaccurate);

(q)          such Account is evidenced by a judgment, Instrument or Chattel Paper, other than Instruments or Chattel Paper that are held by any of the Loan Parties or that have been delivered to the Administrative Agent;

(r)           such Account is payable in any currency other than Dollars or Australian Dollars;

(s)           (i)           the Account Debtor with respect to such Account

(A)       is not incorporated or organized under laws of the United States, any state thereof or the District of Columbia, Australia, England or Singapore; or

(B)       is not located, resident or domiciled in, or does not maintain its chief executive office in, the United States, Australia, England or Singapore; or

(ii)          the law governing the Account is not the United States, any state thereof or the District of Columbia, Australia, England, Singapore or any other jurisdiction acceptable to the Administrative Agent in its sole discretion;

unless,

(A)         in the case of this clause (s)(i), subject to the prior written consent of the Administrative Agent in its sole discretion,

(1)         the jurisdiction of organization of such Account Debtor and its location, residence, domicile and jurisdiction of its chief executive office are satisfactory to the Administrative Agent in its sole discretion; and

(2)          payment with respect to such Account is supported by Acceptable Credit Support and

(B)          in the case of this clause (s)(ii), subject to the prior written consent of the Administrative Agent in its sole discretion,

(1)          the applicable Loan Party

(I)        has delivered a written notice, in form and substance reasonably acceptable to the Administrative Agent, to such Account Debtor that such Loan Party has pledged, assigned or granted to the Collateral Agent (including in its capacity as the Australian Security Trustee) a security interest in all or any portion of its rights to such Account and the right to receive payments thereunder (each, a “Notification”); and

(II)       has obtained an acknowledgement, in form and substance reasonably acceptable to the Administrative Agent, to each Notification from each such Account Debtor; or

(2)         (I)           any such Account that is not subject to a restriction on assignment or the contract giving rise to such Account explicitly permits such Account to be pledged to the Collateral Agent; and

(II)       the law governing the Account is a jurisdiction acceptable to the Administrative Agent in its sole discretion;

(t)           such Account is the obligation of an Account Debtor that

(i)          is the United States government or a political subdivision thereof, or department, agency or instrumentality thereof, unless the applicable Loan Party has duly assigned its rights to payments of such Account to the Administrative Agent pursuant to, and has other complied with, the Federal Assignment of Claims Act of 1940, as amended, and any other applicable state, county or municipal Law restricting assignment thereof, which assignments and any related documents and filings, shall be satisfactory to the Administrative Agent in its Reasonable Credit Judgment; or

(ii)          is another governmental entity (or a political subdivision thereof, or department, agency or instrumentality thereof);

(u)          such Account has been redated, extended, compromised, settled, adjusted or otherwise modified or discounted, except discounts or modifications that are granted by a Loan Party in the ordinary course of business and that are reflected in the calculation of the Borrowing Base;

(v)          the Account Debtor with respect to such Account is located in a state of the United States of America requiring the filing of a notice of business activities report or similar report in order to permit a Loan Party to seek judicial enforcement in such state of payment of such Account, unless such Loan Party has qualified to do business in such state or has filed a notice of business activities report or equivalent report for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(w)         such Account was acquired or originated by a Person acquired in an Investment (until such time as the Administrative Agent has completed a customary due diligence investigation as to such Accounts and such Person, which investigation may, at the sole discretion of the Administrative Agent, include an appraisal and/or field examination, and the Administrative Agent is satisfied with the results thereof in its Reasonable Credit Judgment);

(x)          such Account

(i)           represents a sale on a bill-and-hold, guaranteed sale, sale and return, ship-and-return, sale on approval, consignment or other similar basis; or

(ii)          was made pursuant to any other agreement providing for repurchases or return of any merchandise which has been claimed to be defective or otherwise unsatisfactory;

(y)          any such Account that is the obligation of an Account Debtor that is, to the knowledge of any Borrower or the Administrative Agent, a Sanctioned Person;

(z)           any such Account that is subject to a restriction on assignment that is enforceable against third parties and that impairs the Collateral Agent’s Lien (and/or the Australian Security Trustee’s Lien) on such Account or the Administrative Agent’s ability to enforce the Account;

(aa)          such Account is subject to any security deposit (to the extent received from the applicable Account Debtor), progress payment, retainage or other similar advance made by or for the benefit of the applicable Account Debtor, in each case to the extent thereof;

(bb)         (i)          such Account was invoiced in advance of goods or services provided,

(ii)          such Account was invoiced twice or more, or

(iii)         the associated revenue has not been earned;

(cc)         except in the case of any Unbilled Accounts, the goods giving rise to such Account have not been shipped and/or title has not been transferred to the Account Debtor, or the Account represents a progress-billing or otherwise does not represent a complete sale; for purposes hereof, “progress-billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon the completion by a Loan Party of any further performance under the contract or agreement; or

(dd)         such Account is otherwise unacceptable to the Administrative Agent (or, during a Co-Collateral Agent Period, the Administrative Agent and the Co-Collateral Agent) in its Reasonable Credit Judgment.

In determining the amount of any Account, the face amount of such Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (A) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any of the Loan Parties may be obligated to rebate to a customer pursuant to the terms of any written agreement or understanding), (B) the aggregate amount of all limits and deductions provided for in this definition and elsewhere in the Loan Documents, if any, and (C) the aggregate amount of all cash received in respect of such Account but not yet applied by a Loan Party to reduce the amount of such Account.

Notwithstanding the foregoing, if at any time the aggregate amount of all Accounts of any single Account Debtor and its Affiliates exceeds 20% of the aggregate amount of all Eligible Accounts, then the Accounts of such Account Debtor in excess of such percentage shall not be deemed “Eligible Accounts,” unless such Account is supported by Acceptable Credit Support.

“Eligible Assignee” means

(a)          a Lender;

(b)          an Affiliate of a Lender;

(c)          an Approved Fund that is, in the case of this clause (c) approved by each L/C Issuer; and

(d)         any other Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person)) that is, in the case of this clause (d), approved by

(i)           the Administrative Agent,

(ii)          the Swingline Lender,

(iii)         each L/C Issuer and

(iv)         unless an Event of Default has occurred and is continuing, the Borrower Representative

(each such approval not to be unreasonably withheld or delayed, provided that the Borrowers shall be deemed to have consented to the assignment to such Person if the Borrowers have not responded within 5 Business Days of a request for such approval);

provided, further, that in no event shall Holdings or its Subsidiaries (or any Affiliate thereof) or a Defaulting Lender be an “Eligible Assignee”.

“Eligible Billed Account” means, at any time of determination, each Eligible Account of the Borrowers for which an invoice has been sent to the applicable Account Debtor with respect to such Eligible Account.

“Eligible Coal Inventory” means any Coal Inventory of the Loan Parties that constitutes Eligible Inventory.

“Eligible Inventory” means, at any time of determination, without duplication, the Inventory Value of all Coal Inventory and Supplies Inventory of the Loan Parties at such time (including, without limitation, all Coal Inventory located at mines and ports and all Supplies Inventory located at storage locations or mines); provided, that unless otherwise from time to time approved in writing by the Administrative Agent in its sole discretion, no Inventory shall constitute Eligible Inventory if, without duplication:

(a)          the applicable Loan Party does not have good and valid title to such Inventory, free and clear of any Lien (other than Permitted Liens (and, to the extent such Permitted Lien is senior to the Liens securing the Obligations, a Reserve has been established in respect thereof (including, in respect of Inventory subject to retention of title, amounts equal to amounts payable to suppliers of such Inventory)));

(b)          the Administrative Agent’s Lien on such Inventory, for the benefit of itself and the other Secured Parties, is not a valid first priority perfected Lien (subject to Permitted Liens for (and, to the extent such Permitted Lien is senior to the Liens securing the Obligations, a Reserve has been established in respect thereof));

(c)          any of the representations or warranties in the Loan Documents with respect to such Inventory are untrue or inaccurate in any material respect (or, with respect to representations or warranties that are qualified by materiality, any of such representations and warranties are untrue or inaccurate);

(d)          such Inventory

(i)           is either not finished goods (other than raw or unprocessed coal) or which constitutes work-in-process, packaging and shipping material or bill-and-hold goods,

(ii)          constitutes goods held on consignment (including any goods consigned at the location of a customer, supplier or contractor, but that are accounted for in the Inventory balance of the Loan Parties), or

(iii)         constitutes goods which are not of a type held for sale in the ordinary course of business (other than in respect of Supplies Inventory);

(e)          such Inventory is in-transit to or from a location not leased or owned by a Loan Party (it being understood that the Loan Parties shall provide their best estimate of the value of all such Inventory, which estimate is to be reflected in the Borrowing Base Certificate), other than any Coal Inventory that is either (a) in-transit between mines and wash plants or (b) from wash plants to ports; provided, that if the Loan Parties do not own the means of transportation, a Reserve shall have been established in respect of the costs of such means of transportation;

(f)           such Inventory is not located in the United States of America or Australia;

(g)          such Inventory is located at any location leased by any of the Loan Parties, unless

(i)           the lessor has delivered to the Administrative Agent a Landlord Lien Waiver as to such location or

(ii)          a Rent Reserve has been established by the Administrative Agent in its Reasonable Credit Judgment (measured as of the most recent practicable date);

(h)          such Inventory is located in any third-party storage facility or is otherwise in the possession of a warehouseman or bailee (including any repairman), unless

(i)           such third party, warehouseman or bailee has delivered to the Administrative Agent a Landlord Lien Waiver and such other documentation as the Administrative Agent may reasonably require, or

(ii)          a Rent Reserve has been established by the Administrative Agent in its Reasonable Credit Judgment;

(i)           such Inventory is being processed or manufactured offsite (unless such processor or manufacturer has delivered to the Administrative Agent a Landlord Lien Waiver and such other documentation as the Administrative Agent may reasonably require);

(j)           such Inventory was acquired or originated by a Person acquired in an Investment (until such time as the Administrative Agent has completed a customary due diligence investigation as to such Inventory and such Person, which investigation may, at the sole discretion of the Administrative Agent, include an inventory appraisal and/or field examination, and the Administrative Agent is satisfied with the results thereof in its Reasonable Credit Judgment);

(k)         except in the case of Supplies Inventory, such Inventory consists of operating supplies, labels, packaging or shipping materials, cartons, repair parts, labels or miscellaneous spare parts, nonproductive stores Inventory and other such materials, in each case, not considered used for sale in the ordinary course of business;

(l)          such Inventory is obsolete, slow-moving, nonconforming or unmerchantable or is identified as a write-off, overstock or excess by any of the Loan Parties;

(m)        any such Inventory,

(i)          to the extent of any portion of the Inventory Value thereof that is attributable to intercompany profit among the Loan Parties or any of their respective Affiliates (it being understood and agreed that the applicable Loan Party shall provide its best estimate of such Inventory Value to the Administrative Agent, which Inventory Value shall be approved by the Administrative Agent and reflected in the most recent Borrowing Base Certificate) or

(ii)          is thermal and other coal inventory located in Australia and held for sale to Stanwell;

(n)          any such Inventory as to which any of the Loan Parties takes an unrecorded book to physical inventory reduction based on the average of the most recent 12 months of physical inventory adjustments;

(o)          any such Inventory is Supplies Inventory unless a Reserve has been established in respect of all amounts owing to suppliers of such Supplies Inventory;

(p)          such Inventory is otherwise unacceptable to the Administrative Agent (or, during a Co-Collateral Agent Period, the Administrative Agent and the Co-Collateral Agent) in its Reasonable Credit Judgment; or

(q)          in the event that Total Outstandings are greater than 50% of the Borrowing Base, 75% of all Inventory that is located at or in transit to Wiggins Island Coal Export Terminal that would otherwise constitute Eligible Inventory.

“Eligible Supplies Inventory” means any Supplies Inventory of the Borrowers that constitutes Eligible Inventory.

“Eligible Unbilled Account” means, at any time of determination, without duplication, each Unbilled Account of the Loan Parties which, other than due to its unbilled status, constitutes an Eligible Account at such time; provided, that unless otherwise approved from time to time in writing by the Administrative Agent in its sole discretion, an Unbilled Account may constitute an Eligible Unbilled Account if:

(a)          the entire amount of the relevant Coal Inventory pertaining to such Unbilled Account has been shipped from a mine or wash plant, with the intended destination being either a domestic or export port, shipping terminal, customer location or other waypoint at which it is to be weighed and graded, with the additional expectation that, if such port, shipping terminal or other waypoint, is not a customer location, the entire amount of the relevant Coal Inventory pertaining to such Unbilled Account is expected to be loaded onto a vessel and shipped to a customer;

(b)          a provisional invoice has been created; and

(c)           the provisional invoice related to such Unbilled Account was created less than 30 days ago.

“Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, and natural resources such as flora or fauna.

“Environmental Laws” means any and all Laws or other governmental restrictions, including the common law and any governmental concessions, grants, franchises or agreements, in each case having the force of law relating to

(a)           (i)           preservation or protection of the Environment or

(ii)          the generation, manufacture, use, labeling, treatment, storage, handling, or transportation of pollutants, contaminants, chemicals, or industrial, toxic or hazardous materials, substances or wastes, or the emission, discharge, release or threatened release of such materials, substances or wastes into the Environment,

(b)          the SMCRA,

(c)           the MSHA,

(d)          human health as affected by exposure to hazardous or toxic materials substances or wastes,

(e)           acid mine drainage or

(f)           mining operations and activities to the extent relating to protection of the Environment or Reclamation;

provided, that “Environmental Laws” do not include any laws relating to worker or retiree benefits, including benefits arising out of occupational diseases.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon

(a)          any non-compliance with any Environmental Law,

(b)          the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials,

(c)          exposure to any Hazardous Materials,

(d)          the release or threatened release of any Hazardous Materials into the Environment,

(e)          Reclamation or

(f)           any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” means any and all permits, licenses, registrations, certifications, exemptions and any other authorization required under any applicable Environmental Law (including, without limitation, those necessary under any applicable Environmental Laws for the construction, maintenance and operation of any coal mine or related processing facilities or Reclamation).

“Equipment” has the meaning specified in the UCC.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means has the meaning specified in the Introductory Statement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any of the Borrowers within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means

(a)          a Reportable Event with respect to a Pension Plan;

(b)          a withdrawal by any of the Borrowers or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA;

(c)          a complete or partial withdrawal by any of the Borrowers or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in “endangered” or “critical” status;

(d)          the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan;

(e)          an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan;

(f)           the imposition of any Lien pursuant to ERISA or the Code with respect to any Pension Plan or any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any of the Borrowers or any of their respective ERISA Affiliates; or

(g)          the failure to meet the minimum funding standard of Section 412 of the Code with respect to a Pension Plan or the filing of a request for a waiver of such standards.

“Erroneous Payment” has the meaning assigned to it in Section 9.17(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.17(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.17(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.17(d).

“Erroneous Payment Subrogation Obligations” has the meaning assigned to it in Section 9.17(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Base Rate” means,

(a)          in the case of Loans,

(i)          with respect to any Interest Period for any Eurocurrency Rate Loan denominated in Dollars, the rate per annum, determined by the Administrative Agent to be the offered rate for deposits in Dollars for the applicable Interest Period, equal to the ICE Benchmark Administration Limited LIBOR Rate (“ICE LIBOR”), as published by Bloomberg (or another commercially available source providing quotations of ICE LIBOR as designated by Administrative Agent from time to time) as of 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period and

(ii)          with respect to any Interest Period for any Eurocurrency Rate Loan denominated in an Alternate Currency (other than Australian Dollars), the rate per annum, determined by the Administrative Agent to be offered for deposits in such Alternate Currency for the applicable Interest Period, equal to the ICE Benchmark Administration Interest Settlement Rates (or the successor thereto if the ICE Benchmark Administration is no longer making such rates available) (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or its successor) as an authorized information vendor for the purpose of displaying such rates) (the “LIBO Screen Rate” and together with ICE LIBOR, the “Screen Rates”) as of 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; and

(b)          to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the Eurocurrency Base Rate shall be the Interpolated Screen Rate.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.

“Eurocurrency Rate” means, with respect to any Interest Period for any Eurocurrency Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing

(a)          the Eurocurrency Base Rate by

(b)          (i)            a percentage equal to 100% minus

(ii)          the reserve percentage applicable two (2) Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the Eurocurrency Rate is determined) having a term equal to such Interest Period;

provided, if any such rate is less than 0.25%, the Eurocurrency Rate shall be deemed to be 0.25%.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Account” means

(a)          any Deposit Account, Securities Account or Commodities Account of any Loan Party holding at all times less than $500,000 individually and $2,000,000 in the aggregate; and

(b)          any other Deposit Account of any Loan Party used exclusively to hold funds

(i)           to be used to pay payroll and other employee wage and benefit payments to or for the benefit of any Loan Party’s or any of its Subsidiaries’ officers, directors or employees,

(ii)          to be used to pay Taxes (including sales Tax) required to be collected, remitted or withheld by any Loan Party or any of its Subsidiaries,

(iii)         zero balance disbursement accounts, or

(iv)         which any Loan Party or any of its Subsidiaries holds on behalf of a third party (other than any Affiliate of such Loan Party or such Subsidiary) as escrow or fiduciary for such third party.

“Excluded Assets” has the meaning specified in the Security Agreement and applies in respect of the property and assets of a U.S. Loan Party only.

“Excluded Equity Interests” has the meaning specified in the Security Agreement.

“Excluded Subsidiary” means any Subsidiary of Holdings that is

(a)          an Unrestricted Subsidiary,

(b)          prohibited by any applicable requirement of Law or by any Contractual Obligation existing on the Closing Date (or, if later, on the date such Subsidiary is acquired pursuant to an acquisition permitted hereunder (so long as such prohibition is not incurred in contemplation of such acquisition)) from providing a Guarantee of the Obligations or that would require the consent, approval, license or authorization of any Governmental Authority in order to provide such Guarantee or where the provision of such Guarantee would result in material adverse Tax consequences to Holdings and its Subsidiaries as reasonably determined by Holdings,

(c)          a Disregarded Domestic Person,

(d)          [reserved],

(e)          a Subsidiary not organized in the United States, England, Australia or Singapore,

(f)           an Immaterial Subsidiary,

(g)          a CFC or a Subsidiary of a CFC, or

(h)          any other Subsidiary to the extent that the burden or cost of providing a Guarantee of the Obligations outweighs the benefit afforded thereby as reasonably determined by the Administrative Agent and Holdings.

Notwithstanding the foregoing, (x) no Subsidiary of Holdings that is a direct or indirect parent of the Australian Borrower or the U.S. Borrower may be an Excluded Subsidiary and (y) any Subsidiary that guarantees the Senior Secured Notes or any other Series of Notes Secured Debt shall not be an Excluded Subsidiary.

Notwithstanding anything hereunder or under any Loan Documents, no Restricted Subsidiary formed or organized under the laws of Australia (or successors thereto) shall be considered a CFC or Disregarded Domestic Person or be subject to any Section 956 Limitations, or be or become owned by any entity other than Loan Parties (such that Lenders are unable to obtain a 100% pledge of the Equity Interests issued by such entities formed or organized under the laws of Australia); for purposes of the foregoing, “Section 956 Limitation” means any exclusion or limitation on an entity providing guarantees, pledging its assets, or engaging in any repayment or repatriation transaction or on the pledge of Equity Interests issued by such entity, in each case, as a result of such entity being considered a CFC or any adverse tax consequences, cost or impact under Section 956 of the Code.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder,

(a)          branch profits Taxes, Taxes imposed on or measured by net income (however denominated), and franchise Taxes, in each case,

(i)           imposed on it as a result of the Administrative Agent, such Lender or such L/C Issuer (or such other recipient) being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or

(ii)          that are Other Connection Taxes,

(b)          in the case of a Lender, United States federal withholding Taxes that are imposed on amounts payable to or for the account of such Lender pursuant to a law in effect at the time such Lender becomes a party hereto (other than an assignee pursuant to a request by the Borrowers under Section 3.06 and Section 11.13), or designates a new Lending Office; except to the extent that such Lender (or its assignor, if any) was entitled, immediately before designation of a new Lending Office (or assignment), to receive additional amounts or indemnity from the Borrowers with respect to such withholding Tax pursuant to Section 3.01(a),

(c)          any Tax that is attributable to the failure of the Administrative Agent, such Lender or such L/C Issuer (or such other recipient) to comply with Section 3.01(f),

(d)          any withholding Taxes imposed under FATCA,

(e)          any deduction or withholding arising as a result of a notice or direction under Section 260-5 of Schedule 1 to the TAA, or under Section 255 of the ITAA 1936 or under other similar legislation (as applicable) requiring an Australian Loan Party (or any person on their behalf) to deduct or withhold from sums payable by it to a person under this Agreement an amount on account of any Taxes or other charges payable by the payee,

(f)           Australian Withholding Tax which arises in respect of any interest paid to a Lender that is an Offshore Associate of an Australian Loan Party, or

(g)          Tax required to be deducted or withheld that could have been avoided had the relevant payee provided the Australian Loan Party with its name, address, Australian Business Number, Tax File Number, similar details or proof of other applicable exemptions or complied with any necessary procedural formalities.

“Existing L/C Issuing Banks” means, collectively, Australia and New Zealand Banking Group Limited, HSBC Bank USA, National Australia Bank Limited and Westpac Banking Corporation as issuing banks under the Existing Syndicated Facility Agreement.

“Existing Syndicated Facility Agreement” means the syndicated facility agreement originally dated 15 September 2018 (as amended on 11 September 2019) among the Loan Parties, Westpac Banking Corporation (as agent), Westpac Administration Pty Limited (as security trustee), and the other parties thereto.

“Facility” has the meaning specified in the introductory statement hereto.

“Facility Increase” has the meaning specified in Section 2.15.

“Facility Increase Amount” has the meaning specified in Section 2.15.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fee Letter” means, that certain fee letter, dated as of April 5, 2021, among the Australian Borrower and Citigroup Global Markets Inc.

“Financial Statements” means the financial statements of Holdings and its Subsidiaries, on a consolidated basis, delivered in accordance with Section 6.01.

“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee; provided that for all purposes hereunder, the amount of Indebtedness under any Financing Lease shall be the capitalized amount thereof appearing on such balance sheet in accordance with GAAP.

“Fixed Charge Coverage Ratio” means, with respect to any period, the ratio of

(a)          Consolidated EBITDA of Holdings and its Subsidiaries for such period, minus non-financed Capital Expenditures (including Capital Expenditures financed with the proceeds of any Loans) paid or payable currently in cash by Holdings or any of its Subsidiaries for such period, to

(b)          the Fixed Charges of Holdings and its Subsidiaries during such period.

“Fixed Charges” means, for any period, the sum of, without duplication:

(a)          all scheduled amortization payments of principal paid or due and payable during such period by Holdings or any its Subsidiaries in respect of (i) any Indebtedness under clause (a) of the definition thereof (including scheduled payments of the principal portion of Capital Lease Obligations), (ii) any Permitted Securitization Financings and (iii) any Permitted Factoring Arrangements, plus

(b)          consolidated interest expense (including the interest component of payments under Capital Lease Obligations, Permitted Securitization financings and Permitted Factoring Arrangements) of Holdings and its Subsidiaries for such period, plus

(c)          the aggregate amount of Federal, state, local and foreign income Taxes and franchise and similar Taxes (net of any benefit or credit) included in the determination of Consolidated Net Income paid in cash during such period, plus

(d)          all Restricted Payments payable during such period to any Person other than Holdings and its Subsidiaries.

“Fixtures” has the meaning specified in the UCC and the Australian PPS Law.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the initial Benchmark for each Alternate Currency provided for hereunder.

“Foreign Excluded Asset” means (a) Excluded Equity Interests, and (b) any asset the pledge of which would result in adverse tax consequences, and in each case applies in respect of the property and assets of a Loan Party that is a Foreign Subsidiary.

“Foreign Lender” means, with respect to the Borrowers, any Lender that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary of Holdings that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Ratable Portion of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof; and (b) with respect to the Swingline Lender, such Defaulting Lender’s Ratable Portion of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, with respect to any specified Person, any Indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent,

(a)          in respect of borrowed money or advances (and Guarantees thereof); or

(b)          evidenced by loan agreements, bonds, notes or debentures or similar instruments or letters of credit or bank guarantees (solely to the extent such letters of credit, bank guarantees or other similar instruments have been drawn and remain unreimbursed) or, without duplication, reimbursement agreements in respect thereof.

“Future Notes Priority Lien Indebtedness” means any Indebtedness of the Australian Borrower and/or the Guarantors that is secured by a Lien on the Collateral ranking equally and ratably with the Senior Secured Notes as permitted by the Senior Secured Notes Indenture; provided that

(a)          the trustee, agent or other authorized representative for the holders of such Indebtedness (other than in the case of any additional notes issued pursuant to the Senior Secured Notes Indenture) shall execute a joinder or amendment to the applicable Notes Security Documents and the ABL Intercreditor Agreement and Stanwell Intercreditor Agreement, as applicable, and

(b)          Holdings shall designate such Indebtedness as “Future Priority Lien Indebtedness”.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Closing Date other than the Capital Lease Accounting Policies.

“General Intangible” has the meaning set forth in Article 9 of the UCC and the meaning given to the term “intangible property” in the Australian PPS Act.

“Goods” has the meaning specified in the UCC and the Australian PPS Act.

“Governmental Authority” means the government of the United States, Australia or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Greenbrier Mine” means the underground bord and pillar mine and the surface contour and highwall mining operations located in the Greenbrier and Nicholas Counties of West Virginia, in the United States of America.

“Guarantee” means, as to any Person (the “guaranteeing person”), any obligation of

(a)          the guaranteeing person or

(b)          another Person (including, without limitation, any bank under any letter of credit or bank guarantee) to the extent the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation in order to induce the creation of such obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, reimbursement obligations under letters of credit and bank guarantees and any obligation of the guaranteeing person, whether or not contingent,

(i)           to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(ii)          to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor,

(iii)        to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or

(iv)        otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof;

provided, however, that the term Guarantee shall not include

(i)          ordinary course performance guarantees by any Loan Party of the obligations (other than for the payment of borrowed money) of any other Loan Party and

(ii)         endorsements of instruments for deposit or collection in the ordinary course of business.

The amount of any Guarantee obligation of any guaranteeing person shall be deemed to be the lower of

(a)          an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee obligation is made and

(b)         the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means each Guarantor listed on Schedule 1.01(a), and each of the existing and future, direct or indirect, Subsidiaries of Holdings (other than any Excluded Subsidiary) that guarantees the Obligations pursuant to Section 6.12.

“Hazardous Materials” means any substances, materials or wastes, defined, listed or regulated as “hazardous”, “toxic”, a “pollutant”, or a “contaminant” (or terms of similar regulatory intent or meaning) under, any applicable Environmental Law or that could reasonably be expected to give rise to liability under, any applicable Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, gasoline or petroleum (including crude oil or any fraction thereof), explosive substances, radioactive materials or wastes, petroleum products, or any coal ash, coal combustion by-products or waste, boiler slag, scrubber residue or flue desulphurization residue.

“Head Company” has the meaning specified in the ITAA 1997.

“Hedge Bank” means (a) a Lender or an Affiliate of a Lender that is a party to a Secured Hedge Agreement on the Closing Date or (b) any Person that, at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, in each case, in its capacity as a party to such Secured Hedge Agreement.

“Hedging Obligations” means, with respect to any Person, any obligations arising under any Swap Contract, Interest Rate Agreement, Currency Agreement or Commodity Agreement that are owed to a Hedge Bank.

“Hedging Reserve” means a reserve established by the Administrative Agent (or, during a Co-Collateral Agent Period, the Administrative Agent and the Co-Collateral Agent) in its Reasonable Credit Judgment in respect of Secured Hedging Obligations based upon the credit exposure of any Hedge Banks to any Loan Party in respect of any Secured Hedging Obligations, as notified by such Hedge Bank in writing to the Administrative Agent and the Co-Collateral Agent; provided that (x) the maximum amount of Hedging Reserves in respect of each Hedge Bank shall not exceed the lesser of (i) the actual credit exposure of such Hedge Bank to the Loan Parties and (ii) the aggregate Designated Amounts with respect to such Hedge Bank and (y) the aggregate maximum amount of Hedging Reserves shall in no event exceed the lesser of (i) $25,000,000 and (ii) the actual credit exposure of all Hedge Banks to the Loan Parties.

“Honor Date” shall have the meaning specified in Section 2.04(d)(i).

“Immaterial Subsidiary” means, at any date of determination, each Subsidiary of Holdings that is not a Material Subsidiary.

“Increase Effective Date” has the meaning specified in Section 2.15.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication, whether or not contingent):

(a)          the principal in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(b)          all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(c)          all obligations of such Person issued or assumed as the deferred purchase price of property (but excluding obligations relating to the deferred purchase price of the Stanwell Reserved Area and the Stanwell Rebate), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accrued expenses or accounts payable or other liability to trade creditors arising and paid in the ordinary course of business);

(d)          all obligations of such Person for the reimbursement of any obligor on any letter of credit, bank guarantee, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit or bank guarantees securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit and bank guarantees are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the applicable letter of credit or bank guarantee);

(e)          all Disqualified Stock issued by such Person valued at the greater of its voluntary and involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends;

(f)          any Preferred Stock issued by (i) such Person, if such Person is a Restricted Subsidiary or (ii) any Restricted Subsidiary of such Person, valued at the greater of its voluntary and involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends;

(g)          all obligations of the type referred to in clauses (a) through (f) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(h)          all obligations of the type referred to in clauses (a) through (g) above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and

(i)           to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by Holdings or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments, earn-outs or similar obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time; provided, further, that the amount of Indebtedness with respect to any Hedging Obligation shall be equal to (i) zero if such Hedging Obligation has been incurred pursuant to Section 7.02(g) or (ii) the net amount payable if the Commodity Agreement, Currency Agreement or Interest Rate Agreement giving rise to such Hedging Obligation terminated at that time due to default by such Person if not incurred pursuant to such clause.

Notwithstanding the foregoing, “Indebtedness” shall not include any Reclamation Obligations or Obligations under or in respect of Permitted Securitization Financings or Permitted Factoring Arrangements.

“Indemnified Liabilities” has the meaning specified in Section 11.04.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of Holdings.

“Information” has the meaning specified in Section 11.07.

“Insolvency Proceeding” means:

(a)          any voluntary or involuntary case or proceeding under any Debtor Relief Law with respect to any Loan Party or its Restricted Subsidiaries;

(b)          any other voluntary or involuntary insolvency or bankruptcy case or proceeding, or any receivership, liquidation or other similar case or proceeding with respect to any Loan Party or its Restricted Subsidiaries or with respect to a material portion of its assets;

(c)          any liquidation, dissolution or winding up of any Loan Party or its Restricted Subsidiary other than as permitted hereunder and under the Senior Secured Notes Documents whether voluntary or involuntary and whether or not involving insolvency or bankruptcy;

(d)          any assignment for the benefit of creditors or any other marshaling of assets or liabilities of any Loan Party or its Restricted Subsidiaries; or

(e)          any Australian Insolvency Proceeding.

“Instrument” has the meaning specified in the UCC.

“Intellectual Property” means all intellectual property of every kind and nature and any other similar intangible rights throughout the world, including inventions, designs, patents, copyrights, licenses, trademarks and service marks (including the goodwill connected with the use thereof and symbolized thereby), domain names, trade secrets, confidential or proprietary technical and business information, know-how or other confidential or proprietary data or information, technology, processes, software and databases, together with any and all

(a)          rights and privileges arising under applicable law with respect to the foregoing,

(b)         income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof,

(c)          rights to sue for past, present or future infringements thereof, and

(d)          rights corresponding thereto throughout the world.

“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.

“Intercreditor Agreements” means the ABL Intercreditor Agreement and the Stanwell Intercreditor Agreement.

“Interest Payment Date” means,

(a)          as to any Eurocurrency Rate Loan and any BBSY Loan, the last day of each Interest Period applicable to such Loan, the Termination Date, and in the case of a Eurocurrency Rate Loan with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Loan; and

(b)          as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Termination Date.

“Interest Period” means, as to each Eurocurrency Rate Loan and any BBSY Loan, the period commencing on the date such Eurocurrency Rate Loan or BBSY Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan or BBSY Loan and ending on the date one, three or six months (or, to the extent agreed to by all of the Lenders, 12 months) thereafter, as selected by a Borrower in its Borrowing Notice or Notice of Conversion or Continuation, as applicable; provided, that:

(a)         any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)         any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)          no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Interpolated Screen Rate” means, at any time, the rate per annum reasonably determined by the Administrative Agent (which determination, as to any Lender, shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between:

(a)          the Screen Rate for the longest period (for which the Screen Rate for the applicable currency is available) that is shorter than the Interest Period and

(b)          the Screen Rate for the shortest period (for which the Screen Rate for the applicable currency is available) that exceeds the Interest Period, in each case, as of the applicable quotation time in the applicable currency.

“Inventory” has the meaning specified in the UCC or Australian PPS Act.

“Inventory Value” means, at any time of determination, with respect to any Inventory of any of the Loan Parties

(a)          with respect to any Coal Inventory, the actual production cost per ton thereof, based on the “clean coal equivalent” thereof, and

(b)          with respect to any other Inventory, the standard cost determined on an average cost basis and carried on the general ledger or inventory system of such Loan Party stated on a basis consistent with its current and historical accounting practices, in Dollars, determined in accordance with GAAP, less, without duplication, (x) any markup on Inventory from an Affiliate and (y) in the event variances under GAAP are expensed, a Reserve determined by the Administrative Agent (or, during a Co-Collateral Agent Period, the Administrative Agent and the Co-Collateral Agent) in its Reasonable Credit Judgment as appropriate in order to adjust the standard cost of Eligible Inventory to approximate actual cost.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by such Person. If Holdings or any Restricted Subsidiary issues, sells or otherwise disposes of any Equity Interests of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by Holdings or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by Holdings or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by Holdings or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

“Investment Property” has the meaning specified in the UCC.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Borrowers (or any Subsidiary) or in favor of such L/C Issuer and relating to any such Letter of Credit.

“ITAA 1936” means the Income Tax Assessment Act 1936 (Cth) of Australia.

“ITAA 1997” means the Income Tax Assessment Act 1997 (Cth) of Australia.

“Junior Debt” has the meaning specified in Section 7.14.

“Junior Debt Document” means any document governing any Junior Debt.

“Landlord Lien Waiver” means any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement.

“Laws” means, as to any Person, collectively, all international, foreign, Federal, state and local laws, statutes, treaties, rules, regulations, ordinances, codes, and determinations of arbitrators or courts or other Governmental Authorities, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. The amount of any L/C Advance made by an L/C Issuer in an Alternate Currency and not reimbursed by the applicable Borrower shall be determined as set forth in paragraph (e) or (n) of Section 2.04, as applicable.

“L/C Cash Collateral Account” means the account established by, and under the sole dominion and control of, the Administrative Agent maintained with the Administrative Agent and designated as the “Coronado L/C Cash Collateral Account”.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means, collectively, each of Citibank, N.A., Credit Suisse AG and BMO Harris Bank N.A. (each acting through its branches, offices or Affiliates that it deems appropriate) in its respective capacity as issuer of Letters of Credit hereunder, and any other Lender or Lenders reasonably acceptable to Holdings and the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) that agree to act as L/C Issuer, and any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts with respect to Letters of Credit, including all L/C Borrowings plus the aggregate amount of Letter of Credit Fees then due and payable.

“L/C Sublimit” means, at any time, (a) with respect to all of the L/C Issuers taken as a whole, $30,000,000 (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof) and (b) with respect to each L/C Issuer individually, an amount allocated to such L/C Issuer by the Administrative Agent, at the request of the Borrowers, and accepted by such L/C Issuer in its sole discretion. As of the Closing Date, the L/C Sublimit of each L/C Issuer referred to in clause (b) above shall be the amount set forth opposite such L/C Issuer’s name on Schedule 1.01(b).

“Lead Arranger” means Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be applicable.

“Lender” means each financial institution listed on Schedule 1.01(b), as well as any Person that becomes a “Lender” hereunder pursuant to Section 11.06(b). Unless the context requires otherwise, the term “Lender” shall include the Swingline Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire or Assignment and Acceptance by which it became a Lender or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any letter of credit or bank guarantee issued pursuant to Section 2.04(a).

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any L/C Issuer.

“Letter of Credit Expiration Date” means the day that is the earlier of

(a)          12 months after its date of issuance (or such longer period as may be agreed by the applicable L/C Issuer and the applicable Borrower); and

(b)          five (5) Business Days prior to the Maturity Date;

provided that any Letter of Credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to be in clause (b) above, except to the extent Cash Collateralized pursuant to arrangements reasonably acceptable to the relevant L/C Issuer).

“Letter of Credit Fee” has the meaning specified in Section 2.04(j).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory, judgment, liens arising by operation of law or other), charge or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing), including to secure any obligation of any Person or any other agreement or arrangement having a similar effect, including any “security interest” as defined in the Australian PPS Act or the UCC, and any option, call, trust (whether contractual, statutory, deemed, equitable, constructive, resulting or otherwise), UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing, including any right of set-off or recoupment.

“Liquidity Period” means any period commencing on any day that

(a)          any Event of Default shall have occurred and be continuing,

(b)          Availability shall be less than the greater of (x) $17,500,000 and (y) 17.5% of the Maximum Revolving Credit for a period of five (5) consecutive Business Days, or

(c)          Availability shall be less than the greater of (x) $15,000,000 and (y) 15% of the Maximum Revolving Credit on any Business Day,

which period shall terminate on the date on which no Default or Event of Default is subsisting and Availability has exceeded $17,500,000 for a period of 30 consecutive calendar days.

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents (including the Australian Collateral Documents), (d) each Issuer Document, (e) each Secured Hedge Agreement, (f) each Secured Cash Management Agreement and (g) the ABL Intercreditor Agreement and the Stanwell Intercreditor Agreement.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Logan Mine” means the underground and surface mining operations located in the Counties of Boone, Logan, and Wyoming in West Virginia, in the United States of America.

“Lower of Cost or Market Reserve” means any reserve established by the Administrative Agent (or, during a Co-Collateral Agent Period, the Administrative Agent and the Co-Collateral Agent) at any time in respect of the amount by which the Inventory Value of any Coal Inventory exceeds the Market Value thereof.

“Market Capitalization” means an amount equal to

(a)          the total number of issued and outstanding shares of common Capital Stock of Holdings on the date of the declaration of a Restricted Payment permitted pursuant to Section 7.06(g) multiplied by

(b)          the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock is traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Market Value” means, with respect to any Coal Inventory, the fair market value thereof, determined based on the actual selling price of coal to third-parties at any time during the period following the last day of any month (or, during a Liquidity Period, any applicable week) and prior to the delivery of the Borrowing Base Certificate with respect to such month or week, as applicable; provided, that if the aggregate volume of Coal Inventory sold at any time during such period is less than the aggregate on-hand volume of Coal Inventory as of the date of such Borrowing Base Certificate, the Market Value shall be reasonably determined in good faith by the Loan Parties consistent with past practices of the Loan Parties.

“Material Adverse Effect” means a material adverse effect upon

(a)          the business, assets, operations, property or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole,

(b)          the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Secured Parties hereunder or thereunder, and

(c)          the ability of the Loan Parties (taken as a whole) to perform their obligations under the applicable Loan Documents.

“Material Leased Real Property” means

(a)          as of the Closing Date, all Real Property subject to a Real Property Lease under which Holdings, the Borrowers or any other Loan Party is the lessee or tenant, including those listed on Schedule 5.08(a), and

(b)          any other Real Property subject to a Real Property Lease that Holdings, the Borrowers or any other Loan Party enters into or acquires after the Closing Date as the lessee or tenant thereunder for the purpose of mining or conducting mining operations on such leased Real Property (including, without limitation, extraction of coal and other minerals and the processing and transport thereof) in respect of which the coal royalties payable under such Real Property Lease are or would reasonably be expected to be equal to or greater than $1,500,000, in the aggregate, during the period from date of execution of such Real Property Lease to the Maturity Date, as determined by Holdings on the date of execution of such Real Property Lease in its reasonable judgment, provided, however, if any Material Leased Real Property requires a consent from the counterparty, then the Loan Party a party thereto shall use commercially reasonable efforts to obtain such consent. If such consent is not obtained within 120 days, which shall be automatically extended by the same period of time as the Notes Priority Lien Collateral Trustee under the Senior Secured Notes Documents may agree to extend the corresponding post-closing perfection period with respect to the Senior Secured Notes Documents, the Administrative Agent may elect to exclude such Real Property Lease from the definition of Material Leased Real Property.

“Material Owned Real Property” means any Real Property consisting of a fee or surface estate that Holdings, the Borrowers or any other Loan Party:

(a)          owns as of the Closing Date, including those listed on Schedule 5.08(b), or

(b)          acquires an ownership interest in after the Closing Date for the purpose of mining or conducting mining operations on such Real Property (including, without limitation, extraction of coal and other minerals and the processing and transport thereof) the fair value of which, as of the date of acquisition thereof, is equal to or greater than $5,000,000 as determined by the applicable tax assessor.

“Material Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all improvements, fixtures, easements, hereditaments, permits and appurtenances relating thereto, and including, with respect to the Loan Parties, all property listed on Schedule 5.08(a) and Schedule 5.08(b), excluding any portion of real property mutually agreed-upon by Borrower and Administrative Agent containing improvements on the Closing Date or on each date of the acquisition thereof.

“Material Subsidiary” means, at any date of determination, each of the Subsidiaries of Holdings (a) whose total assets at the last day of the most recently ended Test Period were equal to or greater than 2.5% of the Consolidated Tangible Assets of Holdings and its Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 2.5% of the consolidated gross revenues of Holdings and its Subsidiaries for such Test Period, in each case determined in accordance with GAAP; provided, that if, at any time and from time to time, Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in clauses (a) or (b) comprise in the aggregate more than 5.0% of Consolidated Tangible Assets of Holdings and its Subsidiaries as of the end of the most recently ended fiscal quarter or fiscal year for which financial statements are required to have been delivered pursuant to Section 6.01 or more than 5.0% of the consolidated gross revenues of Holdings and its Subsidiaries for the Test Period ending as of the last day of such fiscal quarter or fiscal year, then the Borrowers shall, not later than 30 days after the date by which financial statements for such fiscal quarter or fiscal year are required to be delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Subsidiaries as “Material Subsidiaries” to the extent required such that the foregoing condition ceases to be true and comply with the provisions of Section 6.12 applicable to such Subsidiary; provided, further that the Borrowers may designate any other Subsidiary as a “Material Subsidiary” and comply with the provisions of Section 6.12 applicable to such Subsidiary.

“Maturity Date” means the date that is the earlier of (i) three (3) years after the Closing Date and (ii) 91 days prior to the maturity of any Indebtedness in excess of the Threshold Amount other than any Bi-lateral L/C Agreement (and any amendment, restatement or replacement thereof); provided, that individual Lenders may agree to extend the maturity of their Commitments under the Facility upon the request of the Borrowers and without the consent of any other Lender.

“Maximum Rate” has the meaning specified in Section 11.09.

“Maximum Revolving Credit” means, at any time, the lesser of (i) the Borrowing Base at such time and (ii) the aggregate amount of Commitments in effect at such time.

“Mine” means any excavation or opening into the earth in the United States or Australia now and hereafter made from which coal or other minerals are or can be extracted on or from any of the real properties in which any Person holds an ownership, leasehold or other interest.

“Mining Financial Assurances” has the meaning specified in Section 5.10.

“Mining Laws” means any and all applicable federal, state, local and foreign statutes, laws, regulations, legally-binding guidance, ordinances, rules, judgments, orders, decrees or common law causes of action relating to mining operations and activities under the Mineral Leasing Act of 1920, the Federal Coal Leasing Amendments Act or the Surface Mining Control and Reclamation Act, the Mineral Resources Act 1989 (Qld), Mineral and Energy Resources (Common Provisions) Act 2014 (Qld), Coal Mining Safety and Health Act 1999 (Qld), and in each case including any associated rules or regulations, each as amended or its replacement, and their state and local counterparts or equivalents.

“Mining Title” means fee simple title to surface and/or Coal or an undivided interest in fee simple title thereto or a leasehold interest in all or an undivided interest in surface and/or Coal together with (A) for Real Property designated for surface mining, no less than those easements, licenses, privileges, rights and appurtenances as are necessary to mine, remove, and transport Coal by surface mining methods; (B) for Real Property designated for underground mining, no less than those easements, licenses, privileges, rights and appurtenances as are necessary to mine, remove, and transport Coal by underground mining methods; and (C) for Real Property where any Loan Party has facilities currently used in the Coal mining business, including office and administrative buildings, mine openings, air shafts, preparation and processing plants, slurries and gob disposal areas, retention and drainage ponds, unfinished Reclamation areas, coal terminals, and coal loading and storage facilities, no less than those easements, licenses, privileges, rights, and appurtenances as are necessary to operate such facilities in the manner presently operated.

“Money” has the meaning specified in the UCC.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a deed of trust, trust deed, deed to secure debt, mortgage, leasehold mortgage and leasehold deed of trust on Real Property or Fixtures owned or leased by any Loan Party that is granted to secure any Obligations in form and substance reasonably satisfactory to the Administrative Agent, in each case as amended, restated, supplemented or otherwise modified from time to time.

“MSHA” means the Federal Mine Safety and Health Act of 1977, 30 U.S.C. §§ 801 et seq., as amended.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrowers or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Net Orderly Liquidation Value” means the cash proceeds of Inventory that could be obtained in an orderly liquidation (net of all liquidation expenses, costs of sale, operating expenses and retrieval and related costs), as determined pursuant to the most recent Appraisal delivered to the Administrative Agent.

“Non-ABL Priority Collateral” means all rights, title and interests of each Loan Party in the following Collateral, in each case, whether now owned or existing or hereafter acquired or arising and wherever located, including, without duplication,

(a)          all rights of each Loan Party to receive moneys due and to become due under or pursuant to the following,

(b)         all rights of each Loan Party to receive return of any premiums for or Proceeds of any insurance, indemnity, warranty or guaranty with respect to the following or to receive condemnation Proceeds with respect to the following,

(c)          all claims of each Loan Party for damages arising out of or for breach of or default under any of the following, and

(d)         all rights of each Loan Party to terminate, amend, supplement, modify or waive performance under any of the following, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder:

(i)          all machinery and Equipment;

(ii)         all Material Owned Real Property and Material Leased Real Property;

(iii)        all Intellectual Property;

(iv)        all Equity Interests in all direct Subsidiaries of any Loan Party;

(v)         all intercompany indebtedness of any Subsidiary of Holdings that is not a Loan Party (including, for such purposes, any “Unrestricted Subsidiaries,” howsoever defined) or of any other Affiliate of any Loan Party, in each case, owed to any Loan Party (other than, in the case of any other Affiliate of any Loan Party, all rights to payment arising from any sale, lease, license, assignment or other disposition of Inventory or Goods (other than Fixtures or Equipment) or the provision of services);

(vi)        all Fixtures;

(vii)        all other assets of any Loan Party, whether real, personal or mixed, in each case, not constituting ABL Priority Collateral;

(viii)       to the extent evidencing or governing any of the items referred to in the preceding clauses (i) through (vii), all General Intangibles, letters of credit and bank guarantees (whether or not the respective letter of credit or bank guarantee is evidenced by a writing), Letter-of-Credit Rights, Instruments and Documents; provided that to the extent any of the foregoing also relates to any ABL Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (vii) as being included in the non-ABL Priority Collateral shall be included in the non-ABL Priority Collateral;

(ix)         to the extent relating to any of the items referred to in the preceding clauses (i) through (viii), all insurance; provided that to the extent any of the foregoing also relates to ABL Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (viii) as being included in the non-ABL Priority Collateral shall be included in the non-ABL Priority Collateral;

(x)          to the extent relating to any of the items referred to in the preceding clauses (i) through (ix), all Supporting Obligations; provided that to the extent any of the foregoing also relates to ABL Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (ix) as being included in the non-ABL Priority Collateral shall be included in the non-ABL Priority Collateral;

(xi)         to the extent relating to any of the items referred to in the preceding clauses (i) through (x), all Commercial Tort Claims; provided that to the extent any of the foregoing also relates to ABL Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (x) as being included in the non-ABL Priority Collateral shall be included in the non-ABL Priority Collateral;

(xii)        all Books and records, including all books, databases, customer lists and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing; and

(xiii)       all cash Proceeds and, solely to the extent not constituting ABL Priority Collateral, non-cash Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing (including all insurance Proceeds) and all collateral security, guarantees and other collateral support given by any Person with respect to any of the foregoing;

provided, however, that

(x)          if Collateral of any type is received in exchange for non-ABL Priority Collateral pursuant to an enforcement action or during an Insolvency Proceeding, such Collateral will be treated as non-ABL Priority Collateral and

(y)         if Collateral of any type is received in exchange for ABL Priority Collateral pursuant to an enforcement action or during an Insolvency Proceeding, such Collateral will be treated as ABL Priority Collateral.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.04(c)(iii).

“Non-Hardwired Currencies” means all Alternate Currencies.

“Non-Reinstatement Deadline” has the meaning specified in Section 2.04(c)(iv).

“Nonconsenting Lender” has the meaning specified in Section 11.13.

“Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.

“Note Guarantors” means Holdings and the Subsidiaries of Holdings that are guarantors under the Notes Collateral Trust Agreement.

“Notes Collateral Trust Agreement” means a collateral trust agreement to be entered into on a future date, by and among the Australian Borrower, the Note Guarantors, the Notes Priority Lien Collateral Trustee and the Notes Junior Lien Collateral Trustee.

“Notes Collateral Trust Joinder” means

(a)          with respect to the provisions of the Notes Collateral Trust Agreement relating to any additional Notes Priority Secured Obligations, an agreement substantially in the form attached to the Notes Collateral Trust Agreement and

(b)          with respect to the provisions of the Notes Collateral Trust Agreement relating to the addition of additional guarantors, an agreement substantially in the form attached to the Notes Collateral Trust Agreement.

“Notes Hedge Agreement” means any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Notes Hedging Obligations” of any Person means the obligations of such Person pursuant to any Notes Hedge Agreement.

“Notes Junior Lien” means a Lien on Collateral granted by a Notes Junior Lien Security Document to the Notes Junior Lien Collateral Trustee, at any time, upon any property of the Australian Borrower or any Note Guarantor to secure Notes Junior Lien Obligations.

“Notes Junior Lien Collateral Trustee” means such Person nominated by the holders of the Notes Junior Lien Obligations under any Notes Collateral Trust Joinder, to act in its capacity as collateral trustee for the Notes Junior Lien Secured Parties under the Notes Collateral Trust Agreement, together with its successors in such capacity.

“Notes Junior Lien Debt” means Funded Debt (excluding any ABL Debt and any Notes Priority Lien Debt), that is secured by a Notes Junior Lien and that is permitted to be incurred and permitted to be so secured under each applicable Notes Secured Debt Document; provided, that:

(a)          on or before the date on which such Funded Debt is incurred by the Australian Borrower, such Funded Debt is designated by the Australian Borrower as “Junior Lien Debt” for the purposes of the Notes Secured Debt Documents and the Notes Collateral Trust Agreement pursuant to the procedures set forth in the Notes Collateral Trust Agreement; provided, that no Funded Debt may be designated as both Notes Junior Lien Debt and Notes Priority Lien Debt and no ABL Debt may be designated as Notes Junior Lien Debt;

(b)          the Notes Junior Lien Representative for such Funded Debt executes and delivers a Notes Collateral Trust Joinder in accordance with the terms of the Notes Collateral Trust Agreement; and

(c)          all other relevant requirements set forth in the Notes Collateral Trust Agreement are complied with.

“Notes Junior Lien Documents” means, collectively, any indenture, credit agreement or other agreement pursuant to which any Notes Junior Lien Debt is incurred and the Notes Junior Lien Security Documents

“Notes Junior Lien Obligations” means the Notes Junior Lien Debt and all other Notes Obligations in connection therewith, including, without limitation, interest and premium (if any) (including post-petition interest whether or not allowable), and all guarantees of any of the foregoing.

“Notes Junior Lien Representative” means the trustee, agent or representative of the holders of such Series of Notes Junior Lien Debt who maintains the transfer register for such Series of Notes Junior Lien Debt and

(a)          is appointed as a Notes Junior Lien Representative (for purposes related to the administration of the Notes Security Documents) pursuant to the Senior Secured Notes Indenture, a credit agreement or other agreement governing such Series of Notes Junior Lien Debt, together with its successors in such capacity, and

(b)          who has executed a Notes Collateral Trust Joinder, together with its successor in such capacity.

“Notes Junior Lien Secured Parties” means the holders of Notes Junior Lien Obligations and each Notes Junior Lien Representative and the Notes Junior Lien Collateral Trustee.

“Notes Junior Lien Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by Australian Borrower or any Notes Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Notes Junior Lien Collateral Trustee, for the benefit of any of the Notes Junior Lien Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the Notes Collateral Trust Agreement.

“Notes Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest an allowed claim under applicable bankruptcy or insolvency laws, or U.S. federal or state law or under any foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit, bank guarantees and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the Notes Secured Debt Documents.

“Notes Priority Lien” means a Lien granted, or purported to be granted, by a Senior Secured Notes Security Document to the Notes Priority Lien Collateral Trustee, at any time, upon any property of the Australian Borrower or any Notes Guarantor to secure Notes Priority Lien Obligations.

“Notes Priority Lien Collateral Trustee” means Wilmington Trust, National Association, in its capacity as collateral trustee for the Notes Priority Lien Secured Parties under the Notes Collateral Trust Agreement, together with its successors in such capacity.

“Notes Priority Lien Debt” means:

(a)          the Senior Secured Notes issued on the Closing Date and the related Guarantees; and

(b)          any other Funded Debt (excluding any ABL Debt and any Notes Junior Lien Debt) that is secured by a Notes Priority Lien and that is permitted to be incurred and permitted to be so secured hereunder; provided, that, in the case of Funded Debt referred to in this clause (b):

(i)          on or before the date on which such Funded Debt is incurred by the Australian Borrower, such Funded Debt is designated by the Australian Borrower as “Priority Lien Debt” for the purposes of the Notes Secured Debt Documents and the Notes Collateral Trust Agreement pursuant to the procedures set forth in the Collateral Trust Agreement; provided, that no Funded Debt may be designated as both Notes Priority Lien Debt and Notes Junior Lien Debt and no ABL Debt may be designated as Notes Priority Lien Debt;

(ii)          unless such Funded Debt is issued under an existing Notes Secured Debt Document for any Series of Notes Priority Lien Debt whose representative is already party to the Collateral Trust Agreement, the Notes Priority Lien Representative for such Funded Debt executes and delivers a Notes Collateral Trust Joinder in accordance with the terms of the Notes Collateral Trust Agreement; and

(iii)         all other relevant requirements set forth in the Notes Collateral Trust Agreement are complied with.

For the avoidance of doubt, Notes Hedging Obligations do not constitute Notes Priority Lien Debt but may constitute Notes Priority Lien Obligations. Notes Hedging Obligations that are secured pursuant to the Notes Priority Lien Documents with respect to a Series of Notes Priority Lien Debt shall be “related to” such Series of Notes Priority Lien Debt for purposes of the Notes Collateral Trust Agreement.

“Notes Priority Lien Document” means, collectively, the Senior Secured Notes Indenture, the Senior Secured Notes and the Notes Priority Lien Security Documents (in the case of the Collateral Trust Agreement, to the extent effective at the relevant time), any other indenture, credit agreement or other agreement pursuant to which any Notes Priority Lien Debt is incurred, and each of the other agreements, documents and instruments executed pursuant thereto or in connection therewith.

“Notes Priority Lien Obligations” means the Notes Priority Lien Debt and all other Notes Obligations in connection therewith, including without limitation any post-petition interest whether or not allowable, together with all Hedging Obligations and guarantees of any of the foregoing.

“Notes Priority Lien Representative” means:

(a)          in the case of the Senior Secured Notes, the Senior Secured Notes Trustee; and

(b)          in the case of any other Series of Notes Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Notes Priority Lien Debt who maintains the transfer register for such Series of Notes Priority Lien Debt and is appointed as a representative of the Notes Priority Lien Debt (for purposes related to the administration of the Notes Security Documents) pursuant to the agreement governing such Series of Notes Priority Lien Debt, and who has executed a Notes Collateral Trust Joinder, together with any successor in such capacity.

“Notes Priority Lien Secured Parties” means, as of any date of determination, the holders of Notes Priority Lien Obligations at that time, including

(a)          each Notes Priority Lien Representative and the Notes Priority Lien Collateral Trustee,

(b)          the noteholders and any other holders of Notes Priority Lien Debt and

(c)          counterparties to Notes Swap Contracts in respect of Notes Hedging Obligations.

“Notes Priority Lien Security Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Australian Borrower or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Notes Priority Lien Collateral Trustee, for the benefit of any of the Notes Priority Lien Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms thereof.

“Notes Priority Secured Obligations” means Notes Priority Lien Obligations and Notes Junior Lien Obligations.

“Notes Secured Debt Documents” means the Notes Priority Lien Documents and the Notes Junior Lien Documents.

“Notes Security Documents” means the Notes Collateral Trust Agreement, the ABL Intercreditor Agreement, the Stanwell Intercreditor Agreement, each joinder to the Notes Collateral Trust Agreement or the ABL Intercreditor Agreement or the Stanwell Intercreditor Agreement, each Notes Priority Lien Security Document and each Notes Junior Lien Security Document, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the terms of the Notes Collateral Trust Agreement. Notwithstanding the foregoing, to the extent that references to “Notes Security Documents” relate solely to Notes Priority Lien Obligations or Notes Junior Lien Obligations, such references shall refer only to the Notes Security Documents applicable to Notes Priority Lien Obligations or Notes Junior Lien Obligations, as the case may be.

“Notes Swap Contract” means

(a)          any interest rate swap agreement, interest rate cap agreement, interest rate future agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement designed to protect against or mitigate interest rate risk,

(b)          any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement designed to protect against or mitigate foreign exchange risk and

(c)           any commodity or raw material, including coal, futures contract, commodity hedge agreement, option agreement, any actual or synthetic forward sale contracts or other similar device or instrument or any other agreement designed to protect against or mitigate raw material price risk (which shall for the avoidance of doubt include any forward purchase and sale of coal for which full or partial payment is required or received), in each case, that is secured under the Notes Priority Lien Documents.

“Notice of Conversion or Continuation” means a notice by the Borrower Representative or Borrowers to (i) convert Base Rate Loans or any portion thereof to Eurocurrency Rate Loans or (ii) at the end of any applicable Interest Period, convert Eurocurrency Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurocurrency Rate Loans or BBSY Loans or any portion thereof for an additional Interest Period, in each case, substantially in the form of Exhibit B.

“Notification” shall have the meaning given to such term in clause (s) of the definition of “Eligible Accounts.”

“Obligations” means all advances to, and debts, liabilities and obligations (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any proceeding under any Debtor Relief Law, relating to Holdings or any of its Subsidiaries, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) of, any Loan Party arising under any Loan Document (or otherwise with respect to any Loan, Letter of Credit, Swingline Loan, Protective Advance or, without duplication and for the avoidance of doubt, obligations described under Section 9.17(e)) whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, provided, however, that the “Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Obligee Guarantor” shall have the meaning given to such term in Section 10.08.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Offshore Associate” means an Associate:

(a)          which is (i) a non-resident of Australia and does not become a Lender or receive payment in carrying on a business in Australia at or through a permanent establishment of the Associate in Australia, or (ii) a resident of Australia and which becomes a Lender or receives a payment in carrying on a business in a country outside Australia at or through a permanent establishment of the Associate in that country; and

(b)          in either case, which does not become a Lender and receive payment in the capacity of (i) a dealer, manager or underwriter in relation to an invitation under section 128F of the ITAA 1936, or (ii) a clearing house, custodian, funds manager or responsible entity of a registered scheme.

“Organization Documents” means,

(a)          with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);

(b)          with respect to any limited liability company,

(i)           the certificate or articles of formation or organization and operating agreement and

(ii)          with respect to any limited liability company incorporated in Australia, the certificate of incorporation and the constitution (if any); and

(c)          with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Administrative Agent, Lender or L/C Issuer (or any such other recipient) Taxes imposed as a result of a present or former connection between the recipient and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent, such Lender, or such L/C Issuer (or such other recipient) having executed, delivered, become a party to, performed its obligations under, received a payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Rate Early Opt-in Election” means, an Early Opt-in Election has occurred under clause (a)(ii) and (b) of the definition of “Early Opt-in Election”.

“Other Taxes” means all present or future stamp, court or documentary Taxes or any other excise or property Taxes, charges or similar levies (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performing, enforcement or registration of, from the receipt or perfection of a security interest under or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06 and Section 11.13).

“Outstanding Amount” means

(a)          with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date;

(b)          with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts;

(c)          with respect to Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments of such Swingline Loans occurring on such date; and

(d)          with respect to Protective Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments of such Protective Advances on such date.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent or any L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Payment Conditions” mean, at any time of determination, with respect to any Indebtedness incurred pursuant to Section 7.02(u), Investment or Restricted Debt Payment (each such event or transaction, a “Permitted Transaction”), the satisfaction of each of the following conditions:

(a)          no Default or Event of Default has occurred and is or was continuing during the 30 consecutive day period immediately preceding the consummation of such Permitted Transaction (assuming such Permitted Transaction (and any Credit Extensions made to finance such Permitted Transaction) shall have occurred on the first day of such period) or would immediately result from the consummation of such Permitted Transaction;

(b)          a Liquidity Period is not in effect at such time; and

(c)          the Borrowers shall have demonstrated compliance at the time of consummation of such Permitted Transaction with either clause (i) or clause (ii) below:

(i)           (x)          pro forma Availability immediately after giving effect to such Permitted Transaction (taking into account any Credit Extensions made to finance such Permitted Transaction), and

(y)          pro forma Availability for the 30 consecutive day period immediately preceding the consummation of such Permitted Transaction (assuming such Permitted Transaction (and any Credit Extensions made to finance such Permitted Transaction) shall have occurred on the first day of such period), shall be, in each case, greater than the greater of $25,000,000 and 25% of the Maximum Revolving Credit, or

(ii)          both

(x)         (1)          pro forma Availability immediately after giving effect to such Permitted Transaction (taking into account any Credit Extensions made to finance such Permitted Transaction), and

(2)          pro forma Availability for the 30 consecutive day period immediately preceding the consummation of such Permitted Transaction (assuming such Permitted Transaction (and any Credit Extensions made to finance such Permitted Transaction) shall have occurred on the first day of such period), shall be, in each case, greater than the greater of $20,000,000 and 20% of the Maximum Revolving Credit, and

(y)         the Fixed Charge Coverage Ratio, on a pro forma basis, as of the last day of the most recently ended Test Period (after giving pro forma effect to such Permitted Transaction and each other Permitted Transaction that has occurred since the beginning of such Test Period) shall not be less than 1.00 to 1.00.

“Payment Recipient” has the meaning assigned to it in Section 9.17(a).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrowers or any ERISA Affiliate or to which the Borrowers or any ERISA Affiliate contributes or has an obligation to contribute.

“Perfection Certificate” means a perfection certificate substantially in the form of Exhibit I or any other form approved by the Administrative Agent, as such perfection certificate may be amended, restated, supplemented or otherwise modified from time to time.

“Perfection Certificate Supplement” means a supplement to the Perfection Certificate substantially in the form of Exhibit J.

“Permitted Cure Security” means an equity security other than Disqualified Stock.

“Permitted Factoring Arrangement” means any factoring arrangement entered into by the Borrowers, Holdings or any Guarantor, whereby the Borrowers, Holdings or any Guarantor, as applicable, agrees to assign and sell from time to time to a financial institution or third-party factor its right, title and interest in certain of its Receivables Assets (which, for the avoidance of doubt, shall include any draft or invoice sold under a draft purchase agreement or similar supply chain finance arrangement); provided, that in connection therewith, all of the following conditions are satisfied as determined by the Administrative Agent in its discretion:

(a)          the Borrowers, Holdings or any Guarantor, as applicable, does not grant any Liens on any Collateral other than a Lien on those Receivables Assets sold pursuant to the terms of a Permitted Factoring Arrangement;

(b)          any Borrowing Base calculation shall exclude all sold Receivables Assets; and

(c)          the purchase price with respect to any sold Receivables Assets is paid in cash in accordance with the terms of the Permitted Factoring Arrangement.

“Permitted Holders” means, collectively, means The Energy & Minerals Group and its Affiliates, and any entity which is controlled by, or any fund which is managed by, The Energy & Minerals Group. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Permitted Liens” has the meaning specified in Section 7.01.

“Permitted Securitization Financing” means one or more transactions pursuant to which

(a)          Securitization Assets or interests therein are sold or transferred to or financed by one or more Special Purpose Securitization Subsidiaries, and

(b)          such Special Purpose Securitization Subsidiaries finance (or refinance) their acquisition of such Securitization Assets or interests therein, or the financing thereof, by selling or borrowing against Securitization Assets and any Swap Obligations or hedging agreements entered into in connection with such Securitization Assets;

provided, that recourse to Holdings, the Borrowers or any Restricted Subsidiary (other than the Special Purpose Securitization Subsidiaries) in connection with such transactions shall be limited to the extent customary (as determined by Holdings in good faith) for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by Holdings, the Borrowers or any Restricted Subsidiary (other than a Special Purpose Securitization Subsidiary)).

“Permitted Transactions” has the meaning specified in the definition of “Payment Conditions”.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrowers or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, by any ERISA Affiliate.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as amended from time to time.

“Pledged Collateral” has the meaning specified in Section 1.03 of the Security Agreement.

“Pledged Stock” has the meaning specified in Section 1.03 of the Security Agreement.

“Port Charges Reserve” means any reserve established by the Administrative Agent (or, during a Co-Collateral Agent Period, the Administrative Agent and the Co-Collateral Agent) at any time in respect of any amounts that are due and payable by any of the Loan Parties to any port authority or any vendor providing sampling and/or loading services to any of the Loan Parties, it being understood that each Borrowing Base Certificate shall specify any amount outstanding as of the date of such Borrowing Base Certificate.

“Preferred Stock,” as applied to the Equity Interests of any Person, means Equity Interests of any class or classes (however designated) which are preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class of such Person.

“Priority Lien Leverage Ratio” means the ratio, as of any date of determination, of

(a)          the aggregate outstanding principal amount of all Notes Priority Lien Debt (including, for the avoidance of doubt, the Senior Secured Notes) of Holdings and the Restricted Subsidiaries on a consolidated basis outstanding as of such date (net of the Unrestricted Cash Amount as of such date), to

(b)          the Consolidated EBITDA for the Test Period then most recently ended for which for which financial statements have been, or were required to have been, delivered pursuant to Section 6.01.

“Proceeds” has the meaning specified in the UCC and the Australian PPS Law and, in any event, shall also include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Administrative Agent or Holdings or any of its Subsidiaries from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to Holdings or any of its Subsidiaries from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of Governmental Authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Pro Forma Financial Statements” means the pro forma financial statements of Holdings and its Subsidiaries, on a consolidated basis, delivered to the Administrative Agent and the Lenders prior to the Closing Date.

“Properties” means the facilities and properties currently or formerly owned, leased or operated by Holdings or any of its Subsidiaries.

“Protective Advances” has the meaning specified in Section 2.03.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 9.16(e).

“Qualified Cash” means unrestricted cash of the Loan Parties that is

(a)          deposited in a cash Deposit Account that is located in the United States and established and maintained at, and in the name of, the Administrative Agent, and over which the Administrative Agent has sole dominion and control, upon terms reasonably satisfactory to the Administrative Agent; and

(b)          subject to the valid, enforceable and first priority perfected security interest of the Administrative Agent and not subject to any other Lien or claim, except to the extent that the holder of any of the same has entered into an intercreditor agreement with the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent (other than customary Liens or rights of setoff of with the Administrative Agent in its capacity as a depository bank), provided, that, for purposes of the amount of Qualified Cash included in the calculation of Borrowing Base, such amount may be reduced, at the Administrative Agent’s option, by any obligations owing to it as a depository bank and, to the extent the Qualified Cash exceeds 5.0% of the Borrowing Base (prior to giving effect to the inclusion of Qualified Cash), the Administrative Agent by notice to the Loan Parties may cause the Borrowing Base then in effect to be recalculated to include the actual amount of Qualified Cash as of the date of such recalculation.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder.

“Rail and Port Agreements” means

(a)          the WICET Substitute Shipper Deed dated 8 July 2019 between Washpool Coal Pty Ltd and Coronado Curragh Pty Ltd;

(b)          the WICET Take or Pay Agreement dated 27 September 2011 between Wiggins Island Coal Export Terminal Pty Ltd and Coronado Curragh Pty Ltd;

(c)          the Access Agreement – Coal (UT5) Coronado Curragh [undated] 2019 between Aurizon Network Pty Ltd and Coronado Curragh Pty Ltd; and

(d)          the Wiggins Island Rail Project Deed (2011) dated 5 September 2011 between Aurizon Network Pty Ltd and Coronado Curragh Pty Ltd.

“Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” means, with respect to any Lender, the percentage obtained by dividing (a) the Commitment of such Lender by (b) the aggregate Commitments of all Lenders (or, at any time after the Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Total Outstandings owing to such Lender by the aggregate outstanding principal balance of the Total Outstandings owing to all Lenders).

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all improvements, fixtures, easements, hereditaments, permits and appurtenances relating thereto.

“Real Property Lease” means any lease, license, letting, concession, occupancy agreement, sublease, easement or right of way to which such Person is a party and is granted a possessory interest in or a right to use or occupy all or any portion of the Real Property (including, without limitation, the right to extract minerals from any portion of Real Property) and every amendment or modification thereof including with respect to the Loan Parties, without limitation, the leases with respect to Real Property listed on Schedule 5.08(a) and any Contractual Obligation with respect to any of the foregoing.

“Reasonable Credit Judgment” means the Administrative Agent’s (or, during a Co-Collateral Agent Period, the Administrative Agent’s and the Co-Collateral Agent’s) commercially reasonable credit judgment (from the perspective of a secured asset-based lender), in accordance with customary business practices for comparable asset-based lending transactions exercised in good faith; provided, that as it relates to the establishment of Reserves or the adjustment or imposition of exclusionary criteria, Reasonable Credit Judgment will require that

(a)          such establishment, adjustment or imposition after the Closing Date be based on the analysis of facts, events, conditions or contingencies first occurring or first discovered by the Administrative Agent after the Closing Date (or, during a Co-Collateral Agent Period, the Administrative Agent and the Co-Collateral Agent) or that are materially different from facts, events, conditions or contingencies known to the Administrative Agent on the Closing Date (or, during a Co-Collateral Agent Period, the Administrative Agent and the Co-Collateral Agent),

(b)          the imposition or increase of any Reserve shall not duplicate

(i)          the exclusionary criteria set forth in the definitions of “Eligible Account,” “Eligible Unbilled Account” and “Eligible Inventory,” as applicable (and vice versa), or

(ii)          any Reserves deducted in computing book value or Net Orderly Liquidation Value, and

(c)          the amount of any such Reserve so established or the effect of any adjustment or imposition of exclusionary criteria shall bear a reasonable relationship to the effects that form the basis thereunder.

“Receivables Assets” means accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by Holdings, the Borrowers or any Subsidiary, in each case, not included within the Borrowing Base.

“Recipient” means (a) the Administrative Agent, (b) any Lender, or (c) any L/C Issuer, as applicable.

“Reclamation” means the reclamation and restoration of land, water and any future, current, abandoned or former mines, and of any other Environment affected by such mines, as required pursuant to SMCRA, any other Environmental Law or any Environmental Permit.

“Reclamation Obligations” means the reclamation, rehabilitation, revegetation and other mine closure obligations (including reclamation mine closure guarantees) of Holdings or any Restricted Subsidiary with respect to mines or other assets of Holdings or any Restricted Subsidiary used or useful in a Related Business.

“Refinance” means, in respect of any Indebtedness or any commitment to extend credit (and the documents governing such indebtedness or commitment to extend credit), to refinance, amend and restate, extend, renew, supplement, restructure, replace, refund or repay, or to issue other Indebtedness or commitment to extend credit in exchange or replacement for such Indebtedness, in whole or in part, whether with the same or different lenders, arrangers, or agents.

“Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of Holdings or any Restricted Subsidiary existing on the Closing Date or incurred in compliance herewith, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(a)          such Refinancing Indebtedness has a maturity no earlier than the maturity of the Indebtedness being Refinanced;

(b)          such Refinancing Indebtedness has a weighted average life at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life of the Indebtedness being Refinanced;

(c)          such Refinancing Indebtedness has an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding under the Indebtedness being Refinanced (plus fees and expenses, including any premium, accrued interest, underwriting discounts and defeasance costs);

(d)          (i)           if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Refinancing Indebtedness is subordinated in right of payment to the Obligations, at least to the same extent as the Indebtedness being Refinanced and

(ii)          if the Lien securing the Indebtedness being Refinanced is subordinated to the Lien securing the Obligations, the Lien securing the Refinancing Indebtedness shall be subordinated to the Lien securing the Obligations;

(e)          (i)           such Refinancing Indebtedness is incurred by either (A) the Restricted Subsidiary that is the obligor on the Indebtedness being Refinanced or (B) Holdings, the Borrowers or a Loan Party and

(ii)          such Refinancing Indebtedness may not be secured by property that did not secured the Indebtedness being Refinanced; and

(f)           (i)           to the extent secured by a Lien on Collateral, such Refinancing Indebtedness shall be subject to the ABL Intercreditor Agreement and the Stanwell Intercreditor Agreement and

(ii)          no Refinancing Indebtedness shall be secured by Lien on ABL Priority Collateral that is senior to or pari passu to the Lien securing the Obligations.

“Register” has the meaning specified in Section 11.06(c).

“Related Business” means any business in which Holdings or any of its Restricted Subsidiaries was engaged on the Closing Date and any business or activity related, ancillary or complementary to such business or that is a natural outgrowth or reasonable extension, development or expansion of such business.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective managers, administrators, trustees, members, partners, directors, officers, employees, agents, attorneys, fund managers, advisors and representatives.

“Relevant Governmental Body” means

(a)          with respect to a Benchmark Replacement in respect of Dollars, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto, and

(b)          with respect to a Benchmark Replacement in respect of any Non-Hardwired Currency,

(i)          the central bank for the currency in which such amounts are denominated hereunder or any central bank or other supervisor which is responsible for supervising either

(A)       such Benchmark Replacement or

(B)       the administrator of such Benchmark Replacement or

(ii)         any working group or committee officially endorsed or convened by:

(A)       the central bank for the currency in which such amounts are denominated,

(B)       any central bank or other supervisor that is responsible for supervising either (x) such Benchmark Replacement or (y) the administrator of such Benchmark Replacement,

(C)       a group of those central banks or other supervisors or

(D)       the Financial Stability Board, or any part thereof.

“Rent Reserve” means each of

(a)          any reserve established by the Administrative Agent (or, during a Co-Collateral Agent Period, the Administrative Agent and the Co-Collateral Agent) in respect of all past due rent and other amounts owing by any Borrower to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person who possesses any Inventory of the Borrowers or could assert a Lien on such Inventory, or

(b)          in the case of any property, where the value of any Inventory of the Borrowers is located, stored, used or held at such property exceeds $1,500,000 and with respect to which no Landlord Lien Waiver has been obtained, a one-month reserve against the Eligible Inventory held at such location established by the Administrative Agent.

“Replacement Assets” means

(a)          (i) any properties or assets that replace the properties or assets that were the subject of such Disposition and properties or assets used or useful in a Related Business that are not classified as current assets under GAAP or (ii) any other capital expenditure,

(b)         all or substantially all the assets of a Related Business or

(c)          a majority of the Voting Stock of any Person engaged in a Related Business that will become, on the date of acquisition thereof, a Restricted Subsidiary.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reports” has the meaning specified in Section 9.15.

“Request for Credit Extension” means

(a)          with respect to a Borrowing, conversion or continuation of Loans, a Borrowing Notice,

(b)          with respect to an L/C Credit Extension, a Letter of Credit Application, and

(c)          with respect to a Swingline Loan, a Swingline Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of

(a)          the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition), and

(b)          the aggregate unused Commitments;

provided, that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means, without duplication,

(a)          the Rent Reserve,

(b)          the Lower of Cost or Market Reserve,

(c)          the Port Charges Reserves,

(d)          Hedging Reserves,

(e)          the Australian Priority Payables Reserves,

(f)           reserves for VAT and extended or extendible retention of title over Accounts, and

(g)         other reserves established or maintained by the Administrative Agent (or, during a Co-Collateral Agent Period, the Administrative Agent and the Co-Collateral Agent) in its Reasonable Credit Judgment to the extent such reserves relate to facts, events, conditions or contingencies first occurring or first discovered by the Administrative Agent (or, in the case of the Co-Collateral Agent, the Co-Collateral Agent) after the Closing Date (or that are materially different from facts, events, conditions or contingencies known to the Administrative Agent (or, in the case of the Co-Collateral Agent, the Co-Collateral Agent) on the Closing Date), and for which no reserves were imposed on the Closing Date, and which have, or could reasonably be expected to have, an adverse effect on the value of the Borrowing Base Collateral or the Liens of the Administrative Agent thereon.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, the treasurer, any assistant treasurer, any vice president or the controller of a Person, or if such person is a limited partnership, a general partner of such Person or such Person’s or such general partner’s manager or managing member, as applicable, or any officer with substantially equivalent responsibilities, but, in any event, with respect to financial matters, the chief financial officer, the chief executive officer or any other officer with substantially equivalent responsibilities.

“Restricted Debt Payment” has the meaning specified in Section 7.14(a).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of Holdings or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests, or on account of any return of capital to Holdings’ stockholders, partners or members (or the equivalent Person thereof).

“Restricted Subsidiary” means any Subsidiary of Holdings that is not an Unrestricted Subsidiary.

“Revaluation Date” shall mean

(a)          with respect to any Alternate Currency Letter of Credit, each of the following:

(i)          each date of issuance, extension or renewal of an Alternate Currency Letter of Credit,

(ii)         each date of an amendment of any Alternate Currency Letter of Credit having the effect of increasing the amount thereof,

(iii)        each date of any payment by the applicable L/C Issuer under any Alternate Currency Letter of Credit, and

(iv)        such additional dates as the Administrative Agent or the applicable L/C Issuer shall determine or the Required Lenders shall require and

(b)          with respect to any Alternate Currency Loans, each of the following:

(i)          each date of a Borrowing of Eurocurrency Rate Loans denominated in an Alternate Currency,

(ii)         each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternate Currency pursuant to Section 2.02, and

(iii)         such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by Holdings or a Restricted Subsidiary on the Closing Date or thereafter acquired by Holdings or a Restricted Subsidiary whereby Holdings or a Restricted Subsidiary transfers such property to a Person and Holdings or a Restricted Subsidiary leases it from such Person.

“Sanctioned Person” means, at any time, any Person with which dealings are prohibited or restricted by Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced by (a) the U.S. government, including those administered by the OFAC, the U.S. Department of State, and the U.S. Department of Commerce, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, including Her Majesty’s Treasury of the United Kingdom or (e) Australia.

“Screen Rate” has the meaning specified in the definition of “Eurocurrency Base Rate”.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means (i) any Cash Management Agreement that is entered into by and between the Borrowers and any Cash Management Bank to the extent designated as such by the Borrowers and such Cash Management Bank in writing to the Administrative Agent from time to time and (ii) each existing Secured Cash Management Agreement listed on Schedule 7.02 as an “Existing Secured Cash Management Agreement”.

“Secured Hedge Agreement” means (i) any Swap Contract permitted under Article 7 that is entered into by and between the Borrowers and any Hedge Bank to the extent designated as such by the Borrowers and such Hedge Bank in writing to the Administrative Agent from time to time in accordance with Section 11.16 and (ii) each existing Secured Hedge Agreement listed on Schedule 7.02 as an “Existing Secured Hedge Agreement”.

“Secured Hedging Obligations” means the amount of all debts, liabilities and obligations of any Loan Party in respect of any Secured Hedge Agreement; provided that

(a)         in respect of Hedging Obligations of such Loan Party owed to the applicable Hedge Bank at any time, such amount shall be deemed to be the Swap Termination Value thereof as of such date and

(b)         any such Hedging Obligation is not also secured pursuant to the Notes Security Documents.

“Secured Indebtedness” means any Funded Debt secured by a Lien.

“Secured Leverage Ratio” means, as of any date of determination the ratio of

(a)          the aggregate outstanding principal amount of all Secured Indebtedness (excluding, for the avoidance of doubt, the obligations relating to the deferred purchase price of the Stanwell Reserved Area and the Stanwell Rebate) of Holdings and its Subsidiaries on a consolidated basis as of such date (net of the Unrestricted Cash Amount as of such date) to

(b)          Consolidated EBITDA of Holdings and its Subsidiaries for the Test Period then most recently ended for which financial statements have been, or were required to have been, delivered pursuant to Section 6.01.

“Secured Parties” means, collectively, (i) the Lenders, (ii) each L/C Issuer, (iii) the Administrative Agent, (iv) the Australian Security Trustee, (v) each Hedge Bank that is a counterparty to a Secured Hedge Agreement with a Loan Party, (vi) each Cash Management Bank that is party to a Secured Cash Management Agreement with a Loan Party, (vii) the Arrangers, and (viii) beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securities Account” has the meaning specified in the UCC and the Australian PPS Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by Holdings, the Borrowers or any Restricted Subsidiary or in which Holdings, the Borrowers or any Restricted Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located:

(a)          Receivables Assets,

(b)          royalty and other similar payments made related to the use of trade names and other intellectual property,

(c)          revenues related to distribution of the products of Holdings, the Borrowers and the Restricted Subsidiaries,

(d)          intellectual property rights relating to the generation of any of the foregoing types of assets,

(e)          any Equity Interests of any Special Purpose Securitization Subsidiary or any Subsidiary of a Special Purpose Securitization Subsidiary and any rights under any limited liability company agreement, trust agreement, shareholders agreement, organization or formation documents or other agreement entered into in furtherance of the organization of such entity, and

(f)          any equipment, contractual rights with unaffiliated third parties, website domains and associated property and rights necessary for a Special Purpose Securitization Subsidiary to operate in accordance with its stated purposes;

provided, that, in each case, no such assets or interests shall be included in the Borrowing Base and the Administrative Agent and Collateral Agent shall maintain an irrevocable, non-exclusive right to have access to, and a royalty-free and rent-free license and right to use, any such trade names, intellectual property, equipment, contractual rights with unaffiliated third parties, website domains and associated property on terms reasonably satisfactory to the Administrative Agent and Collateral Agent.

“Security” has the meaning specified in the UCC and the meaning given to “security interest” in the Australian PPS Act.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, by and among the Administrative Agent and each of the Loan Parties party thereto, substantially in the form of Exhibit H-1, as amended, restated, amended and restated supplemented or otherwise modified from time to time.

“Senior Secured Notes” means 10.750% senior secured notes due 2026 issued by the Australian Borrower pursuant to the Senior Secured Notes Indenture.

“Senior Secured Notes Documents” means the Senior Secured Notes, the Senior Secured Notes Indenture and all other documents evidencing, guaranteeing or otherwise governing the terms of the Senior Secured Notes.

“Senior Secured Notes Indenture” means that certain Indenture, dated as of May 12, 2021, among the Australian Borrower, as issuer, Holdings, certain Subsidiaries of Holdings, as guarantors, and Wilmington Trust, National Association, as trustee (as amended, restated, supplemented, or otherwise modified from time to time) and any supplemental indenture or additional indenture to be entered into with respect to the Senior Secured Notes.

“Senior Secured Notes Security Document” means “Security Documents” as defined in the Senior Secured Notes Indenture.

“Senior Secured Notes Trustee” means Wilmington Trust, National Association, in its capacity as Indenture Trustee.

“Series of Notes Junior Lien Debt” means, severally, each issue or series of Notes Junior Lien Debt for which a single transfer register is maintained.

“Series of Notes Priority Lien Debt” means, severally, each issue or series of Notes Priority Lien Debt for which a single transfer register is maintained.

“Series of Notes Secured Debt” means each Series of Notes Priority Lien Debt and each Series of Notes Junior Lien Debt.

“Similar Business” means coal production, coal mining, coal gasification, coal liquefaction, other BTU conversions, coal brokering, coal transportation, mine development, coal supply contract restructurings, ash disposal, environmental remediation, Reclamation, coal and coal bed methane exploration, production, marketing, transportation and distribution and other related businesses, and activities of Holdings and its Subsidiaries as of the Closing Date and any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“SMCRA” means the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. §§1201 et seq., as amended.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Special Purpose Securitization Subsidiary” means

(a)          a direct or indirect Subsidiary of Holdings established in connection with a Permitted Securitization Financing for the acquisition of Securitization Assets or interests therein and/or Equity Interests in other Special Purpose Securitization Subsidiaries, and which is organized in a manner (as determined by Holdings in good faith) intended to reduce the likelihood that it would be substantively consolidated with Holdings, the Borrowers or any of Holding’s Restricted Subsidiaries (other than Special Purpose Securitization Subsidiaries) in the event Holdings, the Borrowers or any such Restricted Subsidiary becomes subject to a proceeding under the Bankruptcy Code (or other insolvency law) and

(b)         any subsidiary of a Special Purpose Securitization Subsidiary.

“Specified Transaction” has the meaning specified in Section 1.08.

“Spot Rate” shall mean, on any day, with respect to any currency in relation to Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 12:00 noon, London time, on such date on the Oanda Corporation currency page for such currency. In the event that such rate does not appear on the applicable Oanda Corporation currency page, the Spot Rate shall be calculated by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers, or, in the absence of such agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent, at or about 11:00 a.m., London time, on such date for the purchase of Dollars for delivery two Business Days later; provided that if, at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrowers, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Stanwell” means Stanwell Corporation Limited (ACN 078 848 674).

“Stanwell Agreements” means

(a)          the Stanwell Amended Coal Supply Agreement dated November 6, 2009 between Stanwell and CCPL, as amended by the ACSA Deed of Amendment, dated into on or about November 21, 2016;

(b)          the Curragh Mine - New Coal Supply Deed dated August 14, 2018 between Stanwell and CCPL;

(c)          the New Coal Supply Agreement dated July 12, 2019 between Stanwell and CCPL; and

(d)          the Option Coal Supply Agreement, dated as of January 18, 2021, by and between Stanwell and CCPL,

in each case, as such agreements may be amended, restated, replaced, supplemented or modified from time to time in accordance herewith.

“Stanwell Intercreditor Agreement” means that Existing Arrangements Intercreditor Deed, dated as of the date hereof, by and among the Administrative Agent, Senior Secured Notes Trustee, Stanwell Corporation Limited, Coronado Australia Holdings Pty Ltd, Coronado Global Resources, Inc., and the other parties from time to time party thereto, and acknowledged by Holdings and the other Loan Parties, as may be amended, restated, replaced, supplemented, varied, assigned or otherwise modified from time to time.

“Stanwell Obligations” means all obligations, excluding debt for borrowed money or guarantees thereof, in connection with the Stanwell Agreements as in effect on the Closing Date.

“Stanwell Rebate” means the rebate arrangements under the Stanwell Agreements.

“Stanwell Reserved Area” means certain area adjacent to the Curragh Mine acquired by Holdings on a deferred consideration basis and as contemplated by the Stanwell Agreements.

“Subsidiary” means, with respect to any Person,

(a)          any corporation, association or other business entity (other than a partnership, joint venture or limited liability company)

(i)           of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or

(ii)          whose accounts are consolidated with the accounts of such Person or one or more subsidiaries of such Person in such Person’s or subsidiary’s Securities and Exchange Commission filings,

(b)       any partnership, joint venture or limited liability company

(i)           of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise,

(ii)          of which such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity or

(iii)         whose accounts are consolidated with the accounts of such Person or one or more subsidiaries of such Person in such Person’s or subsidiary’s filings with the Securities and Exchange Commission,

(c)          a subsidiary within the meaning of the Australian Corporations Act, or

(d)          is part of the consolidated entity constituted by such Person and the entities it is required to include in the consolidated financial statements it prepares, or would be if such Person was required to prepare consolidated financial statements.

A trust may be a Subsidiary (and an entity may be a Subsidiary of a trust) if it would have been a Subsidiary under this definition if that trust were a corporation. For purposes of this definition, a unit or other beneficial interest in a trust is to be regarded as a share. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings (other than any Unrestricted Subsidiary).

“Supplemental Administrative Agent” has the meaning specified in Section 9.14.

“Supplies Inventory” means any Inventory consisting of consumables (including, lubricants, fuels, oils, belts and fasteners), large-dollar-value spares, and replacement or repair parts.

“Supporting Obligation” has the meaning specified in the UCC.

“Surface Facilities” means the coal washing and preparation facilities, together with related structures and equipment, which provide coal washing, preparation, storage and loadout services at the Logan Mine, the Buchanan Mine, and the Greenbrier Mine.

“Swap Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any valid netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline” means the revolving credit facility made available by the Swingline Lender pursuant to Section 2.04.

“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.05.

“Swingline Lender” means Citibank, N.A. or any other Lender that agrees, with the approval of the Administrative Agent and the Borrowers, to act as the Swingline Lender hereunder.

“Swingline Loan” has the meaning specified in Section 2.05(a).

“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.05(b), which, if in writing, shall be substantially in the form of Exhibit D.

“Swingline Sublimit” means an amount equal to $5,000,000. The Swingline Sublimit is part of, and not in addition to, the aggregate Commitments.

“TAA” means the Taxation Administration Act 1953 (Cth) of Australia.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for the applicable Corresponding Tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date” means the earliest of

(a)          (i) the Maturity Date and (ii) if all of the conditions precedent in Section 4.01 are not satisfied or waived in accordance with Section 11.01 by May 18, 2021 (or such later date as may be agreed by all Lenders (which agreement may be evidenced by e-mail)), May 18, 2021 (or such later agreed date);

(b)          the date of termination of the Commitments pursuant to Section 2.07 and

(c)          the date of termination of the Commitment of each Lender and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Test Period” means, at any time, the most recently ended period of four consecutive fiscal quarters of Holdings ended on or prior to such time in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 6.01; provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 6.01, the Test Period in effect shall be the period of four consecutive fiscal quarters of Holdings ended March 31, 2021.

“Threshold Amount” means $20,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and L/C Obligations.

“Transaction Costs” means, collectively, the costs, fees and expenses payable by Holdings or any of its Subsidiaries in connection with the Facility and the Transactions.

“Transactions” means, collectively, (a) the entering into by the Loan Parties of the Loan Documents to which they are a party, (b) the Closing Date Refinancing, (c) the issuance of the Senior Secured Notes, (d) the Equity Offering and (e) the payment of the Transaction Costs.

“Type” means, with respect to any Loan, its character as a Base Rate Loan, BBSY Loan or a Eurocurrency Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York, or if the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the Uniform Commercial Code as in effect from time to time in such other jurisdiction.

“UFCA” has the meaning specified in Section 11.19.

“UFTA” has the meaning specified in Section 11.19.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unbilled Account” means, on any date of determination, each Account of the Loan Parties for which (a) the sale represented by such Account was made not more than 30 days prior to such date and (b) an invoice has not yet been sent to the applicable Account Debtor with respect to such Account.

“Unfunded Pension Liability” means the excess of a Pension Plan’s accrued benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.04(d)(i).

“Unrestricted Cash Amount” means, as of any date of determination, the aggregate amount of cash or Cash Equivalents of the Loan Parties that (a) would not appear as “restricted” on a consolidated balance sheet of Holdings and its Subsidiaries or (b) would appear as “restricted” on a consolidated balance sheet of Holdings and its Subsidiaries, but solely in the case of this clause (b) to the extent such cash and Cash Equivalents are restricted in favor of the Administrative Agent or any Lender, in each case of clauses (a) and (b), determined in accordance with GAAP; provided, the amount of the Unrestricted Cash Amount shall not exceed $100,000,000.

“Unrestricted Subsidiaries” means any Subsidiary of Holdings designated by the Borrowers as an Unrestricted Subsidiaries pursuant to Section 6.12(e).

“U.S. Borrower” has the meaning specified in the preamble hereto.

“U.S. Guarantor” means each Guarantor listed on Schedule 1.01(a) incorporated in Delaware or West Virginia, and each of the existing and future, direct or indirect, Domestic Subsidiaries (other than any Excluded Subsidiary) that guarantees the Obligations pursuant to Section 6.12.

“U.S. Loan Parties” means, collectively, the U.S. Borrower and each U.S. Guarantor.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Voting Stock” of a Person means all classes of Equity Interests of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” of any Person shall mean a direct or indirect Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or another Wholly Owned Subsidiary or are owned together with another Person that is also a Wholly Owned Subsidiary or are owned together by more than one other Wholly Owned Subsidiary.

“Withholding Agent” means any Loan Party and Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“X-Coal” means Xcoal Energy & Resources, LLC and its Affiliates.

Section 1.02.      Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise,

(i)           any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document),

(ii)          any reference herein to any Person shall be construed to include such Person’s successors and assigns,

(iii)         the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof,

(iv)         all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear,

(v)          any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and

(vi)         the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)          Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)          For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) or any creation of, or allocation or transfer of assets, rights, obligations or liabilities to, a series under Delaware law (or any comparable Person under a different jurisdiction’s laws):

(i)           if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and

(ii)          if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.03.      Accounting Terms.

(a)          Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.

(b)         Changes in GAAP. If at any time any Accounting Change or any other change as permitted by Section 7.13 would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such Accounting Change as if such Accounting Change has not been made; provided, that until so amended, all financial covenants, standards, and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.

Section 1.04.      Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.05.      Timing of Payment or Performance. In the event that any payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day that is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.06.      Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.07.      Reserves. When any Reserve is to be established or a change in any amount, reserve, eligibility criteria or other item in the definitions of the terms “Borrowing Base”, “Eligible Accounts”, “Eligible Inventory” or “Qualified Cash” is to be determined in each case in the Administrative Agent’s (or, during a Co-Collateral Agent Period, the Administrative Agent’s and the Co-Collateral Agent’s) Reasonable Credit Judgment, such Reserve shall be implemented or such change shall become effective three (3) Business Days following delivery of a written notice thereof to the Borrowers (such notice to include a reasonably detailed description of the Reserve being established), or immediately, without prior written notice, if such change is a result of a mathematical calculation and any Default or Event of Default has occurred and is continuing; provided, that, pending the expiration of such three Business Day period, no Credit Extensions may be made if such Credit Extension would result in the Total Outstandings to exceed the Maximum Revolving Credit, calculated as if such proposed Reserve had been implemented. During such three (3) Business Day period, if applicable, the Administrative Agent (or, in the case of the Co-Collateral Agent, the Co-Collateral Agent) will, if requested, discuss any such reserve or change with the Borrowers, and the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent (or in the case of the Co-Collateral Agent, the Co-Collateral Agent). Notwithstanding the foregoing, the specified percentages set forth in the definition of “Borrowing Base” will not be reduced without the consent of the Borrowers.

Section 1.08.      Pro Forma Calculations.

(a)          Notwithstanding anything to the contrary herein, the Priority Lien Leverage Ratio, Secured Leverage Ratio, the Debt Fixed Charge Coverage Ratio, the Fixed Charge Coverage Ratio, the Payment Conditions and the Distribution Conditions (and, in each case, any component thereof) shall be calculated in the manner prescribed by this Section. Whenever pro forma effect is to be given to any applicable transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of Holdings.

(b)          In the event that any of the Borrowers or any of its respective Subsidiaries incurs, assumes, guarantees, redeems, refinances, repays, retires or extinguishes any Indebtedness subsequent to the end of the Test Period for which the Priority Lien Leverage Ratio, Secured Leverage Ratio or the Debt Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Priority Lien Leverage Ratio, Secured Leverage Ratio or the Debt Fixed Charge Coverage Ratio, as applicable, shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, refinancing, repayment, retirement or extinguishment of Indebtedness, as if the same had occurred on the last day of the applicable Test Period; provided, any such calculations shall be made without giving effect to the netting of the proceeds of any such Indebtedness (or Indebtedness incurred substantially concurrently therewith) and any commitments in respect of such Indebtedness shall be deemed fully drawn.

(c)          For purposes of calculating the Priority Lien Leverage Ratio, Secured Leverage Ratio, the Debt Fixed Charge Coverage Ratio and the Fixed Charge Coverage Ratio, any Investment or other acquisition, Disposition, Restricted Payment or Restricted Debt Payment (each, a “Specified Transaction”) that has been made by any of the Borrowers or any of its respective Subsidiaries during the applicable Test Period or subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the applicable Test Period. If since the beginning of any such Test Period any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into any Borrower or any of its Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section, then the Secured Leverage Ratio, the Debt Fixed Charge Coverage Ratio and the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction occurred at the beginning of the applicable Test Period.

(d)          In the event that any of the Borrowers or any of its respective Subsidiaries incurs, assumes, guarantees, redeems, refinances, repays, retires or extinguishes any Indebtedness included in the definition of Fixed Charges or Debt Fixed Charges subsequent to the commencement of the Test Period but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio and/or the Debt Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio and the Debt Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, refinancing, repayment, retirement or extinguishment of Indebtedness as if the same had occurred on the first day of the applicable Test Period.

(e)          Any Indebtedness incurred or assumed by any of the Borrowers or any of their respective Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that, if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Fixed Charge Coverage Ratio and/or Debt Fixed Charge Coverage Ratio is made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of Holdings to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the applicable Borrower may designate.

(f)          Any Availability test or condition set forth in the definitions of “Payment Conditions” or “Distribution Conditions” shall be calculated taking into account any Credit Extensions made to finance the applicable Permitted Transaction or Restricted Payment, as applicable.

Section 1.09.      Australian Terms

In this Agreement, where it relates to a person or entity incorporated or established under the laws of Australia and including, for the avoidance of doubt, the Australian Loan Parties, a reference to:

(a)          a person being “unable to pay its debts” includes such person being insolvent within the meaning of section 95A of the Australian Corporations Act; and

(b)         a lien or security interest includes any “security interest” as defined in sections 12(1) or (2) of the Australian PPS Act.

Section 1.10.      Australian PPS Act Provisions

(a)          Where the Administrative Agent or the Australian Security Trustee has a “security interest” (as defined in section 12(1) and 12(2) the Australian PPS Act) under any Loan Document, to the extent the law permits:

(i)           for the purposes of sections 115(1) and 115(7) of the Australian PPS Act:

(A)       the Administrative Agent or the Australian Security Trustee with the benefit of the security interest need not comply with sections 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4) of the Australian PPS Act; and

(B)       sections 142 and 143 of the Australian PPS Act are excluded;

(ii)          for the purposes of section 115(7) of the Australian PPS Act, the Administrative Agent or the Australian Security Trustee with the benefit of the security interest need not comply with sections 132 and 137(3);

(iii)         each party to this Agreement waives its right to receive from the Administrative Agent or the Australian Security Trustee any notice required under the Australian PPS Act (including a notice of a verification statement); and

(iv)         if the Administrative Agent or the Australian Security Trustee with the benefit of a security interest exercises a right, power or remedy in connection with it, that exercise is taken not to be an exercise of a right, power or remedy under the Australian PPS Act unless the Administrative Agent or the Australian Security Trustee states otherwise at the time of exercise. However, this clause does not apply to a right, power or remedy which can only be exercised under the Australian PPS Act.

(b)          This does not affect any rights a person has or would have other than by reason of the Australian PPS Act and applies despite any other clause in any Loan Document.

Section 1.11.      Exchange Rates; Currency Equivalents.

(a)          The Administrative Agent or the applicable L/C Issuer, as applicable, shall determine the Spot Rate as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Alternate Currency Letters of Credit, Alternate Currency Loans and Eurocurrency Rate Loans. Such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between the Dollars and each Alternate Currency until the next Revaluation Date to occur. For purposes of Article II hereof, the outstanding amount of any Borrowing or Letter of Credit in an Alternate Currency shall be such Dollar Equivalent amount as determined by the Administrative Agent in accordance with this Agreement. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial ratios hereunder or except as otherwise provided herein (including for purposes of Article VII and the Threshold Amount), the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as determined by the Administrative Agent in accordance with this Agreement. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Article VI or the Threshold Amount being exceeded solely as a result of changes in currency exchange rates.

(b)          Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternate Currency, such amount shall be the Alternate Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

(c)          (i)            The Administrative Agent shall determine the Dollar Equivalent of any Letter of Credit denominated in any Alternate Currency as of each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of each request for the issuance, amendment, renewal or extension of such Alternate Currency Letter of Credit, using the exchange rate for the applicable currency in relation to Dollars in effect on the date of determination, and each such amount shall be the Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this Section 1.11(c)(i).

(ii)          The Administrative Agent shall determine the Dollar Equivalent of any Borrowing denominated in any Alternate Currency as of each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in such Alternate Currency, using the exchange rate for the applicable currency in relation to Dollars in effect on the date of determination, and each such amount shall be the Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this Section 1.11(c)(ii).

(iii)         The Dollar Equivalent of any L/C Obligation made by any L/C Issuer in any Alternate Currency and not reimbursed by the applicable Borrower shall be determined as set forth in paragraphs (d) or (e) of Section 2.04, as applicable. In addition, the Dollar Equivalent of the amount available to be drawn under the Letters of Credit shall be determined as set forth in paragraph (j) of Section 2.04, at the time and in the circumstances specified therein.

Section 1.12.      Additional Alternate Currencies for Loans.

(a)          The Borrowers may from time to time request that Loans be made in a currency other than Dollars or an Alternate Currency; provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars. Such request shall be subject to the approval of the Administrative Agent.

(b)          Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 10 Business Days prior to the date of the desired Borrowing(or such other time or date as may be agreed by the Administrative Agent, in its sole discretion). The Administrative Agent shall promptly notify each Lender thereof. Each Lender shall notify the Administrative Agent, not later than 11:00 a.m., 5 Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Loans in such requested currency.

(c)          Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to permit Loans to be made in such requested currency. If the Administrative Agent and all the Lenders consent to making Loans in such requested currency, the Administrative Agent shall so notify the applicable Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Borrowings of Loans. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.12, the Administrative Agent shall promptly so notify the applicable Borrower.

Article 2.
The Commitments and Credit Extensions

Section 2.01.      Loans. Subject to Section 11.18 and the other terms and conditions set forth herein, each Lender severally agrees to make loans in Dollars, Australian Dollars and Alternate Currencies (each such loan, a “Loan”) to a Borrower from time to time, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing,

(i)           the Total Outstandings shall not exceed the Maximum Revolving Credit, and

(ii)          the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment.

Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, any Borrower may borrow under this Section 2.01, prepay under Section 2.05(f), and reborrow under this Section 2.01. The Loans denominated in Dollars may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein. The Loans denominated in Australian Dollars shall be BBSY Loans. The Loans denominated in an Alternate Currency (other than Australian Dollars) shall be Eurocurrency Rate Loans.

Section 2.02.       Borrowings, Conversions and Continuations of Loans.

(a)           (i)           Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of BBSY Loans or Eurocurrency Rate Loans (as applicable) shall be made upon the applicable Borrower’s irrevocable written notice to the Administrative Agent, which may be given by, for the avoidance of doubt but subject to Section 11.02(b), e-mail. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (New York City time):

(A)       three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in Dollars or of any conversion of Eurocurrency Rate Loans in Dollars,

(B)       four (4) Business Days prior to the requested date of any Borrowing of or continuation of BBSY Loans,

(C)       such period as the Administrative Agent may agree prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in an Alternate Currency (other than Australian Dollars), and

(D)       one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans in Dollars.

(ii)          Each e-mail notice by the Borrowers pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Notice or Notice of Conversion or Continuation, as applicable, appropriately completed and signed by a Responsible Officer of the applicable Borrower.

(iii)         Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or BBSY Loans shall be in a principal amount of $1,000,000 (or like amount in the relevant currency) or a whole multiple of $500,000 (or like amount in the relevant currency) in excess in the case of any other Alternate Currency, such minimum amounts as may be agreed by Holdings and the Administrative Agent. Except as provided in Section 2.04(d), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

(iv)         Each Borrowing Notice shall specify

(A)       the applicable Borrower requesting the Borrowing,

(B)       the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day),

(C)       the principal amount of Loans to be borrowed,

(D)       the Type of Loans to be borrowed and the currency thereof (which shall be Dollars, Australian Dollars or an Alternate Currency), and

(E)        the duration of the Interest Period with respect thereto, if applicable.

(v)         Each Notice of Conversion or Continuation shall specify

(A)       whether the applicable Borrower is requesting a conversion of Loans from one Type to the other or a continuation of Loans that are Eurocurrency Rate Loans or BBSY Loans, and

(B)       specifying

(1)       the amount and Type of Loan being converted or continued,

(2)       in the case of a conversion to or a continuation of Eurocurrency Rate Loans or BBSY Loans, the applicable Interest Period, and

(3)       in the case of a conversion, the date of such conversion.

(vi)          (A)        In respect of Loans denominated in Dollars, if a Borrower fails to specify a Type of Loan in a Borrowing Notice or if such Borrower fails to give a timely Notice of Conversion or Continuation with respect to Eurocurrency Rate Loans, then the applicable Loans shall be made as, or converted to, Base Rate Loans. If a Borrower fails to specify a currency of a Loan in a Borrowing Notice, such Loan shall be denominated in Dollars. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the applicable Borrower request a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Borrowing Notice or Notice of Conversion or Continuation, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(B)        In respect of Loans denominated in Australian Dollars, if a Borrower fails to specify an Interest Period in a Borrowing Notice or a Notice of Conversion or Continuation or if such Borrower fails to give a timely Notice of Conversion or Continuation, then the applicable Loans shall be made or continued, as applicable, as BBSY Loans with an Interest Period of one month.

(b)          (i)            Following receipt of a Borrowing Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Loan, and if no timely Notice of Conversion or Continuation is provided by the Borrowers, the Administrative Agent shall notify each such Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of any Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. (New York City time) on the Business Day specified in the applicable Borrowing Notice. Upon satisfaction or waiver of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (A) crediting the account of the applicable Borrower on the books of the Administrative Agent with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrower; provided, however, that if, on the date a Borrowing Notice with respect to a Borrowing is given by a Borrower, there are L/C Advances outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any Unreimbursed Amounts in respect thereof, and second, shall be made available to the applicable Borrower as provided above.

(ii)          Each Lender at its option may make (x) any Base Rate Loan to any Borrower and (y) Eurocurrency Rate Loan to any Borrower and (z) any BBSY Loan to any Borrower, in each case, by causing any domestic or foreign branch, office or Affiliate of such Lender to make such Loan; provided that:

(x)        any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement,

(y)        other than for the purposes of Section 3.01, such Base Rate Loan, BBSY Loan or Eurocurrency Rate Loan shall be deemed to have been made and held by such Lender, and the obligation of the relevant Borrower to repay such Base Rate Loan, BBSY Loan or Eurocurrency Rate Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch, office or Affiliate of such Lender and

(z)        in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the relevant Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 3.04 shall apply).

(c)       Unless the Lenders are compensated for any losses under Section 3.05, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan and a BBSY Loan may be continued or converted only on the last day of an Interest Period for such BBSY Loan. During the existence of a Default,

(i)           no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans or BBSY Loans and

(ii)          any BBSY Loans (or any other Loans not denominated in Dollars) shall automatically be converted to Base Rate Loans denominated in Dollars, calculated using the applicable Spot Rate on the date of such conversion, in each case, if the Required Lenders or the Administrative Agent so notify the applicable Borrower (or, in the case of an Default or Event of Default arising pursuant to Section 8.01(f), automatically without further act of the Administrative Agent or any Lender).

(d)          The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans and BBSY Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the applicable Borrower and the Lenders of any change in the Administrative Agent’s “prime rate” used in determining the Base Rate promptly following the public announcement of such change.

(e)          After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect under the Facility.

Section 2.03.      Protective Advances.

(a)          The Administrative Agent shall be authorized, in its sole discretion (but with no obligation), (i) after the occurrence and during the continuation of an Event of Default or (ii) at any time that any conditions in Section 4.02 are not satisfied, to make Loans in Dollars (“Protective Advances”) in an aggregate principal amount outstanding not to exceed 5.0% of the Borrowing Base at any time, if the Administrative Agent deems, in its Reasonable Credit Judgment, that such Loans are necessary or desirable to preserve or protect the Collateral, to enhance the collectability or repayment of the Obligations or to pay any other amounts chargeable to the Loan Parties under any Loan Documents, including costs, fees and expenses. Subject to the following paragraph, each Lender shall participate in Protective Advances on a pro rata basis. Required Lenders may prospectively revoke Administrative Agent’s ability to make such Protective Advances by written notice to Administrative Agent. All Protective Advances shall constitute Base Rate Loans and shall bear interest at the Base Rate plus the Applicable Rate and the Default Rate under Section 2.09(b). Each Protective Advance shall be payable on demand.

(b)          Notwithstanding anything contained in this Agreement or any other Loan Document, no Protective Advance may be made by Administrative Agent if such advance would cause the aggregate principal amount of all Protective Advances outstanding to exceed the lesser of (i) 5.0% of the Borrowing Base and (ii) unused Commitments.

(c)          Each Protective Advance shall be secured by the Liens in favor of the Administrative Agent on the Collateral and shall constitute Obligations hereunder. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. At any time that the conditions precedent set forth in Section 4.02 have been satisfied or waived, the Administrative Agent may request that the Lenders to make a Loan to repay any Protective Advances.

(d)          Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or Event of Default), each Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance, in proportion to its Applicable Percentage, and upon demand by the Administrative Agent, shall fund such participation to the Administrative Agent.

Section 2.04.      Letters of Credit.

(a)         The Letter of Credit Commitment. Subject to the terms and conditions set forth herein,

(i)           each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.04,

(A)       from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or any Alternate Currency for the account of the Borrowers or any other Loan Party, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.04(c), and

(B)       to honor drawings under the Letters of Credit; and

(ii)          the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers or any other Loan Party and any drawings thereunder; provided, that after giving effect to any L/C Credit Extension with respect to any Letter of Credit,

(w)      the L/C Obligations outstanding with respect to such L/C Issuer shall not exceed the L/C Sublimit of such L/C Issuer,

(x)        the aggregate amount of L/C Obligations shall not exceed the L/C Sublimit of all L/C Issuers taken as a whole,

(y)       the Total Outstandings shall not exceed the Maximum Revolving Credit, and

(z)       the Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment.

Each Borrower hereby agrees to use commercially reasonable efforts to allocate the aggregate face amount of each Letter of Credit issued hereunder ratably among the L/C Issuers in accordance with their respective individual L/C Sublimit. Each request by the Borrowers or any other Loan Party for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the applicable Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, each Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b)          (i)           No L/C Issuer shall issue any Letter of Credit if the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the applicable L/C Issuer in its sole discretion and all the Lenders, have approved such expiry date.

(ii)          No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)       any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit or bank guarantees generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)       the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit or bank guarantees generally;

(C)       except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D)       such Letter of Credit is to be denominated in a currency other than Dollars or an Alternate Currency;

(E)        subject to Section 2.04(c)(iv), such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)        a default of any Lender’s obligations to fund under Section 2.04(d) exists or any Lender is at such time a Defaulting Lender hereunder, unless the applicable L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate such L/C Issuer’s risk with respect to such Lender.

(iii)         No L/C Issuer shall be under any obligation to amend any Letter of Credit if

(A)       such L/C Issuer would not have any obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or

(B)       the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv)         Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities

(A)       provided to the Administrative Agent in Article 9 with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 9 included such L/C Issuer with respect to such acts or omissions, and

(B)       as additionally provided herein with respect to such L/C Issuer.

(v)         No L/C Issuer shall be required to issue documentary or “trade” Letters of Credit (as opposed to “standby” Letters of Credit).

(c)          Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)           Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Such Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 11:00 a.m. (New York City time) at least four (4) Business Days (or if denominated in an Alternate Currency, five Business Days) (or, in each case, such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and substance reasonably satisfactory to the applicable L/C Issuer:

(A)      the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(B)       the amount thereof and the currency thereof (which shall be Dollars or an Alternate Currency);

(C)       the expiry date thereof;

(D)       the name and address of the beneficiary thereof;

(E)       the documents to be presented by such beneficiary in case of any drawing thereunder;

(F)       the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and

(G)       such other matters as the applicable L/C Issuer may reasonably require.

In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and substance reasonably satisfactory to the applicable L/C Issuer

(1)          the Letter of Credit to be amended;

(2)          the proposed date of amendment thereof (which shall be a Business Day);

(3)          the nature of the proposed amendment; and

(4)          such other matters as the applicable L/C Issuer may reasonably require.

Additionally, the applicable Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)          Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless such L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 4 shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the applicable L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)         If a Borrower so requests in any applicable Letter of Credit Application, an L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that any such Auto-Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrowers shall not be required to make a specific request to the applicable L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if

(A)       the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.04(b)), or

(B)       it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent or the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension.

(iv)         If a Borrower so requests in any applicable Letter of Credit Application, an L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the applicable L/C Issuer, such Borrower shall not be required to make a specific request to the applicable L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the applicable L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the applicable L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Reinstatement Deadline from the Administrative Agent or the applicable Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the applicable L/C Issuer not to permit such reinstatement.

(v)       Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the applicable Borrower a true and complete copy of such Letter of Credit or amendment.

(d)         Drawings and Reimbursements; Funding of Participations.

(i)           (A)        Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall, within the period stipulated by terms and conditions of Letter of Credit, examine drawing documents. After such examination and provided drawing document(s) are compliant, L/C issue shall notify the applicable Borrower and the Administrative Agent thereof. The applicable Borrower shall reimburse such L/C Issuer through the Administrative Agent, either with its own funds or with the proceeds of Loans under the Facility, in an amount equal to the amount of and in the same currency as (or, to the extent funded with the proceeds of Loans, in Dollars and to the extent such Letter of Credit is denominated in an Alternate Currency, in an amount equal to the Dollar Equivalent, calculated using the applicable Spot Rate on the date such drawing of the applicable Letter of Credit is made) such drawing within one (1) Business Day following the date on which such Borrower receives notice of any payment by such L/C Issuer under a Letter of Credit, provided that the Borrowers receive notice by 1:00 p.m., New York City time on such date, or on the second Business Day if notice is not received by such time (each such date, an “Honor Date”). If the applicable Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternate Currency would subject the Administrative Agent, the applicable L/C Issuer or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, such Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant L/C Issuer or Lender or (y) reimburse each unreimbursed Letter of Credit drawing made in such Alternate Currency in Dollars, in an amount equal to the Dollar Equivalent, calculated using the applicable Spot Rate on the date such drawing is made, of such unreimbursed Letter of Credit drawing.

(B)        If such Borrower fails to so reimburse such L/C Issuer by the time set forth in the preceding sentence,

(1)       if such payment relates to an Alternate Currency Letter of Credit, automatically and with no further action required, such Borrower’s obligation to reimburse the applicable drawing shall be permanently converted into an obligation to reimburse the Dollar Equivalent, calculated using the Spot Rates on the date when such payment was due, of such Letter of Credit drawing and

(2)       the applicable L/C Issuer shall promptly notify the Administrative Agent of the Honor Date and the amount of the unreimbursed drawing (the “Unreimbursed Amount”).

(C)       The Administrative Agent shall, in the case of a payment under a Letter of Credit, promptly notify each Lender thereof and of the amount of such Lender’s Applicable Percentage thereof. Any notice given by such L/C Issuer or the Administrative Agent pursuant to this Section 2.04(d)(i) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)          Each Lender shall upon any notice pursuant to Section 2.04(d)(i) make funds in Dollars available to the Administrative Agent as the applicable Letter of Credit for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(d)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the relevant Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)         With respect to any Unreimbursed Amount for a payment under a Letter of Credit that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at

(A)       the rate applicable to Loans that are Base Rate Loans (or in the case of Letters of Credit denominated in an Alternate Currency, prior to conversion to Dollars, at the rate applicable to Loans that are Eurocurrency Rate Loans) from the Honor Date to the date reimbursement is required pursuant to Section 2.04(d)(i) and

(B)       thereafter, the Default Rate.

Each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.04(d)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)        Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.04(d) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

(v)         Each Lender’s obligation to make Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(d), shall be absolute and unconditional and shall not be affected by any circumstance, including

(A)       any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrowers or any other Person for any reason whatsoever;

(B)       the occurrence or continuance of a Default or Event of Default, or

(C)       any other occurrence, event or condition, whether or not similar to any of the foregoing (it being understood and agreed that each Lender’s obligation to make Loans pursuant to this Section 2.04(d) shall not be subject to the conditions set forth in Section 4.02).

No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)         If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(d) by the time specified in Section 2.04(d)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.04(d)(vi) shall be conclusive absent manifest error.

(e)          Repayment of Participations.

(i)           At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.04(d), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent (or if such reimbursement payment was refunded in an Alternate Currency, the Dollar Equivalent thereof using the Spot Rate in effect on the date of such refund).

(ii)          If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.04(d) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(f)          Obligations Absolute. The obligation of the Borrowers to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each Unreimbursed Amount shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)           any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)          the existence of any claim, counterclaim, setoff, defense or other right that such Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any Lender, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)        any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit, except to the extent caused by the applicable L/C Issuer’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment;

(iv)        any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, so long as the L/C Issuer shall have determined in the absence of gross negligence or willful misconduct, in good faith and in accordance with the standard of care specified in the Uniform Commercial Code of the State of New York, that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit;

(v)         any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver, Controller or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(vi)        any other action taken or omitted to be taken by the applicable L/C Issuer under or in connection with any Letter of Credit or the related drafts or documents, whether or not similar to any of the foregoing, that might, but for this Section 2.04(f) (vi), constitute a legal or equitable discharge of the Borrowers’ obligations hereunder.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the applicable Borrower’s instructions or other irregularity, such Borrower will promptly notify the applicable L/C Issuer. Such Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(g)         Role of L/C Issuer. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Notwithstanding anything to the contrary herein the Borrowers may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the applicable Borrower proves were caused by the applicable L/C Issuer’s willful misconduct or gross negligence as determined by a court of competent jurisdiction in a final, non-appealable judgment. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the applicable L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(h)         Cash Collateral.

(i)           Upon the request of the Administrative Agent, (A) if, as of the Letter of Credit Expiration Date or the Termination Date, any L/C Obligation for any reason remains outstanding or (B) if an Event of Default has occurred and is continuing, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of such L/C Obligation.

(ii)          Sections 2.04 and 8.02(a)(iii) set forth certain additional requirements to deliver cash collateral hereunder.

(iii)         “Cash Collateralize” means

(A)       to pledge to the Administrative Agent and deposit in a L/C Cash Collateral Account, for the benefit of the applicable L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to 103% (or to the extent not denominated in dollars, 110%) of the L/C Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer (which documents are hereby consented to by the Lenders), or

(B)        to deliver to the applicable L/C Issuer a backstop letter of credit or bank guarantee (in form and substance reasonably satisfactory to the L/C Issuer and the Administrative Agent, and issued by a U.S. commercial bank acceptable to each of such L/C Issuer and the Administrative Agent, in their commercially reasonable discretion).

Derivatives of such term have corresponding meanings.

(iv)         The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.

(v)          Cash collateral shall be maintained in the L/C Cash Collateral Account. If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited in the L/C Cash Collateral Account, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim.

(vi)         Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer for the amount of such drawing.

(i)           Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the applicable Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(j)           Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Loans that are Eurocurrency Rate Loans times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees for Letters of Credit shall be (i) computed on a quarterly basis in arrears and (ii) due and payable five (5) Business Days after the last Business Day of each calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default under Sections 8.01(a), (f) or (g) exists, all Letter of Credit Fees shall accrue at the Default Rate.

(k)          Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrowers shall pay to the Administrative Agent, for the account of the applicable L/C Issuer, a fronting fee with respect to each Letter of Credit, at the rate of 0.25% per annum on the face amount under each Letter of Credit, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each calendar quarter, in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, negotiation, acceptance, transfer, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit and bank guarantees as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(l)           Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(m)         Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of any Subsidiary of any of the Borrowers inures to the benefit of the Borrowers, and that each Borrower’s business derives substantial benefits from the businesses of each such Subsidiary.

(n)          Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Section 8.02 or otherwise, all amounts

(i)           that a Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of any drawing under a Letter of Credit made under any Alternate Currency Letter of Credit (other than amounts in respect of which such Borrower has deposited Cash Collateral pursuant to paragraph (h) above, if such Cash Collateral was deposited in the applicable Alternate Currency to the extent so deposited or applied),

(ii)          that the Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to the applicable L/C Issuer pursuant to paragraph (d) of this Section in respect of unreimbursed Letter of Credit drawing made under any Alternate Currency Letter of Credit and

(iii)         of each Lender’s participation in any Alternate Currency Letter of Credit under which a Letter of Credit drawing has been made shall, automatically and with no further action required, be converted into the Dollar Equivalent, calculated using the Spot Rates on such date (or in the case of any Letter of Credit drawing made after such date, on the date such Letter of Credit drawing is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the applicable L/C Issuer or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.

Section 2.05.      Swingline Loans.

(a)       Subject to the terms and conditions set forth herein, the Swingline Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.05, to make loans (each such loan, a “Swingline Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate principal amount not to exceed at any time outstanding the amount of the Swingline Sublimit, notwithstanding the fact that such Swingline Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Loans and L/C Obligations of the Lender acting as Swingline Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swingline Loan, (i) the Total Outstandings shall not exceed the Maximum Revolving Credit and (ii) the aggregate Outstanding Amount of the Loans of any Lender at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swingline Loans at such time shall not exceed such Lender’s Commitment, and provided, further that the Borrowers shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.05, prepay under Section 2.06, and reborrow under this Section 2.05. Each Swingline Loan shall be a Base Rate Loan denominated in Dollars. Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swingline Loan.

(b)         Borrowing Procedures. Each Swingline Borrowing shall be made upon the applicable Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which notice shall be in writing. Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. (New York City time) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Swingline Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Promptly after receipt by the Swingline Lender of any Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (in writing) of the contents thereof. Unless the Swingline Lender has received notice (in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. (New York City time) on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.05(a), or (B) that one or more of the applicable conditions specified in Article 4 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m. (New York City time) on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the applicable Borrower at its office by crediting the account of the applicable Borrower on the books of the Swingline Lender in immediately available funds.

(c)          Refinancing of Swingline Loans.

(i)           The Swingline Lender at any time in its sole and absolute discretion may, and in any event on the 10th Business Day after such Swingline Loan is made, shall request, on behalf of the applicable Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding or, in the case of any request given with respect to Swingline Loans which have been outstanding for 10 Business Days, the amount of such outstanding Swingline Loans; provided, that such Loans may, and upon the applicable Borrower’s request shall, be made as Eurocurrency Rate Loans if a Eurocurrency Rate Loan could otherwise be made pursuant to Section 2.02. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans or Eurocurrency Rate Loans, but subject to the unutilized portion of the aggregate Commitments and the conditions set forth in Section 4.02. The Swingline Lender shall furnish the applicable Borrower with a copy of the applicable Borrowing Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Borrowing Notice available to the Administrative Agent in immediately available funds for the account of the Swingline Lender at the Administrative Agent’s Office not later than 1:00 p.m. (New York City time) on the day specified in such Borrowing Notice, whereupon, subject to Section 2.05(c)(ii), each Swingline Lender that so makes funds available shall be deemed to have made a Base Rate Loan (or Eurocurrency Rate Loan, if applicable) to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii)          If for any reason any Swingline Loan cannot be refinanced by such a Borrowing in accordance with Section 2.05(c)(i), the request for Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Lenders fund its risk participation in the relevant Swingline Loan and each Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.05(c)(i) shall be deemed payment in respect of such participation.

(iii)         If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)        Each Lender’s obligation to make Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing (it being understood and agreed that each Lender’s obligation to make Loans pursuant to this Section 2.05(c) shall not be subject to the conditions set forth in Section 4.02). No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swingline Loans, together with interest as provided herein.

(d)         Repayment of Participations.

(i)           At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.

(ii)          If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)          Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrowers for interest on the Swingline Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.05 to refinance such Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

(f)           Payments of Swingline Loans. The Borrowers shall make all payments of principal and interest in respect of the Swingline Loans to the Administrative Agent, for the account of the Swingline Lender.

Section 2.06.      Prepayments.

(a)          Optional. The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided, that

(i)           such notice must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base Rate Loans;

(ii)          any prepayment of BBSY Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof;

(iii)        any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and

(iv)        any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.

Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans or BBSY Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan or BBSY Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b)          Mandatory.

(i)           If, at any time, the Total Outstandings at such time exceed the Maximum Revolving Credit, then, within one (1) Business Day, the Borrowers shall prepay the outstanding Loans and/or the Cash Collateralize the outstanding L/C Obligations (including by depositing funds in the L/C Cash Collateral Account pursuant to Section 2.04(h)(i)) in an aggregate amount sufficient to reduce the amount of Total Outstandings as of such date of payment to an amount less than or equal to the Maximum Revolving Credit; provided, however, that, subject to the provisions of Section 2.04(h)(ii), the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(b)(i) unless after the prepayment in full of the Loans the Total Outstandings exceed the Maximum Revolving Credit above at such time.

(ii)          [reserved].

(iii)         Prepayments of the Facilities made pursuant to this Section 2.06(b), shall be applied, first, to the L/C Borrowings, Swingline Loans or Protective Advances, second, ratably to the outstanding Loans and third, to Cash Collateralize the remaining L/C Obligations.

(iv)        In the case of prepayments of the Facilities required pursuant to clause (i) of this Section 2.06(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings and Loans, outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrowers for use in the ordinary course of their business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held in the L/C Cash Collateral Account shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable.

(c)          At the option of the Administrative Agent, principal on the Swingline Loans and interest, fees, expenses and other sums due and payable in respect of the Loans and Protective Advances may be paid from the proceeds of Swingline Loans or Loans. Each Borrower hereby authorizes the Swingline Lender to make such Swingline Loans pursuant to Section 2.05(a) and the Lenders to make such Loans pursuant to Section 2.05(b) from time to time in the amounts of any and all principal payable with respect to the Swingline Loans and interest, fees, expenses and other sums payable in respect of the Loans and Protective Advances, and further authorizes the Administrative Agent to give the Lenders notice of any Borrowing with respect to such Swingline Loans and Loans and to distribute the proceeds of such Swingline Loans and Loans to pay such amounts. The Borrower agrees that all such Swingline Loans and Loans so made shall be deemed to have been requested by it and directs that all proceeds thereof shall be used to pay such amounts.

Section 2.07.      Termination or Reduction of Commitments.

(a)          The Borrowers may, upon notice to the Administrative Agent, terminate, or from time to time permanently reduce, the Commitments; provided, that

(i)           any such notice shall be received by the Administrative Agent not later than 11:00 a.m. (New York City time) three (3) Business Days prior to the date of termination or reduction,

(ii)          any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and

(iii)         the Borrowers shall not terminate or reduce the aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Maximum Revolving Credit.

The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the aggregate Commitments. Any reduction of the aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage.

(b)          Payment of Fees. All fees in respect of the Facility accrued until the effective date of any termination of the Facility shall be paid on the effective date of such termination.

Section 2.08.      Repayment of Loans.

(a)          Loans. The Borrowers shall, on a joint and several basis in accordance with Section 11.18, repay to the Lenders on the Termination Date the aggregate principal amount of all Loans outstanding on such date.

(b)         Swingline Loans. The Borrowers shall, on a joint and several basis in accordance with Section 11.18, repay each Swingline Loan on the earlier to occur of (i) the date 10 Business Days after such Loan is made and (ii) the Maturity Date.

Section 2.09.      Interest.

(a)          Subject to the provisions of Section 2.09(b),

(i)           Each Loan that is denominated in Dollars and is

(A)      a Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate, and

(B)       a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(ii)          Each Loan that is denominated in Australian Dollars shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of BBSY plus the Applicable Rate.

(iii)         Each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(iv)         Each Loan that is denominated in an Alternate Currency (other than Australian Dollars), shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate.

(b)         While any Event of Default under Section 8.01(a), Section 8.01(f) and Section 8.01(g) exists, if any principal of or interest on any Loan or any fee payable by the Borrowers hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, by acceleration or otherwise, the relevant overdue amount shall bear interest, to the fullest extent permitted by law, after as well as before judgment, at a rate per annum equal to the Default Rate; provided that no amount shall accrue pursuant to this Section 2.09(b) on any overdue amount or other amount payable to a Defaulting Lender so long as such Lender is a Defaulting Lender. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)          Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.

Section 2.10.      Fees.

In addition to certain fees described in Sections 2.04(j) and (k):

(a)          Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to 0.50% times the actual daily amount by which the aggregate Commitments of all Lenders exceed the sum of (A) the Outstanding Amount of Loans (excluding any Outstanding Amount of Swingline Loans) and (B) the Outstanding Amount of L/C Obligations, determined as of the last day of the immediately preceding fiscal quarter. The Commitment Fee shall accrue at all times, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears five (5) Business Days after the last Business Day of each calendar quarter, commencing with the first such date to occur after the Closing Date, and on the Termination Date.

(b)          Fees. The Borrowers shall pay to the Administrative Agent, for the account of each Lender, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(c)          Other Fees. The Borrowers shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the applicable Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(d)          Defaulting Lender Fees. Notwithstanding anything herein to the contrary, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to clause (a) above (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees); provided, that

(i)           to the extent that a Ratable Portion of the L/C Obligations of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.16(a), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and

(ii)          to the extent that all or any portion of such L/C Obligations cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the applicable L/C Issuer.

Section 2.11.      Computation of Interest and Fees.

(a)          All computations of interest for Base Rate Loans (other than Loans bearing interest at the Base Rate based on clause (c) of the definition thereof) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)          For purposes of computing the Outstanding Amount of Loans and Outstanding Amount of L/C Obligations for a period under Section 2.10(a) and the face amount of Letters of Credit under Section 2.04(j) and (k), such amounts shall be calculated for such period by multiplying (i) the average daily balance of each Alternate Currency Letter of Credit and Loan (expressed in the currency in which such Alternate Currency Letter of Credit or Loan is denominated) by (ii) the Spot Rate for the Alternate Currency in which such Letter of Credit or Loan is denominated in effect on the last Business Day of such period or by such other reasonable method that the Administrative Agent deems appropriate.

Section 2.12.      Evidence of Debt.

(a)          The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and, as part of the Register, by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrowers made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note (payable to such Lender or its registered assigns), which shall evidence such Lender’s Loans to the Borrowers in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)          In addition to the accounts and records referred to in Section 2.12(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.13.       Payments Generally; Administrative Agent’s Clawback.

(a)          General. All payments to be made by the Borrowers or the other Loan Parties shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers or the other Loan Parties hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars (or in the case of Alternate Currency Loans or Alternate Currency Letters of Credit, in the applicable Alternate Currency) and in immediately available funds not later than 2:00 p.m. (New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its ratable share of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. Notwithstanding anything to the contrary, to the extent the Administrative Agent receives a payment or other amount after the date such payment or other amount is due, the Administrative Agent, in its sole discretion, may distribute such payment or other amount to the relevant Lender of record (or other Person of record entitled to such payment) as of the date such payment or other amount is received by the Administrative Agent.

(b)          (i)             Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans or BBSY Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)            Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable L/C Issuer hereunder that such Borrowers will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this Section 2.13(b) shall be conclusive, absent manifest error.

(c)          Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrowers as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)          Obligations of Lenders Several. The obligations of

(i)             the Lenders hereunder to make Loans and to fund participations in Letters of Credit and

(ii)            all Lenders hereunder to make payments pursuant to Section 2.04(c) are several and not joint.

The failure of (x) any Lender to make any Loan or to fund any such participation or (y) any Lender to make payment under Section 2.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to do so.

(e)          Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)           Notwithstanding anything to the contrary, to the extent the Administrative Agent receives a payment or other amount after the date such payment or other amount is due, the Administrative Agent, in its sole discretion, may distribute such payment or other amount to the relevant Lender of record (or other Person of record entitled to such payment) as of the date such payment or other amount is received by the Administrative Agent.

Section 2.14.       Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of

(a)          Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all Lenders at such time, or

(b)          Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (y) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and/or, if applicable, subparticipations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided, that:

(i)             if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)            the provisions of this Section 2.14 shall not be construed to apply to

(A)              any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement,

(B)              any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, subparticipations in L/C Obligations, or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section 2.14 shall apply), or

(C)              any payments pursuant to the Fee Letter.

The Borrowers consent to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

Section 2.15.       Increase in Facility.

(a)          Provided that no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, upon at least seven (7) Business Days’ prior written notice to the Administrative Agent (which shall promptly notify the Lenders thereof), the Borrowers may from time to time request an increase in the amount of the Commitments under the Facility (each, a “Facility Increase”) in an aggregate stated amount (for all such requests) not to exceed the greater of (x) $25,000,000 and (y) the Borrowing Base (without including Qualified Cash) minus the aggregate amount of Commitments in effect at such time (the “Facility Increase Amount”); provided, that

(i)             any such request for a Facility Increase shall be in a minimum stated amount of $10,000,000 (or, if less, the entire remaining amount of the Facility Increase Amount), or such lower amount as determined by the Administrative Agent in its sole discretion,

(ii)            such increase shall be on the same terms (including with respect to margin, pricing, maturity and fees, other than any underwriting fees and arrangement fees applicable thereto) and pursuant to the exact same Loan Documents and any other documentation applicable to the Facility (provided, that the Applicable Rate and the Commitment Fee applicable to the Facility may be increased to be identical to that for any Facility Increase to effectuate such Facility Increase),

(iii)           such Facility Increase shall be Guaranteed by the exact same Guarantors and shall be secured by a Lien on the exact same Collateral ranking pari passu with the Lien securing the Facility (and no Facility Increase may be (x) Guaranteed by any Person that is not a Loan Party or (y) secured by any assets other than the Collateral),

(iv)           [reserved], and

(v)            the Borrowers, the Incremental Lenders and the Administrative Agent shall execute and deliver any amendment to this Agreement or other documentation necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to evidence and effectuate such Facility Increase.

(b)          Lender Elections to Increase. The Borrowers may seek commitments in respect of any Facility Increase from then-existing Lenders (each of which shall be entitled to agree or decline to participate in such Facility Increase in its sole discretion) or additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection with such Facility Increase (each, an “Additional Lender” and together with any existing lender providing such Facility Increase, as applicable, collectively the “Incremental Lenders”); provided that each Additional Lender shall be approved by each of the Administrative Agent, the Swingline Lender and each L/C Issuer (such approval not to be unreasonably withheld, delayed or conditioned), to the extent approval thereof would be required pursuant to the definition of “Eligible Assignee” with respect to any assignment of Loans or Commitments.

(c)          Effective Date and Allocations. If the Facility is increased in accordance with this Section 2.15, the Administrative Agent and the Borrowers shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Facility Increase. The Administrative Agent shall promptly notify the Borrowers and the Lenders of the final allocation of such Facility Increase and the Increase Effective Date.

(d)          Conditions to Effectiveness of Increase. As a condition precedent to such Facility Increase, the Borrowers shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party

(i)             certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Facility Increase, and

(ii)            in the case of the Borrowers, certifying that, before and after giving effect to such Facility Increase,

(A)              the representations and warranties contained in Article 5 and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.01, and

(B)              no Default or Event of Default has occurred and is continuing.

The Borrowers shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any non-ratable increase in the Commitments under this Section 2.15.

(e)          Conflicting Provisions. This Section shall supersede any conflicting provisions in Section 2.14 or Section 11.01.

Section 2.16.       Defaulting Lender.

(a)          Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)             Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders; and

(ii)           Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows:

first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or Swingline Lender hereunder;

third, if so determined by the L/C Issuer or Swingline Lender hereunder, to be held as cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Swingline Loan or L/C Obligation;

fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement;

sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuers or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to clause (iii) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Outstanding Amount of any Non-Defaulting Lender’s Loans and L/C Obligations to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 11.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv)          Cash Collateral. If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, cash collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16(a)(ii).

(b)          Defaulting Lender Cure. If the Borrowers, the Administrative Agent, each L/C Issuer and each Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.16(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)          New Swingline Loans / Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have not Fronting Exposure after giving effect to such Swingline Loans and (ii) no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Article 3.

Taxes, Yield Protection and Illegality

Section 3.01.       Taxes.

(a)          Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax then the applicable Loan Party shall pay an additional amount as is necessary so that after such deductions or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions or withholding been made.

(b)          Payment of Other Taxes by the Borrowers. The Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c)          Indemnification by the Borrowers. The Loan Parties shall jointly and severally indemnify the Administrative Agent, each Lender and each L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent, such Lender or such L/C Issuer, or required to be withheld or deducted from a payment to the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(d)          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.01(d).

(e)          Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)           Status of Lenders.

(i)             Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(f)(ii)(A), (f)(ii)(B) and (f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)        any Lender that is a U.S. Person shall deliver to the Borrowers and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the reasonable request of the Borrowers or Administrative Agent), executed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1)               in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, Internal Revenue Service Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)               executed copies of Internal Revenue Service Form W-8ECI;

(3)               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x)(i) a certificate in the form of the applicable Exhibit M to the effect that such Foreign Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (ii)(y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E; or

(4)               to the extent a Foreign Lender is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, W-8BEN, W-8BEN-E, a U.S. Tax Compliance Certificate to the reasonable satisfaction of the Borrowers and Administrative Agent, Form W-9, and/or other certification document form each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate to the reasonable satisfaction of the Borrower and Administrative Agent on behalf of each such direct and indirect partner, or

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)         Treatment of Certain Refunds. If any party determines, in its sole discretion and good faith judgment, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnified payments made under this Section with respect to the Taxes giving rise to such refund) net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)         Public offer.

(i)           Arrangers’ representations, warranties and undertakings. The Lead Arranger undertakes, represents and warrants to the Australian Borrower that:

(A)         on behalf of the Australian Borrower, it has made invitations to become a Lender under this Agreement in the form agreed with the Australian Borrower to at least 10 persons, each of whom, as at the date the relevant invitation is made, the Lead Arranger’s relevant officers involved in the transaction on a day to day basis believed carried on the business of providing finance or investing or dealing in securities in the course of operating in financial markets, for the purposes of Section 128F(3A)(a)(i) of the ITAA 1936, and each of whom has been disclosed to the Australian Borrower;

(B)          the persons to whom the Lead Arranger has made invitations referred to in paragraph (h)(i)(A) were not, as at the date the invitations were made, known or suspected by the relevant officers of the Lead Arranger involved in the transaction, to be Associates of any of the others of those 10 invitees;

(C)          they have not made offers or invitations referred to in paragraph (h)(i)(A) to persons whom their relevant officers involved in the transaction on a day to day basis knew or had reasonable grounds to suspect were Offshore Associates of the Australian Borrower; and

(D)          at the cost of the Australian Borrower, it will provide to the Australian Borrower so far as it is reasonably able to do so, within 30 days of receipt of a request from the Australian Borrower, such information as is reasonably required for the purposes of assisting the Australian Borrower to demonstrate (to the extent necessary based upon tax advice received by the Australian Borrower) that the requirements of Section 128F of the ITAA 1936 have been satisfied, where to do so will not breach or be contrary to or prohibited by any relevant law, regulation or directive or any duty of confidence or confidentiality agreement binding upon the Lead Arranger.

(ii)          Australian Borrower’s confirmation

(A)          The Australian Borrower confirms that:

(1)          none of the potential invitees whose names were disclosed to it by the Lead Arranger were known or suspected by its relevant officers to be an Offshore Associate of the Australian Borrower;

(2)          at least 10 of the persons whose names were disclosed to it by the Lead Arranger before the date of this Agreement are not known or suspected by its relevant officers to be Associates of any of the others of those 10 invitees; and

(3)          it will immediately advise the Lead Arranger if the potential invitee disclosed to it by the Lead Arranger are known or suspected by its relevant officer to be an Offshore Associate of that Borrower or an Associate of any other invitee.

(iii)         Lenders’ representations, warranties and undertakings. Each Lender represents, warrants and undertakes to the Australian Borrower that:

(A)         if it received an invitation under paragraph (h)(i)(A), at the time it received the invitation it was carrying on the business of providing finance, or investing or dealing in securities, in the course of operating in financial markets; and

(B)         it was not, as at the date the invitation was made, known or suspected by the relevant officers of the Lender to be an Offshore Associate of the Australian Borrower or an Associate of any other Lender.

(iv)         Parties’ undertakings. If, for any reason, the requirements of Section 128F of the ITAA 1936 have not been satisfied in relation to interest payable on the Loans (except to an Offshore Associate of the Australian Borrower), then on request by the Arrangers or the Australian Borrower, each party shall cooperate and take steps reasonably requested with a view to satisfying those requirements and:

(A)         where a Lender breached paragraph (h)(iii), it shall bear its own costs; or

(B)         in all other cases, such steps will be at the cost of the Australian Borrower.

(v)          Parties’ confirmation. The parties agree that this Agreement is a ‘syndicated facility agreement’ for the purposes of Section 128F(11) of the ITAA 1936.

(i)           Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligation under any Loan Document.

(j)           Defined Terms. For purpose of this Section 3.01, any term “Lender” includes any L/C Issuer and the term “applicable law” includes FATCA.

Section 3.02.       Illegality. If any Lender determines that as a result of any Change in Law it becomes unlawful, or that any Governmental Authority asserts that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund BBSY Loans, Eurocurrency Rate Loans, or to determine or charge interest rates based upon the BBSY or Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue BBSY Loans, Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all such BBSY Loans or Eurocurrency Rate Loans of such Lender to Base Rate Loans denominated in Dollars (and to the extent not previously denominated in Dollars, calculated using the applicable Spot Rate on the date of such conversion), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such BBSY Loans or Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such BBSY Loans or Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

Section 3.03.       Benchmark Replacement Setting.

On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of Dollar LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12-month Dollar LIBOR tenor settings. Notwithstanding anything to the contrary herein or in any other Loan Document:

(a)          Replacing Dollar LIBOR. On the earlier of (i) the date that all Available Tenors of Dollar LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is Dollar LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(b)          Replacing Other and Future Benchmarks.

Upon

(i)            the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any such Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders or

(ii)           an Early Opt-in Effective Date with respect to an Other Rate Early Opt-in Election,

the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document.

At any time that the administrator of any then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator or the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative and will not be restored,

(i)           with respect to amounts denominated in Dollars, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and

(ii)          with respect to amounts denominated in any currency other than Dollars, the obligation of the Lenders to make or maintain Loans referencing such Benchmark in the affected currency shall be suspended (to the extent of the affected amounts or Interest Periods (as applicable)).

During the period referenced in the foregoing sentence, if a component of the Base Rate is based upon the Benchmark, such component will not be used in any determination of the Base Rate.

(c)          Benchmark Replacement Conforming Changes. In connection with the implementation and administration of any Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d)          Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section 3.03 may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03(d).

(e)          Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of any Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including Term SOFR or any Screen Rate), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(f)           Disclaimer. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to

(i)             the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurocurrency Rate” or “BBSY” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder),

(ii)            the composition or characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to any Screen Rate or any other Benchmark or have the same volume or liquidity as did such Screen Rate or any other Benchmark,

(iii)           any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section 3.03 including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Benchmark Replacement Conforming Changes, the delivery or non-delivery of any notices required by clause (d) above or otherwise in accordance herewith, and

(iv)           the effect of any of the foregoing provisions of this Section 3.03.

Section 3.04.       Increased Costs; Reserves on Eurocurrency Rate Loans.

(a)          Increased Costs Generally. If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate or BBSY, in each case, as contemplated by Section 3.04(e)) or any L/C Issuer;

(ii)            subject any Administrative Agent, Lender or L/C Issuer (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, bank guarantees, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)           impose on any Lender or L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement, Eurocurrency Rate Loans or BBSY Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Administrative Agent, Lender or L/C Issuer of making, continuing, converting to or maintaining any Eurocurrency Rate Loan and/or BBSY Loans, as applicable (or of maintaining its obligation to make any such Loan), or to increase the cost to such Administrative Agent, Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or such L/C Issuer, the Borrowers will pay to such Administrative Agent, Lender or L/C Issuer as the case may be, such additional amount or amounts as will compensate such Administrative Agent, Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered; provided, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic or regulatory manner) to designate a different Eurocurrency Rate and/or BBSY lending office, as applicable, if the making of such designation would allow the Lender or its Eurocurrency Rate and/or BBSY lending office to continue to perform its obligation to make Eurocurrency Rate Loans and/or BBSY Loans or to continue to fund or maintain Eurocurrency Rate Loans and/or BBSY Loans and avoid the need for, or reduce the amount of, such increased cost.

(b)          Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time, after submission to the Borrowers (with a copy to the Administrative Agent) of a written request therefor, the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)          Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04, describing the basis therefore and showing the calculation thereof in reasonable detail, and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)          Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided, that the Borrowers shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)          Additional Reserve Requirements. The Borrowers shall pay to each Lender,

(i)             as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency or BBSY funds or deposits (currently known as “Eurocurrency Liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan and/or BBSY Loan, as applicable, equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and

(ii)            as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans and/or BBSY Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least 10 Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender describing the basis therefor and showing the calculation thereof in reasonable detail.

If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable within 30 days from receipt of such notice.

Section 3.05.       Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)          any conversion, payment or prepayment of any Eurocurrency Rate Loan or BBSY Loan, and any conversion of a Base Rate Loan to a Eurocurrency Rate Loan, on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)          any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, or continue any Eurocurrency Rate Loan or BBSY Loan, or to convert a Base Rate Loan to a Eurocurrency Rate Loan, on the date or in the amount notified by the Borrowers; or

(c)          any assignment of a Eurocurrency Rate Loan or BBSY Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 11.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any loss of anticipated profits. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05,

(i)           in the case of Eurocurrency Rate Loans, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded and

(ii)         in the case of BBSY Loans, each Lender shall be deemed to have bid, at the commencement of such period, for deposits of a comparable amount and period from other banks in the market for Australian Dollars.

Section 3.06.       Mitigation Obligations; Replacement of Lenders.

(a)          If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any Indemnified Taxes or additional amount to any Lender, the Administrative Agent or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          Replacement of Lenders. If any Lender requests compensation under Section 3.04, if the Borrowers are required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), or if any Lender gives a notice pursuant to Section 3.02 or if any Lender is at such time a Defaulting Lender, then the Borrowers may replace such Lender in accordance with Section 11.13.

Section 3.07.       Survival. All of the Borrowers’ obligations under this Article 3 shall survive termination of the aggregate Commitments and repayment of all other Obligations hereunder.

Article 4.
Conditions Precedent to Credit Extensions

Section 4.01.       Conditions of Closing Date. Each Lender’s Commitments and obligations hereunder shall become effective, on the terms and subject to the other conditions set forth herein, upon the satisfaction (or waiver) of the following conditions precedent:

(a)          Subject to the ABL Intercreditor Agreement, the Administrative Agent’s receipt of the following, each of which shall be originals or electronic copies (followed, at the request of the Administrative Agent, promptly by originals) unless otherwise specified, each duly executed by the parties thereto, each dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)           executed counterparts of

(A)          this Agreement executed by the Administrative Agent, each Lender and each Loan Party,

(B)           other Loan Documents required to be executed on the Closing Date shall been duly executed and delivered by each party thereto,

(C)           the Senior Secured Notes Documents required to be executed on the Closing Date shall been duly executed and delivered by each party thereto, and

(D)           each Bi-lateral L/C Agreement;

(ii)          deeds of release (including discharges of mortgages) in respect of (A) all security granted by a Loan Party as security for obligations under the Existing Syndicated Facility Agreement and (B) the security granted by the Australian Borrower over certain bank accounts as security for obligations under the Stanwell Agreements;

(iii)         each Note executed by the Borrowers in favor of each Lender requesting a Note or Notes;

(iv)         a copy of all notices required to be sent under the Collateral Documents and Australian Collateral Documents executed by relevant Loan Parties;

(v)          all share certificates, transfers and stock transfer forms or equivalent duly executed by the relevant Loan Party in blank in relation to the assets subject to or expressed to be subject to the Australian Collateral Documents and other documents of title to be provided under the Australian Collateral Documents;

(vi)         all certificates, if any, representing the Pledged Stock of the Loan Parties and their Subsidiaries that constitute Collateral, in each case, (A) to the extent the issuer of such certificate is a corporation or has “opted into” Article 8 of the UCC and (B) accompanied by undated stock powers executed in blank and evidence that all other actions required under the terms of the Security Agreement to perfect the security interests created by the Security Agreement have been taken;

(vii)        a certificate of each Loan Party, dated as of the Closing Date and executed by a secretary, assistant secretary or other senior officer (in respect of the U.S. Loan Parties) or a director (in respect of the Australian Loan Parties) thereof, which shall

(A)          (I)          in respect of the U.S. Loan Parties, certify that attached thereto is a true and complete copy of the resolutions or written consents of its shareholders, partners, managers, members, board of directors, board of managers or other governing body authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect, and

(II)         in respect of the Australian Loan Parties, certify that the extracts of the minutes of a meeting of the board of directors of the relevant Australian Loan Party attached to the certificate that (x) approve the terms of and the transactions contemplated by the Loan Documents; (y) authorize the execution and delivery of each Loan Document to which the relevant Australian Loan Party is party; and (z) authorize a signatory to sign and deliver all Loan Documents on behalf of the relevant Australian Loan Party, are true and complete and have not been modified, rescinded or amended and are in full force and effect,

(B)          identify by name and title and bear the signatures of the officers, managers, directors or authorized signatories of such Loan Party authorized to sign the Loan Documents to which it is a party on or before the Closing Date, and

(C)          certify

(x)          that attached thereto is a true and complete copy of the certificate or articles of incorporation or organization (or memorandum of association or other equivalent thereof) of such Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management, partnership or similar agreement, and

(y)         that such documents or agreements have not been amended, restated, amended and restated, supplemented or otherwise modified (except as otherwise attached to such certificate and certified therein as being the only amendments, restatements, amendments and restatements, supplements or modifications thereto as of such date);

(viii)       a good standing (or equivalent) certificate as of a recent date for each U.S. Loan Party

(A)         from its jurisdiction of organization, and

(B)          in each jurisdiction in which it is qualified to engage in business where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except, in the case of this clause (B), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(ix)          a certificate of a duly authorized officer of each Loan Party stating that either

(A)         all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party have been received and are in full force and effect, or

(B)          no such consents, licenses or approvals are so required in connection with the consummation by such Loan Party of the Transactions;

(x)           a certificate signed by a Responsible Officer of Holdings certifying that the conditions set forth in Section 4.01(e), (h) and (j) have been satisfied as of such date;

(xi)          a solvency certificate, substantially in the form of Exhibit L from a Responsible Officer of Holdings (or, at the option of Holdings, a customary third-party opinion as to the solvency of Holdings and its Subsidiaries, on a consolidated basis);

(xii)         a completed Perfection Certificate dated as of the Closing Date and signed by a Responsible Officer of the Borrower Representative on behalf of the U.S. Loan Parties, together with all attachments contemplated thereby;

(xiii)        a Borrowing Base Certificate covering the Borrowing Base as of March 31, 2021, with customary supporting documentation;

(xiv)       certificates of insurance evidencing that the Administrative Agent, for the benefit of the Secured Parties, shall be named as an additional insured, assignee, mortgagee and/or loss payee, as appropriate, with respect to all applicable insurance coverage and policies of the Loan Parties; and

(xv)          (A)        the executed opinion of the following counsel to the Loan Parties, addressed to the Administrative Agent, the Lenders and the L/C Issuer, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request:

(1)         Jones Day

(2)         Dinsmore & Shohl LLP

(B)         the executed opinions of Gilbert + Tobin and Latham and Watkins, counsel to the Administrative Agent, addressed to the Administrative Agent, the Lenders and the L/C Issuer, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request; and

(xvi)        a duly executed copy of the featherweight security agreement to be entered into between the Australian Borrower and Stanwell in respect of certain accounts released from security granted by the Australian Borrower in favor of Stanwell.

(b)          Such consents, authorizations or approvals (including ministerial consents and consents from caveators counterparties to material contracts) as the Lenders may require to ensure that each security interest granted under the Collateral Documents and the Australian Documents is valid and enforceable in respect of such assets subject to or expressed to be subject to the Collateral Documents and the Australian Documents.

(c)          (A)           Any fees required to be paid on or before the Closing Date to the Administrative Agent, any Arranger or the Lenders pursuant to the Fee Letter shall have been paid and

(B)          any costs and expenses required to be paid on or before the Closing Date to the Administrative Agent, any Arranger or the Lenders to the extent invoices have been received by Holdings at least two (2) Business Days prior to the Closing Date (or such later date as reasonably agreed by Holdings) shall have been paid.

(d)          Field Examinations and Appraisals.

(e)          (i)            evidence satisfactory to the Administrative Agent that arrangements satisfactory to the Administrative Agent have been made for the Indebtedness under the existing credit facilities of the Loan Parties shall be terminated and all amounts thereunder repaid in full or otherwise discharged or satisfied and

(ii)           evidence that arrangements satisfactory to the Administrative Agent shall have been made for the termination and release of guarantees, Liens and security interests granted in connection therewith in a form reasonably satisfactory to the Administrative Agent.

Neither Holdings nor any of its Subsidiaries shall have any material Indebtedness for borrowed money (other than any Loans and Letters of Credit notified to the Administrative Agent and agreed by the parties may remain outstanding after the Closing Date) and other Indebtedness permitted pursuant to Section 7.02.

(f)          The results of a recent Lien, tax Lien, judgment and litigation search in each of the jurisdictions or offices (including, without limitation, in the United States Patent and Trademark Office and the United States Copyright Office) in which UCC financing statement or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties (or would have been made at any time during the five years immediately preceding the Closing Date to evidence or perfect Liens on any assets of the Loan Parties), and such search shall reveal no Liens or judgments on any of the assets of the Loan Parties, except for the Liens permitted pursuant to Section 7.01 or Liens and judgments to be terminated upon the closing of the Transactions pursuant to documentation satisfactory to the Administrative Agent.

(g)         A current structure chart of Holdings group showing the ownership structure with the ownership percentages.

(h)         A certificate of Holdings stating that the issuance of the Senior Secured Notes and the $87,000,000 institutional portion of the Equity Offering shall be consummated substantially concurrently with the initial Borrowing hereunder.

(i)          A certified copy of the Australian Tax Agreement.

(j)          (A) The representations and warranties of each Loan Party and its Subsidiaries contained in this Agreement and each other Loan Document, shall be true and correct in all material respects (or, if such representation or warranty is subject to a materiality or Material Adverse Effect qualification, in all respects) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(B)          No Default or Event of Default shall have occurred and be continuing, or would result from, the consummation of the Transactions (including any Credit Extension to be made on the Closing Date and the application of the proceeds thereof).

(k)          (A)           The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent requested by the Administrative Agent or any Lender at least 10 Business Days prior to the Closing Date.

(B)           No later than three (3) Business Days prior to the Closing Date, the Administrative Agent and Lenders shall have received a Beneficial Ownership Certification in relation to each Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under any Loan Document to be consented to or approved by or acceptable or satisfactory to such Lender, unless the Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

Section 4.02.       Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Borrowing Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a)          The representations and warranties of each Loan Party and its Subsidiaries contained in this Agreement and each other Loan Document, shall be true and correct in all material respects (or, if such representation or warranty is subject to a materiality or Material Adverse Effect qualification, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b)          No Default or Event of Default shall have occurred and be continuing, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)          After giving effect to any Credit Extension (or the incurrence of any L/C Obligations), the Total Outstandings shall not exceed the Maximum Revolving Credit.

(d)          The Administrative Agent and, if applicable, each applicable L/C Issuer or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Borrowing Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans or BBSY Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Article 5.
Representations and Warranties

The Borrowers and each Guarantor, on behalf of themselves and their respective Restricted Subsidiaries, represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01.       Existence, Qualification and Power.

(a)          (i) Each Loan Party is duly incorporated, organized or formed and validly existing under the Laws of its jurisdiction of incorporation or organization and (ii) each U.S. Loan Party is in good standing under the Laws of the jurisdiction of its incorporation or organization, except, in the case of this clause (ii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)          Each Loan Party has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to

(i)             own or lease its assets and carry on its business,

(ii)            execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transactions, and

(iii)           is duly qualified and is licensed and, as applicable, in good standing, under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license;

except, in the case of clauses (i) and (iii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02.       Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document,

(a)          have been duly authorized by all necessary corporate or other organizational action, and

(b)          do not and will not

(i)            contravene the terms of any of such Person’s Organization Documents;

(ii)           conflict with or result in any breach or contravention of, or the creation of any Lien (except for any Liens that may arise under the Loan Documents) under, or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or

(iii)          violate any Law,

except, in the case of clauses (b)(ii) and (iii), as could not reasonably be expected to have a Material Adverse Effect.

Section 5.03.       Governmental Authorization; Other Consents.

(a)          No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority, and

(b)          no material approval, consents (except consents required from a counterparty to a Real Property Lease), exemption, authorization, or other action by, or notice to, or filing with any other Person, in each case, is necessary or required in connection with

(i)           the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions,

(ii)          the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents (including the Australian Collateral Documents), or

(iii)         the perfection of the Liens created under the Collateral Documents (including the Australian Collateral Documents) (subject to the terms, conditions and priorities set forth in the ABL Intercreditor Agreement), except for (x) those approvals, consents, exemptions, authorizations or other actions which have already been obtained, taken, given or made and are in full force and effect, and (y) any filings or registrations (including the lodgment of any financing statement in accordance with the Australian PPS Act) required to perfect the Liens created under the Collateral Documents (including the Australian Collateral Documents).

Section 5.04.       Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally, general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing.

Section 5.05.       Financial Statements; No Material Adverse Effect.

(a)          The Financial Statements

(i)             of Holdings and its Subsidiaries (other than CCPL and Australian Parent) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein or in the notes thereto;

(ii)            of CCPL and Australian Parent were prepared in accordance with A-IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein or in the notes thereto; and

(iii)           give a true and fair view (in the case of audited financial statements) and fairly present (in respect of unaudited financial statements) in all material respects the financial condition and performance of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including in any notes thereto).

(b)          The Pro Forma Financial Statements of Holdings and its Subsidiaries, certified by a Responsible Officer of Holdings, copies of which have been furnished to the Administrative Agent, on or prior to the Closing Date, fairly present in all material respects the consolidated pro forma financial condition of Holdings and its Subsidiaries, on a consolidated basis, as at such date and the consolidated pro forma results of operations of Holdings and its Subsidiaries for the period ended on such date, in each case giving effect to the Transactions, all prepared in accordance with GAAP, except as otherwise noted therein.

(c)          Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06.       Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims, investigations or disputes pending or, to the knowledge of the Borrowers, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Subsidiaries or against any of their properties or revenues that purport to affect or pertain to this Agreement or any other Loan Document (including the legality or enforceability thereof) or the consummation of the Transactions or as to which there is a reasonable possibility of an adverse determination and that could reasonably be expected to have a Material Adverse Effect.

Section 5.07.       No Default. Neither Holdings nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.08.       Ownership of Property; Subsidiaries; Equity Interests.

(a)          Each of Holdings and each of its Restricted Subsidiaries, subject to Permitted Liens, has

(i)             good and marketable or valid leasehold Mining Title to the Material Owned Real Property and the Material Leased Real Property necessary for the ordinary conduct of the business and operations of each of the Loan Parties and each of their respective Subsidiaries as presently conducted on the Closing Date, and

(ii)            good record title to, or valid leasehold, easement or other real property interests in all other Real Property necessary for the ordinary conduct of the business and operations of the Loan Parties and their respective Subsidiaries as presently conducted, subject to such defects in title as could not reasonably be expected to materially interfere with the ordinary conduct of the business and operations of any Loan Party or any of its Subsidiaries.

(b)          Holdings and each of its Restricted Subsidiaries has good record title to, or valid leasehold, easement or other property interests in all personal property necessary for or used in the ordinary conduct of the business and operations of the Loan Parties and their respective Subsidiaries as presently conducted.

(c)          As of the Closing Date,

(i)             all Equity Interests held by Holdings or any of its Subsidiaries are set forth on Schedule 5.08(c),

(ii)            all of the outstanding Equity Interests in Holdings and its Subsidiaries have been validly issued, are fully paid and nonassessable (to the extent such concepts exist under applicable Law), and

(iii)           all Equity Interests owned by Holdings and its Subsidiaries are free and clear of all Liens except (x) those created under the Collateral Documents and Australian Collateral Documents and (y) any Permitted Liens.

(d)          To the knowledge of the Loan Parties on the Closing Date, all Material Owned Real Property and Material Leased Real Property of the Loan Parties that is being mined or operated as of the Closing Date is in physical condition that would permit mining or operations presently conducted.

Section 5.09.       Environmental Compliance. Except as disclosed on Schedule 5.09, or as otherwise could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)          None of Holdings nor any of its Subsidiaries (including Unrestricted Subsidiaries) has received any notice of violation, alleged violation, non-compliance, liability or potential liability concerning or arising out of Environmental Laws or Hazardous Materials with regard to any of the Properties, any properties formerly owned or operated by Holdings or its Subsidiaries (including Unrestricted Subsidiaries), or the business operated by Holdings or any of its Restricted Subsidiaries (the “Business”).

(b)          Hazardous Materials have not been transported disposed of, released or threatened to be released, from the Properties or otherwise in connection with the Business, in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability of Holdings or any of its Subsidiaries (including Unrestricted Subsidiaries) under, any applicable Environmental Law, nor have any Hazardous Materials been generated, treated, stored, released or threatened to be released, or disposed of at, on or under any of the Properties or otherwise in connection with the Business, in violation of, or in a manner that could reasonably be expected to give rise to liability of the Loan Parties or any of their Subsidiaries (including Unrestricted Subsidiaries) under, any applicable Environmental Law.

(c)          No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrowers, threatened under any Environmental Law to which Holdings or any of its Subsidiaries (including Unrestricted Subsidiaries) is or, to the knowledge of the Borrowers, will be named as a party or with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other similar administrative or judicial requirements outstanding under any Environmental Law with respect to the Loan Parties, any of their Subsidiaries (including Unrestricted Subsidiaries), the Properties or the Business.

(d)          [Reserved].

(e)          The Properties and all operations at the Properties and of the Business are and have been in compliance with all applicable Environmental Laws.

(f)           Holdings and each of its Restricted Subsidiaries

(i)             hold and have held all Environmental Permits required for any of their current operations or for the current ownership, operation or use of the Properties, including all Environmental Permits required for the coal mining-related operations of Holdings or any its Restricted Subsidiaries or, to the extent currently required, any pending construction or expansion related thereto. Each such Environmental Permit is in full force and effect and is not subject to appeal, except in such instances where the requirement to hold such Environmental Permit is being contested in good faith by Holdings or any of its Restricted Subsidiaries by appropriate proceedings diligently conducted;

(ii)            are, or have been, in compliance with all Environmental Permits, except in such instances where the requirement of an Environmental Permit is being contested in good faith by Holdings or any its Restricted Subsidiaries by appropriate proceedings diligently conducted; and

(iii)           have used commercially reasonable efforts to cause all contractors, lessees and other Persons occupying, operating or using the mines on the Properties to comply with all Environmental Laws and obtain all Environmental Permits required for the operation of the mines.

(g)          To the knowledge of the Borrowers, none of the Properties have any associated direct or indirect acid mine drainage which (i) constitutes or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any applicable Environmental Law.

Section 5.10.       Mining.

(a)          Holdings and each of its Restricted Subsidiaries has, in the amounts and forms required pursuant to Environmental Law, obtained all performance bonds and surety bonds, or otherwise provided any financial assurance required under Environmental Law for Reclamation or otherwise in the ordinary conduct of the business and operations of the Loan Parties (collectively, “Mining Financial Assurances”), except as could not reasonably be expected to result in a Material Adverse Effect.

(b)          There have been no accidents, explosions, implosions, collapses or flooding at or otherwise related to the Properties of the Business that have, directly or indirectly, resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(c)          Except as listed on Schedule 5.10, no mining tenement or interest in Real Property is necessary to enable the mining of the Buchanan Mine, the Greenbrier Mine, the Logan Mine or the Curragh Mine, as such operations are currently conducted and each such tenement or interest is subject to a Collateral Document or an Australian Collateral Document.

(d)          All Surface Facilities are located on the surface of Real Property that is owned (and not leased) by a Loan Party and is subject to a perfected mortgage or security interest under a Collateral Document, with the following exceptions:

(i)             all of the Surface Facilities servicing the Logan Mine are on leased land; and

(ii)            a small part of the Surface Facilities servicing the Buchanan Mine are on leased land,

(iii)           a small part of the Surface Facilities servicing the Greenbrier Mine are on leased land,

but in the case of clauses (i), (ii) and (iii) above the Loan Parties own the structures, infrastructure and equipment comprising the Surface Facilities.

Section 5.11.       Insurance. The properties of Holdings and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrowers or the applicable Subsidiary operates.

Section 5.12.       Taxes.

(a)         Holdings and its Restricted Subsidiaries have filed all material federal, state and other Tax returns and reports required to be filed, and have paid all material federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable (other than those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP); and

(b)         so far as Holdings and each Restricted Subsidiary is aware, there is no proposed material Tax assessment against Holdings or any of its Restricted Subsidiaries.

Section 5.13.       ERISA Compliance.

(a)          Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect,

(i)            each Plan is in compliance with the applicable provisions of ERISA and the Code (except that with respect to any Multiemployer Plan which is a Plan, such representation is deemed made only to the knowledge of the Borrowers), and

(ii)           with respect to each Plan, no failure to satisfy the minimum funding standards of Sections 412 or 430 of the Code has occurred, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made.

(b)          There are no pending or, to the knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrowers, there has been no nonexempt “prohibited transaction” (as defined in Section 406 of ERISA) or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)          Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(i)            no ERISA Event has occurred or is reasonably expected to occur;

(ii)           no Pension Plan has any Unfunded Pension Liability;

(iii)          neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA);

(iv)          neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur (except as may occur as a result of relief granted pursuant to section 1113 of the Bankruptcy Code), any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and

(v)           neither the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 5.14.       Beneficial Ownership Certification. As of the Closing Date, the information included in each Beneficial Ownership Certification is true and correct in all material respects.

Section 5.15.       Margin Regulations; Investment Company Act.

(a)          The Borrowers are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrowers only or of the Borrowers and their Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.04 or subject to any restriction contained in any agreement or instrument between the Borrowers and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)          None of the Borrowers, any Person controlling the Borrowers (as determined under the Investment Company Act of 1940), or any Restricted Subsidiary is required to register as an “investment company” under the Investment Company Act of 1940.

Section 5.16.       Disclosure. No report, financial statement, certificate or other information furnished (in writing) by or on behalf of any Loan Party or any of its Restricted Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, taken as a whole with any other information furnished or publicly available, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading as of the date when made or delivered; provided, that with respect to any forecast, projection or other statement regarding future performance, future financial results or other future developments, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was prepared (it being understood that any such information is subject to significant uncertainties and contingencies, many of which are beyond the Borrowers’ control, and that no assurance can be given that the future developments addressed in such information can be realized).

Section 5.17.       Compliance with Laws. Holdings and each of its Restricted Subsidiaries are in compliance with the requirements of all Laws (including any zoning, building, ordinance, code or approval or any building or mining permits) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which

(a)          such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or

(b)          the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.18.       Intellectual Property; Licenses, Etc. Holdings and each of its Restricted Subsidiaries exclusively own, or possess the valid and continuing right to use, all of the Intellectual Property (as set forth on Schedule 5.18) necessary to the conduct of its business as presently conducted free and clear of all Liens (other than Permitted Liens), except where failure to have such Intellectual Property individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrowers, the use of such Intellectual Property by Holdings or any Restricted Subsidiary does not infringe upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrowers, threatened that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 5.19.       Solvency. As of the Closing Date and after giving effect to the Transactions and the incurrence of the Indebtedness and obligations being incurred in connection with this Agreement and the Transactions,

(a)          the sum of the debt (including contingent liabilities) of Holdings and its Restricted Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of Holdings and its Restricted Subsidiaries, on a consolidated basis;

(b)          the present fair saleable value of the assets of Holdings and its Restricted Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of Holdings and its Subsidiaries, on a consolidated basis, as they become absolute and matured;

(c)          the capital of Holdings and its Restricted Subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business of Holdings or its Restricted Subsidiaries, on a consolidated basis, contemplated as of the Closing Date; and

(d)          Holdings and its Restricted Subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business.

For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 5.20.       Casualty, Etc. Neither the businesses nor the properties of Holdings or any of its Restricted Subsidiaries have been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.21.       Labor Matters. Except as specifically disclosed on Schedule 5.21, there are no collective bargaining agreements or Multiemployer Plans covering the employees of Holdings or any of its Restricted Subsidiaries as of the Closing Date. As of the Closing Date, neither Holdings nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years. Since the Closing Date, neither Holdings nor any Restricted Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty that could reasonably be expected to result in a Material Adverse Effect.

Section 5.22.       Collateral Documents. The provisions of the Collateral Documents (including the Australian Collateral Documents), together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents or the Australian Collateral Documents, when executed and delivered (and at all times thereafter) are effective to create in favor of the Collateral Agent or the Australian Security Trustee (as applicable) for the benefit of the Secured Parties a legal, valid and enforceable Lien on all right, title and interest of the Collateral owned by the Loan Parties and described therein.

Section 5.23.       Use of Proceeds. The Borrowers will use the proceeds of the Loans solely as provided for in Section 6.11.

Section 5.24.       Coal Act; Black Lung Act.

(a)          (i) Holdings, each of its Restricted Subsidiaries and each of their respective “related persons” (as defined in the Coal Act) are, and have been, in compliance in all material respects with the Coal Act and any regulations promulgated thereunder, and (ii) none of Holdings, its Restricted Subsidiaries or each of their respective “related persons” (as defined in the Coal Act) has any liability under the Coal Act, except, in the case of this clause (ii), as disclosed in Holdings’ financial statements (after deducting the minimum balance required by the United States Department of Labor to be maintained in the 501(c)(21) Trust) on or prior to the Closing Date (or as otherwise disclosed from time to time to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent) or which could not reasonably be expected to have a Material Adverse Effect, or with respect to premiums or other material payments required thereunder which have been paid when due.

(b)          (i) Holdings and each of its Restricted Subsidiaries are, and have been, in compliance in all material respects with the Black Lung Act, and (ii) neither Holdings nor any of its Restricted Subsidiaries has either incurred any Black Lung Liability or assumed any other Black Lung Liability, or with respect to premiums, contributions or other material payments required thereunder which have been paid when due, except, in the case of this clause (ii), as disclosed in Holdings’ financial statements after deducting the minimum balance required by the United States Department of Labor to be maintained in the 501(c)(21) Trust on or prior to the Closing Date (or as otherwise disclosed from time to time to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent), or which could not reasonably be expected to have a Material Adverse Effect.

Section 5.25.       Anti-Terrorism Laws; Anti-Corruption Laws and Sanctions.

(a)          None of the Loan Parties or any of their respective Restricted Subsidiaries, or any of their respective directors, officers, employees or, to the knowledge of any Loan Party, any of their respective agents, Affiliates or representatives is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (i) currently the target or any Sanctions or (ii) located, organized or resident in a country or territory that is the target of comprehensive country-wide or territory-wide Sanctions; provided that clause (i) of this Section 5.25(a) does not apply to any Affiliate (other than any Affiliate that is, or is Controlled by, Holdings or any of its Restricted Subsidiaries), agent or representative that is included on OFAC’s Sectoral Sanctions Identification List or is similarly subject to Sanctions imposing prohibitions on only specific types of transactions or activities with such Affiliate, agent or representative, but is not otherwise a person with which all transactions are prohibited.

(b)          Each of the Loan Parties and their respective Restricted Subsidiaries and their respective directors, officers and employees, in each case acting in their capacity as such, is in compliance, in all material respects, with Anti-Corruption Laws, Anti-Money Laundering Laws, Anti-Terrorism Laws and Sanctions.

Section 5.26.       Australian Representations.

(a)          Trustee. It is not the trustee of any trust or settlement.

(b)          Tax Consolidation: Each Australian Loan Party:

(i)             is a member of an Australian Tax Consolidated Group for which the Head Company is the Australian Parent in accordance with the Australian Tax Agreement; and

(ii)            has entered into an Australian TSA and an Australian TFA with each other member of that Australian Tax Consolidated Group.

Article 6.
Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than in respect of contingent obligations, indemnities and expenses related thereto not then payable or in existence as of the later of the Termination Date or the Letter of Credit Expiration Date), or any Letter of Credit shall remain outstanding, each Loan Party shall, and shall cause each of its respective Subsidiaries to:

Section 6.01.       Financial Statements. Deliver to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent:

(a)          as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings (commencing with the fiscal year ended December 31, 2020), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of any independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent and Holdings, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except for an explanatory paragraph solely with respect to or resulting from an upcoming scheduled maturity date of the Loans occurring within one year from the time such report is delivered);

(b)          as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (commencing with the fiscal quarter ended March 31, 2021), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of Holdings as fairly presenting in all material respects the financial condition, results of operations, changes in shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)          as soon as available, but in any event within 30 days after the end of each of the first two fiscal months of each fiscal quarter of Holdings (commencing with the fiscal month ended April 30, 2021), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal month, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal month and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of Holdings as fairly presenting in all material respects the financial condition, results of operations, changes in shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

Section 6.02.       Certificates; Other Information. Deliver to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent (or, in the case of clause (k) below, participate in):

(a)          [reserved];

(b)          concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ending June 30, 2021), a duly completed Compliance Certificate signed by a Responsible Officer of Holdings, which shall

(i)             include reasonably detailed computations of the financial covenant set forth in Section 7.11,

(ii)            state that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the Borrowers propose to take with respect thereto, and

(iii)           either confirm that there has been no change in the information with respect to the Collateral owned by any Loan Party in the Perfection Certificate delivered on the Closing Date since the date of such Perfection Certificate or the date of the most recent certificate delivered pursuant to this Section or if any such change has occurred, attaching a Perfection Certificate Supplement signed by the Loan Parties, identifying such changes;

(c)          promptly, upon receipt thereof and after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of the Borrowers or any of their respective Restricted Subsidiaries, or any audit of any of them;

(d)          unless otherwise required to be delivered to the Lenders hereunder, promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any of its Restricted Subsidiaries pursuant to the terms of any indenture or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e)          promptly following any reasonable request therefor, information and documentation reasonably requested by the Administrative Agent or Lenders for purposes of compliance with the Beneficial Ownership Regulation;

(f)           as soon as available, but in any event within the time period in which Holdings must deliver its annual audited financials under Section 6.01(a), a report supplementing Schedules 5.08(a) and 5.08(b) and identifying all Material Owned Real Property and Material Leased Real Property acquired or disposed of by any Loan Party during such fiscal year;

(g)          promptly, such additional information regarding the business, financial, legal or corporate affairs of Holdings or any of its Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request;

(h)          not later than 90 days after the end of each fiscal year of Holdings, a copy of summary projections by Holdings of the operating budget and cash flow budget of Holdings and its respective Restricted Subsidiaries for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared based on assumptions believed by the Borrowers to be reasonable;

(i)           a Borrowing Base Certificate substantially in the form of Exhibit G, as of the date required to be delivered or so requested, in each case with supporting documentation:

(i)            (A)        monthly (as of the last day of each month (or, if such day is not a Business Day, as of the Business Day immediately preceding such last day)), commencing with Borrowing Base Certificate for the month ended April 30, 2021, on or before the twentieth day of each month (or if such twentieth day is not a Business Day, the next Business Day thereafter), or

(B)         during any Liquidity Period, weekly, as applicable, on or before Wednesday of each week (or if Wednesday is not a Business Day, Thursday); provided, in the case of this clause (B),

(1)        Inventory reporting shall be updated on a bi-weekly basis, and

(2)        ineligibility in respect of the eligibility criteria set forth in the definitions of “Eligible Accounts” and “Eligible Inventory” shall be reported on a monthly basis,

in each case, which Borrowing Base Certificate shall reflect the Collateral contained in the Borrowing Base updated as of last day of each month or week, as applicable,

in each case, together with:

(w)         a roll-forward of accounts receivable with an ending balance equal to the beginning balance, plus gross billings, less cash receipts, less returns, allowances or credit memos, less prompt-payment discounts, less bad debt charge-offs, plus miscellaneous debit adjustments, less miscellaneous credit adjustments;

(x)          a trial balance showing Accounts outstanding aged from the statement date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by a comparison to the prior month’s or week’s trial balance and supporting detail and documentation as shall be reasonably satisfactory to the Administrative Agent;

(y)          a summary of Inventory by location and type of each of the Loan Parties, accompanied by such supporting detail and documentation as shall be reasonably satisfactory to the Administrative Agent; and

(z)          a reconciliation of the Accounts trial balance and Inventory reports of each of the Loan Parties to the general ledger of such Loan Party;

(ii)           at any other time when the Administrative Agent reasonably believes that the then existing Borrowing Base Certificate is materially inaccurate, as soon as reasonably available after such request, in each case with supporting documentation as the Administrative Agent may reasonably request, such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral of any or all Loan Parties as the Administrative Agent shall from time to time reasonably request;

(iii)          prior to the Disposition of assets of the type contained in the Borrowing Base outside the ordinary course of business in excess of 5.0% of the Borrowing Base; and

(j)           promptly notice of (and in any event within three (3) Business Days) after any Loan Party has knowledge that

(i)            Accounts of the Loan Parties in an aggregate face amount of $2,500,000 or more cease to be Eligible Accounts,

(ii)           Inventory with an Inventory Value of $2,500,000 or more ceases to be Eligible Inventory, or

(iii)          so long as Qualified Cash is included in the calculation of the Borrowing Base, unrestricted cash in excess of $2,500,000 or more ceases to be Qualified Cash.

(k)          following the delivery of the financial statements referred to in Section 6.01(a), a conference call with the Lenders at a time to be mutually agreed between the Borrowers and the Administrative Agent.

(l)           promptly following any reasonable request therefor, information and documentation reasonably requested by the Administrative Agent in connection with any outstanding letters of credit providing Acceptable Credit Support.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date

(i)           on which the Borrowers post such documents, or provide a link thereto on the Borrowers’ website on the Internet at the website address listed on Schedule 11.02 (or as the Borrowers may otherwise notify the Administrative Agent);

(ii)          on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or

(iii)         on which such documents are filed for public availability of the SEC’s Electronic Data Gathering and Retrieval system;

provided, that the Borrowers shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of the documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 6.03.       Notices.

Notify the Administrative Agent:

(a)          promptly, of the occurrence of any Default or Event of Default or any “default” or “event of default” under the Senior Secured Notes Indenture, any Notes Secured Debt Document, any Junior Debt Document or any Stanwell Agreement;

(b)          promptly, of any event which could reasonably be expected to have a Material Adverse Effect;

(c)          of the occurrence of any ERISA Event that, individually, or in the aggregate, would be reasonably likely to have a Material Adverse Effect, as soon as possible and in any event within 20 days after any of the Borrowers knows or has obtained notice thereof;

(d)          of any material change in accounting policies or financial reporting practices by any Loan Party or any Restricted Subsidiary thereof;

(e)           promptly after receipt of notice or knowledge of any Loan Party thereof, of any action, suit, proceeding or claim alleging any Environmental Liability against or by such Loan Party or any of its Subsidiaries (including Unrestricted Subsidiaries) that could reasonably be expected to result in a Material Adverse Effect;

(f)           promptly after receipt of notice or knowledge of a Loan Party thereof, of any accidents, explosions, implosions, collapses or flooding at or otherwise related to the Properties that result in any fatality or the trapping of any Person in any mine for more than twenty-four hours;

(g)          promptly after receipt of notice or knowledge of a Loan Party thereof, of the issuance of any closure order pursuant to any Law (including any Environmental Law) or pursuant to any Environmental Permit that could reasonably be expected to directly or indirectly result in the closure or cessation of operation of any mine for a period of more than five (5) consecutive days;

(h)          promptly after receipt of notice or knowledge of any Loan Party of any default by such Loan Party of any of its Restricted Subsidiaries under any Contractual Obligation with respect to Material Leased Real Property (except for non-material non-payment defaults and defaults which do not or, with the giving of any notice, the passage of time, or both, would not give rise a right of termination by the lessor); and

(i)           promptly of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Each notice pursuant to this Section 6.03 (which may be in electronic form) shall be accompanied by a statement of a Responsible Officer of the applicable Borrower setting forth details of the occurrence referred to therein and stating what action the applicable Borrowers have taken and proposes to take with respect thereto.

Section 6.04.      Payment of Obligations. Pay and discharge as the same shall become due and payable

(a)          all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets except where failure to do so could not reasonably be expected to result in a Material Adverse Effect, or

(b)          all lawful claims which, if unpaid, would by law become a Lien upon any material portion of the Collateral, unless, in each of clause (a) or (b) above, such liabilities, assessments, governmental charges, levies or claims are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Holdings or any of its Subsidiaries.

Section 6.05.      Preservation of Existence, Etc. With respect to each of the Loan Parties and each of its respective Restricted Subsidiaries,

(a)          preserve, renew and maintain in full force and effect its (i) legal existence and (ii) good standing, in each case, under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05;

(b)          take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary for the normal conduct of its business, except in connection with transactions permitted by Section 7.04 or Dispositions permitted by Section 7.05 to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c)          preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 6.06.      Maintenance of Properties. With respect to Holdings and each of its Restricted Subsidiaries, maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear and damage by fire or other casualty or taking by condemnation excepted), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Loan Parties shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable Law.

Section 6.07.      Maintenance of Insurance.

(a)          Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or Similar Business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried by companies engaged in Similar Businesses and owning similar properties in localities where Holdings or its Restricted Subsidiaries operate. Without limiting the generality of the foregoing, each of Holdings and its Restricted Subsidiaries will maintain or cause to be maintained

(i)          liability insurance,

(ii)         business interruption insurance, and

(iii)        replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as would be carried or maintained under similar circumstances by Persons of established reputation engaged in Similar Businesses.

(b)          Each such policy of insurance shall

(i)          name the Administrative Agent, on behalf of Secured Parties, as an additional insured thereunder as its interests may appear, and

(ii)         in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder, in each case, require that Holdings and its Restricted Subsidiaries use commercially reasonable efforts to provide for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy.

Section 6.08.      Compliance with Laws. Comply in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which

(a)          such requirement of Law or order, writ, injunction or decree is being contested in good faith by Holdings or any of its Subsidiaries by appropriate proceedings diligently conducted, or

(b)          the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09.      Books and Records.

(a)          Maintain proper books of record and account, in which in all material respects full, true and correct entries in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings and its Restricted Subsidiaries, as the case may be;

(b)          maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Holdings or such Restricted Subsidiary, as the case may be; and

(c)          each Loan Party shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions.

Section 6.10.      Inspection Rights; Field Exams; Appraisals.

(a)          Permit representatives and independent contractors of the Administrative Agent, and during any continuation of a Default or an Event of Default, any Lender, at the Borrowers’ expense, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom during normal business hours (except to the extent (i) any such access is restricted by a requirement of Law or (ii) any such agreements, contracts or the like are subject to a written confidentiality agreement with a non-Affiliate that prohibits Holdings or any its Subsidiaries from granting such access to the Administrative Agent or the Lenders; provided, that with respect to such confidentiality restrictions affecting Holdings or any of its Subsidiaries, a Responsible Officer is made available to such Lender to discuss such confidential information to the extent permitted), and to discuss the business, finances and accounts with its officers and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, provided, that the Administrative Agent or such Lender shall give Borrowers reasonable advance notice prior to any contact with such accountants and give the Borrowers the opportunity to participate in such discussions.

(b)          At any reasonable time and from time to time during regular business hours, upon reasonable notice, permit

(i)          any appraisers or field examiners to visit the properties of the Loan Parties to, at the Borrowers’ expense, conduct field examinations and inventory appraisals in connection with the Borrowers’ computation of the Borrowing Base, and

(ii)         any representatives or independent contractors of the Administrative Agent or any of the Lenders to visit the properties of the Loan Parties to, at the Lenders’ expense, conduct evaluations and ongoing maintenance and monitoring of the assets and properties of the Loan Parties or their Restricted Subsidiaries constituting Non-ABL Priority Collateral as the Administrative Agent may reasonably require;

provided that, so long as a Liquidity Period is not in effect, not more than two (2) field examinations and two (2) inventory appraisals may be conducted at the Borrowers’ expense per twelve-month period; provided further, during any Liquidity Period, one (1) additional field examination and one (1) additional inventory appraisal may be conducted at the Borrowers’ expense in any twelve-month period.

Notwithstanding the foregoing, following the occurrence and during the continuation of a Default or an Event of Default, such field examinations and inventory appraisals may be conducted at the Borrowers’ expense as many times as the Administrative Agent shall consider reasonably necessary. In addition, the Borrowers shall have the right (but not the obligation), at the Borrowers’ expense, at any time and from time to time (but not more than once per twelve-month period) to provide the Administrative Agent with additional field examinations and additional inventory appraisals of any or all of the Collateral, prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, in which case such field examination or such inventory appraisal shall be used in connection with the calculation of the Borrowing Base hereunder. Each inventory appraisal after the Closing Date shall be performed by any appraiser. Each field examination after the Closing Date shall be performed by any field examiner. With respect to each field examination or inventory appraisal made after the Closing Date, the Administrative Agent and the Borrowers shall each be given at least five (5) Business Days to review and comment on the facts set forth in a draft form of such field examination or such inventory appraisal prior to its finalization and any adjustments to the Borrowing Base as a result of such field examination or such inventory appraisal shall become effective immediately following the finalization of such field examination or inventory appraisal; provided, pending the expiration of such five Business Day period, no Credit Extensions may be made if such Credit Extension would result in the Total Outstandings to exceed the Maximum Revolving Credit, calculated as if such proposed adjustments had been implemented.

(c)          At any reasonable time and from time to time during regular business hours, upon reasonable notice, permit any appraisers, field examiner or any representatives or independent contractors of the Administrative Agent to visit the Real Property of any of the Borrowers to, at the Lenders’ expense, conduct evaluations, appraisals, surveys and environmental assessments

(i)          in connection with monitoring any Non-ABL Priority Collateral, and

(ii)         after the occurrence and during the continuance of a Default or an Event of Default, in order to market any Real Property for sale in connection with an exercise of remedies by the Administrative Agent under the applicable Collateral Documents, Australian Collateral Documents and applicable Laws.

Section 6.11.      Use of Proceeds.

(a)          Use the proceeds of the Credit Extensions solely after the Closing Date to fund working capital needs and other general corporate purposes of Holdings and its Subsidiaries, including the financing of Capital Expenditures, other permitted Investments, Restricted Payments and any other purpose not prohibited by the Loan Documents.

(b)          None of the Borrowers shall, directly or knowingly indirectly, (x) use the proceeds of any Credit Extension or (y) lend, contribute, or otherwise make available such proceeds to any Subsidiary, joint venture partner, or other Person (i) to fund, finance, or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding, is the target of Sanctions, in each case, in violation of Sanctions, or (ii) in any other manner that would result in the violation of Sanctions, Anti-Corruption Laws, Anti-Money Laundering Laws and Anti-Terrorism Laws, in each case, applicable to any party to this Agreement.

Section 6.12.      Covenant to Guarantee Obligations and Give Security.

(a)          Upon the formation or acquisition of any new direct or indirect Subsidiary (other than any Excluded Subsidiary) by any Loan Party (including, without limitation, upon the formation of any Subsidiary that is a Delaware Divided LLC), then the Borrowers shall, at the Borrowers’ expense:

(i)          within 45 days (or such longer period as the Administrative Agent may agree) after such formation or acquisition, cause such Subsidiary, to duly execute and deliver to the Administrative Agent a supplement to this Agreement and to the Security Agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent, whereby such Subsidiary shall

(A)         become a party to this Agreement (as a Borrower, a Guarantor or a Borrower and a Guarantor) and the Security Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Exhibit K hereto, any supplements to the Security Agreement or Intellectual Property Security Agreements, and any other security and pledge agreements (including any applicable Australian Collateral Documents), in all such cases, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all Pledged Collateral in and of such Subsidiary, and other instruments representing the Pledged Stock in certificated form accompanied by undated stock powers executed in blank or the Instruments, Securities and other Investment Property indorsed in blank to the extent required by the Security Agreement), in all such cases to the same extent that such documents and instruments would have been required to have been delivered by Persons that were Borrowers or Guarantors on the Closing Date, securing payment of all the Obligations,

(B)          Guarantee the other Loan Parties’ Obligations and become a Guarantor for all purposes under the Loan Documents, and

(C)          grant a security interest in substantially all of its assets (other than, in respect of any U.S. Loan Party, any Excluded Assets and, in respect of any Foreign Subsidiary, any Foreign Excluded Assets) to secure such Obligations;

(ii)          within 45 days (or such longer period as the Administrative Agent may agree) after such formation or acquisition, furnish to the Administrative Agent a description any Real Property of such Subsidiary, in detail reasonably satisfactory to the Administrative Agent; and

(iii)         cause such Subsidiary to

(A)         duly execute and deliver to the Administrative Agent within 90 days (or such longer period as the Administrative Agent may agree) after such formation or acquisition, deeds of trust, trust deeds, deeds to secure debt and/or mortgages covering the Material Real Property of such Subsidiary; and

(B)          in connection with the foregoing, upon the request of the Administrative Agent in its reasonable discretion, deliver to the Administrative Agent any legal opinions addressed to the Administrative Agent and the other Secured Parties, reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request.

(b)          Upon the acquisition of any Material Real Property by any Loan Party (including, without limitation, any acquisition pursuant to a Delaware LLC Division) other than pursuant to any acquisition covered by Section 6.12(a), the Borrowers shall, at the Borrowers’ expense:

(i)           within 45 days (or such longer period as the Administrative Agent may agree) after such acquisition, furnish to the Administrative Agent a description of the Material Real Property so acquired in detail reasonably satisfactory to the Administrative Agent;

(ii)           (A)         with respect to Material Real Property, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent within 90 days after such acquisition (or such longer period as the Administrative Agent may agree), deeds of trust, trust deeds, deeds to secure debt and/or mortgages, in each case, in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations; and

(B)         in connection with the foregoing, upon the request of the Administrative Agent in its reasonable discretion, deliver to the Administrative Agent any legal opinions addressed to the Administrative Agent and the other Secured Parties, reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request; and

(iii)         within 45 days (or such longer period as the Administrative Agent may agree) after such request, cause the applicable Loan Party to provide the Administrative Agent with all geological data, reserve data, material existing mine maps, surveys, title insurance policies, title insurance, abstracts and other evidence of title, core hole logs and associated data, Coal measurements, Coal samples, lithological data, Coal reserve calculations or reports, washability analyses or reports, quality analyses, mine plans, mining permit applications and supporting data, engineering studies and all other information, maps, reports and data, but only to the extent that each of the foregoing shall be (x) in the possession of such Loan Party and relating to or affecting the Real Property, including the Coal reserves, Coal ownership, Real Property Leases, mining conditions, mines, and mining plans of such Loan Party and (y) prepared and utilized by such Loan Party in its ordinary course of business.

(c)          Within 120 days (or such longer period as the Administrative Agent may agree) after the Closing Date, cause each Restricted Subsidiary owning any Material Real Property on the Closing Date to

(A)        duly execute, deliver and record Mortgages to the Administrative Agent on all Material Real Property, or amendments to Mortgages that have been previously recorded to secure the Indebtedness and obligations under the Existing Syndicated Facilities Agreement, as may be recommended or required to secure the Indebtedness and obligations under this Agreement, in each case in form and substance reasonably acceptable to Administrative Agent; and

(B)        in connection with the foregoing, upon the request of the Administrative Agent in its reasonable discretion, deliver to the Administrative Agent any legal opinions addressed to the Administrative Agent and the other Secured Parties, reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request.

(d)          Notwithstanding anything to the contrary in this Section 6.12 or in any other Loan Document

(i)          neither the Borrowers nor the Guarantors will be required to perfect security interests

(x)           in motor vehicles or other assets covered by a certificate of title, other than by the filing of UCC financing statements and Australian PPS Act financing statements,

(y)          in letter of credit rights or other supporting obligations with a value less than $250,000 individually or in the aggregate, and

(z)           in assets requiring perfection solely through control agreements (other than (A) control of Pledged Collateral to the extent required herein or under any other Loan Document and (B) Deposit Accounts, Securities Accounts and Commodities Accounts requiring perfection through Blocked Account Agreements to the extent required by Section 6.19 or any other Loan Document) and

(ii)          unless otherwise agreed by the Borrower, no security or pledge agreements or foreign intellectual property fillings will be required outside of the United States and Australia.

(e)          Any Borrower may at any time after the Closing Date designate (or redesignate) any subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary; provided that

(i)           immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing,

(ii)          the Fixed Charge Coverage Ratio, on a pro forma basis, as of the last day of the most recently ended Test Period (after giving pro forma effect to such designation or redesignation) shall not be less than 1.00 to 1.00, a Responsible Officer of Holdings shall have delivered a certificate to the Administrative Agent demonstrating compliance with such requirement (including calculations in respect thereof in reasonable detail), and the Payment Conditions have been satisfied at the time such designation is made.

(iii)         Australian Parent shall not be an Unrestricted Subsidiary;

(iv)         as of the date of the designation thereof,

(A)         no Unrestricted Subsidiary shall own any Equity Interests in Holdings or its Subsidiaries (other than subsidiaries of such Unrestricted Subsidiary) or hold any Indebtedness of, or any Lien on any property of Holdings or its Subsidiaries (other than subsidiaries of such Unrestricted Subsidiary),

(B)          no Unrestricted Subsidiary may be a direct or indirect parent of the Australian Borrower or the U.S. Borrower, and

(C)          no Subsidiary may be designated as an Unrestricted Subsidiary unless it is also designated as an “unrestricted subsidiary” under the Senior Secured Notes Indenture,

(v)         no holder of any Indebtedness of any Unrestricted Subsidiary shall have any recourse to Holdings or its Subsidiaries with respect to such Indebtedness, except as permitted pursuant to this Agreement, and

(vi)        the designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Holdings or its Subsidiaries therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Subsidiary attributable to Holdings’ or such Subsidiary’s equity interest therein as reasonably estimated by Holdings or such Subsidiary (and such designation shall only be permitted to the extent such Investment is permitted under Section 7.03).

The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence or making at the time of designation of any Investments, Indebtedness or Liens of such Subsidiary existing at such time; provided that upon a redesignation of such Unrestricted Subsidiary as a Subsidiary, the Borrowers shall be deemed to continue to have an Investment in a Subsidiary in an amount (if positive) equal to (a) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation, less (b) the portion of the fair market value of the net assets of such Subsidiary attributable to the Borrower’s equity therein at the time of such redesignation.

Section 6.13.      Compliance with Environmental Laws.

(a)          Comply, and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits and obtain, to the extent necessary, and renew all Environmental Permits for its operations and properties, except in such instances in which

(i)          the requirement of an Environmental Permit is being contested in good faith by the Borrowers or any of their respective Subsidiaries by appropriate proceedings diligently conducted, or

(ii)         the failure to so comply, obtain or renew, in addition to the risk thereof, has been disclosed on Schedule 5.09 or is unlikely to result in a material liability; and

(b)          undertake and perform any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws, except in such instances in which

(i)          the requirement to undertake or perform is being contested in good faith by the Borrowers or any of their respective Subsidiaries by appropriate proceedings diligently conducted, or

(ii)         the failure to so undertake or perform has been, in addition to the risk thereof, disclosed on Schedule 5.09 or is unlikely to result in a material liability.

Section 6.14.      Preparation of Environmental Reports. Not more often than once per year per Property during the term of this Agreement (or more frequently during the continuance of an Event of Default) or, if the Administrative Agent reasonably believes that there has been a breach of Section 6.13, at the reasonable request of the Administrative Agent, the Borrowers shall provide to the Lenders within 60 days after such request (or such longer period as may be agreed by the Administrative Agent), at the expense of the Borrowers, an environmental and/or mining site assessment and compliance audit report for any of its Properties described in such request, prepared by an environmental or mining consulting firm reasonably acceptable to the Administrative Agent and the Borrowers describing the presence or absence of recognized environmental conditions at the subject Property and information otherwise reasonably requested by the Lenders; without limiting the generality of the foregoing, if the Administrative Agent reasonably determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary to grant the Administrative Agent, the Lenders and their consultants, agents or representatives thereof, reasonable access following reasonable prior written notice, subject to the rights of tenants or necessary consent of landlords, to enter onto their respective properties to undertake such an assessment.

Section 6.15.      Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent,

(a)          correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(b)          do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments (including Mortgages) as the Administrative Agent, the Collateral Agent (including, in its capacity as Australian Security Trustee) or any Lender through the Administrative Agent, may reasonably require from time to time in order to

(i)          carry out more effectively the purposes of the Loan Documents,

(ii)         to the fullest extent permitted by applicable law, subject each of the Loan Parties’ properties, assets, rights or interests (other than, in respect of any U.S. Loan Party, any Excluded Assets and, in respect of any Loan Party that is a Foreign Subsidiary, Foreign Excluded Assets) to the Liens now or hereafter intended to be covered by any of the Collateral Documents (including the Australian Collateral Documents), and

(iii)        perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents (including the Australian Collateral Documents) and any of the Liens intended to be created thereunder.

Section 6.16.      Certain Long Term Liabilities and Environmental Reserves. To the extent required by GAAP, maintain adequate reserves or other financial assurances for

(a)          future costs associated with any lung disease claim alleging pneumoconiosis or silicosis or arising out of exposure or alleged exposure to coal dust or the coal mining environment,

(b)          future costs associated with retiree and health care benefits,

(c)          future costs associated with Reclamation of disturbed acreage, removal of facilities and other closing costs in connection with its mining operations, and

(d)          future costs associated with other potential Environmental Liabilities.

Section 6.17.      Mining Financial Assurances. Maintain all material Mining Financial Assurances to the extent required pursuant to any Environmental Law.

Section 6.18.      Administration of Accounts.

(a)          If an Account of any Loan Party includes a charge for any taxes, the Administrative Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Loan Party if such Loan Party does not do so and to charge such Loan Party therefor; provided, however, that neither the Administrative Agent nor the Lenders shall be liable for any Taxes that may be due from the Loan Parties or with respect to any Collateral.

(b)          Whether or not any Default or Event of Default exists, the Administrative Agent shall have the right at any time, in the name of the Administrative Agent, any designee of the Administrative Agent or any Loan Party, to verify the validity, amount or any other matter relating to any Accounts of any Loan Party by mail, telephone or otherwise. The Loan Parties shall cooperate fully with the Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

Section 6.19.      Cash Management System.

(a)          Within 45 days after the Closing Date (or such later date as the Administrative Agent may specify in its sole discretion), and at all times thereafter, each of the Loan Parties shall enter into and maintain a Blocked Account Agreement, satisfactory in form and substance to the Administrative Agent in its reasonable discretion, with respect to each of its Deposit Accounts, Securities Accounts or Commodities Accounts (other than any Excluded Account) (each such Deposit Account, Securities Account or Commodities Account, a “Control Account”). Each such Blocked Account Agreement shall permit the Administrative Agent, during any Liquidity Period, upon written notice thereof from the Administrative Agent to Holdings, to instruct the applicable depository to transfer (whether by ACH, wire transfer or otherwise as the Administrative Agent may direct) by the end of each Business Day all ledger or available, as applicable, cash receipts held in such Control Accounts to the Collateral Account or Australian Collateral Account, as directed by the Administrative Agent. No Loan Party shall direct any Account Debtor, or any customer, to make payments on Accounts to any Deposit Account other than the Control Accounts, the Collateral Account and the Australian Collateral Account.

(b)          Each Loan Party shall not establish or maintain any Securities Account, Commodities Account or Deposit Account that is not a Control Account, in each case, other than any Excluded Accounts. Each Loan Party shall instruct each Person that is obligated to make any payment to it, to make such payment or to continue to make payment, to the appropriate Control Account as required by this Section 6.19.

(c)          Each Loan Party hereby acknowledges and agrees that (i) during any Liquidity Period, it shall have no right of withdrawal from the Control Accounts and (ii) the funds on deposit in the Control Accounts shall at all times continue to be collateral security for all of the Obligations.  In the event that, notwithstanding the provisions of this Section 6.19, a Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into the appropriate Control Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.

(d)          Without limiting the foregoing, funds on deposit in any Deposit Account or Securities Account under the sole dominion and control of the Administrative Agent may be invested (but the Administrative Agent shall be under no obligation to make any such investment) in Cash Equivalents at the direction of the Administrative Agent and, except during the continuance of a Liquidity Period, the Administrative Agent agrees with the Borrowers to issue entitlement orders for such investments in Cash Equivalents as reasonably requested by the Borrowers; provided, however, that the Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any such investment or income thereon.

(e)          Subject to clause (a) above, any amounts received in the Collateral Account, the Australian Collateral Account and each other Control Account (other than the L/C Cash Collateral Account) shall be applied, first to payment of all Loans then due,

second to the extent otherwise required by the Agreement, to Cash Collateralize all outstanding Letters of Credit, and then as directed by the Borrower;

provided that, if an Event of Default has occurred and is continuing, all amounts in Control Accounts shall be applied pursuant to Section 8.03.

Section 6.20.      Post-Closing Obligations. Perform the obligations set forth on Schedule 6.20, as and when set forth therein.

Section 6.21.      Australian Covenants.

(a)          Trustee. No Australian Loan Party shall become a trustee of any trust or settlement without the prior written consent of the Administrative Agent (acting reasonably) other than any trust which arises in the ordinary course of its ordinary trading activities.

(b)          Tax Consolidation. Each Australian Loan Party will:

(i)          comply with the Australian Tax Agreement and ensure that the Australian TSA and Australian TFA are maintained in full force and effect;

(ii)         not amend the Australian Tax Agreement where such variation or amendment may result in it not being a valid Australian TSA for the purposes of the ITAA 1997;

(iii)        not amend or vary the Australian Tax Agreement without the Administrative Agent’s consent where the amendment or variation would materially adversely affect an Australian Loan Party’s cash flows or financial condition or materially increase its present or prospective tax liabilities or liabilities under the Australian Tax Agreement;

(iv)        not cease to be a party to, or replace or terminate the Australian Tax Agreement without the Administrative Agent’s consent (such consent not to be unreasonably withheld or delayed); and

(v)         procure that any member that subsequently joins the Australian Tax Consolidated Group accede to the Australian Tax Agreement.

Section 6.22.      Lender Calls.

Receive any presentations prepared by management for investors and participate in annual and quarterly conference calls with the Administrative Agent and the Lenders, such calls to be held at such time as may be agreed to by the Borrowers and the Administrative Agent, but in any event not later than the date which is 10 Business Days after the annual or quarterly financial statements are to be delivered pursuant to Section 6.01(a) and Section 6.01(b), it being understood that this covenant may be satisfied by permitting the Lenders to participate in conference calls with the Borrower’s public shareholders.

Article 7.
Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than in respect of contingent obligations, indemnities and costs and expenses related thereto not then payable or in existence as of the later of the Termination Date or the Letter of Credit Expiration Date), or any Letter of Credit shall remain outstanding, Holdings and each other Borrower shall not, nor shall they permit any of their respective Restricted Subsidiaries to, directly or indirectly:

Section 7.01.      Liens. Create, incur, assume or suffer to exist any Lien upon, or exception to title to, any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrowers or any of their respective Restricted Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following (“Permitted Liens”):

(a)          pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety, indemnity, performance or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(b)          Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(c)          Liens for taxes, assessments and other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; provided, however, that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(d)          Liens or deposits (including liens on cash deposited) to secure the performance of statutory or regulatory obligations or of surety, appeal, indemnity or performance bonds, warranty and contractual requirements, or to secure the performance of tenders, bills or contracts other obligations of a like nature or letters of credit or to secure reimbursement obligations with respect to letters of credit and bank guarantees issued pursuant to the request of and for the account of such Persons in the ordinary course of its business, including those outstanding on the Closing Date; provided, however, that such letters of credit and bank guarantees do not constitute Indebtedness;

(e)          minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others (including, without limitation, lessors and other surface owners and owners of other minerals) for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, mineral development, extraction and transportation, and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f)           Liens securing Indebtedness incurred under Sections 7.02(k) and 7.02(l) to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(g)          Liens on the Collateral securing

(i)          the Obligations;

(ii)         so long as such Liens are subject to the Stanwell Intercreditor Agreement and the ABL Intercreditor Agreement, (A) Indebtedness in respect of the Senior Secured Notes issued on the Closing Date and (B) Indebtedness incurred pursuant to Section 7.02(u)(i);

(iii)        so long as such Liens are subject to the Stanwell Intercreditor Agreement and the ABL Intercreditor Agreement, Indebtedness permitted to be incurred pursuant to Section 7.02(u)(ii);

(iv)        so long such Liens are subject to the Stanwell Intercreditor Agreement, the Stanwell Obligations pursuant to the Stanwell Agreements as in effect on the Closing Date and as listed on Schedule 7.01 (or as subsequently amended subject to and in accordance with Section 7.14(b));

(h)          Liens existing on the Closing Date and as listed on Schedule 7.01 (other than described in clause (g) above);

(i)           Liens on property or Equity Interests of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created or incurred in connection with or in contemplation of such acquisition and that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(j)           Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created or incurred in connection with or in contemplation of such acquisition and that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(k)          Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Holdings or a Restricted Subsidiary of Holdings;

(l)           Liens securing Hedging Obligations incurred in the ordinary course of business (and not for speculative purposes);

(m)         leases and subleases of real property that do not materially interfere with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries;

(n)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; provided, to the extent such Liens are on ABL Priority Collateral and are senior to the Liens securing the Obligations, a Reserve shall have been established in respect thereof (or such ABL Priority Collateral shall be deemed ineligible);

(o)          Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (h), (i) or (j); provided, however, that:

(i)          such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(ii)         the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (h), (i) or (j) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(p)          Liens on equipment of Holdings or any Restricted Subsidiary granted in the ordinary course of business to clients on or about the premises of which such equipment is located;

(q)          judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation that is being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(r)           Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of banker’s acceptances issues or credit for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; provided that to the extent such Liens are on Inventory, such Inventory shall be deemed ineligible;

(s)          Liens granted to Senior Secured Notes Trustee to secure its compensation and indemnities pursuant to the Senior Secured Notes Indenture; provided, to the extent such Liens are on ABL Priority Collateral, such Liens shall be junior to the Liens securing the Obligations and shall be subject to the ABL Intercreditor Agreement;

(t)           any cross charge between members of a joint venture over joint venture assets securing obligations to contribute to that joint venture or repay other joint venturers who contribute to the joint venture in default of the charger doing so;

(u)          Liens encumbering customary initial deposits in the ordinary course of business;

(v)          Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness; provided, any such cash or Cash Equivalents shall not constitute Qualified Cash;

(w)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business; provided, to the extent on ABL Priority Collateral, a Reserve shall be established in respect thereof;

(x)          Liens (i) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (ii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(y)         any interest or title of a lessor in the property subject to any operating lease (other than any property that is subject of a Sale/Leaseback Transaction);

(z)          Liens on any cash earnest money deposits made by Holdings or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted by this Agreement;

(aa)        Liens in respect of Permitted Securitization Financings that extend only to the assets subject thereto and Liens on the Equity Interests of Special Purpose Securitization Subsidiaries; provided, such Liens shall not be on ABL Priority Collateral;

(bb)       Liens in respect of any Permitted Factoring Arrangement that extend only to the Receivables Assets subject thereto; provided, such Liens shall not be on ABL Priority Collateral;

(cc)        Liens on the assets subject to a Sale/Leaseback Transaction in respect of the Curragh Transaction; provided that such Liens may not extend to any other property of Holdings or its Restricted Subsidiaries; and

(dd)       Liens securing obligations the outstanding principal amount of which does not, taken together with the outstanding principal amount of all other obligations secured by Liens incurred under this clause (dd) that are at that time outstanding, exceed the greater of $25,000,000 (or equivalent thereof) and 1.25% of Consolidated Tangible Assets; provided, that such Liens shall not on be ABL Priority Collateral.

Section 7.02.      Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)          the Obligations (including any Obligations in respect of any Facility Increase in accordance with Section 2.15);

(b)          Indebtedness owed to and held by Holdings and/or any of its Restricted Subsidiaries; provided, however, that

(i)          any subsequent issuance or transfer of any Equity Interests which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to Holdings or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the obligor thereon not permitted by this clause (b),

(ii)         if a Borrower is the obligor on any such Indebtedness owing to a Restricted Subsidiary that is not a Loan Party, such Indebtedness is unsecured and expressly subordinated to the prior payment in full in cash of all its obligations with respect to the Loan Documents and is permitted as an Investment under Section 7.03 (other than by reference to Section 7.02) and

(iii)        if a Guarantor is the obligor on any such Indebtedness owing to a Restricted Subsidiary that is not a Loan Party, such Indebtedness is unsecured and expressly subordinated to the prior payment in full in cash of all obligations of such Guarantor with respect to its Guarantee and is permitted as an Investment under Section 7.03 (other than by reference to Section 7.02);

(c)          Indebtedness in respect of the Senior Secured Notes Documents incurred on the Closing Date (and any Refinancing Indebtedness incurred in respect thereof) in an aggregate principal amount not to exceed $350,000,000;

(d)          Indebtedness outstanding on the Closing Date and listed on Schedule 7.01 (other than (A) Indebtedness described in clause (b) or (d) of this Section 7.02 and (B) Indebtedness being repaid with the proceeds from the Facility, the Senior Secured Notes or the Equity Offering) including but not limited to Indebtedness represented by or Attributable Debt in respect of, a Sale/Leaseback Transaction of Holdings or any Restricted Subsidiary outstanding on the Closing Date and obligations of Holdings or any Restricted Subsidiary assumed as the deferred purchase price relating to the Stanwell Reserved Area or Stanwell Rebate;

(e)          Indebtedness of a Restricted Subsidiary that is a Loan Party outstanding on or prior to the date on which such Subsidiary was acquired, directly or indirectly, by Holdings (other than Indebtedness incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired, directly or indirectly, by Holdings); provided, however, on the date of such acquisition and after giving pro forma effect thereto, the Debt Fixed Charge Coverage Ratio as of the last day of the most recently ended Test Period, immediately preceding the date on which such additional Indebtedness is incurred is either (x) not less than 2.00:1.00 or not less than the Debt Fixed Charge Coverage Ratio immediately prior to such acquisition, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of such Test Period;

(f)           Refinancing Indebtedness in respect of Indebtedness permitted under Section 7.02(c), (d), (e), (k), (l), (r), (t) or this clause (f);

(g)          Indebtedness incurred by Holdings or any Restricted Subsidiary pursuant to Hedging Obligations entered into and for the purpose of protecting Holdings or any such Restricted Subsidiary from fluctuations in interest rates, currencies or commodity prices and not for speculation;

(h)          obligations in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, insurance premium finance agreements, reclamation, statutory obligations, bankers’ acceptances, performance, bid, appeal, surety or similar bonds and letters of credit, bank guarantees or completion and performance guarantees or equipment leases or other similar obligations provided or incurred by Holdings or any Restricted Subsidiary in the ordinary course of business;

(i)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;

(j)           Indebtedness consisting of Guarantees of

(i)          Holdings or any Restricted Subsidiary in respect of Indebtedness otherwise permitted hereunder of Holdings or any Loan Party and

(ii)         any Restricted Subsidiary that is not a Loan party in respect of Indebtedness otherwise permitted hereunder of a Restricted Subsidiary that is not a Loan Party;

provided, however, that if the Indebtedness being guaranteed is subordinated to or pari passu with the Facility or any Guarantee provided in connection with the Facility, then the Guarantee thereof shall be subordinated or pari passu, as applicable, to at least the same extent as the Indebtedness being Guaranteed;

(k)          Indebtedness incurred by Holdings or any Restricted Subsidiary to finance all or any part of the purchase price or cost of installation or improvement of mining equipment to be used in the Related Business at the Curragh Mine; provided, however, that immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (k), together with Refinancing Indebtedness in respect thereof and then outstanding does not exceed $40,000,000;

(l)           Indebtedness incurred by Holdings or any Restricted Subsidiary (including Capital Lease Obligations, mortgage financings and purchase money obligations) to finance all or any part of the purchase price or cost of design, development, construction, installation or improvement of property (real or personal) (including the lease purchase price of land use rights), plant or equipment (including through the acquisition of Capital Stock of any Person that owns property, plant or equipment which will, upon such acquisition, become a Restricted Subsidiary) to be used in the Related Business, provided, however, that immediately after giving effect to any such Indebtedness, the aggregate principal amount of all Indebtedness incurred under this clause (l), together with Refinancing Indebtedness in respect thereof, and then outstanding does not exceed $50,000,000;

(m)         Indebtedness to the extent that the net proceeds thereof are promptly deposited (and in no event more than five Business Days thereafter) to defease or to satisfy and discharge the Senior Secured Notes;

(n)          Indebtedness arising from agreements of Holdings or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, Guarantees or similar obligations, or from guarantees or letters of credit, bank guarantees, surety bonds or performance bonds securing any obligation of Holdings or any Restricted Subsidiary pursuant to such agreements, in any case, incurred or assumed in connection with the disposition of any business, assets or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests of a Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including non-cash proceeds) actually received by Holdings or any Restricted Subsidiary from the disposition of such business, assets or Equity Interests;

(o)          obligations in respect of self-insurance and obligations (including reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts and similar instruments) in respect of performance, bid, appeal and surety bonds, performance and completion guarantees and similar obligations provided by Holdings or any Restricted Subsidiary in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(p)          Indebtedness of Holdings or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply or other arrangements, in each case, in the ordinary course of business;

(q)           (i)          Indebtedness in connection with Permitted Securitization Financings; provided, however, that immediately after giving effect to any such Indebtedness, the aggregate principal amount of all Indebtedness incurred under this clause (q)(i), together with Refinancing Indebtedness in respect thereof, and then outstanding does not exceed $5,000,000; or

(ii)          Indebtedness in Permitted Factoring Arrangements in the ordinary course of business and consistent with past practices;

(r)           Indebtedness of, incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of Holdings and any Restricted Subsidiary; provided, however, that immediately after giving effect to any such Indebtedness, the aggregate principal amount of all Indebtedness incurred under this clause (r), together with Refinancing Indebtedness in respect thereof, and then outstanding does not exceed $30,000,000; and

(s)          Indebtedness in respect of the Curragh Transaction subject to the limitations in the definition of “Curragh Transaction”; and

(t)           Indebtedness of Holdings or any of its Restricted Subsidiaries in an aggregate principal amount at any time outstanding which, when taken together with all other Indebtedness outstanding under this clause (t) does not exceed the greater of (x) $50,000,000 and (y) 2.5% of Consolidated Tangible Assets;

(u)          any Indebtedness that is

(i)          any Notes Obligations under Future Notes Priority Lien Indebtedness; provided, the Priority Lien Leverage Ratio as of the last day of the most recently ended Test Period, immediately preceding the date on which such additional Indebtedness is incurred is not greater than 1.50:1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of such Test Period;

(ii)         Notes Junior Lien Obligations; provided, the Secured Leverage Ratio as of the last day of the most recently ended Test Period, immediately preceding the date on which such additional Indebtedness is incurred is not greater than 3.00:1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of such Test Period; or

(iii)        unsecured Indebtedness; provided, the Debt Fixed Charge Coverage Ratio as of the last day of the most recently ended Test Period, immediately preceding the date on which such additional Indebtedness is incurred is not less than 2.00:1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of such Test Period;

provided further,

(w)        any Lien securing indebtedness permitted pursuant to Section 7.02(u)(i) and (ii),

(i)           to the extent on ABL Priority Collateral, shall rank junior to the Administrative Agent’s Lien on such ABL Priority Collateral pursuant to the ABL Intercreditor Agreement and

(ii)          shall not be on any property other than Collateral;

(x)         the aggregate principal amount of any such Indebtedness incurred by a Subsidiary that is not a Guarantor, together with any Refinancing Indebtedness in respect thereof, shall not exceed $25,000,000;

(y)         (i) such Indebtedness shall not have mandatory prepayments, amortization or mature prior to a date that is 91 days after the then-latest Maturity Date and (ii) the terms and conditions of such Indebtedness (except with respect to pricing, premiums, fees, rate floors and optional prepayment and redemption terms) are substantially identical to the terms and conditions set forth herein (with such customary adjustments given the asset-based and revolving nature of this Agreement); and

(z)         Payment Conditions shall be satisfied.

For purposes of determining compliance with this Section 7.02:

(1)         in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, Holdings, in its sole discretion, will be permitted to classify such item of Indebtedness (or any portion thereof) at the time of incurrence (and in the case of a reclassification, only to the extent the reclassified item could be incurred pursuant to the criteria at the time of such reclassification) in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness in one of the above clauses; provided, that the Senior Secured Notes will be deemed to have been incurred in reliance on Section 7.02(c), and may not be reclassified;

(2)         Holdings will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

For purposes of determining compliance with any Dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the Dollar Equivalent, determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to Dollars, covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in Dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness incurred in the same currency as the Indebtedness being Refinanced will be the Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is incurred.

Neither the Borrowers nor any Guarantor will incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Borrowers or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Obligations on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Borrowers or any Guarantor solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Holdings or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Section 7.03.      Investments. Make or hold any Investments, except:

(a)          an Investment in Holdings or a Restricted Subsidiary; provided, in respect of any Investment in a Restricted Subsidiary that is not a Loan Party, Payment Conditions shall be satisfied;

(b)          an Investment in another Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(c)          an Investment in another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Holdings or a Restricted Subsidiary; provided that such Person’s primary business is a Related Business;

(d)          an Investment in cash and Cash Equivalents;

(e)          an Investment in receivables owing to Holdings or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Holdings or any such Restricted Subsidiary deems reasonable under the circumstances;

(f)           commission, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(g)          loans or advances to employees made in the ordinary course of business consistent with past practices of Holdings or such Restricted Subsidiary in an aggregate principal amount (valued in good faith by Holdings at the time of the making thereof, and without giving effect to any subsequent changes in value) not to exceed $5,000,000 at any one time outstanding;

(h)          Investments received in compromise or settlement of debts created in the ordinary course of business and owing to Holdings or any Restricted Subsidiary, in compromise or settlement of litigation, arbitration or other disputes with Persons who are not Affiliates, or in satisfaction of judgments;

(i)           an Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received for (i) a Disposition as permitted pursuant to Section 7.05 or (ii) a disposition of assets not constituting a Disposition;

(j)           an Investment in any Person where such Investment was acquired by Holdings or any of its Restricted Subsidiaries (i) in exchange for any other Investment or accounts receivable held by Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of a Borrower of such other Investment or accounts receivable or (ii) as a result of a foreclosure by Holdings or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(k)          an Investment in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by Holdings or any Restricted Subsidiary;

(l)           Investments consisting of Hedging Obligations incurred in the ordinary course of business (and not for speculative purposes);

(m)         Investments made solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Holdings;

(n)          Guarantees of Indebtedness of Holdings or a Restricted Subsidiary otherwise permitted to be incurred under Section 7.02 (other than by reference to Section 7.03);

(o)          an Investment in any Person as set forth on Schedule 7.03 and to the extent such Investment exists on the Closing Date, and any extension, modification or renewal of any such Investments existing on the Closing Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Closing Date);

(p)          Investments held by any Person (other than an Affiliate of Holdings (including any Unrestricted Subsidiary)) that becomes a Restricted Subsidiary of Holdings; provided, however, that such Investments were not acquired in contemplation of the acquisition of such Person;

(q)          operating leases to, or rental arrangements with, customers in the ordinary course of business;

(r)           earnest money deposits required in connection with any acquisition permitted under this Agreement;

(s)          Investments consisting of indemnification obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations under any Mining Law or Environmental Law or with respect to workers’ compensation benefits, in each case entered into in the ordinary course of business, and, to the extent constituting an Investment, pledges or deposits made in the ordinary course of business in support of obligations under existing coal sales contracts (and extensions or renewals thereof on similar terms);

(t)           Investments in surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds and related letters of credit, bank guarantees or similar obligations, in each case, to the extent such surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds, related letters of credit, bank guarantees and similar obligations are permitted under this Agreement;

(u)          an Investment outstanding on the Closing Date as set forth on Schedule 7.03;

(v)         Investments consisting of Securitization Assets or arising as a result of, or in connection with, Permitted Securitization Financings, including Investments of funds held in accounts permitted or required by the arrangements governing a Permitted Securitization Financing or any related Indebtedness, subject to Holdings delivering updated Borrowing Base Certificate demonstrating, after giving pro forma effect to such release (including any prepayment or repayment of the Loans), the Total Outstandings does not exceed the Maximum Revolving Credit;

(w)        any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells Securitization Assets pursuant to a Permitted Securitization Financing, so long as the Payment Conditions are satisfied at the time the relevant Investment is consummated;

(x)         other Investments, so long as the Payment Conditions are satisfied before and after giving effect to such Investment; and

(y)         additional Investments (including Investments in joint ventures and/or Unrestricted Subsidiaries), when taken together with all other Investments made pursuant to this clause (y) and outstanding on the date such Investment is made, do not exceed $25,000,000; and

(z)          so long as the Payment Conditions have been satisfied before and after giving effect to such Investment, Investments in joint ventures or Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by Holdings), taken together with all other Investments made pursuant to this clause (z) that are at that time outstanding, not to exceed the sum of (a) the greater of (x) $50,000,000 and (y) 2.5% of Consolidated Tangible Assets plus (b) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that

(i)          if any Investment pursuant to this clause (z) is made in any Person that is not a Loan Party at the date of the making of such Investment and such Person becomes a Loan Party after such date, such Investment shall thereafter be deemed to have been made pursuant to Section 7.03(a) and shall cease to have been made pursuant to this clause (z) for so long as such Person continues to be a Loan Party and

(ii)         if any Investment pursuant to this clause (z) is in the form of ABL Priority Collateral, Holdings shall deliver an updated Borrowing Base Certificate demonstrating, after giving pro forma effect to such Investment (including any prepayment or repayment of the Loans), the Total Outstandings does not exceed the Maximum Revolving Credit.

Section 7.04.      Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Delaware LLC Division), except that:

(a)          any Subsidiary may merge with (i) any of the Borrowers, provided, that such Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided, that when any Subsidiary that is a Loan Party is merging with another Subsidiary, the Loan Party shall be the continuing or surviving Person; and

(b)          any Subsidiary (other than a Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Australian Parent, the Borrowers or to another Subsidiary; provided, that if the transferor in such a transaction is a Loan Party, then the transferee must be another Loan Party.

Section 7.05.      Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except

(a)          a Disposition by (i) a Restricted Subsidiary to a Loan Party (other than Holdings) or (ii) by Holdings or a Restricted Subsidiary to a Restricted Subsidiary; provided, in the case of a Disposition by a Loan Party to a Restricted Subsidiary that is not a Loan Party, Payment Conditions shall be satisfied before and after giving effect to such Disposition;

(b)          a Disposition that constitutes a Restricted Payment that is not prohibited by Section 7.06;

(c)          a Disposition of assets or Equity Interests in any single transaction or series of related transactions with a Fair Market Value of less than $10,000,000;

(d)          Dispositions of obsolete or worn-out assets (including fleet and equipment) no longer used or useful in the business as then being conducted;

(e)          trade-ins or exchanges of fleet and equipment or other fixed assets for other assets of approximately equivalent value;

(f)           the sale, lease, transfer, conveyance or other disposition of inventory, products or services in the ordinary course of business, including any sales of coal pursuant to the Stanwell Agreements;

(g)          the sale, transfer or conveyance of any Equity Interests or other ownership interest in or assets or property, including Indebtedness, of an Unrestricted Subsidiary or any Person that is not a Subsidiary;

(h)          dispositions of Receivable Assets in connection with the compromise, settlement or collection thereof in the ordinary course of business or in any bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(i)           a disposition of cash or Cash Equivalents;

(j)           the creation of a Lien permitted by Section 7.01;

(k)          the lease, assignment or sublease of any real or personal property (including fleet and equipment) in the ordinary course of business;

(l)           licenses and sublicenses of software or intellectual property in the ordinary course of business;

(m)         the foreclosure, condemnation or any similar action with respect to any property or other assets or a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims;

(n)          the unwinding of any Hedging Obligations;

(o)          transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective governmental agency or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement, and transfers of properties that have been the subject of a compulsory acquisition;

(p)          dispositions to the extent required by, or made pursuant to, the establishment of joint ventures and customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements;

(q)          subject to the last paragraph of this Section 7.05, dispositions of receivables in connection with any Permitted Factoring Arrangement or other receivables financing (including any financing pursuant to which Holdings or any Restricted Subsidiary may sell, convey or otherwise transfer to any other Person or grant a Lien on any accounts receivable or related assets) (it being understood that any such Dispositions shall only be permitted pursuant to this clause (q));

(r)           subject to the last paragraph of this Section 7.05, any disposition (including by capital contribution), pledge, factoring, transfer or sale of (i) Securitization Assets to any Special Purpose Securitization Subsidiary or otherwise and (ii) any other Securitization Assets subject to Liens securing Permitted Securitization Financings (it being understood that any such Dispositions shall only be permitted pursuant to this clause (r));

(s)          Dispositions of assets that are not ABL Priority Collateral and classified as assets held for sale in the consolidated financial statements of Holdings as of December 31, 2020;

(t)           the Curragh Transaction; and

(u)          other Dispositions by Holdings and its Subsidiaries; provided, that

(i)          Holdings or such Subsidiary receives consideration at the time of such Disposition at least equal to the Fair Market Value (as determined in good faith by Holdings at the time of contractually agreeing to such Disposition) (including the value of all non-cash consideration) of the shares and assets subject to such Disposition;

(ii)         at least 75% of the consideration thereof received by Holdings or such Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets.

For the purposes of this Section 7.05(u), the following are deemed to be cash or Cash Equivalents:

(1)         the assumption or discharge of Indebtedness of Holdings (other than obligations in respect of Disqualified Stock of Holdings) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Guarantor) or other obligations or liabilities as shown on Holdings or such Restricted Subsidiary’s balance sheet or the notes thereto;

(2)         securities, notes or other similar obligations received by Holdings or any Restricted Subsidiary from the transferee that are converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of their receipt to the extent of the cash or Cash Equivalents received in that conversion; and

(3)         any Designated Non-Cash Consideration received by Holdings or any of its Restricted Subsidiaries in such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (x) $25,000,000 and (y) 1.25% of Consolidated Tangible Assets at the time of the receipt of such Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Notwithstanding anything to the contrary, any direct or indirect Disposition of assets included within the Borrowing Base outside of the ordinary course of business (including by way of Restricted Payment, Restricted Debt Payment or Investment in a Person that is not a Loan Party, any Loan Party ceasing to be a Guarantor or a Disposition of Intellectual Property that causes Inventory ceasing to be Eligible Inventory) and in excess of 5% of the Borrowing Base (or in the case of clauses (q) or (r), any such Disposition whether or not in the ordinary course of business) prior to giving effect to such Disposition shall be subject to delivery of an updated Borrowing Base Certificate demonstrating, after giving pro forma effect to such Disposition (including any prepayment or repayment of the Loans), the Total Outstandings does not exceed the Maximum Revolving Credit.

Section 7.06.      Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment; except that:

(a)          any Restricted Payment made out of the net cash proceeds of the substantially concurrent sale of, or made in exchange for, Equity Interests of Holdings (other than Disqualified Stock and other than Equity Interests issued or sold to a Subsidiary of Holdings or an employee stock ownership plan or to a trust established by Holdings or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent contribution to the common equity capital of Holdings;

(b)          [reserved];

(c)          the payment of any dividend or distribution or consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the call for a redemption thereof, if at such date of declaration or call for redemption such payment would have complied with this Section 7.06; provided, if such dividend, distribution or consummation of any irrevocable redemption is subject to Distribution Conditions being satisfied; Distribution Conditions shall also be satisfied before and after giving effect to such dividend, distribution or redemption on the date of such dividend, distribution or redemption;

(d)          so long as no Default has occurred and is continuing (or would result therefrom),

(i)          the purchase, redemption or other acquisition of Equity Interests of Holdings from employees, former employees, directors or former directors of Holdings or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of any employment agreement, equity subscription agreement, stock option agreement or similar agreement or stock option plan and

(ii)         the purchase of Equity Interests of Holdings in connection with the award of restricted stock grants to employees or directors of Holdings or any of its Subsidiaries pursuant to the terms of any employment agreement or employee benefit plan to cover restricted shares granted pursuant to such contract or plan;

provided, however, that the amount of such Restricted Payments under sub-clauses (i) and (ii), in the aggregate, shall not exceed $7,500,000 in any calendar year, although such amount may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by Holdings or any Restricted Subsidiary after the Closing Date;

(e)          the declaration and payments of dividends or distributions on Preferred Stock of a Restricted Subsidiary or Disqualified Stock issued pursuant to Section 7.02; provided, however, that, at the time of payment of such dividend or distribution, no Default has occurred and is continuing (or would result therefrom) and the Distribution Conditions have been satisfied before and after giving effect to such payments and distributions;

(f)           [reserved];

(g)          so long as the Distribution Conditions are satisfied before and after giving effect to such Restricted Payment, the declaration and payment of dividends on account of, or repurchases of, Equity Interests of Holdings; provided that the total amount of dividends declared and paid pursuant to this clause (g) in any calendar year shall not exceed the greater of (x) 1.25% of Market Capitalization and (y) $12,500,000;

(h)          repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or other securities convertible into or exchangeable for Equity Interests of Holdings to the extent such repurchased Equity Interests represent a portion of the exercise price thereof or applicable withholding taxes, if any;

(i)           cash payments in lieu of the issuance of fractional shares in connection with the exercise of stock options, warrants or other securities convertible into or exchangeable for Equity Interests of Holdings; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 7.06;

(j)           the payment of any dividend or distribution by a Restricted Subsidiary that it not a Wholly Owned Subsidiary on a pro rata basis in connection with a bona fide joint venture with Person that is not an Affiliate;

(k)          [reserved];

(l)           so long as the Distribution Conditions are satisfied before and after giving effect to such Restricted Payment, any consideration, payment, dividend, distribution or other transfer in connection with a Permitted Securitization Financing;

(m)         any Subsidiaries of Holdings may make Restricted Payments to Holdings or any other of its Restricted Subsidiaries without restriction;

(n)          so long as no Default has occurred and is continuing (or would result therefrom), other Restricted Payments in an aggregate amount not to exceed $30,000,000; or

(o)          so long as the Distribution Conditions are satisfied before and after giving effect to such Restricted Payment, other Restricted Payments.

The amount of any Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Holdings or the Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The value of any security, property or other assets that are required to be valued by this covenant will be the Fair Market Value. The amount of all Restricted Payments in cash shall be its face amount. For purposes of determining compliance with any Dollar restriction on Restricted Payments, the Dollar equivalent of a Restricted Payment denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date Holdings or the Restricted Subsidiary, as the case may be, actually makes such Restricted Payment.

Section 7.07.      Change in Nature of Business. Engage in any business other than a Similar Business.

Section 7.08.      Transactions With Affiliates. Enter into any transaction of any kind with any Affiliate involving aggregate consideration in excess of $10,000,000, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, unless such transaction is (i) not prohibited by this Agreement and (ii) (A) upon fair and reasonable terms substantially as favorable to Holdings or any of its Restricted Subsidiaries as would be obtainable by Holdings or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate and (B) if such transaction involves consideration in excess of $25,000,000, the terms of such transaction are set forth in writing and a majority of the non-employee directors of Holdings disinterested with respect to such transaction have determined in good faith that the criteria set forth in clause (ii)(A) are satisfied and have approved the relevant transaction as evidenced by a resolution of the Board of Directors of Holdings. The foregoing restrictions shall not apply to the following:

(a)          transactions between or among Holdings and/or its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction);

(b)          any Investment permitted by Section 7.03 and any Restricted Payment permitted by Section 7.06;

(c)          any indemnification agreement, consulting, service or termination agreement or similar arrangement, or any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans, or other employee or compensation benefit plan, in each case approved by the board of directors of Holdings;

(d)          transactions in which the board of directors of Holdings shall have received a written opinion from an Independent Qualified Party to the effect that such Affiliate transaction is fair, from a financial standpoint, to Holdings and its Restricted Subsidiaries or meets the requirements of clause (ii)(A) above;

(e)          payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the board of directors of Holdings in good faith;

(f)           (A)         transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business or consistent with past practice or industry norm and otherwise in compliance with the terms of this Agreement, which are fair to Holdings and the Restricted Subsidiaries in the reasonable determination of the board of directors or the senior management of Holdings, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or

(B)         transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business or consistent with past practice or industry norm;

(g)          the payment of reasonable fees to directors or managers, as applicable, of Holdings and its Restricted Subsidiaries who are not employees of Holdings or its Restricted Subsidiaries and the payment of customary indemnification to directors, managers, officers and employees of Holdings and its Restricted Subsidiaries;

(h)          any transaction with a Person (other than an Unrestricted Subsidiary of Holdings) which would be subject to this Section 7.08 solely because Holdings or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person or solely because Holdings or a Restricted Subsidiary has the right to designate one or more members of the board of directors or similar governing body of such Person;

(i)           the issuance or sale of any Equity Interests (other than Disqualified Stock) of Holdings;

(j)           pledges of Equity Interests of Unrestricted Subsidiaries;

(k)          the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(l)           any employment agreements entered into by Holdings or any Restricted Subsidiary in the ordinary course of business;

(m)         any contributions to the common equity capital of Holdings;

(n)          payments by Holdings or any of its Restricted Subsidiaries to the Permitted Holders made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the board of directors of Holdings in good faith;

(o)          transactions undertaken in good faith (as certified by a responsible financial or accounting officer of Holdings in a certificate of a Responsible Officer) for the purpose of improving the consolidated Tax efficiency of Holdings and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement or the Loan Documents that does not materially impair the Collateral and Guarantee provided under the Loan Documents;

(p)          investments by the Permitted Holders in securities of Holdings or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by the Permitted Holders in connection therewith) so long as (i) the investment is being generally offered to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities;

(q)          [reserved]; and

(r)           transactions pursuant to agreements in effect on the Closing Date and described Schedule 7.08, or any amendment or modification or replacement thereof, so long as such amendment, modification or replacement is not materially more disadvantageous to Holdings and its Restricted Subsidiaries than the original agreement in effect on the Closing Date; and

Notwithstanding anything in this Section 7.08, (i) any portfolio company that is an Affiliate of the Permitted Holders (regardless of whether such Permitted Holder is itself an Affiliate) shall not be considered an Affiliate of Holdings or its Restricted Subsidiaries with respect to any transaction, so long as such transaction is in the ordinary course of business and (ii) no Permitted Holder shall be considered an Affiliate of Holdings or its Restricted Subsidiaries with respect to any transaction unless such Permitted Holder meets the definition of Affiliate.

Section 7.09.      Burdensome Agreements. Enter into any Contractual Obligation that restricts the ability of any Restricted Subsidiary to:

(w)        pay dividends or make any other distributions to Holdings or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Capital Stock shall not be deemed to be a restriction on the ability to make distributions on Capital Stock);

(x)          pay any Indebtedness owed to the Borrower or a Guarantor;

(y)         make any loans or advances to Holdings or any of its Restricted Subsidiaries; or

(z)          sell, lease or transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries,

provided that

(i)          the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on other Capital Stock;

(ii)         the subordination of loans or advances made to Holdings or any Restricted Subsidiary to other Indebtedness incurred by Holdings or any Restricted Subsidiary; and

(iii)        the provisions contained in documentation governing Indebtedness requiring transactions between or among Holdings and any Restricted Subsidiary or between or among any Restricted Subsidiary to be on fair and reasonable terms or on an arm’s length basis, in each case, shall not be deemed to constitute such an encumbrance or restriction.

The foregoing restrictions shall not apply to the following:

(a)          with respect to existing agreements in effect on the Closing Date, or in the Loan Documents and any extensions, refinancings, renewals, supplements, amendments or replacements thereof; provided that the encumbrances and restrictions in any such extension, refinancing, renewal, supplement, amendment or replacement are not materially more restrictive, taken as a whole, than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed, supplemented, amended or replaced;

(b)          existing under or by reason of applicable law, rule, regulation, license, concession, approval, decree or order issued by any government or any agency thereof;

(c)          with respect to any agreement or instrument of a Person acquired, directly or indirectly, by Holdings as in effect at the time of such acquisition (to the extent such agreement or instrument was not entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person other than the Person, or property and assets of the Person, so acquired, and any extensions, refinancings, renewals, supplements, amendments or replacements thereof; provided that the encumbrances and restrictions in any such extension, refinancing, renewal, supplement, amendment or replacement are not materially more restrictive, taken as a whole, than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed, supplemented, amended or replaced;

(d)          that (x) restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease or license, (y) exist by virtue of any Lien on, or agreement to transfer, option or similar right with respect to, any property or assets of Holdings or any Restricted Subsidiary not otherwise prohibited by this Agreement or (z) do not relate to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Holdings or any Restricted Subsidiary in any manner material to Holdings or any Restricted Subsidiary;

(e)          with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary that is permitted by Section 7.02 and Section 7.05;

(f)           existing with respect to any Unrestricted Subsidiary or the property or assets of such Unrestricted Subsidiary that is designated as a Restricted Subsidiary in accordance with the terms of this Agreement at the time of such designation and not incurred in contemplation of such designation, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Subsidiary or its subsidiaries or the property or assets of such Subsidiary or its subsidiaries, and any extensions, refinancings, renewals, supplements or amendments or replacements thereof; provided that the encumbrances and restrictions in any such extension, refinancing, renewal, supplement, amendment or replacement, taken as a whole, are no more restrictive in any material respect than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed, supplemented, amended or replaced;

(g)          imposed pursuant to any Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive in any material respect, taken as a whole, than those contained in the agreements governing the Indebtedness being Refinanced;

(h)          restrictions on cash, cash equivalents, marketable securities, investment grade securities or other deposits or net worth imposed by insurers, sureties, bonding companies, customers or suppliers under contracts entered into in the ordinary course of business;

(i)           arising from provisions in joint venture agreements and other similar agreements if, as determined by the Board of Directors in good faith, the encumbrances or restrictions are (i) customary for such types of agreements and (ii) would not, at the time agreed to, be expected to materially and adversely affect the ability of the Borrowers to make required payments on the Loans;

(j)           with respect to any Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for Indebtedness permitted under Section 7.02 if, as determined by the Board of Directors, the encumbrances or restrictions (i) are customary for such type of agreement and (ii) would not, at the time agreed to, be expected to materially and adversely affect the ability to make required payments on the Obligations; and

(k)          any encumbrances or restrictions contained in any document governing a Permitted Securitization Financing with respect to any Special Purpose Securitization Subsidiary.

Section 7.10.      Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

Section 7.11.      Minimum Fixed Charge Coverage Ratio. During any Liquidity Period, permit the Fixed Charge Coverage Ratio to be less than 1.00 to 1.00 as of the last day of any Test Period, commencing with the Test Period ended immediately preceding the commencement of such Liquidity Period (it being understood that the requirement to comply with such minimum Fixed Charge Coverage Ratio under this Section 7.11 shall again be triggered upon the commencement of any other Liquidity Period on any succeeding day).

Section 7.12.      Amendments of Organizational Documents. Amend any of its Organization Documents in a manner that is in any respect adverse to the Lenders; provided that, any amendment or modification of any Organization Document solely to change

(a)          the legal name of any Loan Party,

(b)          the identity or corporate structure of any Loan Party (provided that, after giving effect to any such change in its identity or corporate structure, such Loan Party shall be a limited liability company, a corporation or a limited partnership),

(c)          the jurisdiction of incorporation or formation of any Loan Party to any state within the United States of America or to the District of Columbia, or

(d)          the federal taxpayer identification number (or other comparable identification number) of any Loan Party, in each case, shall not be deemed materially adverse to the Lenders, so long as the applicable Loan Party

(i)          complies with Section 4.01(d) of the Security Agreement, and

(ii)         has provided all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, as requested by any Lender or the Administrative Agent promptly following such request.

Section 7.13.      Accounting Changes. Make any change in

(a)          its accounting policies or reporting practices, except as required or permitted by GAAP, or

(b)          its fiscal year.

Section 7.14.      Prepayments, Etc. of Indebtedness; Amendments.

(a)          Voluntarily pay, prepay, redeem, purchase, defease, acquire, retire or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness that is (x) secured by a Lien junior to the Lien securing the Obligations or on non-Collateral, (y) unsecured or (z) expressly subordinated in right of payment to the Obligations (other than any such Indebtedness among the Borrowers and any of their respective Restricted Subsidiaries) (such Indebtedness, the “Junior Debt”, and each such payment, prepayment, redemption, purchase, defeasance, acquisition, retirement or other satisfaction thereof, a “Restricted Debt Payment”), except:

(i)          payments of regularly scheduled principal, interest and fees in respect of any Junior Debt;

(ii)         any Restricted Debt Payment made by, in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness which is permitted to be incurred pursuant to Section 7.02(g); and

(iii)        any other Restricted Debt Payment, so long as the Payment Conditions have been satisfied at the time such Restricted Debt Payment is made.

(b)          Amend, restate, amend and restate, modify or otherwise change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Debt Document, any Organization Documents, the Stanwell Agreements or the Rail and Port Agreements.

Section 7.15.      [Reserved].

Section 7.16.      Anti-Cash Hoarding.

If, at the end of any five (5) consecutive Business Days, Total Outstandings are greater than zero ($0.00) and the cash and Cash Equivalents exceeds the greater of $30,000,000 and fifteen percent (15.0%) of the Borrowing Base in effect on the last such Business Day, then the Borrowers shall, no later than the Business Day thereafter,

(a)          prepay the Loans outstanding on such Business Day in an aggregate principal amount equal to the lesser of (A) such excess on the preceding Business Day and (B) the amount of Loans then outstanding and

(b)          if an Event of Default then exists, if Total Outstandings remain after prepaying all Loans because of L/C Obligations, Cash Collateralize such L/C Obligations, in each case to the extent any such excess remains on the date such prepayment is required to be made (it being understood and agreed that any Cash Collateral provided pursuant to this clause (b) shall be released upon the waiver of any such Event of Default).

Article 8.
Events of Default and Remedies

Section 8.01.      Events of Default. Any of the following shall constitute an Event of Default:

(a)          Non-Payment. Any Borrower or any other Loan Party fails to pay

(i)          when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or

(ii)         within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)          Specific Covenants.

(i)          Holdings or any of its Subsidiaries fails to perform or observe any term, covenant or agreement contained in any of Section 6.02(i), 6.03(a), 6.05(a)(i) (solely with respect to Holdings, Australian Parent, any Borrower or any Subsidiary of Holdings that is a direct or indirect parent of a Borrower), 6.10, 6.11, 6.19, 6.20, or Article 7, or

(ii)         any of the Guarantors fails to perform or observe any term, covenant or agreement contained in Article 10 of this Agreement (but only to the extent it relates to a default under one of the covenants listed in clause (i) above); or

(c)          Other Defaults. Holdings or any of its Subsidiaries fails to perform or observe any other term, covenant or agreement (other than Section 6.17 and not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for (A) in the case of Section 6.17, 15 days and (B) otherwise, 30 days, in each case, after the earlier of (x) receipt by any Borrower of written notice thereof from the Administrative Agent and (y) knowledge of any Loan Party of such default or failure to perform or observe; or

(d)          Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Holdings or any of its Restricted Subsidiaries herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)          Cross-Default.

(i)          Holdings or any of its Restricted Subsidiaries

(A)         fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder, Indebtedness under Swap Contracts or Guarantees of the Obligations), in each case having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit agreement) of more than the Threshold Amount, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee was created, or

(B)          fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, or such Guarantee to become due or payable; or

(ii)         there occurs under any Swap Contract an Early Termination Date (as defined under such Swap Contract) resulting from

(A)         any event of default under such Swap Contract as to which Holdings or any of its Restricted Subsidiaries is the Defaulting Party (as defined in such Swap Contract), or

(B)          any Termination Event (as so defined) under such Swap Contract as to which Holdings or any of its Restricted Subsidiaries is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Holdings or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)           Insolvency Proceedings, Etc.

(i)          Holdings or any of its Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law or any Insolvency Proceeding, or

(ii)         makes an assignment for the benefit of creditors; or

(iii)        applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, Controller or similar officer for it or for all or any substantial part of its property; or

(iv)        any receiver, trustee, custodian, conservator, liquidator, rehabilitator, Controller or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 days; or

(v)         any proceeding under any Debtor Relief Law or any Insolvency Proceeding relating to any such Person or to all or any substantial part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 days, or an order for relief is entered in any such proceeding; or

(g)          Inability to Pay Debts; Attachment.

(i)          Holdings or any of its Restricted Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or

(ii)         any writ or warrant of attachment or execution or similar process is issued or levied against all or any substantial part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h)          Judgments. There is entered against Holdings or any of its Restricted Subsidiaries one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance), and, such judgments or orders shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)           ERISA. The occurrence of any of the following events that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect:

(i)          an ERISA Event with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in an actual obligation to pay money of the Borrowers under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or

(ii)         the Borrowers or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or

(j)           Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or Holdings, any of its Restricted Subsidiaries or any other Person contests in any manner the validity or enforceability of any Loan Document; or Holdings or any of its Restricted Subsidiaries denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)          Change of Control. There occurs any Change of Control; or

(l)           Collateral Documents. Any Collateral Document (including the Australian Collateral Document) after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms hereof or thereof, including as a result of a transaction permitted by Section 7.04 or 7.05) cease to create a valid and perfected Lien, with the priority required hereby or thereby (subject to Liens permitted by Section 7.01), on the Collateral purported to be covered thereby.

Section 8.02.      Remedies Upon Event of Default.

(a)          If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions, subject to the terms of the ABL Intercreditor Agreement:

(i)          declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)         declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(iii)        require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to 103% (or if not denominated in Dollars, 110%) of the face amount thereof);

(iv)        exercise on behalf of itself, the Lenders and the applicable L/C Issuer all rights and remedies available to it, such Lenders and such L/C Issuer under the Loan Documents or applicable law (including in respect of the Collateral);

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

(b)          Upon the occurrence of the Termination Date,

(i)          the Commitments of each Lender to make Loans and the Commitments of each Lender and L/C Issuer to issue or participate in Letters of Credit shall each automatically be terminated, and

(ii)         the Loans, all interest thereon and all other amounts and Obligations shall automatically become due and payable in cash, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers and the other Loan Parties.

Section 8.03.      Application of Funds. On the Termination Date and after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.16 hereof and the ABL Intercreditor Agreement, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article 3) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting Protective Advances and Unreimbursed Amounts (including interest and fees thereon) payable to the Administrative Agent and L/C Issuers ratably among the Administrative Agent and the L/C Issuer in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and, to the extent a Reserve is established in respect thereof, amounts owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuers, the Hedge Banks and the Cash Management Banks, as applicable, in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than amounts owing under Secured Hedge Agreements and Secured Cash Management Agreements) payable to the Lenders and the L/C Issuer with respect to Letters of Credit (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer)) and amounts payable under Article 3, ratably among them in proportion to the respective amounts described in this clause Sixth payable to them;

Seventh, to the payment of other Obligations, including, any amounts owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the applicable Secured Parties, in proportion to the respective amounts described in this clause Seventh held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law or the ABL Intercreditor Agreement or the Stanwell Intercreditor Agreement.

Subject to Section 2.04(d), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Section 8.04.      Equity Cure Rights. In the event Holdings and the Borrowers fail to comply with the financial covenant set forth in Section 7.11, subject to the terms and conditions hereof, Holdings and the Borrowers shall have the right (the “Cure Right”) from the last day of the applicable fiscal quarter until the expiration of the 10th Business Day subsequent to the date the applicable financial statements are required to be delivered to Administrative Agent with respect thereto, to issue Permitted Cure Securities for cash or otherwise receive, as additional paid in capital, cash contributions from its equity holders, in either case in an aggregate net amount equal to, but not greater than, the amount necessary to cure the financial covenant (hereinafter, the “Cure Amount”), and upon the receipt by Holdings and the Borrowers of the cash proceeds thereof, the financial covenant shall then be recalculated giving effect to the following pro forma adjustments:

(a)          Consolidated EBITDA shall be increased for the applicable fiscal quarter and for the subsequent three (3) consecutive fiscal quarters, solely for the purpose of measuring compliance with the financial covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount paid over to Administrative Agent for application to the Loans in accordance with Section 2.06(b) hereof;

(b)          any prepayment of the Loans made with respect to such Cure Amount shall not serve as a reduction to Indebtedness for purposes of calculating the financial covenant for the applicable measurement period for which the Cure Right is exercised (but shall for any subsequent measurement period); and

(c)          if, after giving effect to the foregoing recalculations, Holdings and the Borrowers shall then be in compliance with the requirements of the financial covenant, Holdings and the Borrowers shall be deemed to have been in compliance with such financial covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach, Default or Event of Default of such financial covenant that had occurred shall be deemed not to have occurred for this purpose of the Agreement.

Notwithstanding anything herein to the contrary, in no event shall Holdings and the Borrowers be permitted to exercise the Cure Right hereunder (x) more than five (5) times in the aggregate during the term of this Agreement or (y) more than two (2) times in any 4 consecutive fiscal quarters.

Article 9.
Administrative Agent

Section 9.01.      Appointment.

(a)          Each of the Lenders and the L/C Issuers hereby irrevocably appoints, designates and authorizes each of the Administrative Agent and the Co-Collateral Agent to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are delegated to the Administrative Agent and/or the Co-Collateral Agent by the terms and provisions hereof and of the other Loan Documents, together with such power as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, each of the Administrative Agent and the Co-Collateral Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Co-Collateral Agent have or be deemed to have any fiduciary relationship with any Lender, L/C Issuer or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Co-Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent or the Co-Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Article 9 (other than Sections 9.10 and 9.12) are solely for the benefit of the Administrative Agent, the Co-Collateral Agent, the Lenders and the L/C Issuer, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any such provisions.

(b)          Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 9 with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit or bank guarantees pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article 9 and in the definition of “Agent Affiliate” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer. The Co-Collateral Agent shall have all of the benefits and immunities provided to the Administrative Agent in this Article 9 with respect to any acts taken or omissions suffered by the Co-Collateral Agent hereunder.

(c)          The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender or Swingline Lender (if applicable)) and L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents (including the Australian Collateral Documents) for and on behalf of) such Lender, L/C Issuer and its Affiliates for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents (including the Australian Collateral Documents), or for exercising any rights and remedies thereunder at the direction of the Administrative Agent (or Required Lenders)), shall be entitled to the benefits of all provisions of this Article 9 (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders and L/C Issuers hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents (including the Australian Collateral Documents) and acknowledge and agree that any such action by the Administrative Agent shall bind the Lenders and L/C Issuers.

Section 9.02.      Delegation of Duties.

The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents (including the Australian Collateral Documents) or of exercising any rights and remedies thereunder) by or through agents, sub-agents, employees or attorneys-in-fact (including for the purpose of any Borrowing or payment in Alternate Currencies) as shall be deemed necessary by the Administrative Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Each such sub-agent and the Affiliates of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article 9, Section 11.04(a) and Section 11.04(b) (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

Section 9.03.      Liability of Agents.

(a)          No Agent Affiliate shall

(i)          be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or

(ii)         be responsible in any manner to any Lender, L/C Issuer or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the execution, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents (including, the Australian Collateral Documents), or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.

(b)          No Agent Affiliate shall be under any obligation to any Lender, any L/C Issuer or participant to ascertain or to inquire into

(i)          any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document,

(ii)         the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith,

(iii)        the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default,

(iv)        the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents (including the Australian Collateral Documents),

(v)         the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of documentary items expressly required to be delivered to the Administrative Agent, or

(vi)        to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

(c)          No Agent Affiliate shall have any duties or obligations to any Lender, any L/C Issuer or participant except those expressly set forth herein and in the other Loan Documents, and without limiting the generality of the foregoing, the Agent Affiliates:

(i)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Person is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that such Person shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law; and

(iii)        shall not be required to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender or any L/C Issuer and each Lender and each L/C Issuer confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Affiliates.

(d)          No Agent Affiliate be liable

(i)          to any participant or Secured Party or their Affiliates for any failure, delay in performance, breach by, or as a result of information provided by, any other party to any Loan Document or action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or such Person shall believe in good faith shall be necessary under the circumstances) or

(ii)         in the absence of its own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.

(e)          For the avoidance of doubt, no Agent Affiliate shall be obligated to calculate or confirm the calculations of any financial covenants set forth herein or the other Loan Documents or in any of the financial statements of the Loan Parties. No Agent Affiliate shall be liable to the Lenders for any apportionment or distribution of payments made by it to such Lenders in good faith and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover pro rata from the other Lenders any payment equal to the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

(f)           In no event shall any Agent Affiliate be liable for any failure or delay in the performance of their respective obligations under this Agreement or any related documents because of circumstances beyond such Agent Affiliate’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond such Agent Affiliate’s control whether or not of the same class or kind as specified above.

(g)          Nothing in this Agreement or any other Loan Document shall require any Agent Affiliate to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder.

(h)          Without limiting anything contained herein, each Agent Affiliate shall have no obligation for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby; (ii) the filing, re-filing, recording, re-recording, or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance, or other instrument in any public office at any time or times; or (iii) providing, maintaining, monitoring, or preserving insurance on or the payment of taxes with respect to any Collateral.

Section 9.04.      Reliance by the Administrative Agent.

(a)          The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, instrument, document, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and/or upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent.

(b)          The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater number of Lenders) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders and L/C Issuers against any and all liability and expense which may be incurred by it by reason of taking or continuing to take (or declining to take or continuing to decline to take) any such action, which indemnification may be joint and several.

(c)          The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request, consent of or ratification by the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and L/C Issuers; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law.

(d)          Any notice, consent, request, direction, instruction or ratification by the Required Lenders shall be executed by the Lenders of record providing such consent, request, direction, instruction or ratification.

Section 9.05.      Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Administrative Agent shall have received written notice from Required Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default” or “notice of an event of default” as applicable. The Administrative Agent will notify the Lenders and the L/C Issuers of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article 8; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders and the L/C Issuers.

Section 9.06.      Credit Decision; Disclosure of Information by Agents. Each Lender and each L/C Issuer acknowledges that no Agent Affiliate has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent Affiliate to any Lender or L/C Issuer as to any matter, including whether Agent Affiliates have disclosed material information in their possession. Each Lender and each L/C Issuer represents to the Administrative Agent that it has, independently and without reliance upon any Agent Affiliate and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder. Each Lender and each L/C Issuer also represents that it will, independently and without reliance upon any Agent Affiliate and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders or the L/C Issuers by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent Affiliate.

Section 9.07.      Indemnification of the Administrative Agent.

Whether or not the transactions contemplated hereby are consummated, the Lenders and L/C Issuers shall indemnify upon demand the Administrative Agent and each other Agent Affiliate, pro rata, and hold harmless the Administrative Agent and each other Agent Affiliate from and against any and all Indemnified Liabilities incurred by it (whether based on contract, tort or any other theory, whether brought by or against a third party or by or against the Lenders or the L/C Issuers, and regardless of whether any Indemnitee is a party thereto); provided that no Lender or L/C Issuer shall be liable for the payment to any Agent Affiliate of any portion of such Indemnified Liabilities resulting from such Agent Affiliate’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by or against any Lender, any L/C Issuer or any other Person (or whether the Administrative Agent or an Agent Affiliate is a party to any such Proceeding).

Without limitation of the foregoing, each Lender and each L/C Issuer shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including all reasonable fees, expenses and disbursements of any law firm or other external legal counsel and compensation of agents and employees paid for services rendered on behalf of the Lenders or the L/C Issuer) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers, provided that such reimbursement by the Lenders or by the L/C Issuers shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto.

Each Lender hereby authorizes the Administrative Agent and Collateral Agent (including in its capacity as Australian Security Trustee) to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable or distributable by the Administrative Agent or the Collateral Agent (including in its capacity as Australian Security Trustee) to such Lender from any source against any amount due to the Administrative Agent or the Collateral Agent under Section 2.13 and this Section 9.07.

The undertaking in this Section 9.07 shall survive termination of the Commitments of all Lenders and all L/C Issuers, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 9.08.      Withholding Tax. If any Governmental Authority of the United States, Australia or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Taxes from amounts paid to or for the account of any Lender or any L/C Issuer for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender or such L/C Issuer failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender or such L/C Issuer shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any Loan Party and without limiting or expanding the obligation of the applicable Loan Party to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, including any interest, additions to tax or penalties thereto, together with all reasonable expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or any L/C Issuer by the Administrative Agent shall be conclusive absent manifest error.

Section 9.09.      Administrative Agent in Its Individual Capacity.

(a)          Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as Administrative Agent hereunder in its individual capacity. The Administrative Agent and its Affiliates may make loans to, issue letters of credit and bank guarantees for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though the Administrative Agent were not the Administrative Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders and L/C Issuer acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them. With respect to its Loans, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, an L/C Issuer, and the terms “Lender” and “Lenders” include the Administrative Agent in its individual capacity.

(b)          Each Lender and each L/C Issuer understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 9.09 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in Holdings, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender and each L/C Issuer understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders or any of the L/C Issuers that are not members of the Agent’s Group. Neither the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or any L/C Issuer or use on behalf of the Lenders or on behalf of the L/C Issuers, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender and each L/C Issuer such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders or the L/C Issuers.

(c)          Each Lender and each L/C Issuer further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders or L/C Issuers (including the interests of the Lenders or L/C Issuers hereunder and under the other Loan Documents). Each Lender and each L/C Issuer agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender or any L/C Issuer. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender or any L/C Issuer including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

Section 9.10.      Resignation by the Administrative Agent.

(a)          The Administrative Agent may resign as the Administrative Agent upon 30 days’ prior notice to the Lenders, the L/C Issuers and the Borrowers. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (or such other Person reasonably acceptable to Holdings), which successor agent shall be consented to by Holdings at all times other than during the existence of an Event of Default under Section 8.01(f) (which consent of Holdings shall not be unreasonably withheld or delayed).

(b)          If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and Holdings, a successor agent. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 9, Section 11.04(a) and Section 11.04(b) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

(c)          If no successor agent has accepted appointment as the Administrative Agent by the date which is 30 days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders and L/C Issuers shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

(d)          Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (i) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (ii) otherwise ensure that the requirements of Section 6.12 are (or continue to be) satisfied, the successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above in this Section 9.10).

(e)          After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 9, Section 11.04(a) and Section 11.04(b) shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

(f)           Any resignation by the Administrative Agent as Administrative Agent pursuant to this Section 9.10 shall also constitute its resignation as a Swingline Lender and its resignation as an L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder,

(i)          such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender and L/C Issuer,

(ii)         the retiring Swingline Lender and L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and

(iii)        the successor L/C Issuer shall issue letters of credit or bank guarantees in substitution for the Letters of Credit issued by Citibank, N.A., if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer effectively to assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

(g)          Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender, the Required Lenders (determined after giving effect to Section 11.01) may by notice to the Borrower Representative and such Person remove such Person as Administrative Agent and, with the consent of Holdings (not to be unreasonably withheld), appoint a replacement Administrative Agent hereunder. Such removal will, to the fullest extent permitted by applicable law, be effective on the date a replacement Administrative Agent is appointed.

Section 9.11.      Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and its agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.04(j), Section 2.04(k), Section 2.10 and Section 11.04(b)) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(c)          and any custodian, receiver, interim receiver, receiver and manager, assignee, trustee, liquidator, sequestrator, Controller or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and their respective agents and counsel, and any other amounts due the Administrative Agent under Section 2.10 and Section 11.04(b).

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

Section 9.12.      Collateral and Guaranty Matters.

The Lenders and the L/C Issuer irrevocably agree:

(a)          that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent (including, in its capacity as Australian Security Trustee) under any Loan Document shall be automatically released

(i)          upon termination of the Commitments of all the Lenders and the L/C Issuer and payment in full of all Obligations (other than contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit in which the Outstanding Amount of the L/C Obligations related thereto have been Cash Collateralized or, if satisfactory to the L/C Issuer in its sole discretion, for which a backstop letter of credit or bank guarantee is in place),

(ii)         at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to a Loan Party; and

(iii)        subject to Section 11.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders;

(b)          to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(f);

(c)          that any Guarantor (other than the Borrowers) shall be automatically released from its obligations under the Guarantee in Article 10 if in the case of any Guarantor, such Person ceases to be a Subsidiary as a result of a transaction or designation permitted hereunder; and

(d)          if any Guarantor shall cease to be a Material Subsidiary (as certified in writing by a Responsible Officer) and Holdings notifies the Administrative Agent in writing that it wishes such Guarantor to be released from its Obligations hereunder or its obligations under the Guarantee in Article 10 hereto such Subsidiary shall be automatically released from its Obligations hereunder or its obligations under its Guarantee.

Notwithstanding the foregoing, a release of Collateral that is ABL Priority Collateral outside of the ordinary course of business, a subordination of the Lien securing the Obligations and a release of any Guarantor, in each case, shall be subject to Holdings delivering updated Borrowing Base Certificate demonstrating, after giving pro forma effect to such release (including any prepayment or repayment of the Loans), the Total Outstandings does not exceed the Maximum Revolving Credit.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.12. In each case as specified in this Section 9.12, the Administrative Agent will promptly (and each Lender and each L/C Issuer irrevocably authorizes the Administrative Agent to), at Holding’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents (including the Australian Collateral Documents), or to evidence the release of such Loan Party from its obligations under any of the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 9.12.

Section 9.13.     Arrangers and Bookrunners. Except as expressly provided herein, none of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “Joint Lead Arranger” or “Joint Bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender and each L/C Issuer acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.14.      Appointment of Supplemental Collateral Agents.

(a)          It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, collateral sub-agent, collateral co-agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b)          In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral,

(i)          each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and

(ii)         the provisions of this Article 9 and of Section 11.04(a) and Section 11.04(b) that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c)          Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

Section 9.15.      Reports and Financial Statements. By signing this Agreement, each Lender and each L/C Issuer:

(a)          is deemed to have requested that the Administrative Agent furnish such Lender or such L/C Issuer, as applicable, promptly after they become available, copies of all financial statements required to be delivered by Holdings hereunder and all field examinations, audits and appraisals of the Collateral received by the Administrative Agent (collectively, the “Reports”);

(b)         expressly agrees and acknowledges that the Administrative Agent (i) makes no representation or warranty as to the accuracy of the Reports, and (ii) shall not be liable for any information contained in any Report;

(c)          expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(d)          agrees to keep all Reports confidential in accordance with the provisions of Section 11.07 (other than clause (g) thereof); and

(e)          without limiting the generality of any other indemnification provision contained in this Agreement, agrees:

(i)          to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Loans or Letters of Credit that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans of the Borrowers; and

(ii)         to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender in each case, including, in connection with, or as a result of any actual or prospective claim, actions, suits, inquiries, litigation, investigation or proceeding relating to any of the foregoing or the preparation of any defense in connection therewith, whether based on contract, tort or any other theory, whether brought by or against such Lender or L/C Issuer, a third party or by the Borrowers or any other Loan Party, and regardless of whether the Administrative Agent ( or such preparing Lender) is a party thereto.

Section 9.16.      Posting of Approved Electronic Communications.

(a)          Each of the Lenders and L/C Issuers and each Loan Party agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and the L/C Issuers by posting such Approved Electronic Communications on Debt Domain, IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)          Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the L/C Issuer and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the L/C Issuer and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)          The Approved Electronic Platform and the Approved Electronic Communications are provided “as is” and “as available”. None of the Administrative Agent, the Collateral Agent (including in its capacity as the Australian Security Trustee) nor any of their respective Affiliates or any of their respective officers, directors, employees, agents, advisors, attorneys or representatives (the Administrative Agent, the Collateral Agent (including in its capacity as the Australian Security Trustee) and each of the foregoing, each, an “Agent Affiliate”) warrant the accuracy, adequacy or completeness of the Approved Electronic Communications or the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the Approved Electronic Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Affiliates in connection with the Approved Electronic Platform or the Approved Electronic Communications.

(d)          Each of the Lenders, the L/C Issuers and each Loan Party agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

(e)          Each Borrower hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). Each Borrower hereby agrees that so long as a Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities

(w)        all materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof;

(x)          by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, any Arranger, the L/C Issuers and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrowers or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07);

(y)         all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and

(z)          the Administrative Agent and any Arranger shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark the Borrower Materials “PUBLIC.”

In connection with the foregoing, each party hereto acknowledges and agrees that the foregoing provisions are not in derogation of their confidentiality obligations under Section 11.07.

Section 9.17.      Erroneous Payments.

(a)          If the Administrative Agent notifies a Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party such Lender or L/C Issuer (any such Lender, L/C Issuer, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, L/C Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)          Without limiting immediately preceding clause (a), each Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party such Lender or L/C Issuer, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, L/C Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)          (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)         such Lender, L/C Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.17(b).

(c)          Each Lender, L/C Issuer or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, L/C Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, L/C Issuer or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)          In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or L/C Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or L/C Issuer at any time,

(i)          such Lender or L/C Issuer shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or L/C Issuer shall deliver any Notes evidencing such Loans to the Borrowers or the Administrative Agent,

(ii)         the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment,

(iii)        upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning L/C Issuer shall cease to be a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning L/C Issuer and

(iv)        the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment.

The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or L/C Issuer shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or L/C Issuer (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or L/C Issuer and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, L/C Issuer or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (any such Obligations to which the Administrative Agent has become a subrogee, the “Erroneous Payment Subrogation Obligations”).

(e)          The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers or any other Loan Party for the purpose of making such Erroneous Payment.

(f)           To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine

(g)          Each party’s obligations, agreements and waivers under this Section 9.17 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Article 10.
Guarantee

Section 10.01.    Guarantee.

(a)          Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by the Borrowers and each other Loan Party when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b)          Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under any applicable Law relating to fraudulent conveyances, fraudulent transfers, or the insolvency of debtors (after giving effect to the right of contribution established in Section 10.02).

(c)          Each Guarantor agrees that the Obligations may at any time and from time to time exceed the maximum amount of the liability of such Guarantor under Section 10.01(b) without impairing the guarantee contained in this Article 10 or affecting the rights and remedies of the Secured Parties hereunder.

(d)          The guarantee contained in this Article 10 shall remain in full force and effect until all the Obligations (other than any contingent indemnification obligations not then due) shall have been satisfied by payment in full, no Letter of Credit shall be outstanding (except to the extent that the Letters of Credit have been Cash Collateralized or otherwise supported, in each case, on terms satisfactory to the Administrative Agent), and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Agreement the Borrowers may be free from any Borrower Obligations.

(e)          No payment made by the Borrowers, any of the Guarantors, any other Guarantor or any other Person or received or collected by any Secured Party from the Borrowers, any of the Guarantors, any other Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to reduce, release, modify or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations (other than any contingent indemnification obligations not then due) are paid in full, no Letter of Credit shall be outstanding (except to the extent that the Letters of Credit have been Cash Collateralized or otherwise supported, in each case, on terms satisfactory to the Administrative Agent), and the Commitments are terminated.

Section 10.02.   Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder (including by way of set-off rights being exercised against it), such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 10.03. The provisions of this Section 10.02 shall in no respect limit the obligations and liabilities of any Guarantor to the Secured Parties, and each Guarantor shall remain jointly and severally liable to the Secured Parties for the full amount guaranteed by such Guarantor hereunder.

Section 10.03.    No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by any Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of any Secured Party against the Borrowers or any Guarantor or any collateral security or guarantee or right of offset held by any Secured Party for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrowers or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Secured Parties by the Borrowers on account of the Obligations (other than any contingent indemnification obligations not then due) are paid in full, no Letter of Credit shall be outstanding (except to the extent that the Letters of Credit have been Cash Collateralized or otherwise supported, in each case, on terms satisfactory to the Administrative Agent), and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations (other than any contingent indemnification obligations not then due) shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

Section 10.04.    Amendments, etc. with Respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by any Secured Party may be rescinded by such Secured Party and any of the Borrower Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, increased, amended, modified, accelerated, compromised, waived, surrendered or released by any Secured Party, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. No Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained herein or any property subject thereto.

Section 10.05.    Guarantee Absolute and Unconditional. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or a surety other than payment in full of the Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)          The guarantee under this Article 10 is a guaranty of payment when due and not of collectability, and is a primary obligation of each Guarantor and not merely a contract of surety.

(b)          The Administrative Agent may enforce the guarantee under this Article 10 upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrowers and any Beneficiary with respect to the existence of such Event of Default.

(c)          Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by any Secured Party upon the guarantee contained in this Article 10 or acceptance of the guarantee contained in this Article 10.

(d)          The Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article 10 and all dealings between the Borrowers and any of the Guarantors, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article 10.

(e)          To the fullest extent permitted by applicable law, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrowers or any of the Guarantors with respect to the Obligations.

(f)           Each Guarantor understands and agrees that the guarantee contained in this Article 10 shall be construed as a continuing, absolute and unconditional guarantee of payment and performance without regard to

(i)          the validity or enforceability of the Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party,

(ii)         any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrowers or any other Person against any Secured Party,

(iii)        any acts of any legislative body or Governmental Authority affecting the Borrowers, including but not limited to, any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of the Borrowers’ property, or by economic, political, regulatory or other events in the countries where the Borrowers are located, or

(iv)        any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers for the Obligations, or of such Guarantor under the guarantee contained in this, in bankruptcy or in any other instance.

(g)          When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrowers, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrowers, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrowers, any other Guarantor or any other Person or any such collateral security or guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Secured Parties against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Section 10.06.    Waiver by Guarantors. Each Guarantor hereby waives, for the benefit of the Secured Parties:

(a)          any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to

(i)          proceed against Borrowers, any other Guarantor of the Obligations or any other Person,

(ii)         proceed against or exhaust any security held from Borrowers, any such other Guarantor or any other Person,

(iii)        proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of Borrowers or any other Person, or

(iv)        pursue any other remedy in the power of any Secured Party whatsoever;

(b)          any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrowers or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrowers or any other Guarantor from any cause other than payment in full of the Obligations;

(c)          any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(d)          any defense based upon any Secured Party’s errors or omissions in the administration of the Obligations, except behavior which amounts to bad faith;

(e)          (i)          any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder,

(ii)         the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof,

(iii)        any rights of set offs, recoupments and counterclaims, and

(iv)        promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto;

(f)           notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including the acceptance hereof, notices of default hereunder, the Secured Hedge Agreements or any agreement or instrument related thereto, the Secured Cash Management Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of extension of credit to Borrowers;

(g)          any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate Guarantors or sureties, or which may conflict with the terms hereof;

(h)          any defenses arising from the amendment of waiver of any term of the Loan Documents;

(i)           any defenses arising from failure to perfect any security granted over the Collateral or any release of security over the Collateral;

(j)           any law or regulation of any jurisdiction or any other event affecting any term of the Loan Documents or the Obligations; and

(k)          any other circumstances that might constitute a defense to the Guarantor.

Section 10.07.    Releases.

(a)          At such time as the Obligations shall have been paid in full (other than any contingent indemnification obligations not then due), the Commitments have been terminated and no Letters of Credit shall be outstanding (except to the extent that the Letters of Credit that have been Cash Collateralized or otherwise supported, in each case, on terms satisfactory to the Administrative Agent), all obligations (other than those expressly stated to survive such termination) of each Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party. At the request and sole expense of any Guarantor following any such termination, the Administrative Agent shall execute and deliver to such Guarantor such documents as such Guarantor shall reasonably request to evidence such termination.

(b)          A Guarantor shall automatically be released from its obligations hereunder and the Guarantee of such Guarantor shall automatically be released

(i)          upon the consummation of any transaction or related series of transaction permitted hereunder if as a result thereof such Guarantor shall cease to be a Subsidiary (or becomes an Excluded Subsidiary); provided, that a Guarantor shall not be released until Holdings delivers an updated Borrowing Base Certificate demonstrating, after giving pro forma effect to such release (including any prepayment or repayment of the Loans), the Total Outstandings does not exceed the Maximum Revolving Credit or

(ii)         upon the repayment in full in cash of all of the Obligations.

In connection with any such release, the Administrative Agent shall promptly execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 10.07(b) shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

Section 10.08.   Subordination of Other Obligations. Any Indebtedness of the Borrowers or any Guarantor held as of the Closing Date or thereafter by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 10.09.    Authority of Guarantors or Borrowers. It shall not be necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrowers or the officers, directors or agents acting or purporting to act on behalf of any of them.

Section 10.10.    Financial Condition of Borrowers. Any Credit Extension may be made to the Borrowers or continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrowers at the time of such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrowers. Each Guarantor has adequate means to obtain information from the Borrowers on a continuing basis concerning the financial condition of the Borrowers and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrowers and all circumstances bearing upon the risk of nonpayment of the Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrowers known as of the Closing Date or thereafter known by any Beneficiary.

Section 10.11.    Taxes and Payments. The provisions of Section 3.01(a)- (e) shall apply mutatis mutandis to the Guarantors and payments thereby.

Section 10.12.   Assignments. Each Guarantor acknowledges that the Administrative Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and any Note or Notes held by it) and such assignee, transferee or participant shall thereupon become vested with all the benefits in respect thereof granted to such party herein or otherwise, in each case as and to the extent provided in Section 11.06. No Guarantor shall have the right to assign its rights hereunder or any interest herein except in accordance with Section 11.06.

Section 10.13.   Reinstatement. Each Guarantor agrees that if (a) any payment made by the Borrowers or any other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or (b) the proceeds of Collateral are required to be returned by any Beneficiary to the Borrowers or its estate, trustee, receiver or any other Party including any Guarantor or its estate, trustee, or receiver under any requirement of Law, then, to the extent of such payment or repayment, any such Guarantors liability hereunder shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, the guarantee under this Article 10 shall have been cancelled or surrendered (and, if any Lien or other Collateral securing such Guarantor’s liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), the guarantee under this Article 10 (and such Lien or other Collateral) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any such Guarantor in respect of the amount of such payment (or any lien or other Collateral securing such obligation).

Section 10.14.   Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of Swap Contracts (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.14, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10.14 shall remain in full force and effect until the Obligations have been paid in full and the Commitments and all Letters of Credit have been terminated. Each Qualified ECP Guarantor intends that this Section 10.14 constitute, and this Section 10.14 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Article 11.
Miscellaneous

Section 11.01.    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)          extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby;

(b)          (i)          extend the scheduled maturity of any Loan, or

(ii)         postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any mandatory reduction of the aggregate Commitments hereunder without the written consent of each Lender directly adversely affected thereby;

(c)          reduce the principal of, or the stated rate of interest specified herein on, any Loan or Unreimbursed Amount, or (subject to clause (iv) of the proviso to this Section 11.01) any fees or other amounts payable hereunder without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(d)          change Section 2.07 or Section 8.03 in a manner that would alter the pro rata sharing of payments or payment priorities required thereby without the written consent of each Lender adversely affected thereby;

(e)          change any provision of this Section 11.01 or the definitions of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender adversely affected thereby;

(f)           release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; provided that the Collateral Agent (including in its capacity as the Australian Security Trustee) may, without consent from any other Lender or Secured Party, release any Collateral that is sold or otherwise Disposed of by a Loan Party in compliance with Section 7.05 or as otherwise expressly provided in the Loan Documents;

(g)          release all or substantially all of the Guarantors, without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 10.07 or as otherwise expressly permitted under the Loan Documents (in which case such release may be made by the Administrative Agent acting alone); or

(h)          directly or indirectly, whether by amendment, waiver or otherwise, increase the advance rates set forth in the definition of the term “Borrowing Base,” add new asset categories to the Borrowing Base or otherwise cause the Borrowing Base or availability under the Facility provided for herein to be increased (other than changes in Reserves implemented by the Administrative Agent (and, during a Co-Collateral Agent Period, the Administrative Agent and the Co-Collateral Agent) in its Reasonable Credit Judgment) without the written consent of each Lender adversely affected thereby;

provided, that

(i)           no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any document relating to any Letter of Credit issued or to be issued by it; and

(ii)          no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights and duties of the Swingline Lender under this Agreement; and

(iii)        (A)        no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document or

(B)         no amendment, waiver or consent shall, unless in writing and signed by the Co-Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Co-Collateral Agent under this Agreement or any other Loan Document; and

(iv)         the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrowers may replace each non-consenting Lender in accordance with Section 11.13; provided, that such amendment, waiver, consent or release can be effected as a result of all such assignments.

Any such waiver and any such amendment or modification pursuant to this Section 11.01 shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the Lenders, the L/C Issuers, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrowers, the Lenders, the L/C Issuers and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default that is waived pursuant to this Section 11.01 shall be deemed to be cured and not continuing during the period of such waiver.

Notwithstanding the foregoing, without the consent of any other party hereto, this Agreement may be amended by the Administrative Agent, Holdings and each Borrower to the extent necessary to integrate any Alternate Currency.

Notwithstanding anything to the contrary contained in this Section 11.01, guarantees, collateral security documents and related documents executed by Loan Parties or any Subsidiaries of Holdings in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and waived with the consent of the Administrative Agent at the request of Holdings without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure any typographical ambiguity, error, defect or inconsistency or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Document but, for the avoidance of doubt, this provision shall not authorize any amendment, supplement or waiver which releases Collateral or Guarantors unless amended in accordance with this Section 11.01. The Administrative Agent shall be entitled to extend any deadline or requirement in connection with compliance with guarantee and security provisions in the Loan Documents without the consent of any other Lender.

If the Administrative Agent and Holdings shall have jointly identified an obvious error, mistake or ambiguity or any error or omission of a technical or administrative nature in any Loan Document, then the Administrative Agent and Holdings shall be permitted to amend such provision without further action or consent of any other party if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) business days following receipt of notice thereof.

Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to the ABL Intercreditor Agreement, the Stanwell Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any other Indebtedness and Liens permitted hereunder to be secured by a Lien on Collateral, as expressly contemplated by the terms of such ABL Intercreditor Agreement, the Stanwell Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing).

Section 11.02.    Notices; Effectiveness; Electronic Communications.

(a)          Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)          if to the Borrowers, the Administrative Agent or L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02 (or such other address or number as the Borrowers, the Administrative Agent or any L/C Issuer may from time to time notify to each other party); and

(ii)         if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)          Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided, that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article 2 if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes,

(i)          notices and other communications sent to the Lenders and the L/C Issuers to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and

(ii)         notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Each Lender agrees that notice to it specifying that any Borrower Materials or other notices or communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender, the Administrative Agent shall deliver a copy of the Borrower Materials, notices or other communications to such Lender by email or fax.

(c)          The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender, L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses have resulted from the gross negligence or willful misconduct of such Agent Party as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that in no event shall the Agent Party have any liability to the Borrowers, any Lender, L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)          Change of Address, Etc. Each of the Borrowers, the Administrative Agent and each L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent and each L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)          Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 11.03.   No Waiver; Cumulative Remedies. None of the Secured Parties shall by any act (except by a written instrument pursuant to Section 11.01), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure by any Lender, L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 11.04.    Expenses; Indemnity; Damage Waiver.

(a)          Costs and Expenses. The Borrowers shall pay

(i)          all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, the Lenders as of the Closing Date, and their Affiliates (including the reasonable and documented fees, charges and disbursements of counsel, financial advisor and industry advisors for the Administrative Agent), in connection with the Facility, including, without limitation, internal per diem field examination costs, syndication of the Facility, closing and due diligence costs and costs in connection with the preparation, negotiation, execution, delivery, administration and enforcement of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated),

(ii)         all reasonable and documented out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and

(iii)        all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer, including the reasonable and documented fees, charges and disbursements of any

(A)         one primary counsel, one local for counsel for each relevant jurisdiction (which may include a single counsel acting for multiple jurisdictions) and, to the extent necessary or appropriate, one specialist counsel for each applicable specialty for the Administrative Agent, any Lender or any L/C Issuer,

(B)          in the case of an actual or perceived conflict of interest, one additional primary counsel, one additional local counsel for all such Persons taken as a whole in each relevant jurisdiction (which may include a single counsel acting for multiple jurisdictions) and, to the extent necessary or appropriate, one additional specialist counsel for each applicable specialty, in each case, for the similarly affected Persons taken as a whole, and

(C)          one financial advisor, to the extent necessary and appropriate,

regardless of whether any of the transactions contemplated hereby is consummated or in connection with the enforcement or protection of its rights

(A)         in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or

(B)         in connection with the Loans made or Letters of Credit issued hereunder, including all such all reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

Each Guarantor agrees to pay or reimburse each Secured Party for all its reasonable and documented out-of-pocket expenses incurred in collecting against such Guarantor under the guarantee contained in Article 10 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel to each Secured Party and of counsel to the Administrative Agent.

(b)          Indemnification by the Loan Parties. The Borrowers and each Guarantor shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and each L/C Issuer, and each of their Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted by or against any Indemnitee by any third party or by or against the Borrowers or any other Loan Party arising out of, in connection with, or as a result of

(i)          the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents,

(ii)         any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit),

(iii)        any actual or alleged presence or release of Hazardous Materials at, on, under or from any property currently or formerly owned or operated by the Borrowers or any of their respective Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their respective Subsidiaries, or

(iv)        any actual or prospective claim, actions, suits, inquiries, litigation, investigation or proceeding relating to any of the foregoing (each, a “Proceeding”) or the preparation of any defense in connection therewith, in each case, arising out of or in connection with or by reason of this Agreement, the Loan Documents or the transactions contemplated hereby or thereby, or any actual or proposed use of the proceeds of the Facility, whether based on contract, tort or any other theory, whether brought by or against a third party or by or against the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (all of the foregoing, collectively, the “Indemnified Liabilities”);

provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses

(x)         have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction in a final, non-appealable judgment,

(y)         other than in respect of the Administrative Agent or Collateral Agent (including, in its capacity as the Australian Security Trustee) in its capacity as such, have resulted from a material breach of such Indemnitee’s obligations under this Agreement or other Loan Documents as determined by a court of competent jurisdiction in a final, non-appealable judgment, or

(z)         arises out of any Proceeding that does not involve an act or omission of the Loan Parties or any of its respective Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any Proceeding against any Arranger, the Collateral Agent or the Administrative Agent solely in their respective capacities or in fulfilling their respective roles as an Arranger, Collateral Agent, Administrative Agent or similar role under the Facility), provided further, that the Loan Parties shall not be required to reimburse the legal fees and expenses of more than

(x)         one primary counsel, one local for counsel for each relevant jurisdiction (which may include a single counsel acting for multiple jurisdictions) and, to the extent necessary or appropriate, one specialist counsel for each applicable specialty for the Administrative Agent, any Lender or any L/C Issuer,

(y)         in the case of an actual or perceived conflict of interest, one additional primary counsel, one additional local counsel in each relevant jurisdiction (which may include a single counsel acting for multiple jurisdictions) and, to the extent necessary or appropriate, one additional specialist counsel for each applicable specialty, in each case, for the similarly affected Persons taken as a whole, and

(z)         one financial advisor, to the extent necessary and appropriate.

In the case of any Proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective, whether or not such Proceeding is brought by or against any Borrower, any of its directors, security holders or creditors, an Indemnitee or any other person, or an Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Notwithstanding any other provision in this Agreement or any other Loan Document, no Indemnitee shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with its activities related to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby; provided that such waiver of special, indirect, consequential or punitive damages shall not limit the indemnification obligations of the Borrower under this Section 11.04(b).

No Loan Party shall, without the prior written consent of any affected Indemnitee (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnitee.

Each Borrower acknowledges that information and other materials relative to the Facility and the transactions contemplated hereby may be transmitted through the Platform. No Indemnitee will be liable to any Borrower or any of its affiliates or any of their respective security holders or creditors for any damages arising from the use by unauthorized persons of information or other materials sent through the Platform that are intercepted by such persons.

(c)          Reimbursement by Lenders.

Each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (based on the Loans and unused Commitments held by such Lender relative to the total Loans and unused Commitments then outstanding) of such unpaid amount, provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).

(d)          Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages result from the gross negligence or willful misconduct of such Indemnitee, in each case, as determined by the final nonappealable judgment of a court of competent jurisdiction.

(e)          Payments. All amounts due under this Section 11.04 shall be payable not later than 10 Business Days after demand therefor.

(f)           Survival. The agreements in this Section 11.04 shall survive the resignation of the Administrative Agent or any L/C Issuer, the replacement of any Lender, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 11.05.    Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, any L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then

(a)          to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and

(b)          each Lender and L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect.

The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 11.06.    Successors and Assigns.

(a)          Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except

(i)          to an Eligible Assignee in accordance with the provisions of Section 11.06(b),

(ii)         by way of participation in accordance with the provisions of Section 11.06(d), or

(iii)        by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f).

Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders.

(i)          Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and Swingline Loans) at the time owing to it), provided, that:

(A)         except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of such “Trade Date”, shall not be less than $5,000,000 (or the Alternate Currency Equivalent);

(B)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(C)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;

(D)          each party to an assignment appoints the Administrative Agent to act as its agent to execute an Australian Recognition Certificate on its behalf, ratifies that execution, and agrees it is therefore bound as set out the Australian Recognition Certificate by the terms set out in the Australian Security Trust Deed; and

(E)          an assignment will only be effective on receipt by the Administrative Agent of confirmation from the Australian Security Trustee that the Australian Security Trustee has performed all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment (the receipt of which the Administrative Agent shall promptly notify to the parties to the assignment) and the new Lender has become bound by an Australian Recognition Certificate.

(ii)         The Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)        In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each L/C Issuer, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (iii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)          Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and the L/C Issuer, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations.

(i)          Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided, that

(A)         such Lender’s obligations under this Agreement shall remain unchanged,

(B)          such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and

(C)          the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b), (c), (f) and (g) of the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment; provided, further, that in the case of Section 3.01, such Participant shall have complied with the requirements of such section (it being understood that the documentation required under Section 3.01 shall be delivered to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.07 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 11.13 with respect to any Participant.

(ii)         Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit, bank guarantees or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit, bank guarantee or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the U.S. Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)          Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, Section 3.04 or Section 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Holding’s prior written consent or such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(f)          Certain Pledges. Any Lender may at any time pledge or assign to any Person a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)          Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

(h)          Resignation as L/C Issuer or Swingline Lender after Assignment.

(i)          Notwithstanding anything to the contrary contained herein, an L/C Issuer or Swingline Lender, as applicable, may,

(A)         upon 30 days’ notice to the Borrowers, the other Lenders and other L/C Issuers, resign as L/C Issuer or Swingline Lender, as applicable, or

(B)          upon 10 days’ notice to the Borrowers, the other Lenders and other L/C Issuers, appoint an Affiliate of such L/C Issuer or Swingline Lender, as applicable, as a successor L/C Issuer or Swingline Lender hereunder.

(ii)         In the event of any such resignation as L/C Issuer or Swingline Lender pursuant to clause (i)(A) of the preceding sentence, the Borrowers shall be entitled to appoint from among the Lenders and their Affiliates a successor L/C Issuer or Swingline Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of such L/C Issuer or Swingline Lender, as the case may be.

(iii)        If Citibank, N.A. resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(d)).

(iv)        If Citibank, N.A. resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.05(c).

(v)         Upon the appointment of a successor L/C Issuer and/or Swingline Lender,

(A)         such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be, and

(B)          the successor L/C Issuer shall issue letters of credit or bank guarantees, as applicable, in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit.

Section 11.07.    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed

(a)          on a need-to-know basis to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, counsel, independent auditors, professionals and other experts, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential),

(b)          to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners),

(c)          to the extent required by applicable Laws or regulations or by any subpoena, compulsory legal process or similar legal process,

(d)          to any other party hereto,

(e)          in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder,

(f)           subject to an agreement containing provisions substantially the same as those of this Section 11.07 to

(i)          any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 11.06 or

(ii)         any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations,

(g)          with the consent of Holdings,

(h)          to the extent such Information becomes publicly available other than as a result of a breach of this Section 11.07,

(i)           to any rating agencies, or

(j)           any proxy relating to transactions contemplated hereby.

In addition, each of the Administrative Agent, the Lenders and the L/C Issuers may disclose the existence of this Agreement and the information about the Facility to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent, the Lenders and the L/C Issuers in connection with the administration and management of the Facility.

For purposes of this Section 11.07, “Information” means all information received from the Borrowers or any of their Subsidiary relating to the Borrowers or any of their Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrowers or any Subsidiary, provided, that in the case of information received from the Borrowers or any such Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised reasonable care to protect such Information, and in no event less than the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities laws.

Section 11.08.    Right of Setoff. Upon any amount becoming due and payable hereunder (whether at stated maturity, by acceleration or otherwise), each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, such L/C Issuer and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided, that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.09.   Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 11.10.   Counterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. The words “delivery,” “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Agreement or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures which shall be of the same legal effect, validity or enforceability as a manually executed signature, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.11.   Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 11.12.    Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable,

(a)          the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and

(b)          the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.

The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.13.    Replacement of Lenders.

If

(a)          any Lender requests compensation under Section 3.04,

(b)          the Borrowers are required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01,

(c)          any Lender is at such time a Defaulting Lender or has given notice pursuant to Section 3.02, or

(d)          any Lender becomes a Nonconsenting Lender (as hereinafter defined),

then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to (and such Lender shall) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee selected by the Borrowers that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that

(i)          the Administrative Agent shall have received the assignment fee specified in Section 11.06(b);

(ii)         such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)       in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)       such assignment does not conflict with applicable Laws; and

(v)        neither the Administrative Agent nor any Lender shall be obligated to be or to find the assignee.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. In the event that

(x)         the Borrowers or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto and

(y)         the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Nonconsenting Lender”.

Any such replacement shall not be deemed a waiver of any rights that the Borrowers shall have against the replaced Lender.

Section 11.14.    Governing Law; Jurisdiction; Etc.

(a)          GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)          SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)          WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)          SERVICE OF PROCESS.

(i)          EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(ii)         Each Loan Party that is organized under the laws of a jurisdiction outside the United States of America hereby appoints Holdings, as its agent for service of process in any matter related to this Agreement or the other Loan Documents and shall provide written evidence of acceptance of such appointment by such agent on or before the Closing Date.

Section 11.15.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.16.    Designation of Secured Hedge Agreements.

(a)          The Borrowers and any Hedge Bank may from time to time designate a Swap Contract permitted hereunder as a Secured Hedge Agreement upon written notice (a “Designation Notice”) to the Administrative Agent from the Borrowers and such Hedge Bank, in form reasonably acceptable to the Administrative Agent, which Designation Notice shall include a description of such Secured Hedge Agreement and the maximum amount of obligations thereunder which are to constitute Obligations (each, a “Designated Amount”); provided that

(x)         no such Designated Amount with respect to any Secured Hedge Agreement shall constitute Obligations to the extent that, at the time of delivery of the applicable Designation Notice and after giving effect to such Designated Amount (including any Hedging Reserves to be established by the Administrative Agent (or, during a Co-Collateral Agent Period, the Administrative Agent and the Co-Collateral Agent) in connection therewith), Availability would be less than zero, and

(y)        any such Designated Amount shall constitute Obligations only to the extent that such Designated Amount, together with all other Designated Amounts under Secured Hedge Agreements theretofore designated hereunder and constituting Obligations, does not exceed $25,000,000 at the time of delivery of the applicable Designation Notice.

(b)          The Borrowers and any Hedge Bank may increase, decrease or terminate any Designated Amount in respect of such Secured Hedge Agreement upon written notice to the Administrative Agent; provided that any increase in a Designated Amount shall be deemed to be a new designation of a Designated Amount pursuant to a new Designation Notice and shall be subject to the limitations set forth in Section 11.16(a). No obligations under any Secured Hedge Agreement in excess of the applicable Designated Amount shall constitute Obligations hereunder or the other Loan Documents.

(c)          No Hedge Bank that obtains the benefits of Section 8.03, Article 10, or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document (including any Australian Collateral Document) shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank.

Section 11.17.    No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers and the other Loan Parties acknowledge and agree that:

(a)          (i)           the arranging and other services regarding this Agreement provided by the Administrative Agent and any Arranger are arm’s-length commercial transactions between the Borrowers, the other Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and any Arranger, on the other hand,

(ii)         the Borrowers and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent deemed appropriate by such Loan Parties, and

(iii)        the Borrowers and the other Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents;

(b)          (i)          the Administrative Agent and any Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, the other Loan Parties, their respective Affiliates or any other Person, and

(ii)         neither the Administrative Agent nor any Arranger has any obligation to the Borrowers, the other Loan Parties or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and

(c)          the Administrative Agent and any Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Borrowers or their Affiliates.

To the fullest extent permitted by law, the Borrowers and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent and any Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.18.    Joint and Several Liability.

All Loans, upon funding, shall be deemed to be jointly funded to and received by the Borrowers. Each Borrower is jointly and severally liable under this Agreement for all Obligations, regardless of the manner or amount in which proceeds of Loans are used, allocated, shared or disbursed by or among the Borrowers themselves, or the manner in which the Administrative Agent, any Lender and/or any L/C Issuer accounts for such Loans or other Credit Extensions on its books and records. Each Borrower shall be liable for all amounts due to the Administrative Agent, any Lender and/or any L/C Issuer from the Borrowers under this Agreement, regardless of which Borrower actually receives Loans or other Credit Extensions hereunder or the amount of such Loans and Credit Extensions received or the manner in which the Administrative Agent, such Lender and/or such L/C Issuer accounts for such Loans or other Credit Extensions on its books and records. Each Borrower’s Obligations with respect to Loans and other Credit Extensions made to it, and such Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans made to the other Borrowers hereunder shall be separate and distinct obligations, but all such Obligations shall be primary obligations of such Borrower. The Borrowers acknowledge and expressly agree with the Administrative Agent, each Lender and each L/C Issuer that the joint and several liability of each Borrower is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to any or all of the other Borrowers and is not required or given as a condition of Credit Extensions to such Borrower. Each Borrower’s Obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of

(a)          the release of any other Borrower pursuant to Section 9.12 or the validity or enforceability, avoidance, or subordination of the Obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of any other Borrower,

(b)          the absence of any attempt to collect the Obligations from any other Borrower, or any other security therefor, or the absence of any other action to enforce the same,

(c)          the waiver, consent, extension, forbearance, release, or granting of any indulgence by the Administrative Agent, any Lender and/or any L/C Issuer with respect to any provision of any instrument evidencing the Obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to the Administrative Agent, any Lender and/or any L/C Issuer,

(d)          the failure by the Administrative Agent, any Lender and/or any L/C Issuer to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Borrower,

(e)          the Administrative Agent’s, any Lender’s and/or any L/C Issuer’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code,

(f)           any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code,

(g)          the disallowance of all or any portion of the Administrative Agent’s, any Lender’s and/or any L/C Issuer’s claim(s) for the repayment of the Obligations of any other Borrower under Section 502 of the Bankruptcy Code, or

(h)          any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower.

With respect to any Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans or other Credit Extensions made to any of the other Borrowers hereunder, such Borrower waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent, any Lender and/or any L/C Issuer now has or may hereafter have against any other Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent, any Lender and/or any L/C Issuer to secure payment of the Obligations or any other liability of any Borrower to the Administrative Agent, any Lender and/or any L/C Issuer. Upon any Event of Default, the Administrative Agent may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Administrative Agent shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations. Notwithstanding anything to the contrary in the foregoing, any Person released from its Obligations in accordance with Section 9.12 shall be simultaneously released from the foregoing provisions of this Section 11.18.

Section 11.19.    Contribution and Indemnification Among the Borrowers.

Each Borrower is obligated to repay the Obligations as a joint and several obligor under this Agreement. To the extent that any Borrower shall, under this Agreement as a joint and several obligor, sell any of its assets to satisfy or otherwise repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers, in an amount, for each of such other Borrowers, if any, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without

(a)          rendering such Borrower “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”),

(b)          leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or

(c)          leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

All rights and claims of contribution, indemnification, and reimbursement under this Section shall be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this Section 11.19 shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision. If any Borrower discharges the Obligation (or any part of it) pursuant to Section 11.18, the corresponding claim against the relevant Loan Party shall not pass over and no rights and claims of the Secured Parties under any Loan Document shall pass to any Loan Party by subrogation or otherwise.

Section 11.20.   Agency of the Administrative Borrower for Each Other Borrower. Each of the other Borrowers irrevocably appoints Holdings as its agent for all purposes relevant to this Agreement (in such capacity, the “Borrower Representative”), including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein (including, without limitation, execution and delivery to the Administrative Agent of Borrowing Base Certificates and Borrowing Notices) and all modifications hereto. Any acknowledgment, consent, direction, certification, or other action which might otherwise be valid or effective only if given or taken by all or any of the Borrowers or acting singly, shall be valid and effective if given or taken only by the Borrower Representative, whether or not any of the other Borrowers join therein, and the Administrative Agent, the Lenders and the L/C Issuers shall have no duty or obligation to make further inquiry with respect to the authority of the Borrower Representative under this Section 11.20; provided that nothing in this Section 11.20 shall limit the effectiveness of, or the right of the Administrative Agent, the Lenders and the L/C Issuers to rely upon, any notice (including, without limitation, a Borrowing Notice), document, instrument, certificate, acknowledgment, consent, direction, certification or other action delivered by any Borrower pursuant to this Agreement.

Section 11.21.    USA Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

Section 11.22.    Time of the Essence. Time is of the essence of the Loan Documents.

Section 11.23.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 11.24.   Terms of Intercreditor Agreements. Each Lender understands, acknowledges and agrees that Liens shall be created on the Collateral pursuant to the Loan Documents, which Liens shall be subject to terms, conditions and priorities set forth in the Intercreditor Agreements. Pursuant to the terms of the ABL Intercreditor Agreement, in the event of any conflict between the terms of the ABL Intercreditor Agreement and any of the Loan Documents, the provisions of the ABL Intercreditor Agreement shall govern and control. Pursuant to the terms of the Stanwell Intercreditor Agreement, in the event of any conflict between the terms of the Stanwell Intercreditor Agreement and any of the Loan Documents, the provisions of the Stanwell Intercreditor Agreement shall govern and control. Each Lender authorizes and instructs the Administrative Agent and the Collateral Agent (including in its capacity as the Australian Security Trustee) to enter into the ABL Intercreditor Agreement and the Stanwell Intercreditor Agreement on behalf of the Lenders, and to take all actions (and execute all documents) required (or deemed advisable) by it in accordance with the terms of the ABL Intercreditor Agreement or the Stanwell Intercreditor Agreement.

Section 11.25.    Australian Code of Banking Practice. The parties acknowledge and agree that the Code of Banking Practice of the Australian Bankers’ Association (as updated from time to time) does not apply to the Loan Documents or the Transactions

Section 11.26.   Certain ERISA Matters. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(a)          such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations, as modified by Section 3(42) of ERISA) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(b)          the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(c)          (i)          such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14),

(ii)         such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)        the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and

(iv)        to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(d)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

Section 11.27.    Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)         As used in this Section 11.27, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)           a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)          a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 11.28.    Judgment Currency.

In respect of any judgment or order given or made for any amount due under this Agreement or any other Loan Document that is expressed and paid in a currency (the “judgment currency”) other than Dollars, the Loan Parties will indemnify Administrative Agent, any L/C Issuer and any Lender against any loss incurred by them as a result of any variation as between (i) the rate of exchange at which the Dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange, as quoted by the Administrative Agent or by a known dealer in the judgment currency that is designated by the Administrative Agent, at which the Administrative Agent, such L/C Issuer or such Lender is able to purchase Dollars with the amount of the judgment currency actually received by the Administrative Agent, such L/C Issuer or such Lender. The foregoing indemnity shall constitute a separate and independent obligation of the Loan Parties and shall survive any termination of this Agreement and the other Loan Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Dollars.

Section 11.29.    Waiver of Sovereign Immunity.

Each of Holdings and each other Loan Party, in respect of itself, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Person or any of its properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States of America or elsewhere, to enforce or collect upon the Loans or any Loan Document or any other liability or obligation of such Person related to or arising from the transactions contemplated by any of the Loan Documents, including, without limitation, immunity from suit, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Person hereby expressly waives, to the fullest extent permissible under applicable requirements of law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States of America or elsewhere. Without limiting the generality of the foregoing, each of Holdings and each other Loan Party further agrees that the waivers set forth in this Section 11.29 shall be effective to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the U.S. and are intended to be irrevocable for purposes of such Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS AND GUARANTORS:

CORONADO COAL CORPORATION, as the U.S. Borrower

By:	/s/ Richard Rose
Name: Richard Rose
Title: Executing Officer

CORONADO FINANCE PTY LTD, as the Australian Borrower

By:	/s/ Gerhard Ziems
Name: Gerhard Ziems
Title: Executing Officer

CORONADO GLOBAL RESOURCES INC., as Holdings

By:	/s/ Richard Rose
Name: Richard Rose
Title: Vice President, Chief Legal Officer and Secretary

CORONADO AUSTRALIA HOLDINGS PTY LTD

By:	/s/ Gerhard Ziems
Name: Gerhard Ziems
Title: Executing Officer

CORONADO II LLC, as a Guarantor

By:	/s/ Richard Rose
Name: Richard Rose
Title: Executing Officer

[Signature Page to Syndicated Facility Agreement]

CORONADO COAL II LLC, as a Guarantor

By:	/s/ Richard Rose
Name: Richard Rose
Title: Executing Officer

CORONADO COAL LLC, as a Guarantor

By:	/s/ Richard Rose
Name: Richard Rose
Title: Executing Officer

MON VALLEY MINERALS LLC, as a Guarantor

By:	/s/ Richard Rose
Name: Richard Rose
Title: Executing Officer

MIDLAND TRAIL RESOURCES, LLC, as a Guarantor

By:	/s/ Richard Rose
Name: Richard Rose
Title: Executing Officer

GREENBRIER MINERALS, LLC, as a Guarantor

By:	/s/ Richard Rose
Name: Richard Rose
Title: Executing Officer

GREENBRIER SMOKELESS COAL MINING, L.L.C., as a Guarantor

By:	/s/ Richard Rose
Name: Richard Rose
Title: Executing Officer

[Signature Page to Syndicated Facility Agreement]

MATOAKA LAND COMPANY, LLC, as a Guarantor

By:	/s/ Richard Rose
Name: Richard Rose
Title: Executing Officer

POWHATAN MID-VOL COAL SALES, L.L.C., as a Guarantor

By:	/s/ Richard Rose
Name: Richard Rose
Title: Executing Officer

JEP MINING, LLC, as a Guarantor

By:	/s/ Richard Rose
Name: Richard Rose
Title: Executing Officer

CORONADO IV LLC, as a Guarantor

By:	/s/ Richard Rose
Name: Richard Rose
Title: Executing Officer

BUCHANAN MINING COMPANY LLC, as a Guarantor

By:	/s/ Richard Rose
Name: Richard Rose
Title: Executing Officer

CORONADO VA, LLC, as a Guarantor

By:	/s/ Richard Rose
Name: Richard Rose
Title: Executing Officer

[Signature Page to Syndicated Facility Agreement]

BUCHANAN MINERALS, LLC, as a Guarantor

By:	/s/ Richard Rose
Name: Richard Rose
Title: Executing Officer

CORONADO CURRAGH LLC, as a Guarantor

By:	/s/ Richard Rose
Name: Richard Rose
Title: Executing Officer

CORONADO CURRAGH PTY LTD, as a Guarantor

By:	/s/ Gerhard Ziems
Name: Gerhard Ziems
Title: Executing Officer

CURRAGH COAL SALES CO PTY LTD, as a Guarantor

By:	/s/ Gerhard Ziems
Name: Gerhard Ziems
Title: Executing Officer

CURRAGH QUEENSLAND MINING PTY LTD, as a Guarantor

By:	/s/ Gerhard Ziems
Name: Gerhard Ziems
Title: Executing Officer

[Signature Page to Syndicated Facility Agreement]

CITIBANK, N.A.,
as Administrative Agent, Lender, L/C Issuer and Swingline Lender

By:	/s/ Allister Chan
Name: Allister Chan
Title: Vice President

[Signature Page to Syndicated Facility Agreement]

BMO HARRIS BANK N.A.,
as Co-Collateral Agent, Lender and L/C Issuer

By:	/s/ Brittany Malone
Name: Brittany Malone
Title: Vice President

[Signature Page to Syndicated Facility Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender and L/C Issuer

By:	/s/ Judith Smith
Name: Judith Smith
Title: Authorized Signatory

By:	/s/ Daniel Kogan
Name: Daniel Kogan
Title: Authorized Signatory

[Signature Page to Syndicated Facility Agreement]

Schedule 1.01(a)

Guarantors

Guarantor	Jurisdiction
Coronado Global Resources Inc.	Delaware
Coronado Finance Pty Ltd	Australia
Coronado Coal Corporation	Delaware
CORONADO II LLC	Delaware
CORONADO COAL II LLC	Delaware
CORONADO COAL LLC	Delaware
Mon Valley Minerals LLC	Delaware
Midland Trail Resources, LLC	West Virginia
Greenbrier Minerals, LLC	Delaware
Greenbrier Smokeless Coal Mining, L.L.C.	Delaware
Matoaka Land Company, LLC	Delaware
POWHATAN MID-VOL COAL SALES, L.L.C.	Delaware
JEP Mining, LLC	Delaware
CORONADO IV LLC	Delaware
BUCHANAN MINERALS, LLC	Delaware
Buchanan Mining Company LLC	Delaware
CORONADO VA, LLC	Delaware
Coronado Australia Holdings Pty Ltd	Australia
Coronado Curragh LLC	Delaware
Coronado Curragh Pty Ltd	Australia
Curragh Coal Sales Co Pty Ltd	Australia
Curragh Queensland Mining Pty Ltd	Australia

Schedule 1.01(b)

Commitments and L/C Sublimit

Lenders	Commitment	L/C Sublimit
Citibank, N.A.	US$40.0 million	US$12.0 million
Credit Suisse AG	US$35.0 million	US$10.5 million
BMO Harris Bank N.A.	US$25.0 million	US$7.5 million
Total	US$100.0 million	US$30.0 million

Schedule 5.06

Litigation

1.	Coronado Curragh Pty Ltd (ACN 009 362 565), an Australian proprietary limited company, is a co-appellant to proceedings in the Queensland Supreme Court brought by Aurizon Network in connection with payment of certain costs and fees under the Wiggins Island Rail Project Deed, dated as of 5 September 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time), by and among Aurizon Network (f/k/a QR Network Pty Ltd), Coronado Curragh Pty Ltd and the other parties signatory thereto from time to time. For additional information, please refer to the Coronado Global Resources Inc. Form 10-Q filed with the SEC on November 10, 2020.

Schedule 5.08(a)

Material Leased Real Property

1.	U.S. Loan Parties

[Intentionally left blank]

Instrument Number	Entity of Record	County / State TMP	Lessor / Owner	Description of Lease or Other Documents Evidencing Interest	Recording Information (if available)	Purpose/Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Lessor Consent Required	Option to Purchase/ Right of First Refusal
GREENBRIER
600001	Matoaka Land Company, LLC	Greenbrier County, WV Nicholas County, WV 9999-934-3600	Meadwestvaco Corp. (Highland Mineral Resources LLC)	Lease dated 10/15/2004	573/182	Coal mining operations	N/A	22,000+/-	YES	NO
600003	Midland Trail Resources, LLC	Greenbrier County, WV 9999-44-1-100	Princess Polly Anna Coal Co. (North American Timber Corp.)	Lease dated 8/1/1999	Not recorded.	Coal mining operations	N/A	6,878.00	NO	NO
600004	Midland Trail Resources, LLC	Greenbrier, WV 9999-35-2-100	Meadwestvaco Corp	Lease dated 1/26/2007	Not recorded.	N/A	N/A	459.49	YES	NO
600005	Midland Trail Resources, LLC	Greenbrier, WV 9999-58-1-100	Georgia-Pacific Corp	Lease dated 1/26/1993	424/537	Coal mining operations.	N/A	3,000.00	NO	NO
600006	Matoaka Land Company, LLC	Greenbrier, WV 9999-49-27-100	Meadow River Lumber Co	Lease dated 10/1/1969	Not recorded.	Coal mining operations	N/A	N/A	YES	NO
600008	Midland Trail Resources, LLC	Greenbrier, WV 9999-34-2-100	Highland Mineral Resources LLC	Lease dated 12/12/2016	Not recorded.	Coal mining operations	N/A	720.00	YES	NO

Instrument Number	Entity of Record	County / State TMP	Lessor / Owner	Description of Lease or Other Documents Evidencing Interest	Recording Information (if available)	Purpose/Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Lessor Consent Required	Option to Purchase/ Right of First Refusal
600012	Matoaka Land Company, LLC	Greenbrier, WV 9999-50-1-100	Meadwestvaco Corp	Lease dated 5/5/2005	500/229	Coal mining operations	N/A	N/A	YES	NO
600013	Matoaka Land Company, LLC	Greenbrier, WV 9999-33-1-101	Highland Mineral Resources LLC	Lease dated 9/3/2014	571/552	Coal mining operations	N/A	461.00	YES	NO
600014	Matoaka Land Company, LLC	Greenbrier, WV 9999-0-11-100	Meadwestvaco Corp. (Highland Mineral Resources)	Lease dated 7/1/2006	508/585	Coal mining operations	N/A	400.00	YES	NO
LOGAN COUNTY
119001	Coronado Coal II LLC	Boone County, WV Logan County, WV	Ark Land KH	Lease dated 4/1/2010	598/983 (Logan)	Coal Mining Operations	N/A	356.00	YES	NO
119002	Coronado Coal II LLC	Wyoming County, WV	Baisden-Vaughan	Lease dated 6/19/1978	406/420 (Wyoming) 549/566 (Logan)	Coal Mining Operations	N/A	N/A	YES	NO
119003	Coronado Coal II LLC	Wyoming County, WV	GW Cook Heirs	Lease dated 10/24/2008	443/687 (Wyoming)	Coal Mining Operations	N/A	290.00	NO	NO
119004	Coronado Coal II LLC	Boone County, WV Logan County, WV	Pardee Minerals & Lorado LLC	Lease dated 12/4/2009	265/344 (Boone); 597/749 (Logan)	Coal Mining Operations	Elk Lick Loadout, Saunders Prep-Plant	278.72	YES	NO

Instrument Number	Entity of Record	County / State TMP	Lessor / Owner	Description of Lease or Other Documents Evidencing Interest	Recording Information (if available)	Purpose/Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Lessor Consent Required	Option to Purchase/ Right of First Refusal
119009	Coronado Coal II LLC	Logan County, WV Wyoming County, WV 0102-0001-0000-0000-000	Pocahontas Land (Base Lessor) Blackhawk Land and Resources LLC (Sublessor)	Sublease dated 12/21/2015 (of Base Lease dated 1/1/1937)	Sublease: Boone: 297/529 Wyoming: 473/77 Base Lease: Boone: 5/74 Wyoming: 88/328	Coal mining operations	N/A	N/A	YES (Base Lessor and Sublessor)	NO
119006-A Pardee – Addington Lease	Coronado Coal II LLC	Boone County, WV Logan County, WV Wyoming County, WV	Pardee Minerals LLC (Base Lessor) Toney Fork LLC	Sublease dated 5/25/2006 (of Base Lease dated 1/1/1998)	Sublease: Not recorded. Base Lease: Not recorded.	Coal mining operations	N/A	N/A	YES (Sublessor)	NO
119006-B Pardee – Buffalo Energy Lease	Coronado Coal II LLC	Boone County, WV Logan County, WV Wyoming County, WV	Pardee Minerals LLC (Base Lessor) Toney Fork LLC	Sublease dated 5/25/2006 (of Base Lease dated 1/1/1998)	Sublease: Not recorded. Base Lease: Not recorded.	Coal mining operations	N/A	N/A	YES (Sublessor)	NO

Instrument Number	Entity of Record	County / State TMP	Lessor / Owner	Description of Lease or Other Documents Evidencing Interest	Recording Information (if available)	Purpose/Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Lessor Consent Required	Option to Purchase/ Right of First Refusal
119006-H Pardee – Huff Creek Lease	Coronado Coal II LLC	Boone County, WV Logan County, WV Wyoming County, WV	Pardee Minerals LLC (Base Lessor) Toney Fork LLC	Sublease dated 5/25/2006 (of Base Lease dated 1/1/1998)	Sublease: Not recorded. Base Lease: Not recorded.	Coal mining operations	N/A	N/A	YES (Sublessor)	NO
119032	Coronado Coal II LLC	Logan County, WV	KYMAC Land, LLC	Lease dated March 18, 2020	655/1039	Coal mining operations	N/A	N/A	NO	NO
119033	Coronado Coal II LLC	Logan County, WV	W.W. McDonald Land Company, et al.	Lease dated March 18, 2020	655/1057	Coal mining operations	N/A	N/A	NO	NO
119034	Coronado Coal II LLC	Logan County, WV	The Bruce McDonald Land Company, et al.	Lease dated March 18, 2020	655/1046	Coal mining operations	N/A	N/A	NO	NO
119044	Coronado Coal II LLC	Logan County, WV	Right Fork Land Company, et al	Lease dated March 18, 2020	655/1033	Coal mining operations	N/A	N/A	NO	NO
BUCHANAN
180006	Buchanan Mining Company LLC	Buchanan, VA 065A0014(MIN)-C	James Harman	Lease dated 9/1/1968	404/156	Coal mining operations	N/A	1,010.98	NO	NO

Instrument Number	Entity of Record	County / State TMP	Lessor / Owner	Description of Lease or Other Documents Evidencing Interest	Recording Information (if available)	Purpose/Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Lessor Consent Required	Option to Purchase/ Right of First Refusal
1800007	Buchanan Mining Company LLC	Buchanan, VA 065A0013(MIN)-C	James W. Harman, Jr.	Lease dated 10/20/1972	404/115	Coal mining operations	N/A	2,370.30	NO	NO
180009	Buchanan Mining Company LLC	Buchanan, VA SEC-131	Pocahontas Mining Company	Lease dated 7/1/1960	11/561	Coal mining operations	N/A	16,618.41	YES	NO
180010	Buchanan Mining Company LLC	Buchanan, VA SEC-100	Tazewell Coal & Iron	Lease dated 12/1/1960	172/550	Coal mining operations	N/A	1,692.00	NO	NO
180044	Buchanan Mining Company LLC	Buchanan, VA SEC-131	G.W. St. Clair Trust (United Virginia Bank)	Lease dated 1/1/1978	259/293	Coal mining operations	N/A	94.00	NO	NO
180052	Buchanan Mining Company LLC	Buchanan, VA SEC-101	Janet St. Clair, et al.	Lease dated 1/1/1978	261/815	Coal mining operations	N/A	538.31	NO	NO
180096	Buchanan Mining Company LLC	Buchanan, VA SEC-83	Lon B. Rogers, et ux.	Lease dated 4/12/1962	151/114	Coal mining operations	N/A	5,637.22	YES	NO
180105	Buchanan Mining Company LLC	Buchanan, VA SEC-116	Lizzie Cole, et al.	Lease dated 10/12/1982	290/694	Coal mining operations	N/A	248.00	NO	NO

Instrument Number	Entity of Record	County / State TMP	Lessor / Owner	Description of Lease or Other Documents Evidencing Interest	Recording Information (if available)	Purpose/Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Lessor Consent Required	Option to Purchase/ Right of First Refusal
180106	Buchanan Mining Company LLC	Buchanan, VA SEC-116	D. Horton (David & Brenda Horton)	Lease dated 12/6/1982	292/158	Coal mining operations	N/A	588.51	NO	NO
453007	Buchanan Mining Company LLC	Buchanan, VA SEC-114	Gary and Donnia Bucklen	Lease dated 8/2/1978	259/75	Coal mining operations	N/A	0.42	NO	NO
453008	Buchanan Mining Company LLC	Buchanan, VA SEC-114	Jeanette and Raymond Cantrell	Lease dated 8/2/1978	259/88	Coal mining operations	N/A	10.50	NO	NO
453010	Buchanan Mining Company LLC	Buchanan, VA SEC-113	Sandra & Denny Goss	Lease dated 8/2/1978	259/114	Coal mining operations	N/A	0.61	NO	NO

Instrument Number	Entity of Record	County / State TMP	Lessor / Owner	Description of Lease or Other Documents Evidencing Interest	Recording Information (if available)	Purpose/Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Lessor Consent Required	Option to Purchase/ Right of First Refusal
475004	Buchanan Mining Company LLC	Buchanan, VA SEC-114	Sublessor: Island Creek Coal Company Base Lessor: Fulton Coal, et ux. (F.G. Cole)	Sublease dated 11/25/2013 (of Base Lease dated 5/2/1962)	151/290	Coal mining operations	N/A	46.85	YES (Sublessor)	NO
475006	Buchanan Mining Company LLC	Buchanan, VA SEC-99	Francis Kennedy	Lease dated 7/16/1968	187/291	Coal mining operations	N/A	85.00	NO	NO
475007	Buchanan Mining Company LLC	Buchanan, VA SEC-99	Katherine Cole	Lease dated 6/1/1969	191/307	Coal mining operations	N/A	134.52	NO	NO
475008	Buchanan Mining Company LLC	Buchanan, VA SEC-84	Robert S. & Catherine Mullin; Marguerite M. Valdo	Lease dated 2/20/1969	192/210	Coal mining operations	N/A	200.00	NO	NO
475009	Buchanan Mining Company LLC	Buchanan, VA SEC-99	Robert Dennis	Lease dated 11/20/1969	193/76	Coal mining operations	N/A	51.67	NO	NO
475010	Buchanan Mining Company LLC	Buchanan, VA SEC-99	W.G. Burkes & Stella Burkes	Lease dated 2/21/1970	194/137	Coal mining operations	N/A	16.67	NO	NO

2.	Australian Loan Parties

Title Reference / Tenement	Jurisdiction	Owner
40078344 (Lot 9 on SP141303)	Queensland	Coronado Curragh Pty Ltd ACN 009 362 565
40078369 (Lot 2 on CP HT606 and Lot 4 on CP HT607)
40068601 (Lot 7 on CP HT607)
17646027 (Lot 46 on CP HT610)
40063072 (Lot 2 on SP 246036)
40065356 (Lots 18-27 and 30-33 on CP B337157)	Queensland	Curragh Queensland Mining Pty Ltd ACN 095 450 418
40065357 (Lots 58, 60-63 and 65-66 on CP B337158)
40065525 (Lots 8807-8810, 8812, 8821-8822 and 8824-8827 on CP B337159)
40065525 (Lots 8814-8820 on CP B337160)
40068602 (Lot 1 on CP B337162)
40068626 (Lot 2 on CP B337162)
40068605 (Lot 4 on CP B337162)
40068609 (Lot 5 on CP B337162)
40068610 (Lot 17 on CP B337163)
40065366 (Lots 1, 4, 6-9, 59-62 and 64-67 on CP B337163)
40065366 (Lots 10-16, 18-20, 51 and 54-58 on CP B337166)
40068611 (Lot 18 CP B337163)
40068612 (Lot 19 on CP B337163)
40068613 (Lot 20 on CP B337163)
40068615 (Lot 10 on CP B337163)
40065360 (Lots 9-11 on CP B337159)
40065373 (Lots 1-3 on CP B337159)
40065373 (Lots 13-17 and 21-22 on CP B337160)
40065371 (Lot 24 on CP B337160)
40065371 (Lots 26-31 on CP B337161)
40066738 (Lot 17 on CP 848976)
40066739 (Lot 15 on CP 848976)
40066719 (Lot 26 on CP 848976)
40066740 (Lot 14 on CP 848976)
40066726 (Lot 27 on CP 848976)
40066727 (Lot 13 on CP 848976)
40066757 (Lot 28 on CP 848976)
40066742 (Lot 29 on CP 848976)
40066718 (Lot 30 on CP 848976)
40066756 (Lot 15 on CP 848784)
40066725 (Lot 16 on CP 848784)

40066745 (Lot 26 on CP 848784)
40066724 (Lot 17 on CP 848784)
40066737 (Lot 27 on CP 848784)
40066748 (Lot 28 on CP 848784)
40066733 (Lot 29 on CP 848784)
40065358 (Lots 21-28 and 37-39 on CP B337164)
40065369 (Lots 1-20 on CP 337164)
40065372 (Lots 14-15 on CP B337169)
40065372 (Lots 11-13, 27-28 and 30-35 on CP B337170)
40066728 (Lot 34 on CP 848975)
40066736 (Lot 33 on CP 848975)
40066731 (Lot 32 on CP 848975)
40066732 (Lot 31 on CP 848975)
40066729 (Lot 30 on CP 848975)
40066754 (Lot 29 on CP 848975)
40066751 (Lot 28 on CP 848975)
40065370 (Lots 1-6 and 9-25 on CP B337161)
40065361 (Lots 10905 – 10909 and 10911-10912 on CP B337166)
40065361 (Lots 10901-10904 on CP B337167)
40065363 (Lots 16-17 and 19-23 on CP B337167)
40065363 (Lots 1-2 on CP B337169)
40065367 (Lot 24-29 on CP B337167)
40065359 (Lot 7-9 on CP B337170)
40066749 (Lot 1 on CP 848792)
40066741 (Lot 2 on CP 848792)
40066744 (Lot 3 on CP 848792)
40066750 (Lot 4 on CP 848792)
40066734 (Lot 41 on CP 848792)
40066730 (Lot 5 on CP 848792)
40066747 (Lot 8 on CP 859895)
40066755 (Lot 37 on CP 848792)
40066758 (Lot 9 on CP 859895)
40066743 (Lot 36 on CP 848792)
40066746 (Lot 10 on CP 859895)
40066753 (Lot 35 on CP 859895)
40066735 (Lot 34 on CP 859895)
40065364 (Lots 10824-10835, 10837-10843 and 10845-10849 on CP B337168)
40065380 (Lots 14-15 on CP B337163)
40065380 (Lots 8-9 and 11-12 on CP B337165)
40065380 (Lots 2, 4 and 6 on CP B337171)

Schedule 5.08(b)

Material Owned Real Property

1.	U.S. Loan Parties

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
BUCHANAN
180012	Buchanan Mining Company, LLC	Red Ash Pocahontas Co	Buchanan, Virginia	352/206	N/A	Coal mining operations	None	1,200.00	NO
180046	Buchanan Mining Company, LLC	SRIR	Buchanan, Virginia	260/819	NM0494-009	Coal mining operations	None	10027.91	NO
180181	Buchanan Mining Company, LLC	Robert M & Marguerrie Hobbs Elkins	Buchanan, Virginia	401/601	N/A	Coal mining operations	None	10.69	NO
180190	Buchanan Mining Company, LLC	John Ray & Kimberly Karen Hobbs	Buchanan, Virginia	405/805	N/A	Coal mining operations	None	1.75	NO
180860	Buchanan Mining Company, LLC	MMM, Inc. et al	Buchanan, Virginia	812/295	N/A	Coal mining operations	NONE	N/A	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
180986	Buchanan Mining Company, LLC	Armalee P. Brown	Buchanan, Virginia	80000818	N/A	Coal mining operations	NONE	0.22	NO
180987	Buchanan Mining Company, LLC	Michael & Lisa Hughes	Buchanan, Virginia	80000815	N/A	Coal mining operations	NONE	0.28	NO
180988	Buchanan Mining Company, LLC	Jeff Price	Buchanan, Virginia	80000819	N/A	Coal mining operations	NONE	0.60	NO
182062	Buchanan Mining Company, LLC	Gary Dean & Sharon Johnson	Buchanan, Virginia	559/312	N/A	Coal mining operations	NONE	1.00	NO
182063	Buchanan Mining Company, LLC	Agnes Rose	Tazewell, Virginia	592/729	N/A	Coal mining operations	NONE	10.00	NO
182064	Buchanan Mining Company, LLC	Carlos & Margaret Fields	Tazewell, Virginia	592/732	N/A	Coal mining operations	NONE	3.50	NO
182068	Buchanan Mining Company, LLC	Roscoe & Ruby Davis	Tazewell, Virginia	560/261	N/A	Coal mining operations	NONE	6.10	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
182069	Buchanan Mining Company, LLC	Curtis Byrd; Lincous Byrd	Tazewell, Virginia	559/548	N/A	Coal mining operations	NONE	9.00	NO
182070	Buchanan Mining Company, LLC	Morrison Rodrick Short; Evelyn Short	Tazewell, Virginia	565/44	N/A	Coal mining operations	NONE	4.20	NO
182071	Buchanan Mining Company, LLC	Arnold T. & Ruth B. Short	Tazewell, Virginia	560/488	N/A	Coal mining operations	NONE	25.00	NO
182073	Buchanan Mining Company, LLC	Mary Elizabeth & Earbie Byrd	Tazewell, Virginia	574/44	N/A	Coal mining operations	NONE	2.00	NO
182075	Buchanan Mining Company, LLC	James N & Exie Baldwin	Tazewell, Virginia	574/37	N/A	Coal mining operations	NONE	2.00	NO
182076	Buchanan Mining Company, LLC	Roger Lee Johnson, et ux.	Tazewell, Virginia	574/709	N/A	Coal mining operations	NONE	2.00	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
182077	Buchanan Mining Company, LLC	Arch M. & Edna M. Byrd	Tazewell, Virginia	579/80	N/A	Coal mining operations	NONE	2.00	NO
182081	Buchanan Mining Company, LLC	Conoco, Inc.	Tazewell, Virginia	575/524	N/A	Coal mining operations	NONE	83.00	NO
502002	Buchanan Mining Company, LLC	Linda Tickle Dunn	Buchanan, Virginia	521/636	N/A	Coal mining operations	NONE	N/A	NO
708001	Buchanan Mining Company, LLC	Floyd J. & Linda Blankenship	Buchanan, Virginia	271/783	N/A	Coal mining operations	NONE	42.00	NO
708015	Buchanan Mining Company, LLC	Norfolk & Western Railway Co.	Buchanan, Virginia	301/833	N/A	Coal mining operations	NONE	7.51	NO
708017	Buchanan Mining Company, LLC	V. H. Street, et al Trustee; Last will of W.A. Street	Buchanan, Virginia	227/431	N/A	Coal mining operations	NONE	N/A	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
708018	Buchanan Mining Company, LLC	Jimmy & Elsie L. Meadwell	Buchanan, Virginia	228/146	N/A	Coal mining operations	NONE	75.00	NO
708019	Buchanan Mining Company, LLC	Virginia Woodard, et ux et al	Buchanan, Virginia	268/570	N/A	Coal mining operations	NONE	31.92	NO
708020	Buchanan Mining Company, LLC	Otis & Dollie Edith Sisk	Buchanan, Virginia	227/355	N/A	Coal mining operations	NONE	118.00	NO
708021	Buchanan Mining Company, LLC	Mary N. S & Kenneth Dye et al	Buchanan, Virginia	229/525	N/A	Coal mining operations	NONE	30.00	NO
708022	Buchanan Mining Company, LLC	Thomas R. Scott, Special Commissioner	Buchanan, Virginia	258/785	N/A	Coal mining operations	NONE	69.00	NO
708023	Buchanan Mining Company, LLC	Ezra L. & Pearl Sisk	Buchanan, Virginia	230/123	N/A	Coal mining operations	NONE	39.00	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
708024	Buchanan Mining Company, LLC	Eulis L. & Faye Sisk	Buchanan, Virginia	230/125	N/A	Coal mining operations	NONE	1.00	NO
708025	Buchanan Mining Company, LLC	Ralph & Helen Hale	Buchanan, Virginia	230/122	N/A	Coal mining operations	NONE	10.00	NO
708026	Buchanan Mining Company, LLC	Carrie B. Cook	Buchanan, Virginia	234/495	N/A	Coal mining operations	NONE	65.00	NO
708027	Buchanan Mining Company, LLC	Beatress P. & William M. Hale	Buchanan, Virginia	230/456	N/A	Coal mining operations	NONE	5.00	NO
708029	Buchanan Mining Company, LLC	Lawrence L. & Peggy Hagy	Buchanan, Virginia	230/126	N/A	Coal mining operations	NONE	1.0	NO
708030	Buchanan Mining Company, LLC	Glen C. & Pinkie E. Sisk	Buchanan, Virginia	230/455	N/A	Coal mining operations	NONE	28.00	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
708031	Buchanan Mining Company, LLC	Harley & Barbara Dye	Buchanan, Virginia	230/452	N/A	Coal mining operations	NONE	1.25	NO
708032	Buchanan Mining Company, LLC	Clarence L. & Sallie E. Jackson	Buchanan, Virginia	233/83	N/A	Coal mining operations	NONE	20.00	NO
708034	Buchanan Mining Company, LLC	Mary, Mutter; Lilian V. & Harry Winchester	Buchanan, Virginia	232/268	N/A	Coal mining operations	NONE	75.00	NO
708035	Buchanan Mining Company, LLC	Raymond & Billie C. Meadows	Buchanan, Virginia	232/269	N/A	Coal mining operations	NONE	118.00	NO
708036	Buchanan Mining Company, LLC	Ralph P. & Kathern H. Wade	Buchanan, Virginia	275/564	N/A	Coal mining operations	NONE	132.00	NO
708039	Buchanan Mining Company, LLC	Buckhorn Coal Company	Buchanan, Virginia	214/231	N/A	Coal mining operations	NONE	1.00	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
708048	Buchanan Mining Company, LLC	Cheryl Ladonna & David Owens	Buchanan, Virginia	343/60	N/A	Coal mining operations	NONE	6.76	NO
708050	Buchanan Mining Company, LLC	Ernest & Marie Meadows	Buchanan, Virginia	342/585	N/A	Coal mining operations	NONE	5.00	NO
708051	Buchanan Mining Company, LLC	Bertha Coleman	Buchanan, Virginia	343/59	N/A	Coal mining operations	NONE	7.50	NO
708055	Buchanan Mining Company, LLC	Bonnie & Windle Hatfield	Buchanan, Virginia	345/669	N/A	Coal mining operations	NONE	0.11	NO
708092	Buchanan Mining Company, LLC	Ruth Tickle	Buchanan, Virginia	347/711	N/A	Coal mining operations	NONE	0.29	NO
708094	Buchanan Mining Company, LLC	William Tickle, Jr.	Buchanan, Virginia	347/713	N/A	Coal mining operations	NONE	0.29	NO
708100	Buchanan Mining Company, LLC	David Grant Altizer, Trustee	Buchanan, Virginia	445/320	N/A	Coal mining operations	NONE	96.00	NO
708101	Buchanan Mining Company, LLC	Georgia-Pacific Corp, et al.	Buchanan, Virginia	362/793	N/A	Coal mining operations	NONE	2.00	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
708104	Buchanan Mining Company, LLC	Eldon Todd Meadows; Tamara Dawn, et al.	Buchanan, Virginia	349/610	N/A	Coal mining operations	NONE	4.00	NO
708108	Buchanan Mining Company, LLC	James E. & Shirley Meadows; Catherine Meadows	Buchanan, Virginia	352/89	N/A	Coal mining operations	NONE	25.00	NO
708117	Buchanan Mining Company, LLC	Charles W. & Eva Cleo Hagerman	Buchanan, Virginia	354/354	N/A	Coal mining operations	NONE	14.60	NO
708118	Buchanan Mining Company, LLC	Rolley & Gaynell Campbell	Buchanan, Virginia	354/825	N/A	Coal mining operations	NONE	15.22	NO
708119	Buchanan Mining Company, LLC	Junior & Opal Sanders; George & Teiney Sanders	Buchanan, Virginia	355/293	N/A	Coal mining operations	NONE	63.67	NO
708121	Buchanan Mining Company, LLC	Charles W. & Eva Cleo Hagerman	Buchanan, Virginia	355/298	N/A	Coal mining operations	NONE	76.03	NO
708123	Buchanan Mining Company, LLC	Mason & Diana Whited	Buchanan, Virginia	355/595	N/A	Coal mining operations	NONE	0.50	NO
708124	Buchanan Mining Company, LLC	Rolley & Nell Campbell; Kelly Joe & Sandra Smith	Buchanan, Virginia	355/597	N/A	Coal mining operations	NONE	22.82	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
708125	Buchanan Mining Company, LLC	Raymond & Billie Meadows	Buchanan, Virginia	355/600	N/A	Coal mining operations	NONE	1.00	NO
708126	Buchanan Mining Company, LLC	Charlotte Perdue, et al.	Buchanan, Virginia	362/710	N/A	Coal mining operations	NONE	2.30	NO
708128	Buchanan Mining Company, LLC	Jerry Wayne & Alice Hale	Buchanan, Virginia	351/181	N/A	Coal mining operations	NONE	2.20	NO
708129	Buchanan Mining Company, LLC	Charles W. & Eva Cleo Hagerman	Buchanan, Virginia	356/482	N/A	Coal mining operations	NONE	196.83	NO
708131	Buchanan Mining Company, LLC	Marvin & Norma Hale	Buchanan, Virginia	361/72	N/A	Coal mining operations	NONE	2.00	NO
708132	Buchanan Mining Company, LLC	Neal & Gaye Blankenship	Buchanan, Virginia	360/223	N/A	Coal mining operations	NONE	6.59	NO
708133	Buchanan Mining Company, LLC	Marie Clendenin, et al.	Buchanan, Virginia	355/478	N/A	Coal mining operations	NONE	60.00	NO
708136	Buchanan Mining Company, LLC	Arnold J & Wilda Ann Keen	Buchanan, Virginia	364/671	N/A	Coal mining operations	NONE	86.00	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
708137	Buchanan Mining Company, LLC	Carl L. Bowling; Estell Nevil Hale Bowling	Buchanan, Virginia	360/823	N/A	Coal mining operations	NONE	45.00	NO
708138	Buchanan Mining Company, LLC	Sorvan Bank, NA	Buchanan, Virginia	360/821	N/A	Coal mining operations	NONE	230.00	NO
708140	Buchanan Mining Company, LLC	Stephen & Linda Meadows	Buchanan, Virginia	370/312	N/A	Coal mining operations	NONE	11.00	NO
708141	Buchanan Mining Company, LLC	Clinton Don & Colona K. Wood	Buchanan, Virginia	364/674	N/A	Coal mining operations	NONE	70.00	NO
708142	Buchanan Mining Company, LLC	Snoda C. Addison	Buchanan, Virginia	363/388	N/A	Coal mining operations	NONE	81.48	NO
708143	Buchanan Mining Company, LLC	Ronald L. King; David G. Altizer	Buchanan, Virginia	363/392	N/A	Coal mining operations	NONE	59.80	NO
708144	Buchanan Mining Company, LLC	David Grant Altizer	Buchanan, Virginia	371/749	N/A	Coal mining operations	NONE	38.00	NO
708145	Buchanan Mining Company, LLC	Wallace Donald & Oakley Keen	Buchanan, Virginia	364/826	N/A	Coal mining operations	NONE	3.00	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
708146	Buchanan Mining Company, LLC	David Grant Altizer, Trustee	Buchanan, Virginia	371/752	N/A	Coal mining operations	NONE	38.00	NO
708147	Buchanan Mining Company, LLC	Mary Lou Nuckels	Buchanan, Virginia	370/318	N/A	Coal mining operations	NONE	1.00	NO
708148	Buchanan Mining Company, LLC	Louise Mast, et al	Buchanan, Virginia	371/705	N/A	Coal mining operations	NONE	37.56	NO
708149	Buchanan Mining Company, LLC	Nola & Paul Lapp	Buchanan, Virginia	370/828	N/A	Coal mining operations	NONE	9.12	NO
708150	Buchanan Mining Company, LLC	Howard & Barbara Deskins	Buchanan, Virginia	370/826	N/A	Coal mining operations	NONE	9.12	NO
708151	Buchanan Mining Company, LLC	Anthony & Rhonda Wade	Buchanan, Virginia	390/90	N/A	Coal mining operations	NONE	0.30	NO
708153	Buchanan Mining Company, LLC	Evelyn & Woodrow Deskins	Buchanan, Virginia	374/229	N/A	Coal mining operations	NONE	18.25	NO
708155	Buchanan Mining Company, LLC	Shirley Mutter	Buchanan, Virginia	374/225	N/A	Coal mining operations	NONE	N/A	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
708157	Buchanan Mining Company, LLC	Janet Weatherford	Buchanan, Virginia	374/220	N/A	Coal mining operations	NONE	9.43	NO
708158	Buchanan Mining Company, LLC	Russell & Mona Mutter	Buchanan, Virginia	374/217	N/A	Coal mining operations	NONE	14.75	NO
708162	Buchanan Mining Company, LLC	Arlen Blankenship, et al.	Buchanan, Virginia	376/519	N/A	Coal mining operations	NONE	2.50	NO
708163	Buchanan Mining Company, LLC	Jimmy H. Blankenship, et al.	Buchanan, Virginia	376/495	N/A	Coal mining operations	NONE	23.20	NO
708168	Buchanan Mining Company, LLC	Nancy A & Frank Stiltner	Buchanan, Virginia	376/477	N/A	Coal mining operations	NONE	1.50	NO
708170	Buchanan Mining Company, LLC	Viola Street	Buchanan, Virginia	376/492	N/A	Coal mining operations	NONE	2.50	NO
708183	Buchanan Mining Company, LLC	Ralph B. & Michelle J. Wade	Buchanan, Virginia	376/224	N/A	Coal mining operations	NONE	5.06	NO
708185	Buchanan Mining Company, LLC	Neal E. & Emma Gay Blankenship	Buchanan, Virginia	376/510	N/A	Coal mining operations	NONE	1.46	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
708187	Buchanan Mining Company, LLC	Danny Blankenship, et al	Buchanan, Virginia	376/513	N/A	Coal mining operations	NONE	0.50	NO
708189	Buchanan Mining Company, LLC	Clide Vance, et al.	Buchanan, Virginia	377/299	N/A	Coal mining operations	NONE	7.50	NO
708196	Buchanan Mining Company, LLC	Judy Rambo & David A. Bryant	Buchanan, Virginia	377/295	N/A	Coal mining operations	NONE	0.64	NO
708201	Buchanan Mining Company, LLC	Shelia Rambo & John C. Johnson	Buchanan, Virginia	377/297	N/A	Coal mining operations	NONE	0.64	NO
708202	Buchanan Mining Company, LLC	Carol Rambo & Ronald Crosby	Buchanan, Virginia	377/293	N/A	Coal mining operations	NONE	0.64	NO
708203	Buchanan Mining Company, LLC	Linda Smallwood	Buchanan, Virginia	377/291	N/A	Coal mining operations	NONE	0.64	NO
708207	Buchanan Mining Company, LLC	Linda & John Cohara	Buchanan, Virginia	377/305	N/A	Coal mining operations	NONE	0.64	NO
708208	Buchanan Mining Company, LLC	Daniel J. Rambo	Buchanan, Virginia	377/307	N/A	Coal mining operations	NONE	0.64	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
708210	Buchanan Mining Company, LLC	James C. & Martha Rambo	Buchanan, Virginia	377/309	N/A	Coal mining operations	NONE	0.64	NO
708214	Buchanan Mining Company, LLC	Elbert C. & Minnie Hess	Buchanan, Virginia	382/839	N/A	Coal mining operations	NONE	28.10	NO
708230	Buchanan Mining Company, LLC	Wilma Sue Nichols; Shannon Nichols	Buchanan, Virginia	380/148	N/A	Coal mining operations	NONE	5.00	NO
708248	Buchanan Mining Company, LLC	Terry A. & Penny R. Baldwin	Buchanan, Virginia	381/471	N/A	Coal mining operations	NONE	6.00	NO
708255	Buchanan Mining Company, LLC	Curtis & Mildred Ann Stilwell	Buchanan, Virginia	382/750	N/A	Coal mining operations	NONE	1.00	NO
708259	Buchanan Mining Company, LLC	Kendris & Dorothy Harman	Buchanan, Virginia	396/285	N/A	Coal mining operations	NONE	70.00	NO
708261	Buchanan Mining Company, LLC	Ruth & John W. Street	Buchanan, Virginia	382/752	N/A	Coal mining operations	NONE	2.50	NO
708262	Buchanan Mining Company, LLC	Bernard & Rosalie Wade	Buchanan, Virginia	385/340	N/A	Coal mining operations	NONE	0.60	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
708275	Buchanan Mining Company, LLC	Dicksy Marlene Allen Montoya; Epifanio U. Montoya	Buchanan, Virginia	383/746	N/A	Coal mining operations	NONE	15.00	NO
708298	Buchanan Mining Company, LLC	Jack Dempsy & Bonnie Alise Keen	Buchanan, Virginia	407/630	N/A	Coal mining operations	NONE	18.00	NO
708299	Buchanan Mining Company, LLC	Raymond & Berry Lou Lester	Buchanan, Virginia	386/657	N/A	Coal mining operations	NONE	1.00	NO
708307	Buchanan Mining Company, LLC	Alice Irene & Raymond D. Smith	Buchanan, Virginia	389/103	N/A	Coal mining operations	NONE	4.56	NO
708311	Buchanan Mining Company, LLC	Jennigs & Mabel Rose	Buchanan, Virginia	390/739	N/A	Coal mining operations	NONE	2.00	NO
708315	Buchanan Mining Company, LLC	Eva Meadows Smith	Buchanan, Virginia	389/79	N/A	Coal mining operations	NONE	13.78	NO
708316	Buchanan Mining Company, LLC	Ruby Viola Horn	Buchanan, Virginia	390/83	N/A	Coal mining operations	NONE	50.00	NO
708319	Buchanan Mining Company, LLC	Joyce E. Meadows	Buchanan, Virginia	389/17	N/A	Coal mining operations	NONE	4.56	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
708320	Buchanan Mining Company, LLC	Virgie Ellen McGuigan	Buchanan, Virginia	389/101	N/A	Coal mining operations	NONE	4.56	NO
708321	Buchanan Mining Company, LLC	Leonard A. & Mary S. Meadows	Buchanan, Virginia	389/526	N/A	Coal mining operations	NONE	4.56	NO
708323	Buchanan Mining Company, LLC	Ruby J. & Bernard F. McGuigan	Buchanan, Virginia	389/524	N/A	Coal mining operations	NONE	4.56	NO
708324	Buchanan Mining Company, LLC	Lular M. Meadows	Buchanan, Virginia	389/522	N/A	Coal mining operations	NONE	4.56	NO
708325	Buchanan Mining Company, LLC	Amos Lee & Susan J. Meadows	Buchanan, Virginia	390/78	N/A	Coal mining operations	NONE	4.56	NO
708328	Buchanan Mining Company, LLC	Linda Faye & Doug Goss	Buchanan, Virginia	389/520	N/A	Coal mining operations	NONE	1.14	NO
708329	Buchanan Mining Company, LLC	Marjorie J. Eastin	Buchanan, Virginia	389/516	N/A	Coal mining operations	NONE	1.14	NO
708332	Buchanan Mining Company, LLC	Marlene M. & Daniel Englehardt	Buchanan, Virginia	390/717	N/A	Coal mining operations	NONE	1.14	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
708334	Buchanan Mining Company, LLC	Clyde & Alta Mae Price	Buchanan, Virginia	396/22	N/A	Coal mining operations	NONE	120.00	NO
708337	Buchanan Mining Company, LLC	Lavern Wayne Osborne	Buchanan, Virginia	390/726	N/A	Coal mining operations	NONE	2.28	NO
708338	Buchanan Mining Company, LLC	Jessica A & Kevin Cougot	Buchanan, Virginia	389/518	N/A	Coal mining operations	NONE	1.14	NO
708354	Buchanan Mining Company, LLC	Earnest C. & Ellen M. Meadows	Buchanan, Virginia	390/85	N/A	Coal mining operations	NONE	4.56	NO
708364	Buchanan Mining Company, LLC	Amos Lee & Susan J. Meadows	Buchanan, Virginia	391/114	N/A	Coal mining operations	NONE	30.00	NO
708399	Buchanan Mining Company, LLC	Ruth Steele	Buchanan, Virginia	443/262	N/A	Coal mining operations	NONE	3.00	NO
708405	Buchanan Mining Company, LLC	Kelpia & Joseph B. Simmons; Steven Douglas Simmons	Buchanan, Virginia	397/234	N/A	Coal mining operations	NONE	0.50	NO
708413	Buchanan Mining Company, LLC	Billy Lee & Dorothy Ray	Buchanan, Virginia	397/236	N/A	Coal mining operations	NONE	1.50	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
708439	Buchanan Mining Company, LLC	David M. & Mary I. Blankenship	Buchanan, Virginia	399/209	N/A	Coal mining operations	NONE	11.00	NO
708444	Buchanan Mining Company, LLC	Dallas H. & Jerlene Price	Buchanan, Virginia	398/43	N/A	Coal mining operations	NONE	25.00	NO
708474	Buchanan Mining Company, LLC	Paul Keen, et al	Buchanan, Virginia	400/430	N/A	Coal mining operations	NONE	102.50	NO
708484	Buchanan Mining Company, LLC	Helen McNulty	Buchanan, Virginia	400/631	N/A	Coal mining operations	NONE	22.87	NO
708485	Buchanan Mining Company, LLC	Roger & Alma McNulty	Buchanan, Virginia	402/370	N/A	Coal mining operations	NONE	12.98	NO
708486	Buchanan Mining Company, LLC	Dolphus & Eunice Orlena McNulty	Buchanan, Virginia	403/587	N/A	Coal mining operations	NONE	12.23	NO
708496	Buchanan Mining Company, LLC	Ralph & Judy Stilwell	Buchanan, Virginia	405/368	N/A	Coal mining operations	NONE	2.50	NO
708498	Buchanan Mining Company, LLC	Jennie Stilwell	Buchanan, Virginia	405/370	N/A	Coal mining operations	NONE	1.50	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
708501	Buchanan Mining Company, LLC	Donald P. & Linda L. Shortt	Buchanan, Virginia	404/415	N/A	Coal mining operations	NONE	42.90	NO
708514	Buchanan Mining Company, LLC	Commonwealth of Virginia	Buchanan, Virginia	424/548	N/A	Coal mining operations	NONE	2.97	NO
708518	Buchanan Mining Company, LLC	John H. & Pearl Rose	Buchanan, Virginia	413/383	N/A	Coal mining operations	NONE	4.00	NO
708519	Buchanan Mining Company, LLC	Sharon Barrett	Buchanan, Virginia	413/381	N/A	Coal mining operations	NONE	26.50	NO
708523	Buchanan Mining Company, LLC	Earl Hall	Buchanan, Virginia	413/771	N/A	Coal mining operations	NONE	25.00	NO
708530	Buchanan Mining Company, LLC	Charles David & Beth Ann Brown	Buchanan, Virginia	417/89	N/A	Coal mining operations	NONE	38.36	NO
708531	Buchanan Mining Company, LLC	Frances Allen Brown & Ralph D. Webb	Buchanan, Virginia	419/289	N/A	Coal mining operations	NONE	0.64	NO
708546	Buchanan Mining Company, LLC	Mildred Ratliff & Clarence Smith	Buchanan, Virginia	431/682	N/A	Coal mining operations	NONE	2.00	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
708551	Buchanan Mining Company, LLC	Edna May Farmer	Buchanan, Virginia	429/844	N/A	Coal mining operations	NONE	1.00	NO
708552	Buchanan Mining Company, LLC	Thurman & Sarah Kathleen Wade	Buchanan, Virginia	N/A	N/A	Coal mining operations	NONE	10.00	NO
708553	Buchanan Mining Company, LLC	Thurman & Sarah Kathleen Wade	Buchanan, Virginia	430/470	N/A	Coal mining operations	NONE	40.00	NO
708556	Buchanan Mining Company, LLC	Commonwealth of Virginia	Buchanan, Virginia	433/234	N/A	Coal mining operations	NONE	2.14	NO
708559	Buchanan Mining Company, LLC	Scott R. & Deborah Anna Whitt	Buchanan, Virginia	432/739	N/A	Coal mining operations	NONE	1.00	NO
708564	Buchanan Mining Company, LLC	Gary C. Davis and Patty Lynn Davis	Buchanan, Virginia	434/557	N/A	Coal mining operations	NONE	1.60	NO
708580	Buchanan Mining Company, LLC	Warren E. Wilkerson, Executor & Trustee; under will	Buchanan, Virginia	436/258	N/A	Coal mining operations	NONE	1.00	NO
708586	Buchanan Mining Company, LLC	Bobby W. Steele; Ruth Steele	Buchanan, Virginia	443/265	N/A	Coal mining operations	NONE	8.71	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
708587	Buchanan Mining Company, LLC	Curtis E. & Laura B. Wade	Buchanan, Virginia	444/422	N/A	Coal mining operations	NONE	1.00	NO
708591	Buchanan Mining Company, LLC	Oliver & Mandie Sisk	Buchanan, Virginia	440/469	N/A	Coal mining operations	NONE	25.00	NO
708706	Buchanan Mining Company, LLC	Island Creek Coal Company	Buchanan, Virginia	450/265	N/A	Coal mining operations	NONE	127.85	NO
708725	Buchanan Mining Company, LLC	Hurt-McGuire Land Trust	Buchanan, Virginia	451/283	N/A	Coal mining operations	NONE	1.63	NO
708738	Buchanan Mining Company, LLC	Paul M. & Carol Webb	Buchanan, Virginia	446/803	N/A	Coal mining operations	NONE	0.78	NO
708762	Buchanan Mining Company, LLC	Charles A. Grimsley	Buchanan, Virginia	451/33	N/A	Coal mining operations	NONE	20.39	NO
708763	Buchanan Mining Company, LLC	Franklin D. & Laura Grimsley	Buchanan, Virginia	451/35	N/A	Coal mining operations	NONE	20.39	NO
708765	Buchanan Mining Company, LLC	Carl & Edna Short	Buchanan, Virginia	453/547	N/A	Coal mining operations	NONE	16.16	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
708766	Buchanan Mining Company, LLC	Triple L. Enterprises, Inc.	Buchanan, Virginia	453/545	N/A	Coal mining operations	NONE	34.00	NO
708767	Buchanan Mining Company, LLC	Kathy Ruble	Buchanan, Virginia	453/150	N/A	Coal mining operations	NONE	0.45	NO
708768	Buchanan Mining Company, LLC	Karen Roche	Buchanan, Virginia	453/152	N/A	Coal mining operations	NONE	0.45	NO
708769	Buchanan Mining Company, LLC	Dorothy Grimsley	Buchanan, Virginia	453/154	N/A	Coal mining operations	NONE	0.45	NO
708774	Buchanan Mining Company, LLC	William & Dorothy H. Grimsley	Buchanan, Virginia	454/649	N/A	Coal mining operations	NONE	1.36	NO
708775	Buchanan Mining Company, LLC	Doris & Lloyd Anders	Buchanan, Virginia	454/651	N/A	Coal mining operations	NONE	1.36	NO
708776	Buchanan Mining Company, LLC	Zlevie L. Keen	Buchanan, Virginia	456/211	N/A	Coal mining operations	NONE	32.39	NO
708778	Buchanan Mining Company, LLC	Oris E. & Peggy Cantrell	Buchanan, Virginia	479/516	N/A	Coal mining operations	NONE	20.00	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
708817	Buchanan Mining Company, LLC	Curtis E. & Laura B. Wade	Buchanan, Virginia	461/308	N/A	Coal mining operations	NONE	81.50	NO
708881	Buchanan Mining Company, LLC	The Commonwealth of Virginia	Buchanan, Virginia	460/399	N/A	Coal mining operations	NONE	7.28	NO
711113	Buchanan Mining Company, LLC	George J. & Brenda K. Cantrell	Buchanan, Virginia	471/308	N/A	Coal mining operations	NONE	1.00	NO
711147	Buchanan Mining Company, LLC	Ted Hurt	Buchanan, Virginia	476/585	N/A	Coal mining operations	NONE	4.25	NO
711179	Buchanan Mining Company, LLC	Looney's Chapel United Methodist Church; Bob Looney	Buchanan, Virginia	487/477	N/A	Coal mining operations	P/O Contrary Office and Portal	49.99	NO
711180	Buchanan Mining Company, LLC	Georgia-Pacific Corp, et al.	Buchanan, Virginia	487/468	N/A	Coal mining operations	P/O Contrary Office and Portal	15.20	NO
711182	Buchanan Mining Company, LLC	Reserve Coal Properties Company	Buchanan, Virginia	504/111	N/A	Coal mining operations	NONE	676.10	NO
711183	Buchanan Mining Company, LLC	Buchanan Production Company	Buchanan, Virginia	485/506	N/A	Coal mining operations	NONE	75.83	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
711185	Buchanan Mining Company, LLC	Island Creek Coal Company	Buchanan, Virginia	494/422	N/A	Coal mining operations	NONE	0.18	NO
711235	Buchanan Mining Company, LLC	William W. & Virginia M. Price, et al	Buchanan, Virginia	503/493	N/A	Coal mining operations	NONE	3.00	NO
711314	Buchanan Mining Company, LLC	Reserve Coal Properties Company	Buchanan, Virginia	504/113	N/A	Coal mining operations	NONE	3	NO
711316	Buchanan Mining Company, LLC	Buchanan Production Company	Buchanan, Virginia	535/714	N/A	Coal mining operations	NONE	15.00	NO
711342	Buchanan Mining Company, LLC	Katherine St. Clair	Buchanan, Virginia	464/728	N/A	Coal mining operations	NONE	0.78	NO
711343	Buchanan Mining Company, LLC	Reserve Coal Properties Company	Buchanan, Virginia	504/116	N/A	Coal mining operations	NONE	5	NO
711381	Buchanan Mining Company, LLC	James R. Osborne	Buchanan, Virginia	512/331	N/A	Coal mining operations	NONE	0.25	NO
711382	Buchanan Mining Company, LLC	Dallis R. & Ruth Horn, et al	Buchanan, Virginia	514/273	N/A	Coal mining operations	NONE	77.71	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
711385	Buchanan Mining Company, LLC	Mary E. Crawford	Buchanan, Virginia	513/264	N/A	Coal mining operations	NONE	31.62	NO
711386	Buchanan Mining Company, LLC	Ricky D. & Billie Ruth McGinnis	Buchanan, Virginia	513/267	N/A	Coal mining operations	NONE	1.10	NO
711389	Buchanan Mining Company, LLC	Permac, Inc.; Raven Coal Co., Inc.	Buchanan, Virginia	516/110	N/A	Coal mining operations	NONE	279	NO
711437	Buchanan Mining Company, LLC	Buchanan Production Company	Buchanan, Virginia	Not of record	N/A	Coal mining operations	NONE	249.09	NO
711443	Buchanan Mining Company, LLC	Martin R. & Doris Jean Short	Buchanan, Virginia	520/464	N/A	Coal mining operations	NONE	4	NO
711446	Buchanan Mining Company, LLC	J.C. Franks, et al.	Buchanan, Virginia	532/812	N/A	Coal mining operations	NONE	N/A	NO
711498	Buchanan Mining Company, LLC	Ronald A. Clyborne, et al	Buchanan, Virginia	541/335	N/A	Coal mining operations	NONE	64.25	NO
711614	Buchanan Mining Company, LLC	Ruth Culbertson	Buchanan, Virginia	554/6	N/A	Coal mining operations	NONE	40.20	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
711662	Buchanan Mining Company, LLC	Robert Joseph & Naconna Trent	Buchanan, Virginia	589/797	N/A	Coal mining operations	NONE	1.74	NO
711663	Buchanan Mining Company, LLC	Hasell Wayne Underwood, et al	Buchanan, Virginia	606/270	N/A	Coal mining operations	NONE	1.20	NO
711675	Buchanan Mining Company, LLC	Arthur H. & Patricia A. Lawson	Buchanan, Virginia	80000820	N/A	Coal mining operations	NONE	0.4	NO
711680	Buchanan Mining Company, LLC	Lowell R. & Juanita Cole	Buchanan, Virginia	80002295	N/A	Coal mining operations	NONE	32.59	NO
711681	Buchanan Mining Company, LLC	Island Creek Coal Company & Buchanan Mining Company, LLC	Buchanan, Virginia	8000449	N/A	Coal mining operations	NONE	36.00	NO
711684	Buchanan Mining Company, LLC	Industrial Development Authority	Buchanan, Virginia	90000598	N/A	Coal mining operations	NONE	6.96	NO
711692	Buchanan Mining Company, LLC	Buchanan County	Buchanan, Virginia	90003048	N/A	Coal mining operations	NONE	1.00	NO
711707	Buchanan Mining Company, LLC	Wanda E. White	Buchanan, Virginia	110002451	N/A	Coal mining operations	NONE	0.49	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
711728	Buchanan Mining Company, LLC	Ezra Clark Horn, et ux.	Buchanan, Virginia	120001040	N/A	Coal mining operations	NONE	13.25	NO
711730	Buchanan Mining Company, LLC	Naomi Boyd McKinney Horn	Buchanan, Virginia	120001042	N/A	Coal mining operations	NONE	5.00	NO
711731	Buchanan Mining Company, LLC	Mable Boyd Horn	Buchanan, Virginia	120001043	N/A	Coal mining operations	NONE	5.00	NO
711732	Buchanan Mining Company, LLC	James Samuel Boyd, Jr.	Buchanan, Virginia	120001032	N/A	Coal mining operations	NONE	5.00	NO
711733	Buchanan Mining Company, LLC	James Earl Boyd	Buchanan, Virginia	120001033	N/A	Coal mining operations	NONE	5.00	NO
711734	Buchanan Mining Company, LLC	Hobert C. McGlothlin, et ux.	Buchanan, Virginia	120001046	N/A	Coal mining operations	NONE	5.35	NO
711735	Buchanan Mining Company, LLC	Gary C. Davis and Patty Lynn Davis	Buchanan, Virginia	120001413	N/A	Coal mining operations	Davis Rental House	10.826 / 1.607	NO
711745	Buchanan Mining Company, LLC	Ricky A. Cordle, et ux.	Buchanan, Virginia	120002261	N/A	Coal mining operations	NONE	9.30	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
711759	Buchanan Mining Company, LLC	Donald Honaker	Buchanan, Virginia	130001097	N/A	Coal mining operations	NONE	15	NO
711763	Buchanan Mining Company, LLC	Coles Chapel Central Baptist Church	Buchanan, Virginia	130000618	N/A	Coal mining operations	NONE	0.5	NO
711765	Buchanan Mining Company, LLC	Joe Keith Smith, et ux.	Buchanan, Virginia	130000925	N/A	Coal mining operations	NONE	5	NO
711768	Buchanan Mining Company, LLC	Franklin E. Payne	Buchanan, Virginia	130001258	N/A	Coal mining operations	NONE	0.31	NO
711777	Buchanan Mining Company, LLC	Helen Mae Elswick	Buchanan, Virginia	130001327	N/A	Coal mining operations	NONE	34.00	NO
711779	Buchanan Mining Company, LLC	Claude V. Vandyke, et al.	Buchanan, Virginia	130001606	N/A	Coal mining operations	NONE	43.00	NO
711780	Buchanan Mining Company, LLC	Betty Jean Bishop	Buchanan, Virginia	130002180	N/A	Coal mining operations	NONE	30.00	NO
711781	Buchanan Mining Company, LLC	Basel Eugene Cooper, et ux	Buchanan, Virginia	130002218	N/A	Coal mining operations	NONE	10.00	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
711788	Buchanan Mining Company, LLC	Garland Ralph Joyce, et ux.	Buchanan, Virginia	140000382	N/A	Coal mining operations	NONE	41.24	NO
711790	Buchanan Mining Company, LLC	Sylvia Rose	Buchanan, Virginia	140000033	N/A	Coal mining operations	NONE	3.50	NO
711801	Buchanan Mining Company, LLC	Antonio R. Cooper	Tazewell, Virginia	2014/13743	N/A	Coal mining operations	NONE	0.65	NO
711802	Buchanan Mining Company, LLC	The R&D Group LLC	Buchanan, Virginia	140001214	N/A	Deep Mining	NONE	82.00	NO
711803	Buchanan Mining Company, LLC	Jeanette Johnson	Buchanan, Virginia	150000267	N/A	Coal mining operations	NONE	0.32	NO
711804	Buchanan Mining Company, LLC	Carl Douglas Kinder	Buchanan, Virginia	150000268	N/A	Coal mining operations	NONE	0.32	NO
711805	Buchanan Mining Company, LLC	Paul Richard Kinder	Buchanan, Virginia	150000323	N/A	Coal mining operations	NONE	0.32	NO
711828	Buchanan Mining Company, LLC	Norfolk & Southern	Buchanan, Virginia	N/A	N/A	Coal mining operations	NONE	N/A	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
711806	Buchanan Mining Company, LLC	Roberta A. Boyd	Buchanan, Virginia	150000269	N/A	Coal mining operations	NONE	0.32	NO
711827	Buchanan Mining Company, LLC	Lauren Land Company	Buchanan; Tazewell, Virginia	140001551; 140002686	N/A	Coal mining operations	NONE	118.40	NO
711808	Buchanan Mining Company, LLC	Ella Sue Boyd	Buchanan, Virginia	150000270	N/A	Coal mining operations	NONE	0.32	NO
711809	Buchanan Mining Company, LLC	Linda Collins	Buchanan, Virginia	150000272	N/A	Coal mining operations	NONE	0.32	NO
711810	Buchanan Mining Company, LLC	Farley Edward Cantrell, et ux.	Buchanan, Virginia	140001871	N/A	Coal mining operations	NONE	60.54	NO
711813	Buchanan Mining Company, LLC	Terry W. Blankenship and Sharon Blankenship	Buchanan, Virginia	150000978	N/A	Coal mining operations	Blankenship Rental House	1.49	NO
711816	Buchanan Mining Company, LLC	Alice Faye Kinder	Buchanan, Virginia	150000271	N/A	Coal mining operations	NONE	0.32	NO
711817	Buchanan Mining Company, LLC	Herman J. Matney	Buchanan, Virginia	140001509	N/A	Coal mining operations	NONE	0.69	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
711820	Buchanan Mining Company, LLC	Audra M. White	Buchanan, Virginia	130002397	N/A	Coal mining operations	NONE	0.25	NO
711821	Buchanan Mining Company, LLC	Lanthia E. Ross	Buchanan, Virginia	130002503	N/A	Coal mining operations	NONE	0.25	NO
711822	Buchanan Mining Company, LLC	Michelle Hays	Buchanan, Virginia	130002398	N/A	Coal mining operations	NONE	0.25	NO
711823	Buchanan Mining Company, LLC	Sanra L. Holliday	Buchanan, Virginia	130002501	N/A	Coal mining operations	NONE	0.25	NO
711824	Buchanan Mining Company, LLC	Edgar Mae & Boyd Rife	Buchanan, Virginia	342/587	N/A	Coal mining operations	NONE	3.00	NO
711825	Buchanan Mining Company, LLC	Virginia Pauline Taylor	Buchanan, Virginia	150000421	N/A	Coal mining operations	NONE	0.32	NO
711826	Buchanan Mining Company, LLC	Jody L. Meadows, et ux.	Tazewell, Virginia	2014/8388	N/A	Coal mining operations	NONE	3.23	NO
723059	Buchanan Mining Company, LLC	Consol Mining Company, LLC (Yukon Deed)	Buchanan, Virginia	160000848	N/A	Coal mining operations	Horn Mtn Portal (VS8) Horn Mtn. Office	N/A	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
723122	Buchanan Mining Company, LLC	Denny Franklin & Barbara Ann Rowe, et al.	Buchanan, Virginia	227/69	N/A	Coal mining operations	NONE	N/A	NO
723128	Buchanan Mining Company, LLC	James H. & Betty Lou Cook	Buchanan, Virginia	284/617	N/A	Coal mining operations	NONE	3.86	NO
723133	Buchanan Mining Company, LLC	Ralph S. & Louise McGlothlin, et al.	Buchanan, Virginia	228/394	N/A	Coal mining operations	NONE	116.38	NO
723138	Buchanan Mining Company, LLC	Franklin Wayne & Rebal Evelyn Keen	Buchanan, Virginia	227/327	N/A	Coal mining operations	NONE	2.45	NO
732011	Buchanan Mining Company, LLC	Otis & Lena C. Blankenship	Buchanan, Virginia	221/209	N/A	Coal mining operations	NONE	3.14	NO
811001	Buchanan Mining Company, LLC	Walter Horn	Buchanan, Virginia	160001439	N/A	Coal mining operations	Walter Horn Rental House	96.00	NO
811004	Buchanan Mining Company, LLC	Trustees of the Pentecostal Faith Temple Church	Buchanan, Virginia	17000865	N/A	Coal mining operations	NONE	N/A	NO
811005	Buchanan Mining Company, LLC	Pamela Brown Taylor, et vir	Buchanan, Virginia	170000013	N/A	Coal mining operations	NONE	7.00	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
811006	Buchanan Mining Company, LLC	Evelyn Stilwell	Buchanan, Virginia	170000014	N/A	Coal mining operations	NONE	0.15	NO
811100	Buchanan Mining Company, LLC	CMC (Consol Mining Company)	Buchanan, Virginia	16000540	N/A	Coal Only- Buchanan Co. Whitewood School Deed	NONE	N/A	NO
811101	Buchanan Mining Company, LLC	CMC (Consol Mining Company)	Buchanan, Virginia	16000541	N/A	Surface Only near Peaker Plant	NONE	N/A	NO
N/A	Buchanan Mining Company, LLC	C.L. Ritter Lumber Company	Buchanan, Virginia	120001111	N/A	Coal mining operations	NONE	N/A	NO
N/A	Buchanan Mining Company, LLC	Consolidation Coal Company	Buchanan, Virginia	90003317; 1064/486	N/A	Coal mining operations	N/A	N/A	NO
811018	Buchanan Mining Company, LLC	Garry Viars et ux	Buchanan, Virginia	N/A	N/A	Deed-VS 15	NONE	N/A	NO
811023	Buchanan Mining Company, LLC	Brenda K. Hicks	Buchanan, Virginia	N/A	N/A	Deed-VS 15	NONE	N/A	NO
811024	Buchanan Mining Company, LLC	Edith Carol Hickman	Buchanan, Virginia	343/59	N/A	Deed-VS 15	NONE	N/A	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
N/A	Coronado IV LLC	CNX Gas Company	Buchanan, Virginia	200000816	N/A	Coal mining operations	NONE	N/A	NO
GREENBRIER
600015	Coronado Coal LLC/ Matoaka Land Company, LLC	MWV Development & Land Mgnt	Greenbrier, West Virginia	534/850	9999-42-4-100	Coal mining operations	NONE	75.41/9.24	NO
600016	Coronado Coal LLC/ Matoaka Land Company, LLC	Meadwestvaco Corp	Greenbrier, West Virginia	508/551	N/A	Coal mining operations	NONE	28.71	NO
600007	Coronado Coal LLC/Midland Trail Resources, LLC	WPP LLC	Greenbrier, West Virginia	583/598	N/A	Coal mining operations	NONE	3.99	NO
600010	Greenbrier Minerals, LLC	Warren Hunter	Greenbrier, West Virginia	587/382	N/A	Coal mining operations	NONE	1.02	NO
600011	Coronado Coal LLC/Midland Trail Resources, LLC	WPP LLC	Greenbrier, West Virginia	583/601	N/A	Coal mining operations	NONE	9.74	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
600018	Coronado Coal LLC/ Matoaka Land Company, LLC	Meadwestvaco Corp	Greenbrier, West Virginia	534/850	9999-33-1-101	Coal mining operations	NONE	222.32	NO
600020	Coronado Coal LLC/Midland Trail Resources, LLC	Plum Creek Timberlands, LP	Greenbrier, West Virginia	507/01	N/A	Coal mining operations	NONE	20.49	NO
600022	Greenbrier Smokeless Coal Mining, LLC	Meadwestvaco Corp	Greenbrier, West Virginia	499/539	N/A	Coal mining operations	NONE	5.05	NO
600024	Coronado Coal LLC/Midland Trail Resources, LLC	Fredrick J. Taylor and Mamie P. Taylor	Greenbrier, West Virginia	555/589	N/A	Coal mining operations	NONE	2.62	NO
600025	Coronado Coal LLC/Midland Trail Resources, LLC	Resource Fuels, LLC	Greenbrier, West Virginia	501/83	N/A	Coal mining operations	NONE	25.19/14.59	NO
600027	Coronado Coal LLC/Midland Trail Resources, LLC	Gloria Turley, Etal.	Greenbrier, West Virginia	598/299	N/A	Coal mining operations	NONE	N/A	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
600028	Coronado Coal LLC/Midland Trail Resources, LLC	Gloria Turley, Etal.	Greenbrier, West Virginia	598/281	N/A	Coal mining operations	NONE	N/A	NO
600029	Coronado Coal LLC/Midland Trail Resources, LLC	Joseph C. Turley II	Greenbrier, West Virginia	598/298	N/A	Coal mining operations	NONE	N/A	NO
600030	Coronado Coal LLC/Midland Trail Resources, LLC	Icky Land Company, LLC	Greenbrier, West Virginia	597/594	N/A	Coal mining operations	NONE	N/A	NO
LOGAN COUNTY
119013	Coronado Coal II, LLC	Toneys Fork Land LLC	Logan, West Virginia	622/887	N/A	Coal mining operations	NONE	N/A	NO
119015	Coronado Coal II, LLC	Toneys Fork Land LLC	Logan, West Virginia	622/923	N/A	Coal mining operations	NONE	N/A	NO
119016	Coronado Coal II, LLC	Toneys Fork Land LLC	Logan, West Virginia	622/883	N/A	Coal mining operations	NONE	N/A	NO
119017	Coronado Coal II, LLC	Toneys Fork Land LLC	Logan, West Virginia	622/899	N/A	Coal mining operations	NONE	N/A	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
119018	Coronado Coal II, LLC	Toneys Fork Land LLC	Logan, West Virginia	622/902	N/A	Coal mining operations	NONE	N/A	NO
119019	Coronado Coal II, LLC	Toneys Fork Land LLC	Logan, West Virginia	622/905	N/A	Coal mining operations	NONE	N/A	NO
119020	Coronado Coal II, LLC	Toneys Fork Land LLC	Wyoming, West Virginia	468/556	N/A	Coal mining operations	NONE	N/A	NO
119021	Coronado Coal II, LLC	Toneys Fork Land LLC	Logan, West Virginia	622/926	N/A	Coal mining operations	NONE	N/A	NO
119022	Coronado Coal II, LLC	Toneys Fork Land LLC	Logan, West Virginia	622/917	N/A	Coal mining operations	NONE	N/A	NO
119023	Coronado Coal II, LLC	Toneys Fork Land LLC	Logan, West Virginia	622/891	N/A	Coal mining operations	NONE	N/A	NO
119024	Coronado Coal II, LLC	Toneys Fork Land LLC	Logan, West Virginia	622/908	N/A	Coal mining operations	NONE	N/A	NO
119025	Coronado Coal II, LLC	Toneys Fork Land LLC	Logan, West Virginia	622/911	N/A	Coal mining operations	NONE	N/A	NO
119026	Coronado Coal II, LLC	Toneys Fork Land LLC	Logan, West Virginia	622/914	N/A	Coal mining operations	NONE	N/A	NO
119027	Coronado Coal II, LLC	Toneys Fork Land LLC	Logan, West Virginia	622/920	N/A	Coal mining operations	NONE	N/A	NO
119028	Coronado Coal II, LLC	Cliffs Logan County Coal, LLC	Logan, West Virginia	622/895	N/A	Coal mining operations	NONE	N/A	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
N/A	Coronado Coal II, LLC	Sonya Harris, et. al. (Howze)	Logan, West Virginia	646/421	N/A	Coal mining operations	NONE	N/A	NO
N/A	Coronado Coal II, LLC	Ray Donald Osborne, et. al.	Logan, West Virginia	648/89	N/A	Coal mining operations	NONE	N/A	NO
N/A	Coronado Coal II, LLC	Eddie D. Walls, et. al.	Logan, West Virginia	648/256	N/A	Coal mining operations	NONE	N/A	NO
N/A	Coronado Coal II, LLC	Angalena Adkins, et. al.	Logan, West Virginia	648/259	N/A	Coal mining operations	NONE	N/A	NO
N/A	Coronado Coal II, LLC	Sarah Mullins, et. al.	Logan, West Virginia	648/264	N/A	Coal mining operations	NONE	N/A	NO
N/A	Coronado Coal II, LLC	Thurman Goodman, et. al.	Logan, West Virginia	648/269	N/A	Coal mining operations	NONE	N/A	NO
N/A	Coronado Coal II, LLC	Raymond Grimmett, et. al.	Logan, West Virginia	649/644	N/A	Coal mining operations	NONE	N/A	NO
N/A	Coronado Coal II, LLC	Clara Ann Porter Brunty, et. al.	Logan, West Virginia	649/647	N/A	Coal mining operations	NONE	N/A	NO
N/A	Coronado Coal II, LLC	Amber Michelle Grimmett, et. al.	Logan, West Virginia	649/650	N/A	Coal mining operations	NONE	N/A	NO
N/A	Coronado Coal II, LLC	Birdie Floyd, et. al.	Logan, West Virginia	649/655	N/A	Coal mining operations	NONE	N/A	NO
N/A	Coronado Coal II, LLC	Timothy Crowder	Logan, West Virginia	650/29	N/A	Coal mining operations	NONE	N/A	NO

Instrument Number	Entity of Record	Grantor	County, State	Recording Information	TMP	Purpose/ Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Acreage	Option to Purchase/ Right of First Refusal
N/A	Coronado Coal II, LLC	Earnest Grimmett, et. al.	Logan, West Virginia	652/4	N/A	Coal mining operations	NONE	N/A	NO
N/A	Coronado Coal II, LLC	Raymond Grimmett, et. al.	Logan, West Virginia	652/142	N/A	Coal mining operations	NONE	N/A	NO
N/A	Coronado Coal II, LLC	Pocahontas Surface Interests, et. al.	Logan, West Virginia	653/196	N/A	Coal mining operations	NONE	N/A	NO
N/A	Coronado Coal II, LLC	Annie Gibson, et. al.	Logan, West Virginia	653/1064	N/A	Coal mining operations	NONE	N/A	NO
N/A	Coronado Coal II, LLC	John Cain, et. al.	Logan, West Virginia	654/332	N/A	Coal mining operations	NONE	N/A	NO
N/A	Coronado Coal II, LLC	Ted Sanson, et. al.	Logan, West Virginia	654/1047	N/A	Coal mining operations	NONE	N/A	NO
N/A	Coronado Coal II, LLC	Blackhawk Land & Resources, LLC	Logan, West Virginia	655/978	N/A	Coal mining operations	NONE	N/A	NO
N/A	Coronado Coal II, LLC	Blackhawk Land & Resources, LLC	Logan, West Virginia	655/985	N/A	Coal mining operations	NONE	N/A	NO

2.	Australian Loan Parties

Title Reference / Tenement	Jurisdiction	Owner
50443551 (Lot 7 on SP 159655)	Queensland	Coronado Curragh Pty Ltd ACN 009 362 565
50515813 (Lot 1 on SP 161092)
50919293 (Lot 35 on SP 247242)
50804353 (Lot 2 on SP 223677)
50713027 (Lot 8 on SP 206875)
50713033 (Lot 14 on SP 206875)
50713055 (Lot 36 on SP 206875)
50713060 (Lot 41 on SP 206875)
50166285 (Lot 1 on CP B337160)	Queensland	Curragh Queensland Mining Pty Ltd ACN 095 450 418
50166288 (Lot 2 on CP B337160)
50166294 (Lot 3 on CP B337160)
50166371 (Lot 4 on CP B337160)
50166372 (Lot 5 on CP B337160)
50166373 (Lot 6 on CP B337160)
50166374 (Lot 7 on CP B337160)
50166380 (Lot 8 on CP B337160)
50166395 (Lot 9 on CP B337160)
50166398 (Lot 10 on CP B337160)
50166399 (Lot 11 on CP B337160)
50166400 (Lot 12 on CP B337160)
50238332 (Lot 31 on CP HT596)

Schedule 5.08(c)

Subsidiaries

Loan Party	Record Owner	No. Shares/Interest
Coronado Coal Corporation	Coronado Global Resources Inc.	100 Common Shares
Coronado Coal Corporation	Coronado Global Resources Inc.	196,394 Common Shares
Coronado II LLC	Coronado Coal Corporation	100%
Coronado Coal II LLC	Coronado II LLC	100%
Coronado Coal LLC	Coronado Coal Corporation	99%
Coronado Coal LLC	Coronado Coal Corporation	1%
Mon Valley Minerals LLC	Coronado Coal LLC	100%
Midland Trail Resources, LLC	Coronado Coal LLC	100%
Greenbrier Minerals, LLC	Coronado Coal LLC	100%
Greenbrier Smokeless Coal Mining, L.L.C.	Greenbrier Minerals, LLC	100%
Matoaka Land Company, LLC	Greenbrier Minerals, LLC	100%
Powhatan Mid-Vol Coal Sales, LLC	Greenbrier Minerals, LLC	100%
JEP Mining, LLC	Greenbrier Minerals, LLC	100%
Buchanan Minerals, LLC	Coronado Coal LLC	100%
Coronado IV LLC	Coronado Coal Corporation	100%
Buchanan Mining Company LLC	Coronado IV LLC	100%
Coronado VA, LLC	Coronado IV LLC	100%
Coronado Australia Holdings Pty Ltd	Coronado Global Resources Inc. (f/k/a Coronado Group Holdco LLC)	0.01%
Coronado Australia Holdings Pty Ltd	Coronado Global Resources Inc. (f/k/a Coronado Group Holdco LLC)	99.99%
Coronado Curragh LLC	Coronado Australia Holdings Pty Ltd	100%
Coronado Finance Pty Ltd	Coronado Australia Holdings Pty Ltd	100%
Coronado Curragh Pty Ltd	Coronado Australia Holdings Pty Ltd	100%
Curragh Coal Sales Co Pty Ltd	Coronado Curragh Pty Ltd (f/k/a Wesfarmers Curragh Pty Ltd)	100%
Curragh Queensland Mining Pty Ltd	Coronado Curragh Pty Ltd (f/k/a Wesfarmers Curragh Pty Ltd)	100%

Schedule 5.09

Environmental Matters

None.

Schedule 5.10

Mining

1.	U.S. Loan Parties:

Schedule 5.08(a) and Schedule 5.08(b) are incorporated herein by reference.

2.	Australian Loan Parties:

Loan Party	Property Type	Title Reference / Tenement	Jurisdiction
Coronado Curragh Pty Ltd	Mining Lease	Mining Lease Numbers 1878, 1990, 80010, 80011, 80012, 80086, 80110, 80112, 80123, 80171, 700006, 700007, 700008, 700009	Queensland
Coronado Curragh Pty Ltd	Mineral Development Licence	Mineral Development Licence Numbers 162, 328, 329	Queensland

Schedule 5.18

Intellectual Property Matters

United States Patents:

None.

Other Patents:

None.

United States Trademarks:

Owner	Jurisdiction	Mark	U.S. Serial Number	Filing Date
Coronado Global Resources Inc.	United States	CORONADO STEEL STARTS HERE (Stylized/Design)	88-142,683	October 4, 2018

Other Trademarks:

None.

Copyrights:

None.

Intellectual Property Licenses:

None.

Domain Names:

•	Coronadous.com

•	Coronadocoal.com

•	Curragh.com.au

•	Coronadoglobal.com

•	Coronadoglobal.com.au

•	Coronadoglobal.net

•	Coronado-global.com

•	Coronadogroup.net

•	Coronadoresourcesinc.com

•	Coronadoresourcesinc.info

•	Coronadoresourcesinc.net

•	Coronadoresourcesinc.org

•	Coronado.email

•	Coronadoresources.com.au

•	Coronadousa.biz

•	Coronadousa.info

•	Coronadousa.online

Schedule 5.21

Labor Matters

1.	Curragh Queensland Mining Pty Ltd: Curragh Enterprise Agreement 2019, dated as of 20 May 2019

Schedule 6.20

Post-Closing Obligations

1.	Within 60 days following the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), each of the Loan Parties shall enter into and maintain a Blocked Account Agreement with respect to each of its Deposit Account, Securities Account, Commodities Contract or Commodities Account (other than any Excluded Account).

2.	Within 120 days (or such longer period as the Administrative Agent may agree) after the Closing Date, the Borrowers shall cause each Restricted Subsidiary owning any Material Real Property on the Closing Date to:

a.	duly execute, deliver and record Mortgages to the Administrative Agent on all Material Real Property, or amendments to Mortgages that have been previously recorded to secure the Indebtedness and obligations under the Existing Syndicated Facilities Agreement, as may be recommended or required to secure the Indebtedness and obligations under this Agreement, in each case in form and substance reasonably acceptable to Administrative Agent; and

b.	in connection with the foregoing, upon the request of the Administrative Agent in its reasonable discretion, deliver to the Administrative Agent any legal opinions addressed to the Administrative Agent and the other Secured Parties, reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request.

3.	Within 120 days following the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), the Borrowers shall cause each Restricted Subsidiary holding any interest in the Material Real Property that is subject to Curragh Transaction to duly execute, deliver and record Mortgages to the Administrative Agent on all such Material Real Property to secure the Indebtedness and obligations under this Agreement, in each case in form and substance reasonably acceptable to Administrative Agent.

4.	Within 30 days following the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), the Borrower shall deliver, or cause to be delivered, to the Administrative Agent a customary liability insurance certificate, property insurance certificate and business interruption insurance certificate and corresponding endorsements (i) naming the Administrative Agent, on behalf of the Secured Parties, as additional insured or loss payee, as applicable, (ii) providing that commercially reasonable efforts must be used to provide at least thirty (30) days’ prior notice to the Administrative Agent prior to any modification and cancellation of such policy and (iii) reasonably acceptable in all other respects to the Administrative Agent, in accordance with the requirements of Section 6.07.

5.	Within 30 days following the Closing Date, or such later date as the Administrative Agent may reasonably agree, to the extent not provided on or before the Closing Date, the U.S. Borrower shall deliver to the Administrative Agent good standing certificates (or certificates of similar import and substance) for each U.S. Loan Party from each state or other jurisdiction in which such Loan Party is authorized to do business, each of which shall be certified by the appropriate official of each such jurisdiction.

6.	Within 5 days following the Closing Date, or such later date as the Administrative Agent may agree in its reasonable discretion, the Borrowers shall deliver, or cause to be delivered, to the Administrative Agent the Deed of Assignment, by and between Coronado Curragh Pty Ltd, as Original Assignor (as defined therein) and Citibank, N.A., as collateral agent for itself and the other Secured Parties, governed by the laws of Singapore.

7.	Within 5 days following the Closing Date, or such later date as the Administrative Agent may agree in its reasonable discretion, the Administrative Agent shall have received the executed opinion of Latham and Watkins, counsel to the Administrative Agent, addressed to the Administrative Agent, the Lenders and the L/C Issuer in connection with the Deed of Assignment, by and between Coronado Curragh Pty Ltd, as Original Assignor (as defined therein) and Citibank, N.A., as collateral agent for itself and the other Secured Parties, governed by the laws of Singapore.

8.	Within 60 days following the Closing Date, or such later date as the Administrative Agent may agree in its reasonable discretion, the Borrowers shall deliver, or cause to be delivered, to the Administrative Agent a confirmation copy of the UCC termination statements filed with the Delaware Secretary of State evidencing the termination of the following financing statements:

Debtor	Secured Party	Collateral	State	Original File Date/Number (as of Closing Date)
Consol Buchanan Mining Company LLC	Caterpillar Financial Services Corporation	Specific leased equipment	DE	12/22/2011 #2011 4924539
Consol Buchanan Mining Company LLC	Caterpillar Financial Services Corporation	Specific leased equipment	DE	12/22/2011 #2011 4924653
Consol Buchanan Mining Company LLC	Caterpillar Financial Services Corporation	Specific leased equipment	DE	8/3/2012 #2012 3011030
Coronado Coal II LLC	Terex Financial Services, Inc.	Specific equipment	DE	11/28/2016 #2016 7353145
Coronado Coal II LLC	Komatsu Financial Limited Partnership	Specific equipment	DE	2/23/2017 #2017 1231197
Coronado Coal II LLC	Komatsu Financial Limited Partnership	Specific equipment	DE	5/23/2017 #2017 3400964
Coronado Coal II LLC	Carter Machinery Company, Incorporated	Specific equipment	DE	2/1/2018 #2018 0752051
Coronado Coal II LLC	Narco	Specific equipment	DE	1/21/2021 #2021 0550153
Coronado Coal II LLC	Narco	Specific equipment	DE	2/10/2021 #2021 1119347
Coronado Coal II LLC	Narco	Specific equipment	DE	3/1/2021 #2021 1626770
Coronado IV LLC	Caterpillar Financial Services Corporation	Specific leased equipment	DE	4/28/2011 #2011 1599599

Debtor	Secured Party	Collateral	State	Original File Date/Number (as of Closing Date)
Coronado IV LLC	Komatsu Financial Limited Partnership	Specific leased equipment	DE	1/29/2020 #2020 0702649
Greenbrier Smokeless Coal Mining, L.L.C.	Caterpillar Financial Services Corporation	Specific equipment	DE	7/28/2014 #2014 2993467
Greenbrier Smokeless Coal Mining, L.L.C.	Caterpillar Financial Services Corporation	Specific equipment	DE	12/30/2014 #2014 5280615
Greenbrier Smokeless Coal Mining, L.L.C.	Terex Financial Services, Inc.	Specific equipment	DE	3/9/2015 #2015 0974740
Greenbrier Smokeless Coal Mining, L.L.C. Additional Debtor: Coronado Coal LLC	Caterpillar Financial Services Corporation	Specific equipment	DE	1/6/2017 #2017 0125655
Greenbrier Smokeless Coal Mining, L.L.C. Additional Debtor: Coronado Coal LLC	Caterpillar Financial Services Corporation	Specific equipment	DE	1/6/2017 #2017 0127172
Greenbrier Smokeless Coal Mining, L.L.C.	Caterpillar Financial Services Corporation	Specific equipment	DE	5/19/2017 #2017 3306336
Greenbrier Smokeless Coal Mining, LLC	Carter Machinery Company, Incorporated	Specific leased equipment	DE	4/9/2018 #2018 2413140

Schedule 7.01

Existing Liens

1.	U.S. Loan Parties

Debtor	Secured Party	Collateral	State	Original File Date/Number (as of Closing Date)
BUCHANAN MINERALS, LLC	Stanwell Corporation Limited	All assets	DE	11/5/2018 #2018 7667229
Buchanan Mining Company LLC Additional Debtor: Coronado IV LLC	Joy Global Underground Mining LLC	Leased equipment	DE	10/10/2018 #2018 7009521
Buchanan Mining Company LLC Additional Debtor: Coronado IV LLC	Joy Global Underground Mining LLC	Bailee/Bailor Consigned Inventory	DE	10/10/2018 #2018 7009604
Buchanan Mining Company LLC Additional Debtor: Coronado IV LLC	Joy Global Underground Mining LLC	Consignee/Consignor Consigned Inventory	DE	10/10/2018 #2018 7009752
Buchanan Mining Company LLC	Stanwell Corporation Limited	All assets	DE	11/5/2018 #2018 7667278
Coronado Coal LLC	CIT Bank N.A.	Specific leased equipment	DE	6/30/2016 #2016 3948609
Coronado Coal LLC	GSG Financial LLC Additional Secured Party: CIT Bank, N.A.	Equipment, machinery, furniture, fixtures, software, inventory and/or other personal property	DE	11/2/2016 #2016 6755522
Coronado Coal Corporation	Stanwell Corporation Limited	All assets	DE	11/5/2018 #2018 7667336
CORONADO COAL LLC	Stanwell Corporation Limited	All assets	DE	11/5/2018 #2018 7667351
Coronado Coal II LLC	Caterpillar Financial Services Corporation	Specific equipment	DE	8/21/2017 #2017 5561599
CORONADO COAL II LLC	Stanwell Corporation Limited	All assets	DE	11/5/2018 #2018 7667344
Coronado Curragh LLC	Stanwell Corporation Limited	All assets	DE	11/5/2018 #2018 7667377
Coronado Global Resources Inc.	Stanwell Corporation Limited	All assets	DE	11/5/2018 #2018 7667427
Coronado II LLC Additional Debtor: Coronado Group LLC	Joy Global Underground Mining LLC	Specific leased equipment	DE	1/23/2017 #2017 0485877
Coronado II LLC Additional Debtor: Coronado Group LLC	Joy Global Underground Mining LLC	Bailee/Bailor Consigned Inventory	DE	1/23/2017 #2017 0486057

Debtor	Secured Party	Collateral	State	Original File Date/Number (as of Closing Date)
Coronado II LLC Additional Debtor: Coronado Group LLC	Joy Global Underground Mining LLC	Consignee/Consignor Consigned Inventory	DE	1/23/2017 #2017 0489481
CORONADO II LLC	Stanwell Corporation Limited	All assets	DE	11/5/2018 #2018 7667864
CORONADO IV LLC	Stanwell Corporation Limited	All assets	DE	11/5/2018 #2018 7667898
CORONADO VA, LLC	Stanwell Corporation Limited	All assets	DE	11/5/2018 #2018 7667906
Greenbrier Minerals, LLC	Stanwell Corporation Limited	All assets	DE	11/5/2018 #2018 7667922
Greenbrier Smokeless Coal Mining, L.L.C.	WebBank	Leased computer equipment, peripherals, and other equipment	DE	8/16/2016 #2016 4975718
Greenbrier Smokeless Coal Mining, L.L.C.	Caterpillar Financial Services Corporation	Specific equipment	DE	8/21/2017 #2017 5561128
Greenbrier Smokeless Coal Mining, L.L.C.	Caterpillar Financial Services Corporation	Specific equipment	DE	8/31/2017 #2017 5798563
Greenbrier Smokeless Coal Mining, L.L.C.	Caterpillar Financial Services Corporation	Specific equipment	DE	9/21/2017 #2017 6299678
Greenbrier Smokeless Coal Mining, L.L.C.	Stanwell Corporation Limited	All assets	DE	11/5/2018 #2018 7667948
Matoaka Land Company, LLC	Stanwell Corporation Limited	All assets	DE	11/5/2018 #2018 7668003
Midland Trail Resources, LLC	Stanwell Corporation Limited	All assets	WV	11/5/2018 #2018E110500055
POWHATAN MID-VOL COAL SALES, L.L.C.	Stanwell Corporation Limited	All assets	DE	11/5/2018 #2018 7668045

2.	Australian Loan Parties

PPSR Registration No.	Grantor	Secured Party	Collateral Type
201804030062123	Wesfarmers Curragh Pty Ltd; Curragh Queensland Mining Pty Ltd; Curragh Coal Sales Co. Pty. Ltd.	Coronado Australia Holdings Pty Ltd	All PAAP With Except
201701300084885	Wesfarmers Curragh Pty Ltd	Coronado Global Resources Inc.	All PAAP No Except
201701300085011	Curragh Queensland Mining Pty Ltd	Coronado Global Resources Inc.	All PAAP No Except
201701300084774	Curragh Coal Sales Co. Pty. Ltd.	Coronado Global Resources Inc.	All PAAP No Except
201810260067828	Coronado Finance Pty Ltd; Coronado Australia Holdings Pty Ltd; Coronado Curragh Pty Ltd; Curragh Queensland Mining Pty Ltd; Curragh Coal Sales Co. Pty. Ltd.	Stanwell Corporation Limited	All PAAP With Except
202006300095093	Coronado Curragh Pty Ltd	The Hongkong And Shanghai Banking Corporation Limited	Account
202006300095086	Coronado Curragh Pty Ltd	The Hongkong And Shanghai Banking Corporation Limited	All PAAP With Except
202006300095103	Coronado Curragh Pty Ltd	The Hongkong And Shanghai Banking Corporation Limited	Chattel Paper
201810240062942	Curragh Coal Sales Co. Pty. Ltd.	Westpac Administration Pty. Limited	All PAAP With Except
201810240061658	Coronado Finance Pty Ltd	Westpac Administration Pty. Limited	Account
201810240062114	Coronado Curragh Pty Ltd	Westpac Administration Pty. Limited	All PAAP With Except
201810240062244	Coronado Curragh Pty Ltd	Westpac Administration Pty. Limited	General Intangible
201810240063588	Curragh Coal Sales Co. Pty. Ltd.	Westpac Administration Pty. Limited	Account
201810240062829	Curragh Queensland Mining Pty Ltd	Westpac Administration Pty. Limited	Account
201810240062011	Coronado Australia Holdings Pty Ltd	Westpac Administration Pty. Limited	Account
201810240062510	Curragh Queensland Mining Pty Ltd	Westpac Administration Pty. Limited	All PAAP With Except
201810240061207	Coronado Finance Pty Ltd	Westpac Administration Pty. Limited	General Intangible
201810240063041	Curragh Coal Sales Co. Pty. Ltd.	Westpac Administration Pty. Limited	General Intangible
201810240062612	Curragh Queensland Mining Pty Ltd	Westpac Administration Pty. Limited	General Intangible
201810240061834	Coronado Australia Holdings Pty Ltd	Westpac Administration Pty. Limited	All PAAP With Except
201810240061932	Coronado Australia Holdings Pty Ltd	Westpac Administration Pty. Limited	General Intangible

PPSR Registration No.	Grantor	Secured Party	Collateral Type
201810240062373	Coronado Curragh Pty Ltd	Westpac Administration Pty. Limited	Account
201810240061063	Coronado Finance Pty Ltd	Westpac Administration Pty. Limited	All PAAP With Except
202011180058566	Coronado Curragh Pty Ltd	3e Advantage Pty Limited	Other Goods
202011180058385	Coronado Curragh Pty Ltd	3e Advantage Pty Limited	Other Goods
201205160079494	ACN: 009 362 565	Acrow Formwork And Scaffolding Pty Ltd	Other Goods
201904150039024	Coronado Curragh Pty Ltd	Advanced Piping Group Pty Ltd; Advanced Piping Systems Pty Ltd; The Trustee For Caleb Craig Family Trust & The Trustee For Nathan Craig Family Trust & The Trustee For Stuart D Craig Family Trust	Other Goods
201505260025919	ACN: 009 362 565	Afl Telecommunications Australia Pty Ltd	Other Goods
201903060013876	Coronado Curragh Pty Ltd	Aletek Pty Ltd	Other Goods
201401300455784	ACN: 095 450 418	Allens Industrial Products Pty Ltd	Other Goods
201909270054403	Coronado Curragh Pty Ltd	Ampcontrol (Qld) Pty Limited	Other Goods
201907250002718	Coronado Curragh Pty Ltd	Ampcontrol (Qld) Pty Limited	Other Goods
201608120002695	Wesfarmers Curragh Pty Ltd	Applied Industrial Technologies Pty Ltd	Other Goods
201204190074339	ACN: 009 362 565	Applied Industrial Technologies Pty Ltd	Other Goods
202004140005682	Coronado Curragh Pty Ltd	Aqua Terra Oil And Mineral Service And Supply Company Pty. Ltd.; Atom Supply Group Pty Limited	Other Goods
201906240065350	Coronado Curragh Pty Ltd	Basf Australia Ltd.	Other Goods
201710170048353	Curragh Queensland Mining Pty Ltd	Bearing Dynamics Pty Ltd; Bearing Service Proprietary Limited; B.J. Bearings Pty Ltd; Cbc Australia Pty Limited; Circlips (Australia) Pty Ltd; Fasteners Australia Pty Limited; Glade Manufacturing & Sales Pty Limited; Hs Company Pty Limited; Motion Asia Pacific Pty Ltd; Inenco Wholesale Pty Ltd; Phoenix Traders Pty Limited; Seal Imports Pty Limited; Seal Innovations Pty Ltd; Specialised Wholesale Pty Ltd; Specialty Fasteners Pty Ltd; Webster Bearings & Engineering Supplies Pty Ltd; W.W. Industrial Pty Ltd; Ntn-Cbc (Australia) Pty Ltd	Other Goods

PPSR Registration No.	Grantor	Secured Party	Collateral Type
201812050021687	Coronado Curragh Pty Ltd	Bearing Dynamics Pty Ltd; Bearing Service Proprietary Limited; B.J. Bearings Pty Ltd; Cbc Australia Pty Limited; Circlips (Australia) Pty Ltd; Fasteners Australia Pty Limited; Glade Manufacturing & Sales Pty Limited; Hs Company Pty Limited; Motion Asia Pacific Pty Ltd; Inenco Wholesale Pty Ltd; Phoenix Traders Pty Limited; Seal Imports Pty Limited; Seal Innovations Pty Ltd; Specialised Wholesale Pty Ltd; Specialty Fasteners Pty Ltd; Webster Bearings & Engineering Supplies Pty Ltd; W.W. Industrial Pty Ltd; Ntn-Cbc (Australia) Pty Ltd	Other Goods
201706010036895	Tahmoor Coal Pty Ltd; Wesfarmers Curragh Pty Ltd; Webster Bearings & Engineering Supplies Pty Ltd; Active Lifting Equipment Co. Pty. Ltd.; Stenhouse Lifting Equipment Pty Ltd; Lankhorst Euronete Australia Pty Ltd; Robertsons Lifting & Rigging Pty Limited; Proofload Pty Ltd; Industrial Galvanizers Corporation Pty Ltd; Flinders Logistics Pty Ltd; Atwood Oceanics Australia Pty Limited; Franklin Offshore Australia Pty Ltd; Flinders Adelaide Container Terminal Pty Ltd; Cabs Pty Ltd; Enermech Pty Limited; Sparrows Services Australia Pty Ltd; Favelle Favco Cranes Pty Limited; Hi - Rise Solutions Pty Ltd; Bunzl Brands & Operations Pty Limited; On Call Lifting Pty Limited; Freo Group Pty Ltd; Barry Evans Lifting & Safety (Qld) Pty Ltd; Bluescope Steel Limited; The Eilbeck Unit Trust; Roads Corporation; Jsb Investments Pty Ltd Trust	Bekaert Wire Ropes Pty Ltd	Other Goods

PPSR Registration No.	Grantor	Secured Party	Collateral Type
202004020024656	Coronado Curragh Pty Ltd	Blackwater Quarries Pty Ltd	Other Goods
202004020024641	Coronado Curragh Pty Ltd	Blackwater Quarries Pty Ltd	Motor Vehicle
201912170024882	Coronado Curragh Pty Ltd	Boc Limited	Other Goods
201807020089051	Coronado Curragh Pty Ltd	Bradken Resources Pty Limited	Other Goods
201510150088266	Wesfarmers Curragh Pty Ltd	Btp Equipment Pty Ltd; Btp Parts Pty Ltd	Motor Vehicle
201510150087758	Wesfarmers Curragh Pty Ltd	Btp Equipment Pty Ltd; Btp Parts Pty Ltd	Motor Vehicle
201506040057197	ACN: 095 450 418	Btp Equipment Pty Ltd; Btp Parts Pty Ltd	Other Goods
201506040057184	ACN: 095 450 418	Btp Equipment Pty Ltd; Btp Parts Pty Ltd	Other Goods
201510150088535	Wesfarmers Curragh Pty Ltd	Btp Equipment Pty Ltd; Btp Parts Pty Ltd	Other Goods
201510150088056	Wesfarmers Curragh Pty Ltd	Btp Equipment Pty Ltd; Btp Parts Pty Ltd	Other Goods
202010120068706	Curragh Queensland Mining Pty Ltd	Btp Equipment Pty Ltd; Btp Parts Pty Ltd	Motor Vehicle
201709180065071	Wesfarmers Curragh Pty Ltd	Buildingpoint Australia Pty Ltd; Sitech Construction Systems Pty Ltd; Ultimate Positioning Group Pty Ltd	Other Goods
201811260030613	Coronado Curragh Pty Ltd	Buildingpoint Australia Pty Ltd; Sitech Construction Systems Pty Ltd; Ultimate Positioning Group Pty Ltd	Other Goods
201811260030621	Coronado Curragh Pty Ltd	Buildingpoint Australia Pty Ltd; Sitech Construction Systems Pty Ltd; Ultimate Positioning Group Pty Ltd	Other Goods
201709180065282	Wesfarmers Curragh Pty Ltd	Buildingpoint Australia Pty Ltd; Sitech Construction Systems Pty Ltd; Ultimate Positioning Group Pty Ltd	Other Goods
201201120705493	ACN: 009 362 565	Cnw Pty Ltd	Other Goods
202002170065530	Coronado Curragh Pty Ltd	Coregas Pty Ltd	Other Goods
201807100017121	Coronado Curragh Pty Ltd	Cqms Castings Pty Ltd; Cqms Razer Pty Ltd	Other Goods
201302260027531	ACN: 009 362 565	Dyno Nobel Asia Pacific Pty Limited	Other Goods
201704010068860	Curragh Queensland Mining Pty Ltd	Elgas Limited	Other Goods
201204120012386	ACN: 009 362 565	Emerson Automation Solutions Final Control Sales Australia Pty Limited	Other Goods

PPSR Registration No.	Grantor	Secured Party	Collateral Type
201801120050668	Wesfarmers Curragh Pty Ltd	Energy Power Systems Australia Pty. Limited.	Other Goods
201801120050647	Wesfarmers Curragh Pty Ltd	Energy Power Systems Australia Pty. Limited.	Motor Vehicle
202012050007519	Coronado Curragh Pty Ltd	Esco Australia Holdings Pty Limited	Other Goods
201902050065028	Coronado Curragh Pty Ltd	Flender Pty. Ltd.	Other Goods
201804110048390	Coronado Curragh Pty Ltd	Global Welding Supplies Pty Limited	Other Goods
201803270036593	Wesfarmers Curragh Pty Ltd	Global Welding Supplies Pty Limited	Other Goods
201804030033024	Wesfarmers Curragh Pty Ltd	Global Welding Supplies Pty Limited	Other Goods
201202100065463	ACN: 009 362 565	Hastings Deering (Australia) Limited	Other Goods
201305280078582	ACN: 009 362 565	Kador Engineering (Australia) Pty. Limited	Other Goods
201305280078684	ACN: 009 362 565	Kador Engineering (Australia) Pty. Limited	Other Goods
201401310176531	ACN: 009 362 565	Komatsu Australia Pty Ltd	Other Goods
201703020043689	Wesfarmers Curragh Pty Ltd	Komatsu Australia Pty Ltd	Other Goods
201507240021714	Curragh Queensland Mining Pty Ltd	Liebherr-Australia Pty. Ltd.	Other Goods
201609270075751	Wesfarmers Curragh Pty Ltd	Metal Manufactures Pty Limited	Other Goods
201401140100394	ACN: 009 362 565	Metal Manufactures Pty Limited	Other Goods
201902280011414	Coronado Curragh Pty Ltd	Metso Australia Limited	Other Goods
202005140063551	Coronado Curragh Pty Ltd	Mm Plastics Pty Limited	Other Goods
201202200052292	ACN: 009 362 565	Penske Power Systems Pty Ltd	Other Goods
201204110183134	ACN: 009 362 565	Pentair Flow Control Pacific Pty Limited	Other Goods
201703220058068	Wesfarmers Curragh Pty Ltd	Primepower Queensland Pty Ltd	Other Goods
201908190052055	Coronado Curragh Pty Ltd	Royal Wolf Trading Australia Pty Limited	Other Goods
201601080041644	Wesfarmers Curragh Pty Ltd	Ryco Hydraulics Pty Ltd	Other Goods
201705050004538	Wesfarmers Curragh Pty Ltd	Schneider Electric (Australia) Pty Limited; Schneider Electric It Australia Pty Ltd; Schneider Electric Buildings Australia Pty Ltd; Schneider Electric Systems Australia Pty Ltd; M & C Energy Pty Ltd	Other Goods
201804130060912	Coronado Curragh Pty Ltd	Schneider Electric (Australia) Pty Limited; Schneider Electric It Australia Pty Ltd; Schneider Electric Buildings Australia Pty Ltd; Schneider Electric Systems Australia Pty Ltd; M & C Energy Pty Ltd	Other Goods

PPSR Registration No.	Grantor	Secured Party	Collateral Type
202007020071338	Coronado Curragh Pty Ltd	Sew-Eurodrive Pty. Ltd.	Other Goods
201202100258641	ACN: 009 362 565	Siemens Ltd.	Other Goods
201909120012833	Curragh Queensland Mining Pty Ltd	South Pacific Welding Group Pty Limited	Other Goods
201808100092449	Coronado Curragh Pty Ltd	Tfp Engineering Pty Limited	Other Goods
201808100092431	Coronado Curragh Pty Ltd	Tfp Engineering Pty Limited	Other Goods
201210170049457	ACN: 009 362 565	Triangle Cables (Aust) Pty Ltd	Other Goods
201210170049295	ACN: 009 362 565	Triangle Cables (Aust) Pty Ltd	Other Goods
201710140016918	Wesfarmers Curragh Pty Ltd	Tru Flo Pumping Systems Pty Limited; The Trustee For The Jamb Family Trust; Nde Pty Ltd; Qhg Pty Ltd	Other Goods
201710140016669	Wesfarmers Curragh Pty Ltd	Tru Flo Pumping Systems Pty Limited; The Trustee For The Jamb Family Trust; Nde Pty Ltd; Qhg Pty Ltd	Motor Vehicle
202008310034659	Coronado Curragh Pty Ltd	Vinidex Pty Limited	Other Goods
201706200058364	Wesfarmers Curragh Pty Ltd	Waco Kwikform Limited	Other Goods
201401200068455	ACN: 009 362 565	Xylem Water Solutions Australia Limited	Other Goods

Schedule 7.02

Existing Indebtedness

1.	Royalty Deed, dated 31 August 2010 (as amended, supplemented, restated or otherwise modified from time to time), pursuant to which Winged Horse Pty Limited as trustee for the Pegasus Royalty Unit Trust and B. McDonald (No. 2 Pty Limited are entitled to a royalty with respect to any coal produced from any mine covering some or all of MDL 162.

2.	Obligations incurred under and in connection with the Stanwell Agreements, including obligations of Holdings or any Restricted Subsidiary assumed as the deferred purchase price relating to the Stanwell Reserved Area or Stanwell Rebate.

3.	Senior Secured Notes.

4.	Installment sale contracts:

a.	Greenbrier Smokeless Coal Mining, L.L.C.

•	Caterpillar Financial Services Corporation, dated August 28, 2017, transaction #3202479 (Balance as of April 30, 2021: $490,670).

•	Caterpillar Financial Services Corporation, dated September 30, 2017, transaction #3190804 (Balance as of April 30, 2021: $428,887).

b.	Coronado Coal II LLC

•	Caterpillar Financial Services Corporation, dated August 16, 2017, transaction # 3202482 (Balance as of April 30, 2021: $72,303).

5.	Buchanan Mining Company, LLC and Coronado IV, LLC - Joy Global Underground Mining, LLC, Continuous Miner Life Cycle Management Agreement dated November 1, 2014.

6.	Buchanan Mining Company, LLC with Coronado IV, LLC as Guarantor – Joy Global Underground Mining, LLC, Shearer Life Cycle Management Agreement dated September 21, 2018.

7.	Coronado Coal II, LLC with Coronado Group, LLC as Guarantor - Joy Global Underground Mining, LLC, Continuous Miner Life Cycle Management Agreement dated October 25, 2016. Listed below are amendments to the original agreement. Listed below are amendments to the original agreement:

•	First Amendment dated Mary 2017

•	Second Amendment dated April 2017

•	Third Amendment dated May 2018

•	Fourth Amendment dated April 2020

•	Fifth Amendment dated August 2020

8.	Coronado Group, LLC - Bank of America Merrill Lynch Commercial Card Agreement dated March 2, 2018.[1]

9.	Coronado Coal II, LLC and Coronado IV, LLC – Bank of America Merrill Lynch Draft Purchase Agreement dated August 19, 2015 and July 12, 2016, respectively.

10.	Coronado Global Resources, Inc. and Coronado Coal Corporation – AFCO Commercial Premium Finance Agreement dated June 12, 2020. To be renewed for the new policy year dated June 1, 2021.

11.	Coronado Global Resources, Inc. and Coronado Curragh PTY LTD – AFCO Commercial Premium Finance Agreement dated June 12, 2020. To be renewed for the new policy year dated June 1, 2021.

12.	Coronado Coal, LLC – GSG Financial, LLC dated July 11, 2016, Xerox copiers/printers with an amendment dated October 27, 2016 for additional Xerox copier/printer.

13.	.Obligations incurred under and in connection with the Master Equipment Lease Agreement dated 5 January 2021 between Macquarie Bank Limited, Coronado Curragh Pty Ltd and Coronado Global Resources Inc, the Equipment Sale and Purchase Agreement dated 5 January 2021 between Coronado Curragh Pty Ltd and Macquarie Bank Limited, the Bill of Sale dated 2021 between Coronado Curragh Pty Ltd and Macquarie Bank Limited, the Lease Agreement dated 6 January 2021 between Macquarie Bank Limited and Coronado Curragh Pty Ltd, the Side Letter dated 5 January 2021 from Macquarie Bank Limited to Coronado Curragh Pty Ltd and Coronado Global Resources Inc, and all transactions contemplated by those documents.

14.	Limited Recourse Receivables Discounting Framework Agreement between Coronado Curragh Pty Ltd and The Hongkong and Shanghai Banking Corporation Limited dated 30 June 2020, and the transactions contemplated thereunder.

15.	$1.3m Credit Card Facility between Coronado Curragh Pty Ltd and Australia and New Zealand Banking Group Limited

16.	Draft Purchase Agreement, dated as of August 19, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and between Coronado II LLC and Bank of America, N.A. with respect to ArcelorMuttal USA LLC receivables.

17.	Supplier Agreement, dated as of May 12, 2021, by and among Coronado Coal II LLC and Coronado IV LLC and LSQ Funding Group, L.C. with respect to United States Steel Corporation receivables.

1 This agreement is process of changing obligors from Coronado Group LLC to Coronado Coal Corporation as the agreement applies to accounts at Coronado Coal Corporation.

Schedule 7.03

Existing Investments

None.

Schedule 7.08

Transactions with Affiliates

None.

Schedule 11.02

Agents’ Offices, Certain Addresses for Notices

If to the U.S. Borrower:

Coronado Coal Corporation

100 Bill Baker Way

Beckley, West Virginia 25801

Attention: Richard Rose

Email: rrose@coronadocoal.com

Phone: (681) 207 7286

U.S. Borrower Website: https://coronadoglobal.com.au/

with copies to (which shall not constitute notice):

Jones Day

500 Grant Street, Suite 4500

Pittsburgh, PA 15219-2514

Attention: Brian D. Trudgen

Email: btrudgen@jonesday.com

If to the Australian Borrower:

Coronado Finance Pty Ltd

Level 33, Central Plaza One

345 Queen Street

Brisbane QLD 4000

Attention: Gerhard Ziems

Email: gziems@coronadoglobal.com.au

Phone: +61 7 3031 7680

Australian Borrower Website: https://coronadoglobal.com.au/

with copies to (which shall not constitute notice):

Jones Day

Aurora Place

Level 41, 88 Phillip Street

Sydney NSW 2000

Australia

Attention: Katie E. Higgins

Email: khiggins@jonesday.com

If to any U.S. Loan Party:

Coronado Coal Corporation

100 Bill Baker Way

Beckley, West Virginia 25801

Attention: Richard Rose

Email: rrose@coronadocoal.com

Phone: (681) 207 7286

with copies to (which shall not constitute notice):

Jones Day

500 Grant Street, Suite 4500

Pittsburgh, PA 15219-2514

Attention: Brian D. Trudgen

Email: btrudgen@jonesday.com

If to any Australian Loan Party:

Coronado Finance Pty Ltd

Level 33, Central Plaza One

345 Queen Street

Brisbane QLD 4000

Attention: Gerhard Ziems

Email: gziems@coronadoglobal.com.au

Phone: +61 7 3031 7680

with copies to (which shall not constitute notice):

Jones Day

Aurora Place

Level 41, 88 Phillip Street

Sydney NSW 2000

Australia

Attention: Katie E. Higgins

Email: khiggins@jonesday.com

If to the Administrative Agent:

Citibank – Delaware Global Loans

1615 Brett Road

OPS III

New Castle, DE 19720

Attn: Agency Operations

Phone: (302) 894-6010

ABL Fax: (646) 274-5025

ABL Borrower Notifications: glabfunitloansops@citi.com

ABL Borrower Inquiry: abtfcitiagency@citi.com

Disclosure Team Mail (Financial Reporting): oploanswebadmin@citi.com

Investor Relations Team: global.loans.support@citi.com

with copies to (which shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of Americas

New York, NY, 10020

Attention: Conray Tseng

Email: Conray.Tseng@lw.com

Phone: (212) 906-1638

If to the L/C Issuers:

Citibank, N.A.

388 Greenwich Street, 7th Flr

New York, NY 10013

Attention: Denise Perry

Email: denise.perry@citi.com

Phone: (212) 723-3744

Fax: (646) 291-3358

Credit Suisse AG

Eleven Madison Avenue, 8th floor

New York, New York 10010

Attention: Trade Finance Services

Email: list.ib-lettersofcredit-ny@credit-suisse.com

Phone: 212-325-5397

BMO Harris Bank N.A.

111 West Monroe

Chicago, Illinois 60603

Attention: Brittany Malone

Email: brittany.malone@bmo.com

Phone: 312-293-5224

with copies to (which shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of Americas

New York, NY, 10020

Attention: Conray Tseng

Email: Conray.Tseng@lw.com

Phone: (212) 906-1638

Exhibit A
to
Credit Agreement

Form of Borrowing Notice

_________ __, ____

Citibank, N.A.

as Administrative Agent under the
Credit Agreement referred to below

388 Greenwich Street, 7th Floor
New York, New York 10013

Attention: [•]

Re:	Borrowing Notice (this “Notice”) of Coronado Global Resources Inc., a Delaware corporation (“Holdings”), Coronado Australia Holdings Pty Ltd (ACN 623 524 989), an Australian proprietary limited company (“Australian Parent”), Coronado Coal Corporation, a Delaware closed corporation (“U.S. Borrower”), and Coronado Finance Pty Ltd (ACN 628 668 235), an Australian proprietary limited company (“Australian Borrower” and, together with U.S. Borrower, the “Borrowers”),

Reference is made to the Syndicated Facility Agreement, dated as of May 12, 2021 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Holdings, the Borrowers, the Guarantors party thereto, each lender from time to time party thereto, Citibank, N.A. (acting through such of its Affiliates, offices or branches as it deems appropriate), as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), BMO Harris Bank N.A., as co-collateral agent, Citibank, N.A., as Swingline Lender, and Citibank, N.A., Credit Suisse AG, Cayman Islands Branch and BMO Harris Bank N.A., as L/C Issuers.

. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

[The undersigned][Holdings, as Borrower Representative, on behalf of the [U.S. Borrower][Australian Borrower]] hereby gives you notice, irrevocably, pursuant to Section 2.02(a) of the Credit Agreement that the undersigned hereby requests a Borrowing of Loans under the Credit Agreement and, in connection therewith, sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

A-225

A.            The Business Day of the Proposed Borrowing is ________ __, ____ (the “Funding Date”).1

B.            [The aggregate amount of the Borrowing is [$][A$]           , of which amount [[$]         consists of Base Rate Loans] [and] [[A$]          consists of BBSY Loans] [and] [[$][A$]          consists of Eurocurrency Rate Loans having an initial Interest Period of [one] [three] [six] or [twelve]2 month[s]].]3

C.            After giving effect to the Proposed Borrowing, the aggregate amount of all Loans outstanding is [$][A$]         .

The undersigned, being a Responsible Officer, hereby certifies, in its capacity as a Responsible Officer and not in his/her individual capacity, that the following statements are true and correct on the date hereof and will be true and correct on the Funding Date:

A.            The representations and warranties of each Loan Party and its Restricted Subsidiaries contained in the Credit Agreement and each other Loan Document or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects (or, if such representation or warranty is subject to a materiality or Material Adverse Effect qualification, in all respects) on and as of each such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects (or, if such representation or warranty is subject to a materiality or Material Adverse Effect qualification, in all respects) as of such earlier date; and

B.            No Default or Event of Default has occurred or is continuing, or would result from the Proposed Borrowing or from the application of the Proceeds thereof.

[SIGNATURE PAGES FOLLOW]

1 Pursuant to Section 2.02(a)(i), the Borrowing Notices shall be delivered to the Administrative Agent no later than 11:00 a.m. (New York City time): (i) in the case of Eurocurrency Rate Loans in Dollars, three (3) Business Days prior to the Funding Date; (ii) in the case of BBSY Loans, three (3) Business Days prior to the Funding Date; (iii) in the case of Eurocurrency Rate Loans in Australian Dollars, four (4) Business Days (or such longer period as the Administrative Agent may agree) prior to the Funding Date; (iv) in the case of Eurocurrency Rate Loans in an Alternate Currency (other than Australian Dollars), within such period as the Administrative Agent may agree; and (v) in the case of Base Rate Loans in Dollars, one (1) Business Day prior to the Funding Date.

2 An Interest Period of twelve (12) months requires consent of all Lenders pursuant to the definition of “Interest Period” in the Credit Agreement.

3 Pursuant to Section 2.02(a)(iii), each Borrowing of (i) Eurocurrency Rate Loans or BBSY Loans shall be in a principal amount of $1,000,000 (or like amount in the relevant currency) or a whole multiple of $500,000 (or like amount in the relevant currency) in excess thereof and (ii) Base Rate Loans shall be repaid in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

A-226

IN WITNESS WHEREOF, the undersigned has caused this Notice to be executed and delivered by a duly authorized officer as of the date first written above.

[CORONADO GLOBAL RESOURCES INC.]
[CORONADO COAL CORPORATION]
[CORONADO FINANCE PTY LTD]

By:

Name:
Title:

[SIGNATURE PAGE TO BORROWING NOTICE]

Exhibit B
to
Credit Agreement

Form of

Notice of Conversion or Continuation

_________ __, ____

Citibank, N.A.

as Administrative Agent under the

Credit Agreement referred to below

388 Greenwich Street, 7th Floor

New York, New York 10013

Attention:         [•],

Re:	Notice of Conversion or Continuation (this “Notice”) by Coronado Global Resources Inc., a Delaware corporation (“Holdings”), Coronado Australia Holdings Pty Ltd (ACN 623 524 989), an Australian proprietary limited company (“Australian Parent”), Coronado Coal Corporation, a Delaware closed corporation (“U.S. Borrower”), and Coronado Finance Pty Ltd (ACN 628 668 235), an Australian proprietary limited company (“Australian Borrower” and, together with U.S. Borrower, the “Borrowers”),

Reference is made to the Syndicated Facility Agreement, dated as of May 12, 2021 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Holdings, the Borrowers, the Guarantors party thereto, each lender from time to time party thereto, Citibank, N.A. (acting through such of its Affiliates, offices or branches as it deems appropriate), as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), BMO Harris Bank N.A., as co-collateral agent, Citibank, N.A., as Swingline Lender, and Citibank, N.A., Credit Suisse AG, Cayman Islands Branch and BMO Harris Bank N.A., as L/C Issuers. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

B-1

[The undersigned][Holdings, as Borrower Representative, on behalf of the [U.S. Borrower][Australian Borrower]] hereby gives you notice, irrevocably, pursuant to Section 2.02(a) of the Credit Agreement that the undersigned hereby requests a [conversion] [continuation] on _______ _, ____4 of [$][A$]____________5 in principal amount of presently outstanding Loans that are [Base Rate][BBSY][Eurocurrency Rate] Loans having an Interest Period ending on ______ __, ____ [to] [as] [Base Rate][BBSY][Eurocurrency Rate] Loans. [The Interest Period for such amount requested to be converted to or continued as Eurocurrency Rate Loans is [one] [three] [six] or [twelve]6 month[s].]

[SIGNATURE PAGES FOLLOW]

4 Pursuant to 2.02(a)(i), the Notice of Conversion or Continuation shall be delivered to the Administrative Agent no later than 11:00 a.m. (New York City Time): (i) in the case of Eurocurrency Rate Loans in Dollars, three (3) Business Days prior to the requested date; (ii) in the case of BBSY Loans, three (3) Business Days prior to the requested date; (iii) in the case of Eurocurrency Rate Loans in Australian Dollars, four (4) Business Days (or such longer period as the Administrative Agent may agree) prior to the requested date; and (iv) in the case of Eurocurrency Rate Loans in an Alternate Currency (other than Australian Dollars), within such period as Administrative Agent may agree.

5 Pursuant to 2.02(a)(iii), each conversion to or continuation of Eurocurrency Rate Loans or BBSY Loans shall be in a principal amount of $1,000,000 (or like amount in the relevant currency) or a whole multiple of $500,000 (or like amount in the relevant currency in excess thereof.

6 An Interest Period of twelve (12) months requires consent of all Lenders pursuant to the definition of “Interest Period” in the Credit Agreement.

B-2

IN WITNESS WHEREOF, the undersigned has caused this Notice to be executed and delivered by a duly authorized officer as of the date first written above.

[CORONADO GLOBAL RESOURCES INC.]
[CORONADO COAL CORPORATION]
[CORONADO FINANCE PTY LTD]

By:

Name:
Title:

[SIGNATURE PAGE TO NOTICE OF CONVERSION OR CONTINUATION]

Exhibit C
to
Credit Agreement

Form of Note
(this “Note”)

Lender: [Name of Lender]	New York, New York
Principal Amount: [$][A$] [ ]	___________ __, ____

FOR VALUE RECEIVED, the undersigned, Coronado Coal Corporation, a Delaware closed corporation (“U.S. Borrower”), and Coronado Finance Pty Ltd (ACN 628 668 235), an Australian proprietary limited company (“Australian Borrower” and, together with U.S. Borrower, the “Borrowers”), hereby promise to pay, on a joint and several basis, to the Lender set forth above or its registered assigns (the “Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of all Loans (as defined in the Credit Agreement referred to below) of the Lender to the Borrowers, payable at such times, and in such amounts, as are specified in the Credit Agreement.

The Borrowers promise to pay interest on the unpaid principal amount of the Loans from the date made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in [Dollars][the applicable Alternate Currency] to Citibank N.A., as Administrative Agent, at 388 Greenwich Street, 7th Floor, New York, New York 10013, in immediately available funds.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Syndicated Facility Agreement, dated as of May 12, 2021 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Coronado Global Resources Inc., a Delaware corporation, as Holdings, Coronado Australia Holdings Pty Ltd (ACN 623 524 989), an Australian proprietary limited company, as the Australian Parent, the Borrowers, the Guarantors party thereto, each lender from time to time party thereto, Citibank, N.A. (acting through such of its Affiliates, offices or branches as it deems appropriate), as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), BMO Harris Bank N.A., as co-collateral agent, Citibank, N.A., as Swingline Lender, and Citibank, N.A., Credit Suisse AG, Cayman Islands Branch and BMO Harris Bank N.A., as L/C Issuers.

Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

The Credit Agreement, among other things, (a) provides for the making of Loans by the Lender to the Borrowers in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrowers resulting from such Loans being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

C-1

This Note is entitled to the benefits of the Guarantee provided in Article 10 of the Credit Agreement and is secured by the Collateral described in the Collateral Documents.

Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrowers, except as expressly set forth in the Credit Agreement.

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

[SIGNATURE PAGES FOLLOW]

C-2

IN WITNESS WHEREOF, the Borrowers have caused this Note to be executed and delivered by a duly authorized officer as of the date first written above.

CORONADO COAL CORPORATION
CORONADO FINANCE PTY LTD

By:

Name:
Title:

[SIGNATURE PAGE TO REVOLVING CREDIT NOTE]

Exhibit D
to
Credit Agreement

Form of Swingline Loan Notice

(this “Notice”)

___________ __, ____

Citibank, N.A.

as Administrative Agent under the

Credit Agreement referred to below

388 Greenwich Street, 7th Floor
New York, New York 10013

Attention:      [●]

Re:	Swingline Loan Notice (this “Notice”) of Coronado Global Resources Inc., a Delaware corporation (“Holdings”), Coronado Australia Holdings Pty Ltd (ACN 623 524 989), an Australian proprietary limited company (“Australian Parent”), Coronado Coal Corporation, a Delaware closed corporation (“U.S. Borrower”), and Coronado Finance Pty Ltd (ACN 628 668 235), an Australian proprietary limited company (“Australian Borrower” and, together with U.S. Borrower, the “Borrowers”)

Reference is made to the Syndicated Facility Agreement, dated as of May 12, 2021 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Holdings, the Borrowers, the Guarantors party thereto, each lender from time to time party thereto, Citibank, N.A. (acting through such of its Affiliates, offices or branches as it deems appropriate), as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), BMO Harris Bank N.A., as co-collateral agent, Citibank, N.A., as Swingline Lender, and Citibank, N.A., Credit Suisse AG, Cayman Islands Branch and BMO Harris Bank N.A., as L/C Issuers.

Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

[The undersigned] [Holdings, as Borrower Representative, on behalf of the [U.S. Borrower][Australian Borrower]] hereby requests a Swingline Loan of Loans under the Credit Agreement and, in connection therewith, sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.05(b) of the Credit Agreement:

A.            The Business Day of the Proposed Borrowing is ________, _____ (the “Funding Date”).7

D-1

B.            The aggregate amount of the Borrowing is [$][A$]________, which amount shall consist of Base Rate Loans.8

The undersigned, being a Responsible Officer, hereby certifies, in its capacity as a Responsible Officer and not in his/her individual capacity, that the following statements are true and correct on the date hereof and will be true and correct on the Funding Date:

A.            The representations and warranties of each Loan Party and its Subsidiaries contained in the Credit Agreement and each other Loan Document or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects (or, if such representation or warranty is subject to a materiality or Material Adverse Effect qualification, in all respects) on and as of each such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects (or, if such representation or warranty is subject to a materiality or Material Adverse Effect qualification, in all respects) as of such earlier date; and

B.            No Default or Event of Default has occurred or is continuing, or would result from the Proposed Borrowing or from the application of the Proceeds thereof.

[SIGNATURE PAGES FOLLOW]

7 Pursuant to Section 2.05(b), the Swingline Loan Notice is to be delivered to the Administrative Agent no later than 1:00 p.m. (New York City time) on the Funding Date.

8 Pursuant to Section 2.05(b), each Swingline Borrowing shall be in a minimum principal amount of $100,000.

D-2

IN WITNESS WHEREOF, the undersigned has caused this Notice to be executed and delivered by a duly authorized officer as of the date first written above.

[CORONADO GLOBAL RESOURCES INC.]
[CORONADO COAL CORPORATION]
[CORONADO FINANCE PTY LTD]

By:

Name:
Title:

[SIGNATURE PAGE TO SWINGLINE NOTICE]

Exhibit E
to
Credit Agreement

Form of Compliance Certificate
(this “Certificate”)

Financial Statement Date: ________, ____

To:     Citibank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Syndicated Facility Agreement, dated as of May 12, 2021 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Coronado Global Resources Inc., a Delaware corporation (“Holdings”), Coronado Australia Holdings Pty Ltd (ACN 623 524 989), an Australian proprietary limited company (“Australian Parent”), Coronado Coal Corporation, a Delaware closed corporation (“U.S. Borrower”), and Coronado Finance Pty Ltd (ACN 628 668 235), an Australian proprietary limited company (“Australian Borrower” and, together with U.S. Borrower, the “Borrowers”), the Guarantors party thereto, each lender from time to time party thereto, Citibank, N.A. (acting through such of its Affiliates, offices or branches as it deems appropriate), as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), BMO Harris Bank N.A., as co-collateral agent, Citibank, N.A., as Swingline Lender, and Citibank, N.A., Credit Suisse AG, Cayman Islands Branch and BMO Harris Bank N.A., as L/C Issuers.

Capitalized terms used herein shall have the meanings given to them in the Credit Agreement.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the [Chief Executive Officer/Chief Financial Officer/the Treasurer/Assistant Treasurer/Vice President of Finance/Controller]9 of Holdings, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of Holdings, and that:

1.            [Holdings has delivered the audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of Holdings ended [●], 20[●].]

2.            [Holdings has delivered the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of Holdings ended as of [●], 20[●]. Such consolidated financial statements fairly present in all material respects the financial condition, results of operations, changes in shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.]

9 Select as appropriate.

3.            The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the financial condition of Holdings and its Subsidiaries during the accounting period covered by such [audited]10 [unaudited]11 financial statements.

4.            A review of the activities of Holdings and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Holdings and its Subsidiaries performed and observed all their respective Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period Holdings and its Subsidiaries performed and observed each covenant of the Loan Documents applicable to it, and no Default or Event of Default has occurred and is continuing.]

--or--

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default, its nature and status and the action that Holdings and its Subsidiaries propose to take with respect thereto:]

5.            [[To the best knowledge of the undersigned, during such fiscal period, there has been no change in the information with respect to the Collateral owned by any Loan Party in the Perfection Certificate delivered on the Closing Date since the date of such Perfection Certificate or the date of the most recent Compliance Certificate][Attached to this Certificate as Schedule 2 is a Perfection Certificate Supplement, signed by the Loan Parties, identifying such changes to the Collateral since the Closing Date or the date of the most recent Compliance Certificate, as applicable].]

6.            The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

[SIGNATURE PAGES FOLLOW]

10 Select if paragraph 1 is included.

11 Select if paragraph 2 is included.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed and delivered by a duly authorized officer as of the date first written above.

CORONADO GLOBAL RESOURCES INC.

By:
Name:
Title:

[SIGNATURE PAGE TO COMPLIANCE CERTIFICATE]

SCHEDULE 1

For the fiscal [quarter][year] ended ___________________, ____ (“Statement Date”)

Fixed Charge Coverage Ratio.

The Fixed Charge Coverage Ratio for the Test Period ended as of the Financial Statement Date written above (“Measurement Period”) is set forth below and [is/is not] greater than or equal to 1.00:1.00 for the Measurement Period.

Fixed Charge Coverage Ratio is defined as follows:

A.	Consolidated EBITDA of Holdings and its Subsidiaries for the Measurement Period (per Exhibit A)	$__________
B.	Non-financed Capital Expenditure (including Capital Expenditure financed with the proceeds of any Loans) paid or payable currently in cash by Holdings or any of its Subsidiaries for the Measurement Period	$__________
C.	Total (A minus B)	$__________
D.	Fixed Charges of Holdings and its Subsidiaries during the Measurement Period (per Exhibit B)	$__________
	Fixed Charge Coverage Ratio (C divided by D)	__________

Exhibit A

CONSOLIDATED EBITDA

A	Consolidated Net Income for the Measurement Period (Item A1 minus the sum of Items A2 through A15 minus Item A16 plus Item A17):		$_________
	1.	The aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries on a consolidated basis determined in conformity with GAAP	$_________
Minus, without duplication:
	2.	The net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except to the extent of the amount of net income actually paid in cash to, or the amount of loss actually funded in cash by, the specified Person or a Restricted Subsidiary of the Person during the Measurement Period	$_________
	3.	The net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Holdings or any Restricted Subsidiary or all or substantially all of the property and assets of such Person are acquired by Holdings or any Restricted Subsidiary	$_________
	4.	The net income (but not loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter, articles of association or other similar constitutive documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary	$_________
	5.	The cumulative effect of a change in accounting principles	$_________
	6.	Any net after-tax gains or losses realized on the sale or other disposition of (i) any property or assets of Holdings or any Restricted Subsidiary which is not sold in the ordinary course of business or (ii) any Capital Stock of any Person (including any gains or losses by Holdings realized on sales of Capital Stock of Holdings or any Restricted Subsidiary)	$_________
	7.	Any translation gains or losses due solely to fluctuations in currency values and related tax effects	$_________
	8.	Any income or loss from the early extinguishment of Indebtedness or early termination of Hedging Obligations or other derivative instruments or any gains or losses from the effect of mark-to-market adjustments relating to Hedging Obligations until realized in cash	$_________

	9.	Any non-cash compensation expenses or charges in connection with stock option plans, employee benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock or other rights	$_________
	10.	Any gains or losses on discontinued operations or disposal of discontinued operations or costs and expenses associated with the closure of any mines (including any reclamation or disposal obligations)	$_________
	11.	Any net after-tax extraordinary, non-recurring or unusual gains or losses	$_________
	12.	Any severance expenses, relocation expenses, restructuring expenses, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, or charges related to the Transactions	$_________
	13.	The effect of any non-cash impairment charge affecting goodwill or intangibles or any reversal of such impairment charge	$_________
	14.	Non-cash unwind of the below market contract in the Stanwell Agreements	$_________
	15.	Non-cash impact of the unwind of the discounts related to the deferred purchase price of the Stanwell Reserved Area and the Stanwell Rebate	$_________
Minus, without duplication:
	16.	Interest, accretion, depreciation, amortization or unwinding of discounts with respect to Reclamation Obligations to the extent otherwise included therein	$_________
Plus, without duplication:
	17.	Subject to the exclusions set forth in clauses (2) to (15) above and only to the extent the following items would have been included in the calculation of Consolidated Net Income under GAAP as in effect on the Closing Date, include expenses (including related provision) (net of any reversals or credits thereto) for Reclamation Obligations, relating to the Measurement Period	$_________
Plus, without duplication, to the extent was deducted in calculating Consolidated Net Income for the Measurement Period:
B	Consolidated Interest Expense for the Measurement Period (as determined on a consolidated basis for Holdings and its Restricted Subsidiaries in conformity with GAAP) (Item B1(i) plus the sum of Items B1(ii) through B1(ix) minus the sum of Items B1(x) and B1(xi))		$_________
	1.	(i) The amount that would be included in gross interest expense on a consolidated income statement prepared in accordance with GAAP for the Measurement Period of Holdings and its Restricted Subsidiaries,	$_________

Plus, to the extent not included in such gross interest expense, and to the extent incurred, accrued or payable during the Measurement Period by Holdings and its Restricted Subsidiaries, without duplication,
		(ii)	Interest expense attributable to Capital Lease Obligations and imputed interest with respect to Attributable Debt	$_________
		(iii)	Amortization of debt issuance costs and original issue discount expense and non-cash interest payments in respect of any Indebtedness	$_________
		(iv)	The interest portion of any deferred payment obligation	$_________
		(v)	All commissions, discounts and other fees and charges with respect to letters of credit, bank guarantees or similar instruments issued for financing purposes or in respect of any Indebtedness but not establishment, arrangement and other fees payable once only on the initial incurrence of Indebtedness	$_________
		(vi)	The net costs associated with Hedging Obligations (including the amortization of fees) to the extent, but only to the extent in respect of interest rate or currency protection in respect of Indebtedness (net of payments received under such Hedging Obligations)	$_________
		(vii)	Any capitalized interest	$_________
		(viii)	All other non-cash interest expense	$_________
		(ix)	Commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Securitization Financing which are payable to Persons other than Holdings, the Issuer and the Restricted Subsidiaries	$_________
		Minus, without duplication,		$_________
		(x)	All interest, accretion, amortization or unwinding of discounts with respect to Reclamation Obligations	$_________
		(xi)	Any non-cash unwinding of the effects of discounting on provisions or any other non-cash interest expense that is not associated with Indebtedness which is shown as interest expense on a consolidated income statement of Holdings and its Restricted Subsidiaries for the relevant period	$_________
Plus, without duplication, to the extent was deducted in calculating Consolidated Net Income:
C	Total add-backs to Consolidated EBITDA (as determined on a consolidated basis for Holdings and its Restricted Subsidiaries in conformity with GAAP) (The sum of Items C1 through C6)			$_________
	1.	Income taxes (other than income taxes attributable to extraordinary and non-recurring gains (or losses) or sales of assets out of the ordinary course of business)		$_________
	2.	Depreciation, depletion and amortization expense		$_________

	3.	Business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of facility closures, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges), start-up or initial costs for any project or other business optimization expenses or reserves including, without limitation, costs or reserves associated with improvements to information technology and accounting functions, integration costs, or any one-time costs incurred in connection with acquisitions and Investments (including travel and out-of-pocket costs, professional fees for legal, accounting and other services, human resources costs (including relocation bonuses), restructuring costs (including recruiting costs and employee severance), management transaction costs, losses associated with temporary decreases in work volume and expenses related to maintaining underutilized personnel) and costs related to the closure and/or consolidation of facilities and the portion of any earn-out, non-compete payments relating to the Measurement Period or other contingent purchase price obligations and adjustments thereof and purchase price adjustments to the extent such payment is permitted to be paid pursuant to this Agreement and is deducted from Consolidated Net Income	$_________
	4.	All other non-cash items reducing Consolidated Net Income (other than non-cash items in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Consolidated Net Income (other than accrual of revenue in the ordinary course of business)	$_________
	5.	Commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Securitization Financing which are payable to Persons other than Holdings and the Restricted Subsidiaries	$_________
	6.	The amount of loss or discount in connection with a Permitted Securitization Financing, including amortization of loan origination costs and amortization of portfolio discounts	$_________
D	[If any Restricted Subsidiary is not a Wholly Owned Subsidiary, Consolidated EBITDA will be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Consolidated EBITDA attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of the Measurement Period by Holdings or any Restricted Subsidiary]		$[________]
Consolidated EBITDA (Lines A plus B plus C [minus D]12):			$_________

12 Applicable only if any Restricted Subsidiary is not a Wholly Owned Subsidiary.

Exhibit B

Fixed Charges of Holdings and its Subsidiaries

A.	All scheduled amortization payments of principal paid or due and payable during the Measurement Period by Holdings or any its Subsidiaries in respect of (i) any Indebtedness under clause (a) of the definition of Indebtedness (including scheduled payments of the principal portion of Capital Lease Obligations), (ii) any Permitted Securitization Financings and (iii) any Permitted Factoring Arrangements	$_________
B.

Consolidated interest expense (including the interest component of payments under Capital Lease Obligations, Permitted Securitization financings and Permitted Factoring Arrangements) of Holdings and its

Subsidiaries for the Measurement Period

$_________
C.	The aggregate amount of federal, state, local and foreign income Taxes and franchise and similar Taxes (net of any benefit or credit) included in the determination of Consolidated Net Income paid in cash during the Measurement Period	$_________
D.	All Restricted Payments payable during the Measurement Period to any Person other than Holdings and its Subsidiaries	$_________
Fixed Charges (sum of A plus B plus C plus D)		$_________

[SCHEDULE 2]13

[PERFECTION CERTIFICATE SUPPLEMENT]

[[See attached.]]

13 Pursuant to Section 6.02(b), to be included to the extent there has been any change in the information with respect to the Collateral owned by any Loan Party in the Perfection delivered on the Closing Date since the date of such Perfection Certificate or the date of the most recent certificate delivered, as applicable.

Exhibit F
to
Credit Agreement

Form of Assignment and Acceptance

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.]14 Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement referenced below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Facility (including without limitation any letters of credit, guarantees, and swingline loans included in the Facility), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

Assignee is an [Affiliate][Approved Fund] of [identify Lender]

[14]	To include bracketed language if there are either multiple Assignors or multiple Assignees.

3.	Borrowers: Coronado Coal Corporation, a Delaware closed corporation (“U.S. Borrower”) and Coronado Finance Pty Ltd (ACN 628 668 235), an Australian proprietary limited company (“Australian Borrower” and, together with U.S. Borrower, the “Borrowers”)

4.	Administrative Agent: Citibank, N.A., in such capacity, as the Administrative Agent under the Credit Agreement

5.	Credit Agreement: Syndicated Facility Agreement, dated as of May 12, 2021 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Coronado Global Resources, Inc., a Delaware corporation, Coronado Australia Holdings Pty Ltd (ACN 623 524 989), an Australian proprietary limited company, the Borrowers, the Guarantors party thereto, each lender from time to time party thereto, Citibank, N.A. (acting through such of its Affiliates, offices or branches as it deems appropriate), as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), BMO Harris Bank N.A., as co-collateral agent, Citibank, N.A., as Swingline Lender, and Citibank, N.A., Credit Suisse AG, Cayman Islands Branch and BMO Harris Bank N.A., as L/C Issuers.

6.	Assigned Interest:

Assignor	Assignee	Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

7.	Trade Date: ______________[15]

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[15]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][16] Accepted:

CITIBANK, N.A.,
as Administrative Agent[, L/C Issuer][17] [and Swingline Lender][18]

By:
Name:
Title:

[Consented to]:[19]

CORONADO GLOBAL RESOURCES INC., as the Borrower Representative

By:
Name:
Title:

[16]	To be added only if the consent of the Administrative Agent is required in the Credit Agreement by Section 11.06(b) or the definition of “Eligible Assignee.”
[17]	To be added only if the consent of the L/C Issuer is required in the Credit Agreement by Section 11.06(b) or the definition of “Eligible Assignee.”
[18]	To be added only if the consent of the Swingline Lender is required in the Credit Agreement by Section 11.06(b) or the definition of “Eligible Assignee.”
[19]	To be added only if the consent of the Borrowers is required in the Credit Agreement by Section 11.06(b) or the definition of “Eligible Assignee.”

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

SYNDICATED FACILITY AGREEMENT DATED AS OF MAY 12, 2021, BY AND AMONG HOLDINGS, THE AUSTRALIAN PARENT, THE BORROWERS, THE GUARANTORS, THE LENDERS PARTY THERETO FROM TIME TO TIME, CITIBANK, N.A., AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT, BMO HARRIS BANK N.A., AS CO-COLLATERAL AGENT, CITIBANK, N.A., AS SWINGLINE LENDER, AND CITIBANK, N.A., CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH AND BMO HARRIS BANK N.A., AS L/C ISSUERS

STANDARD TERMS AND CONDITIONS

1.	Representations and Warranties.

1.1        Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.       Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.              Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of the principal amount outstanding, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.              General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit G
to
Credit Agreement

Form of
Borrowing Base Certificate

Coronado Global Resources Inc.
Borrowing Base Certificate
Period ending __/__/__

Citibank, N.A.

as Administrative Agent under the

Credit Agreement referred to below

388 Greenwich Street, 7th Floor
New York, New York 10013

Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement (as defined herein). Pursuant to [Section 4.01(a)(xiii)][Section 6.02(i)] of the Syndicated Facility Agreement, dated as of May 12, 2021 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Coronado Global Resources Inc., a Delaware corporation (“Holdings”), Coronado Australia Holdings Pty Ltd (ACN 623 524 989), an Australian proprietary limited company (“Australian Parent”), Coronado Coal Corporation, a Delaware closed corporation (“U.S. Borrower”), and Coronado Finance Pty Ltd (ACN 628 668 235), an Australian proprietary limited company (“Australian Borrower” and, together with U.S. Borrower, the “Borrowers”), the Guarantors party thereto, each lender from time to time party thereto, Citibank, N.A. (acting through such of its Affiliates, offices or branches as it deems appropriate), as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), BMO Harris Bank N.A., as co-collateral agent, Citibank, N.A., as Swingline Lender, and Citibank, N.A., Credit Suisse AG, Cayman Islands Branch and BMO Harris Bank N.A., as L/C Issuers, the undersigned, being a Responsible Officer of Holdings, hereby certifies, in such capacity and not in any individual capacity that:

(a) attached hereto as Exhibit A is a schedule of the Borrowing Base of the Borrowers as of the above date and the calculations made with respect thereto, and such attached information is true, complete and correct in all material respects as of the close of business on the period end set forth above, and

(b) based on the schedule attached hereto as Exhibit A, the aggregate amount of the Borrowing Base as of such date is: $________________________.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, Holdings has caused this certificate to be executed and delivered by a duly authorized officer on the date first written above.

CORONADO GLOBAL RESOURCES INC.

By:
Name:
Title:

[Signature Page to Borrowing Base Certificate]

Exhibit A to Borrowing Base Certificate

Borrowing Base Calculations

Borrowing Base Summary

Key
Update for each submission
Linked to subsequent tab
Formula/template text/left blank
Prepared by Citi

Borrowing Base Certificate
Coronado Coal
In thousands of US Dollars

Borrowing base date	date

In thousands of US Dollars	Total	U.S.	Australia

Accounts Receivable
Gross Accounts Receivable	-	-	-
Ineligible Accounts Receivable	-	-	-
Eligible Accounts Receivable	-	-	-
Advance rate	-	-	-
Gross available Accounts Receivable	-	-	-
Accounts Receivable reserves	-	-	-
Net available Accounts Receivable	-	-	-
Accounts Receivable effective rate

Inventory
Gross Inventory	-	-	-
Ineligible Inventory	-	-	-
Eligible Inventory	-	-	-
Advance rate
Gross available Inventory	-	-	-
Inventory reserves	-	-	-
Net available Inventory	-	-	-
Inventory effective rate	-	-	-

Gross aggregate availability	-	-	-

Total availability reserves	-	-	-

Net aggregate availability	-	-	-

Sublimits
[Sublimit name]
[Sublimit name]
[Sublimit name]
[Sublimit name]
[Sublimit name]
[Sublimit name]
[Sublimit name]
Total sublimit reserves	-	-	-

Net aggregate availability, after sublimits	-	-	-

Aggregate commitment	100,000
Suppressed availability	-	-	-
Net aggregate availabilty	-	-	-

Revolver balance (as of month-end)[20]
Letters of credit[21]
[Other outstandings category]
Total outstandings	-	-	-

Excess/(shortfall)	-

Utilization

Revolver balance (as of submission date)

[20]	Input as negative

[21]	Input as negative

Sublimits

Coronado Coal
date

In thousands of US Dollars	Total	U.S.	Australia

Unbilled A/R Cap

Availability from Unbilled AR is limited to the lesser of $30 million or 50% of availability from Billed and Unbilled A/R

Billed A/R Availability	-	-	-
Unbilled A/R Availability	-	-	-
Is Unbilled > $30 million
Is Unbilled > 50% of Total A/R Available

Reserve for collateral exceeding sublimit

Coal Inventory Cap

Availability from Coal Inventory is limited to 50% of total Availability calculated prior to the effect of the Coal Inventory Cap

Total Availability	-	-	-
Availability from Coal Inventory	-	-	-
Is Coal Inventory > 50%

Reserve for collateral exceeding sublimit

Supplies Inventory Cap

Availability from Supplies Inventory is limited to 7.5% of total Availability calculated prior to the effect of the Supplies Inventory Cap

Total Availability	-	-	-
Availability from Supplies Inventory	-	-	-
Is Supplies Inventory > 7.5%

Reserve for collateral exceeding sublimit

[Sublimit name]

[Input calculation]

Reserve for collateral exceeding sublimit

Accounts Receivables

Coronado Coal

date

In thousands of US Dollars	Total	U.S.	Australia
Trade AR, Beginning Balance	$-	$-	$-
Gross Billings	$-
Net Cash Collections	$-
Miscellaneous Credit Adjustments	$-
Miscellaneous Debit Adjustments	$-
Trade AR, Ending Balance	$-	$-	$-

Billed Accounts Receivable	$-	$-	$-
Provisional invoices (Unbilled A/R)	$-	$-	$-
Gross Accounts Receivable	$-	$-	$-

Ineligibles
Xcoal receivables not supported by LC	$-	$-	$-
Foreign - insured	$-	$-	$-
Contra accounts	$-	$-	$-
Foreign - not insured	$-	$-	$-
Letter of credit overage	$-	$-	$-
Credits in prior	$-	$-	$-
COD / Cash advance customers	$-	$-	$-
Past dues	$-	$-	$-
Cross-aging	$-	$-	$-
Non-Trade AR	$-	$-	$-
Concentration limit	$-	$-	$-
Extended terms	$-	$-	$-

Subtotal ineligibles	$-	$-	$-

[Ineligible name]	$-

Total ineligibles	$-	$-	$-

Eligible Accounts Receivable	$-	$-	$-

Advance rate
Gross available Accounts Receivable	-	$-	$-

Reserves
[Reserve name]	-

Total reserves	-	$-	$-

Net available Accounts Receivable	-	$-	$-

% of total

Effective rate

Sublimits

*Insert calculation of any sublimits specific to collateral type.

Inventory

Coronado Coal

date

				U.S.				Australia
In thousands of US Dollars	Total	U.S.	Australia	Raw Coal	WIP	Clean Coal	Supplies	Raw Coal	WIP	Clean Coal	Supplies
Gross Inventory	$ -	$ -	$ -	-	-	-	-	-	-	-	-

Ineligibles
WICET port inventory[22]	$ -	$ -	$ -	-	-	-	-	-	-	-	-
Stanwell coal	$ -	$ -	$ -	-	-	-	-	-	-	-	-
Surface coal	$ -	$ -	$ -	-	-	-	-	-	-	-	-
Shrinkage reserve	$ -	$ -	$ -	-	-	-	-	-	-	-	-
Stock obsolescence	$ -	$ -	$ -	-	-	-	-	-	-	-	-
[Ineligible name]	$ -	$ -	$ -	-	-	-	-	-	-	-	-

Subtotal ineligibles	$ -	$ -	$ -	-	-	-	-	-	-	-	-

[Ineligible name]	$ -	$ -	$ -

Total ineligibles	$ -	$ -	$ -	-	-	-	-	-	-	-	-

Eligible Inventory	$ -	$ -	$ -	-	-	-	-	-	-	-	-

Advance rate
Gross available Inventory	$ -	$ -	$ -	-	-	-	-	-	-	-	-

Reserves
[Reserve name]	$ -	$ -	$ -

Total reserves	$ -	$ -	$ -	-	-	-	-	-	-	-	-

Net available Inventory	$ -	$ -	$ -	-	-	-	-	-	-	-	-

22 only reserve if usage is > 50% of total Borrowing Base

% of total

Effective rate

Advance rate calculation
NOLV	0.0%		0.0%	0.0%	0.0%		0.0%	0.0%
[XX%] of NOLV	0.0%		0.0%	0.0%	0.0%		0.0%	0.0%
[Minimum rate]	85.0%		85.0%	85.0%	85.0%		85.0%	85.0%
Advance rate	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Sublimits

*Insert calculation of any sublimits specific to collateral type.

Reserves

Coronado Coal

date

In thousands of US Dollars	Total	U.S.	Australia
Off-Balance Sheet Redundancy	-	-	-
Employee Entiltlements	-	-	-
Accrued Rail Costs - Aurizon	-	-	-
Accrued Port Costs - Port of Gladstone	-	-	-
Accrued Rail Costs - Pacific National	-	-	-
Financed Insurance Premiums	-	-	-
Deferred Payroll Taxes	-	-	-
VAT Payable	-	-	-
[Reserve name]	-
Total reserves	-	-	-

Exhibit H-1
to
Credit Agreement

Security Agreement

[SEE ATTACHED]

H-1

Exhibit H-2
to
Credit Agreement

Australian Collateral Documents

[SEE ATTACHED]

H-2

Exhibit I

to

Credit Agreement

Form of Perfection Certificate

[SEE ATTACHED]

I-1

Exhibit j
to
Credit Agreement

Form of Perfection Certificate Supplement

[●], 20[●]

[SEE ATTACHED]

J-1

Exhibit K

Form of
Assumption Agreement

(this “Assumption Agreement”)

ASSUMPTION AGREEMENT, dated as of __________, 20___, made by __________________, a ________________ [corporation] [limited liability company] [limited partnership] (the “Additional Borrower”), in favor of Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

WITNESSETH:

WHEREAS, Coronado Global Resources Inc., a Delaware corporation (“Holdings”), Coronado Australia Holdings Pty Ltd (ACN 623 524 989), an Australian proprietary limited company (“Australian Parent”), Coronado Coal Corporation, a Delaware closed corporation (“U.S. Borrower”), and Coronado Finance Pty Ltd (ACN 628 668 235), an Australian proprietary limited company (“Australian Borrower” and, together with U.S. Borrower, the “Borrowers”), the Guarantors party thereto, each lender from time to time party thereto, Citibank, N.A. (acting through such of its Affiliates, offices or branches as it deems appropriate), as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), BMO Harris Bank N.A., as co-collateral agent, Citibank, N.A., as Swingline Lender, and Citibank, N.A., Credit Suisse AG, Cayman Islands Branch and BMO Harris Bank N.A., as L/C Issuers, have entered into that certain Syndicated Facility Agreement, dated as of May 12, 2021 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Credit Agreement provides for a guarantee by the Guarantors in favor of the Administrative Agent for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Borrower to become a party to thereto as a borrower and guarantee the Obligations thereunder pursuant to Article 10 therefor; and

WHEREAS, the Additional Borrower has agreed to execute and deliver this Assumption Agreement in order to become a party to the Credit Agreement and the Security Agreement;

NOW, THEREFORE, IT IS AGREED:

1.         By executing and delivering this Assumption Agreement, the Additional Borrower, as provided in Section 6.12 of the Credit Agreement, hereby becomes a party to the Credit Agreement as both a Borrower and a Guarantor thereunder with the same force and effect as if originally named therein as a Borrower and a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Borrower and a Guarantor thereunder.

K-1

2.           The Additional Borrower hereby represents and warrants that (i) each of the representations and warranties, to the extent applicable to a Borrower and a Guarantor, contained in the Credit Agreement and in each other Loan Document, is true and correct in all material respects (or, if such representation or warranty is subject to materiality or Material Adverse Effect qualification, in all respects) on and as the date hereof as if made on and as of such date (after giving effect to this Assumption Agreement), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (ii) at the time of and immediately after the date hereof, no Default or Event of Default has occurred or is continuing, or would result from such Person becoming a Borrower and a Guarantor under the Credit Agreement.

3.            The Additional Borrower agrees that the guarantees of the Obligations contained in the Credit Agreement will apply to the Obligations of the Additional Borrower, to the extent applicable in accordance with the terms thereof. Upon execution of this Assumption Agreement by each of the Existing Borrowers, the Additional Borrower and the Administrative Agent, and the satisfaction of the conditions set forth in Section 6.12 of the Credit Agreement, the Additional Borrower (i) shall be a party to the Credit Agreement and the other Loan Documents and shall constitute a “Borrower” and a “Guarantor” for all purposes thereof with the same force and effect as if originally named a Borrower and a Guarantor therein and (ii) agrees to be bound by all provisions of the Credit Agreement and the other Loan Documents and shall have all the rights and obligations of a Borrower or a Guarantor thereunder.

4.            The Additional Borrower hereby ratifies and agrees to be bound by Section 11.18 (Joint and Several Liability) of the Credit Agreement and the appointment of the Borrower Representative under Section 11.20 of the Credit Agreement.

5.                Governing Law. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

6.            Counterparts. This Assumption Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The words “delivery,” “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Agreement or any document to be signed in connection with this Assumption Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures which shall be of the same legal effect, validity or enforceability as a manually executed signature, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act

[SIGNATURE PAGES FOLLOW]

K-2

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL BORROWER]

By:
Name:
Title:

[SIGNATURE PAGE TO ASSUMPTION AGREEMENT]

Exhibit L
to
Credit Agreement

Form of Solvency Certificate

_______, _______

Reference is made to the Syndicated Facility Agreement, dated as of May 12, 2021 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Coronado Global Resources Inc., a Delaware corporation (“Holdings”), Coronado Australia Holdings Pty Ltd (ACN 623 524 989), an Australian proprietary limited company (“Australian Parent”), Coronado Coal Corporation, a Delaware closed corporation (“U.S. Borrower”), and Coronado Finance Pty Ltd (ACN 628 668 235), an Australian proprietary limited company (“Australian Borrower” and, together with U.S. Borrower, the “Borrowers”), the Guarantors party thereto, each lender from time to time party thereto, Citibank, N.A. (acting through such of its Affiliates, offices or branches as it deems appropriate), as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), BMO Harris Bank N.A., as co-collateral agent, Citibank, N.A., as Swingline Lender, and Citibank, N.A., Credit Suisse AG, Cayman Islands Branch and BMO Harris Bank N.A., as L/C Issuers.

.I, [●], the [Chief Executive Officer/Chief Financial Officer/the Treasurer/Assistant Treasurer/Vice President of Finance/Controller]23 of Holdings, in such capacity and not in an individual capacity, hereby certify as follows:

1.	I am generally familiar with the businesses and assets of Holdings and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of Holdings and its Subsidiaries pursuant to Section 4.01(a)(xi) the Credit Agreement; and

2.	As of the Closing Date and after giving effect to the Transactions and the incurrence of the Indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, (i) the sum of the debt (including contingent liabilities) of Holdings and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of Holdings and its Subsidiaries, on a consolidated basis, (ii) the present fair saleable value of the assets of Holdings and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of Holdings and its Subsidiaries, on a consolidated basis, as they become absolute and mature; (iii) the capital of Holdings and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business of Holdings or its Subsidiaries, on a consolidated basis, contemplated as of the Closing Date; and (iv) Holdings and its Subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

23 Select as appropriate.

[SIGNATURE PAGE FOLLOWS]

L-1

IN WITNESS WHEREOF, the undersigned has executed this certificate in such undersigned’s capacity as a Responsible Officer of Holdings, on behalf of Holdings, and not individually, as of the date first stated above.

CORONADO GLOBAL RESOURCES, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO SOLVENCY CERTIFICATE]

Exhibit M
to
Credit Agreement

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Syndicated Facility Agreement, dated as of May 12, 2021 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Coronado Global Resources Inc., a Delaware corporation (“Holdings”), Coronado Australia Holdings Pty Ltd (ACN 623 524 989), an Australian proprietary limited company (“Australian Parent”), Coronado Coal Corporation, a Delaware closed corporation (“U.S. Borrower”), and Coronado Finance Pty Ltd (ACN 628 668 235), an Australian proprietary limited company (“Australian Borrower” and, together with U.S. Borrower, the “Borrowers”), the Guarantors party thereto, each lender from time to time party thereto, Citibank, N.A. (acting through such of its Affiliates, offices or branches as it deems appropriate), as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), BMO Harris Bank N.A., as co-collateral agent, Citibank, N.A., as Swingline Lender, and Citibank, N.A., Credit Suisse AG, Cayman Islands Branch and BMO Harris Bank N.A., as L/C Issuers.

Pursuant to the provisions of Section 3.01(f)(ii)(B)(3) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date: ________ __, 20[ ]

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Syndicated Facility Agreement, dated as of May 12, 2021 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Coronado Global Resources Inc., a Delaware corporation (“Holdings”), Coronado Australia Holdings Pty Ltd (ACN 623 524 989), an Australian proprietary limited company (“Australian Parent”), Coronado Coal Corporation, a Delaware closed corporation (“U.S. Borrower”), and Coronado Finance Pty Ltd (ACN 628 668 235), an Australian proprietary limited company (“Australian Borrower” and, together with U.S. Borrower, the “Borrowers”), the Guarantors party thereto, each lender from time to time party thereto, Citibank, N.A. (acting through such of its Affiliates, offices or branches as it deems appropriate), as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), BMO Harris Bank N.A., as co-collateral agent, Citibank, N.A., as Swingline Lender, and Citibank, N.A., Credit Suisse AG, Cayman Islands Branch and BMO Harris Bank N.A., as L/C Issuers.

Pursuant to the provisions of Section 3.01(f)(ii)(B)(3) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: ________ __, 20[ ]

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Syndicated Facility Agreement, dated as of May 12, 2021 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Coronado Global Resources Inc., a Delaware corporation (“Holdings”), Coronado Australia Holdings Pty Ltd (ACN 623 524 989), an Australian proprietary limited company (“Australian Parent”), Coronado Coal Corporation, a Delaware closed corporation (“U.S. Borrower”), and Coronado Finance Pty Ltd (ACN 628 668 235), an Australian proprietary limited company (“Australian Borrower” and, together with U.S. Borrower, the “Borrowers”), the Guarantors party thereto, each lender from time to time party thereto, Citibank, N.A. (acting through such of its Affiliates, offices or branches as it deems appropriate), as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), BMO Harris Bank N.A., as co-collateral agent, Citibank, N.A., as Swingline Lender, and Citibank, N.A., Credit Suisse AG, Cayman Islands Branch and BMO Harris Bank N.A., as L/C Issuers.

Pursuant to the provisions of Section 3.01(f)(ii)(B)(3) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: ________ __, 20[ ]

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Syndicated Facility Agreement, dated as of May 12, 2021 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Coronado Global Resources Inc., a Delaware corporation (“Holdings”), Coronado Australia Holdings Pty Ltd (ACN 623 524 989), an Australian proprietary limited company (“Australian Parent”), Coronado Coal Corporation, a Delaware closed corporation (“U.S. Borrower”), and Coronado Finance Pty Ltd (ACN 628 668 235), an Australian proprietary limited company (“Australian Borrower” and, together with U.S. Borrower, the “Borrowers”), the Guarantors party thereto, each lender from time to time party thereto, Citibank, N.A. (acting through such of its Affiliates, offices or branches as it deems appropriate), as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), BMO Harris Bank N.A., as co-collateral agent, Citibank, N.A., as Swingline Lender, and Citibank, N.A., Credit Suisse AG, Cayman Islands Branch and BMO Harris Bank N.A., as L/C Issuers.

Pursuant to the provisions of Section 3.01(f)(ii)(B)(3) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date: ________ __, 20[ ]

M-6